As filed with the Securities and Exchange Commission on October 10, 2018

Registration No. 333-225544

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Athene Annuity and Life Company

(Exact Name of Registrant as Specified in its Charter)

Iowa	6311	42-0175020
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

7700 Mills Civic Parkway

West Des Moines, IA 50266-3862

(888) 266-8489

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Blaine Doerrfeld

Athene Annuity and Life Company

7700 Mills Civic Parkway

West Des Moines, IA 50266-3862

(888) 266-8489

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Stephen E. Roth, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W.

Washington, DC

20001-3980

Approximate date of commencement of proposed sale to the public: Continuously on and after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit*	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Interests in Single Purchase Payment Index-Linked Deferred Annuity Contract	N/A	N/A	$1,000,000.00*	$124.50**

*

The proposed maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable because the securities are not issued in predetermined amounts or units.

**	The registrant paid the registration fee in connection with the initial filing of the registration statement on June 8, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated October 10, 2018

Athene® Amplify

Single Purchase Payment Index-Linked

Deferred Annuity Contract

Issued by:

Athene Annuity and Life Company

7700 Mills Civic Parkway

West Des Moines, IA 50266-3862

Tel. (888) 266-8489

This prospectus describes the Athene® Amplify Single Purchase Payment Index-Linked Deferred Annuity Contract (the Contract) issued by Athene Annuity and Life Company (the Company, we or us) that is designed for retirement or other long-term investment purposes.

The Contract offers index-linked investment options (Index-Linked Segment Options) that provide returns (Segment Credits) based on the performance of a broad-based index or indices (the Reference Index). Segment Credits are paid by the Company and are subject to its claims paying ability. We calculate Segment Credits based on the changes in the value of the Reference Index of the Segment Option. Currently the Segment Options calculate Segment Credits based on the S&P 500® Price Return Index (S&P 500® Index), the Russell 2000® Price Return Index (Russell 2000® Index), the MSCI EAFE Price Return Index (MSCI EAFE Index) or a weighted combination of the return on the three indices (the Performance Blend Segment Option) that is available in a Buffer Segment Option with a 6-year Segment Term. Additionally, the Contract offers Fixed Segment Options that determine Segment Credits at a guaranteed interest rate.

Index-Linked Segment Options offer different levels of protection. Floor Segment Options include a Floor, which establishes the maximum amount of negative Index Change that may be applied to determine Segment Credits for the Segment Option. Buffer Segment Options include a Buffer, which establishes the maximum amount of negative Index performance on a Segment End Date that we will absorb before applying negative Segment Credits to the Segment Option. A negative Segment Credit will apply for any negative Index Change or Aggregate Index Change in excess of the Buffer Rate. Index-Linked Segment Options will also have a Cap Rate, which establishes the maximum positive Index performance that may be applied to the Segment Option, and a Participation Rate multiplied by positive Index performance after the application of the Cap to determine the amount of Segment Credits applied to the Segment Option. The Performance Blend Segment Option will also include Index Allocation Percentages to determine the Aggregate Index Change.

Segment Credits applied to the Index-Linked Segment Options on the Segment End Date will fluctuate in value based on the performance of the Reference Index, and you may lose money, including your principal and previously credited Segment Credits. Depending on the performance of the Reference Index and the Segment Option you select, such losses may be significant. Segment Credits will reflect only the difference in the value of the Reference Index on the Segment Start Date and the Segment End Date, which will vary from and can be significantly lower than the difference on intermediate dates during the Segment Term Period. In addition, the ongoing deduction of Segment Fees from Index-Linked Segment Option will reduce Segment Value.

The risk of loss becomes greater if you take a Withdrawal or surrender the Contract. The Interest Adjustment, which applies to all Withdrawals and surrenders during the first six Contract Years, will be negative if interest rates have risen since your Contract Date. The Equity Adjustment, which applies to Withdrawals and surrenders from Index-Linked Segment Options before the Segment End Date, may be negative even when the value of the Reference Index has increased or has declined less than the Buffer Rate for a Buffer Segment Option. Similarly, the Equity Adjustment may reduce the Segment Interim Value of a Floor Segment Option by more than the applicable Floor Rate. During the first six Contract Years, the Withdrawal Charge will further reduce proceeds payable on a Withdrawal greater than the Free Withdrawal amount or on a surrender of the Contract.

The Company is not an investment advisor and does not provide any investment advice to you with respect to the Contract. Athene Securities LLC (Athene Securities) is the distributing underwriter for the Contract and does not provide any investment advice to you with respect to the Contract. Prospective purchasers may apply to purchase a Contract through broker-dealers or other financial institutions that have entered into a selling agreement with Athene Securities.

The Contract is a complex insurance and investment vehicle. Before you invest, you should speak with your Financial Professional about the Contract’s features, benefits, risks, and fees and whether the Contract is appropriate for you based on your financial situation and objectives.

The prospectus describes all material rights and obligations under the Contract. You should study this prospectus and retain it along with a copy of the Contract for future reference.

All guarantees under the Contract are obligations of the Company and are subject to its creditworthiness and financial strength.

For additional information on risks associated with owning the Contract see Section 4 “Contract Risk Factors” on page [12].

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell those securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This Contract is not a bank deposit and is not insured by the FDIC or NCUSIF.

This Contract is a security. It involves investment risk and may lose value.

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1. Glossary

Accumulation Phase: The period of time between the Contract Date and the Annuity Date, unless the Contract is terminated.

Administrative Office: Mail Processing Center, P.O. Box 1555, Des Moines, IA 50306-1555; (888) 266-8489.

Aggregate Index Change: Used in the calculation of the Segment Credit on the Performance Blend Segment Option. This Segment Option uses three Indices in its calculation. On the Segment End Date, we calculate the Index Change for each of these Indices. The Aggregate Index Change is the sum of the best performing Index Change multiplied by Index Allocation Percentage 1 (50%) plus the second best performing Index Change multiplied by Index Allocation Percentage 2 (30%) plus the third best performing Index Change multiplied by Index Allocation Percentage 3 (20%).

Annuitant, Joint Annuitant: The Annuitant is the natural person named on the Contract Schedule. The Annuitant is the person whose life determines the Annuity Payments made under your Contract. We will allow you to name two natural persons on the application as Joint Annuitants. If there is a Joint Annuitant, the Joint Annuitant must be the Annuitant’s spouse.

Annuity Date: The Contract Anniversary on or first following the later of the Annuitant’s age 95, or the 10th Contract Anniversary. In the case of Joint Annuitants, the Annuity Date will be set based on the age of the older Joint Annuitant. You may select an earlier Annuity Date, which may be any time after the Contract Date, by Notice provided to us. The revised Annuity Date must be at least 10 days after our receipt of your Notice.

Annual Interest Rate: The annual rate used to calculate Segment Credits on the Fixed Segment Option.

Annuity Payments: Payments paid to you or your designated payee in accordance with the terms and conditions of the Settlement Option elected by the Owner. The payments are made by us and commence on the Annuity Date.

Annuity Phase: The phase of the Contract when Annuity Payments are being made.

Bailout Rate: The threshold rate(s) set for each Segment Option for use in the initial Segment Term Period Bailout provision that is provided at the time of application and printed in your Contract schedule. Fixed Segment Options will have a Bailout Annual Interest Rate and Index-Linked Segment Options will have Bailout Cap Rate and Bailout Participation Rate. If the Annual Interest Rate, Cap Rate, or Participation Rate set at the first Segment Start Date is less than the corresponding Bailout Rate for a Segment Option to which you have allocated funds, you may cancel your Contract during the first sixty (60) days after your Contract Date and receive your Purchase Payment less any Withdrawals.

Beneficiary: The person(s) or entity(ies) named by the Owner to receive the Death Benefit.

Buffer Rate (“Buffer”): The amount of negative Index Change that we will absorb when calculating Segment Credits for a Buffer Segment Option. A negative Segment Credit will apply for any negative Index Change or Aggregate Index Change in excess of the Buffer Rate.

Buffer Segment Option: An Index-Linked Segment Option that includes a Buffer Rate.

Business Day: Any day of the week except for Saturday, Sunday and U.S. Federal holidays where U.S. stock exchanges are closed. Our Business Day ends at 4:00 p.m. Eastern Time.

Cap Rate: The maximum positive Index Change that will be used in the calculation of Segment Credits that may be applied to a Segment Option on the Segment End Date.

Cash Surrender Value: The Interim Value adjusted for any applicable Withdrawal Charge. You may surrender this Contract by making a request to our Administrative Office at any time before the Annuity Date and before the Death Benefit becomes payable.

Company (“we”, “us”, “our”, “ours”): Athene Annuity and Life Company.

Confinement Waiver of Withdrawal Charges: The waiver of Withdrawal Charges on a Withdrawal from your Contract upon meeting certain qualification requirements.

Contract: The Single Purchase Payment Index-Linked Deferred Annuity Contract described by this prospectus.

Contract Anniversary: Any twelve-month anniversary of the Contract Date. For example, if the Contract Date is January 10, 2018, then the first Contract Anniversary is January 10, 2019.

Contract Date: The date your Contract is issued and is shown on the Contract Schedule.

Contract Value: The Contract Value at any time is equal to the sum of the Segment Values.

Contract Year: The twelve-month period that begins on the Contract Date and each Contract Anniversary. For example, if the Contract Date is January 17, 2018, then the first Contract Year is the twelve-month period between January 17, 2018 and January 16, 2019.

Death Benefit: During the Withdrawal Charge Period, the Death Benefit will be equal to the greater of the Interim Value or the Purchase Payment less net proceeds from prior Withdrawals. After the Withdrawal Charge Period, the Death Benefit will be equal to the Interim Value. The Death Benefit will be calculated as of the date of death. If the Owner is changed or an additional Owner is added during the Withdrawal Charge Period, the Death Benefit will equal the Interim Value.

Equity Adjustment: A positive or negative adjustment to Segment Value that is applied to any Withdrawal from an Index-Linked Segment Option on a day other than a Segment End Date. The Equity Adjustment is equal to zero on the Segment End Date. The Equity Adjustment does not apply to a Fixed Segment Option.

Financial Professional: A registered representative of a broker-dealer that has a selling agreement with our principal underwriter, Athene Securities.

Fixed Segment Option: A Segment Option that calculates Segment Credits daily based on a declared Annual Interest Rate. A Fixed Segment Option does not include a Reference Index.

Free Withdrawal: A Withdrawal amount on which no Withdrawal Charge applies.

Floor Rate (“Floor”): The maximum negative Index Change that may be applied in the calculation of Segment Credits to a Floor Segment Option on the Segment End Date.

Floor Segment Option: An Index-Linked Segment Option that includes a Floor Rate.

Good Order: A request, including an application, is in Good Order if it contains all the information we require to process the request. Good Order also includes providing information on the correct form, with any required certifications, guarantees, and/or signatures received by us after delivery to the correct mailing, email or website address, which are all listed on this prospectus.

Holding Account: An account that holds the Purchase Payment until it is allocated to the Segment Options according to the Segment Allocation Percentages you select. Interest is credited daily to the Holding Account at the Holding Account Fixed Interest Rate.

Holding Account Fixed Interest Rate: The annual rate used to calculate interest credited on amounts held in the Holding Account prior to the first Segment Start Date of the Contract.

Index Allocation Percentage: The percentage used to calculate the portion of Index Change from each Index that will be used in the Aggregate Index Change for our Performance Blend Segment Option.

Index Change: The percentage change in the Index Price of the Reference Index for the selected Segment Option as measured from the Segment Start Date to the Segment End Date.

Index-Linked Segment Option: Any Segment Option that is not the Fixed Segment Option.

Index Price: The Index Price for any date, including any Segment Start Date, Segment End Date, Annuity Date or date of death is the closing price of the Reference Index on that date. The closing price of the Reference Index is the price determined and published by the provider of the Reference Index at the end of each Business Day. Any change in price after the closing price has been published will not be reflected.

Interim Value: The Interim Value at any time is equal to the sum of the Segment Interim Values.

Interest Adjustment: A positive or negative adjustment to Segment Value that is applied to any Withdrawal during the first six years of the Contract, including Withdrawals taken on a Segment End Date. The Interest Adjustment approximates the change in value of debt instruments, supporting the Contract, which we sell to fund the Withdrawal. The Interest Adjustment does not apply to any Withdrawal taken after the first six Contract Years.

IRA Account: The traditional Roth or other Individual Retirement Account established for the Owner and the Owner’s beneficiaries, through which a Contract may be purchased.

Non-Qualified Contract: A Contract that is not qualified for special tax treatment under sections of the Internal Revenue Code.

Notice, Notify, Notifying: Requests and information that you sign and that we receive and accept at our Administrative Office in any form offered by and acceptable to us.

Owner (“you”, “your”): The Contract Owner named in the application or their successor or assignee if you provide Notice and the Company has acknowledged the assignment. If no Owner is named on the application, the Annuitant will be the Owner. If Joint Owners are named, all references to Owner shall mean the Joint Owners. The Joint Owner must be the Owner’s spouse.

Participation Rate: A percentage that is multiplied by any positive Index Change, after the application of the Cap Rate, to calculate the Segment Credit. This percentage will not be less than 100%.

Performance Blend Segment Option: A sub-type of the Buffer Segment Option that calculates an Aggregate Index Change using three underlying indices rather than an Index Change based on a single underlying index.

Premium Tax: The amount of tax, if any, charged by the state or municipality.

Purchase Payment: The amount you pay to us under your Contract, as shown on the Contract Schedule. The Purchase Payment is due on the Contract Date. We may limit the amount of Purchase Payment that we will accept for your Contract.

Qualified Contract: A Contract that qualifies for special tax benefits under the Internal Revenue Code, such as a Section 408(b) Individual Retirement Annuity.

Qualified Care Facility: A facility licensed and operated as a Convalescent Care Facility, Hospice Facility or Hospital.

Reference Index: The index or indices used in the calculation of the Segment Credit for a Segment Option.

Right to Cancel Period: The period of time you may examine your Contract after you receive it. The Right to Cancel Period may vary according to state law.

Securities Act: The Securities Act of 1933, as amended.

Segment Credit: The amount we credit to each Segment Option according to the terms of the Segment Option. Segment Credits are credited to Fixed Segment Options daily based on the interest rate declared on the Segment Start Date. Segment Credits on Fixed Segment Options cannot be negative. Segment Credits are credited to Index-Linked Segment Options on the Segment End Date based on the performance of the Reference Index subject to the applicable Cap Rate, Participation Rate, and Floor Rate or Buffer Rate. Segment Credits on Index-Linked Segment Options may be negative amounts, which will reduce the Segment Value.

Segment End Date: The last day of a Segment Term Period. The Segment Credit for Index-Linked Segment Options is calculated and applied to the Segment Value on the Segment End Date. The Segment End Date coincides with the next Segment Start Date.

Segment Fee: An annualized rate that is assessed daily as a percentage of the Segment Fee Base on applicable Segment Options. The Segment Fee amount for that Segment Option is then deducted daily from that Segment Option’s Segment Value during the Accumulation Phase. The Segment Fee will never reduce the Segment Value below zero.

Segment Fee Base: The initial Segment Fee Base for each Segment Option is the Segment Value on the Segment Start Date. The Segment Fee Base on any other day in the Segment Term Period is the Segment Value on the Segment Start Date less any Withdrawals deducted from the Segment Option through the prior Business Day. We use the Segment Fee Base to determine the Segment Fee amount we will deduct from that Segment Option’s Segment Value.

Segment Options: Segment Options include Floor Segment Options, Buffer Segment Options and Fixed Segment Options available under your Contract. Each Segment Option will have a Segment Term Period. Each Floor or Buffer Segment Option (Index-Linked Segment Options) will also have a Reference Index, a Cap Rate, a Participation Rate, a Floor Rate or Buffer Rate, as applicable, and will be subject to a Segment Fee. The Performance Blend Segment Option will also have Index Allocation Percentages. The Segment Options available on the first Segment Start Date following your Contract Date will be shown on the Contract Schedule.

Segment Interim Value: The Segment Value adjusted for any applicable Equity Adjustment and Interest Adjustment.

Segment Start Date: The first date of a Segment Term Period.

Segment Term Period: The Segment Term Period for each Segment Option will be shown on the Contract schedule. The Segment Term Period ends on the Segment End Date. Upon expiration of each Segment Term Period, a new Segment Term Period will begin. Please see the section “Setting Your Segment Start and End Date” for further details.

Segment Value: On the initial Segment Start Date, the Segment Value is equal to the portion of the Purchase Payment plus any Holding Account interest allocated to the Segment Option. On any other day, the Segment Value is equal to the Segment Value on the Segment Start Date decreased by any Segment Fee amounts applied to that Segment Option since the Segment Start Date, increased by Segment Credits applied to the Segment Option, increased by amounts transferred from another Segment Option, decreased by amounts transferred into another Segment Option, and decreased by Withdrawals from the Segment Option. Segment Credits are applied daily to the Fixed Segment Option and are applied to Index-Linked Segment Options only on the Segment End Date. Transfers between Segment Options will occur only on a Segment End Date.

Separate Account: The segregated account, established by the Company under Iowa Law in which we hold reserves for our guarantees under the Contract and our other general obligations. The portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business we may conduct. As owner of the Contract, you do not participate in the performance of assets held in the Separate Account and do not have any direct claim on them. The Separate Account is not registered under the Investment Company Act of 1940.

Settlement Option: An option available under the Contract for receiving Annuity Payments, which we guarantee as to the dollar amount.

Spouses: Individuals who are recognized as legally married under Federal law.

Terminal Illness Waiver of Withdrawal Charges: The waiver of Withdrawal Charges on a Withdrawal from your Contract upon meeting certain qualification requirements.

Underlying IRA Holder: The natural person who is treated under the Internal Revenue Code as having a beneficial interest in the assets of a custodial or trusteed IRA Account.

Withdrawal: Unless otherwise specified, it is a Withdrawal of any type taken under your Contract, including a partial Withdrawal, a surrender of your Contract, payment of a Death Benefit or the application of Interim Value to a Settlement Option. Withdrawal refers to the amount of Contract Value withdrawn for such benefits prior to the application of Withdrawal Charges, Interest Adjustments, and Equity Adjustments. We do not treat the deduction of the Segment Fee amount as a Withdrawal.

Withdrawal Charge: The charge we assess when you surrender the Contract or make a partial withdrawal during the first six Contract Years. The Withdrawal Charge is assessed on the Contract Value on any amounts withdrawn. The Withdrawal Charge does not apply to the Free Withdrawal amount.

Withdrawal Charge Percentage: The percentage used to calculate the Withdrawal Charge.

2. At a Glance Product Summary

General Product Description and Purpose

The Athene® Amplify is a Single Purchase Payment Index-Linked Deferred Annuity Contract that may help you accumulate retirement savings. The Contract is intended for long term investment purposes and is designed for people who are looking for a level of protection for their principal while providing potentially higher returns than are available on traditional fixed annuities. This Contract is not intended for someone who is seeking complete protection from downside risk.

The Contract can be owned in the following ways:

•	Sole Owner who is an individual or trust with a natural person as grantor.

•	Sole Owner who is an individual and his or her spouse as the Joint Owner or trust with a natural person and his or her spouse as grantors (available for Non-Qualified Contract only).

The Contract has an Accumulation Phase and an Annuity Phase. During the Accumulation Phase, you may allocate your Contract Value to available Segment Options that offer different levels of protection against investment loss. The Annuity Phase begins when you apply the Interim Value to a Settlement Option. Please see the “Annuity Phase” section for more details on the Annuity Phase. The following is a brief description of the key features related to the Contract. See the Glossary in the preceding pages for more detailed explanations of the terms in this section.

The Company is not an investment advisor and does not provide any investment advice to you in connection with the Contract.

Premium Taxes may be applicable in certain states. Premium Tax applicability and rates vary by state and may change. We reserve the right to deduct such tax from the Purchase Payment when received or from the Contract Value of your Contract upon any Withdrawal from your Contract, the surrender of your Contract, the election of a Settlement Option, or the payment of a Death Benefit.

Purchase Payment

•	Minimum Purchase Payment: $10,000 (amounts less than this threshold may be accepted at the sole discretion of the Company)

•	Maximum Purchase Payment: $1,000,000 (amounts exceeding this threshold may be accepted at the sole discretion of the Company)

Issue Ages

•	Minimum Issue Age: 0

•	Maximum Issue Age: 84

•	These issue age limitations apply to Owners (if natural persons) and Annuitants

Segment Options

The Contract offers Floor Segment Options, Buffer Segment Options and Fixed Segment Options, which provide different levels of protection against investment losses. Each Segment Option will have a Segment Term Period. In addition, each Index-Linked Segment Option will have a Reference Index, a Cap Rate, a Participation Rate, and a Floor Rate or Buffer Rate. The Performance Blend Segment Option will also have Index Allocation Percentages. Segment Credits applied to the Index-Linked Segment Options on Segment End Dates may be negative if the value of the Reference Index declines. In addition, Index-Linked Segment Options will be subject to an annual fee rate, called the Segment Fee, equal to 0.95%. Segment Fees are set at issue and are guaranteed not to change for the life of the Contract. Each Fixed Segment Option will have an Annual Interest Rate. Segment Credits for Fixed Segment Options may not be negative.

•	Floor Segment Options –

The Floor Rate establishes the maximum amount of negative Index Change that will be used in the determination of the Segment Credit for a Floor Segment Option on a Segment End Date. For a Segment Option with a 10% Floor Rate, this means that the Index Change used to calculate the Segment Credit will never be less than -10%. Over multiple Floor Segment Term Periods, cumulative negative Segment Credits may exceed the Floor Rate established by the Segment Option because a negative Segment Credit up to the amount of the Floor Rate may be applied on each Segment End Date.

•	Buffer Segment Options –

The Buffer Rate establishes the amount of loss attributable to negative index performance that we will absorb before we apply a negative Segment Credit to the Buffer Segment Option on a Segment End Date. A negative Segment Credit will apply for any negative Index Change or Aggregate Index Change in excess of the Buffer Rate. For example, if a Segment Option has a 10% Buffer Rate and the Index Change or Aggregate Index Change is -15%, the excess decline of 5% (-15% minus -10%) will be used to determine the Segment Credit. Theoretically, for a Segment Option with a 10% Buffer Rate, the negative Index Change or Aggregate Index Change that is used to calculate the Segment Credit may be as high as 90%, which could lead to a substantial loss of principal and previously credited Segment Credits. Consequently, selecting a Segment Option with a Buffer, rather than a Floor, will result in a larger negative Segment Credit during periods of steep declines in the stock market.

•	Fixed Segment Options –

A Fixed Segment Option credits interest daily at a guaranteed rate. The daily rate is calculated as [(1+Annual Interest Rate) ^ (1/365)—1].

The following Segment Options are currently available:

Segment Option	Index	Segment Term	Protection Level
Buffer Segment Options:
1	S&P 500®	1-year	10%
2	S&P 500®	2-year	10%
3	Russell 2000®	1-year	10%
4	Russell 2000®	2-year	10%
5	MSCI EAFE	1-year	10%
6	MSCI EAFE	2-year	10%
7	S&P 500®	6-year	20%
8	Performance Blend (S&P 500®, Russell 2000®, MSCI EAFE)	6-year	10%
Floor Segment Options:
9	S&P 500®	1-year	10%
10	S&P 500®	2-year	10%
11	Russell 2000®	1-year	10%
12	Russell 2000®	2-year	10%
13	MSCI EAFE	1-year	10%
14	MSCI EAFE	2-year	10%
Fixed Segment Options:
15	N/A	1-year	N/A

In the table above, “N/A” denotes Not Applicable.

You may elect a Segment Option with a six-year Segment Term Period only during the first Contract Year. The Performance Blend Segment Option is available only as a Buffer Segment Option with a six-year Segment Term Period. After the first six Contract Years, you will be limited to One-Year Segment Options upon renewal. Six-Year Segment Options are not available for renewal. Two-Year Segment Options are not available for renewal after the first six Contract Years.

•	Declaration of Rates

Each Index-Linked Segment Option will have a corresponding Cap Rate and Participation Rate. The Cap Rate is the maximum positive Index Change we will use to calculate the Segment Credit on a Segment End Date. If the Index Change is positive, we will then multiply the lesser of the Index Change and the Cap Rate by the Participation Rate. Each Fixed Segment Option will have an Annual

Interest Rate. For the initial Segment Term Period, we will determine the Cap Rate, Participation Rate, and Annual Interest Rate for each Segment Option on the Segment Start Date. You will not know the applicable rates at the time you purchase your Contract. But if the declared Cap Rate, Participation Rate or Annual Interest Rate for a Segment Option to which you have allocated Contract Value is lower than the Bailout Rate specified in your Contract schedule, you may cancel your Contract during the first sixty (60) days after your Contract Date and receive your Purchase Payment less any Withdrawals. See the section “Initial Segment Term Period Bailout Provision” for additional information. After the initial Segment Term Period has ended, we will notify you of the Cap Rate, Participation Rate, and Annual Interest Rate for each available Segment Option at least fifteen calendar days prior to the new Segment Start Date. The Cap Rate, Participation Rate, and Annual Interest Rate may be higher, lower, or the same as the Cap Rate, Participation Rate, and Annual Interest Rate offered during the previous Segment Term Period and may be significantly lower than the Bailout Rate provided for the first Segment Term Period, but will not be less than the Minimum Cap Rate, the Minimum Participation Rate, or the Minimum Annual Interest Rate shown for each Segment Option in the Contract Schedule.

•	Transfers –

On each Segment End Date, you will have the option of transferring all or part of your Segment Value among the available Segment Options. We will send you a letter at least fifteen calendar days prior to the Segment End Date advising you that your Segment Option is expiring and stating the new Cap Rate, Participation Rate, and Annual Interest Rate, as applicable, that will be available for the next Segment Term Period. You will have the choice of continuing in the Segment Option with the new Cap Rate, Participation Rate, and Annual Interest Rate or transferring your Segment Value to another Segment Option with the same Segment Start Date. If you do not inform us that you want to move all or part of your Segment Value to another Segment Option at least two Business Days prior to the next Segment Start Date, you will stay in the current Segment Option subject to the new Cap Rate, Participation Rate, and Annual Interest Rate, as applicable. If you do not wish to allocate your Segment Value to any available Segment Option, you may surrender the Contract for the Cash Surrender Value on any date. Such surrender would be subject to any applicable Withdrawal Charge, Interest Adjustment, and Equity Adjustment. See the section “Transfers Between Segment Options by Request” for additional information.

•	Initial Segment Term Period Bailout Provision –

For the initial Segment Term Period, if the declared Cap Rate, Participation Rate, or Annual Interest Rate for a Segment Option to which you have allocated Contract Value is less than the Bailout Rate we specified in your Contract Schedule for the Segment Option, you may cancel the Contract during the first 60 days after your Contract Date and receive your Purchase Payment less any Withdrawals. No Withdrawal Charge, Interest Adjustment, or Equity Adjustment will apply if you exercise this provision.

Setting Your Segment Start and End Date

There are two dates each month when a new Segment Term Period may start. Your initial Segment Term Period will start on the 8th or 22nd day of the month, at which time your Purchase Payment plus any Holding Account interest will be allocated to the Segment Option(s) you have selected. Contracts which have been issued through the end of the Business Day prior to a scheduled Segment Start Date will participate in that Segment Start Date. Contracts which have been issued on or after a scheduled Segment Start Date will participate in the following Segment Start Date.

If the intended date for the initial Segment Start Date falls on a on a holiday, weekend, or any other day when the New York Stock Exchange is closed, the Index Price from the prior Business Day will be used. If the date for the Segment End Date falls on a holiday, weekend, or any other day when the New York Stock

Exchange is closed, the Index Price from the prior Business Day will also be used. The Segment End Date for maturing Segments will coincide with the next Segment Start Date. Below are some examples showing the effect holidays and weekends have on selecting the Segment Start and End Date Index Prices.

If Segment End Date is scheduled on a holiday:	Segment End Date Index Price will be from:	Next Segment Start Date Index Price will be from:
Wednesday the 8th	Tuesday, the 7th	Tuesday, the 7th
If Segment End Date is scheduled on a weekend:	Segment End Date Index Price will be from:	Next Segment Start Date Index Price will be from:
Saturday the 22nd	Friday, the 21st	Friday, the 21st

If initial Segment Start Date is scheduled on a holiday:	Initial Segment Start Date Index Price will be from:
Friday the 22nd	Thursday, the 21st
If initial Segment Start Date is scheduled on a weekend:	Initial Segment Start Date Index Price will be from:
Sunday, the 8th	Friday, the 6th

Accessing Your Contract Value

During the Accumulation Phase before any Death Benefit becomes payable, you may access your Contract Value by surrendering the Contract or taking a partial Withdrawal. If you surrender your Contract or take a partial Withdrawal in excess of the Free Withdrawal amount during the first six Contract Years, a maximum Withdrawal Charge of 8% may apply.

Interim Value Calculation

A Withdrawal, including any Free Withdrawal amount not subject to the Withdrawal Charge, will also be subject to an Interim Value calculation, which is comprised of two components: an Interest Adjustment and an Equity Adjustment that each may increase or decrease your surrender or Withdrawal proceeds. See the “Contract Values” section for additional information about how Interim Values are calculated. An Interest Adjustment will apply if you take a Withdrawal at any time during the first six Contract Years, including Withdrawals taken on a Segment End Date. An Equity Adjustment will apply if you take a Withdrawal from an Index-Linked Segment Option on any date other than a Segment End Date. Even if Segment Credits are positive, the deduction of Contract fees and charges, including Withdrawal Charges, Segment Fee amounts, and any applicable Equity Adjustments or Interest Adjustments, may reduce your Cash Surrender Value below your Purchase Payment and previously credited Segment Credits.

Death Benefit

If an Owner dies before the Annuity Phase of the Contract, we will pay the Death Benefit. During the Withdrawal Charge Period, the Death Benefit is equal to the greater of:

1.	The Purchase Payment less net proceeds from prior Withdrawals; or

2.	The Interim Value on the date of death.

After the Withdrawal Charge period, the Death Benefit will be equal to the Interim Value on the date of death. Withdrawal Charges will not be applied in determining the Death Benefit payable to your Beneficiary. Net proceeds from prior Withdrawals are equal to the Contract Value withdrawn after the application of Withdrawal Charges, Interest Adjustments, and Equity Adjustments. Withdrawals do not include any Segment Fee amounts deducted from Segment Options.

If the Owner is changed or a new Owner is added during the Withdrawal Charge Period, the Death Benefit will equal the Interim Value on the date of death.

See the “Death Benefit” section for more information.

Settlement Options Description

The Annuity Phase commences when you or a designated payee begin receiving income payments under the Contract. A Settlement Option will start on the Annuity Date and continue based on the option you elect. You may select Annuity Payments based on the life of the Annuitant or Joint Annuitant, on the life subject to period certain or any other option acceptable to the Company. The payment period ends when we make the last payment under your selected Settlement Option.

Right to Cancel

After you receive your Contract, you may examine it for 20 days, or longer if required by state law (in some states, up to 30 days, or longer for replacement annuity Contracts), during which time you may cancel your Contract for any reason by Notifying us at our Administrative Office. Please see Appendix B to examine any applicable variations in your state.

If you exercise your right to cancel, the Contract will terminate and we will refund your Purchase Payment less any Withdrawals unless applicable state or federal law requires otherwise. No Withdrawal Charge, Interest Adjustment, or Equity Adjustment will apply if you exercise your right to cancel your Contract during this period.

3. Contract Fees and Charges

You will pay the following fees and expenses when purchasing, owning and taking a Withdrawal from the Contract.

Segment Fees

Indexed-Linked Segment Options include a Segment Fee equal to 0.95%. We deduct a Segment Fee amount daily from each Segment Option, as applicable, starting on the Segment Start Date. The Segment Fee for a Segment Option is an annualized rate that is calculated on a daily basis as a percentage of that Segment Option’s Segment Fee Base.

The Segment Fee Base for a Segment Option is equal to the Segment Value of that Segment Option on the Segment Start Date. For any other day during the Segment Term Period, the Segment Fee Base is equal to A—B, where:

A     is the Segment Value on the Segment Start Date; and

B     is any Withdrawals deducted from the Segment Option from the Segment Start Date through the prior Business Day;

The Segment Fee amount deducted on any day is equal to the annualized Segment Fee rate divided by the number of calendar days in the current year of the Segment Term Period and multiplied by the Segment Fee Base on that day. For example, if you have elected a 2-Year Segment Option with a Segment Start date of February 8, 2019, the annualized rate will be divided by 365 during the first year of the Segment Term Period (from February 8, 2019 to February 8, 2020) and will be divided by 366 during the second year of the Segment Term Period (From February 8, 2020 to February 8, 2021) due to the leap year.

We begin calculating the daily Segment Fee amount on the Segment Start Date. Changes to the Segment Fee Base change the Segment Fee amount. For example, if you make a Withdrawal from a Segment Option, the Segment Fee Base and resulting Segment Fee for that Segment Option will decrease. We do not treat the deduction of the Segment Fee from a Segment Option as a Withdrawal in the determination of the Segment Fee Base or in the determination of the Death Benefit.

The deduction of the Segment Fee will never reduce Segment Value below zero. If the Segment Value is reduced to zero due to a Withdrawal, Transfer, or Segment Fee, we will cease the deduction of the Segment Fee from that Segment Option and no Segment Fees will accrue while the Segment Value is zero. If you chose to transfer or allocate funds to the Segment Option for a future Segment Term Period, Segment Fees will begin being deducted based on the Segment Value on the new Segment Start Date.

The Segment Fee amount is deducted daily before any other activity is processed on the Segment Value, including the calculation of Segment Credits. If you take a Withdrawal from a Segment Option, we deduct the Segment Fee amount for that Segment Option before processing the Withdrawal. At the Annuity Phase, we deduct the Segment Fee amounts for all Segment Options before determining the Interim Value that will be used to calculate the Annuity Payments. Upon the death of any Owner (or, if the Owner is a non-natural person, any Annuitant), we deduct the Segment Fee amounts for all Segment Options before calculating the Death Benefit.

The Segment Fee compensates us for all of your Contract’s benefits and certain expenses and risks associated with the Contract, including the risk that current charges are less than future Contract administration costs. If the Segment Fee is less than these costs and risks, we will bear the loss. If the Segment Fee covers these benefits and risks, any excess amount is profit to us. We anticipate making a profit from this fee.

Withdrawal Charges

If you make a Withdrawal from your Contract in excess of the Free Withdrawal amount during the first six Contract Years, we will assess a Withdrawal Charge. The Withdrawal Charge offsets promotion and distribution expenses, and investment risks born by the Company.

The amount of the Withdrawal Charge depends on the length of time you have owned your Contract, and the amount you withdraw. The Contract provides a Free Withdrawal privilege that allows you to withdraw 10% of your Contract Value as of the previous Contract Anniversary annually without incurring a Withdrawal Charge.

Contract Year	1	2	3	4	5	6	7+
Withdrawal Charge	8%	8%	7%	6%	5%	4%	0%

Withdrawal Charges may vary by state, please see Appendix B.

For purposes of calculating the Withdrawal Charge, we treat the Contract Year in which we receive your Purchase Payment as “Contract Year 1”.

We will deduct the Withdrawal Charge as a percentage of the Contract Value being withdrawn, excluding the Free Withdrawal amount, as applicable. The Withdrawal Charge will be calculated as the Contract Value associated with the Withdrawal multiplied by the applicable Withdrawal Charge Percentage.

On surrender, you will receive the Interim Value reduced by any applicable Withdrawal Charges. We will not assess the Withdrawal Charge on:

•	Free Withdrawal amounts;

•	Death Benefit proceeds;

•	Partial Withdrawals taken as Required Minimum Distributions under the Internal Revenue Code (see the “Required Minimum Distribution” section below);

•	Withdrawals taken after the sixth Contract Year;

•	A qualifying Withdrawal under the Confinement Waiver (see the “Confinement Waiver” section below);

•	A qualifying Withdrawal under the Terminal Illness Waiver (see the “Terminal Illness Waiver” section below);

•	The application of the Interim Value to a Settlement Option;

•	Payments during the Annuity Phase; or

•	Withdrawals taken under the initial segment term period bailout provision (See the “Initial Segment Term Period Bailout Provision” section below).

During the Accumulation Phase, you are entitled to a Free Withdrawal amount each year. We also reserve the right to waive the Withdrawal Charge in certain circumstances. For information on Free Withdrawal amounts and Withdrawal Charge waivers, see the “Contract Values” section. Any Free Withdrawal amount not used in a Contract Year may not be carried forward to a future Contract Year.

Premium Tax

Premium Tax…………………………………………..3.5%

(as a percentage of the Purchase Payment)

We may be required to pay state Premium Taxes currently ranging from 0% to 3.5% in connection with a Purchase Payment or values under the Contract. Depending upon applicable state law, we may deduct charges for the Premium Taxes we incur with respect to your Purchase Payments, from amounts withdrawn, or from amount applied under a Settlement Option. In some states, charges for both direct Premium Taxes and retaliatory Premium Taxes may be imposed at the same or different times with respect to the same Purchase Payment, depending on applicable state law. Premium Tax is not currently deducted, but we reserve the right to do so in the future. The maximum charge we may deduct if we exercise the right would be in accordance with state law, which is currently 3.5%.

4. Contract Risk Factors

Your Contract has various risks associated with it. We list these risk factors below, as well as other important information you should know before purchasing a Contract.

Risk of Loss

Amounts allocated to the Index-Linked Segment Options will fluctuate in value based on the performance of the Reference Index, and you may lose money, including your principal and previously credited Segment Credits. Such losses may be substantial depending on the performance of the Reference Index and the Index-Linked Segment Option to which you allocate your Purchase Payment. Due to negative Index performance, Segment Credits on Index-Linked Segment Options may be negative after application of the Buffer Rate or negative down to the amount of the Floor Rate, and you bear the portion of the loss that exceeds the Buffer Rate or down to the amount of the Floor Rate, as applicable. The deduction of the Segment Fee will also reduce your Segment Value.

If there is a steep decline in the Reference Index, the risk of loss due to negative Segment Credits is substantially higher on a Buffer Segment Option than a Floor Segment Option where the Buffer Rate and the

Floor Rate are identical. For example, if two otherwise identical Segment Options have a Buffer Rate of 10% and a Floor Rate of 10%, respectively, and the Reference Index declines by 30% during the Segment Term Period, the Segment Credit for the Buffer Segment Option will be based on a rate of -20% (the excess of the 30% decline over the 10% Buffer Rate), while the rate used for the Floor Segment Option will be limited to -10% (the actual decline, up to the 10% Floor Rate). The risk of loss on the Performance Blend Segment Option may differ from Buffer Segment Options based on a single Reference Index because the Segment Credit applied on the Performance Blend Segment Option is based on the ranked and weighted performance of three indices, which may have different returns.

The Index Change or Aggregate Index Change used in the determination of Segment Credits for the Index-Linked Segment Options reflects only the difference in the value of the Reference Index on the Segment Start Date and the Segment End Date. Therefore, the Segment Credit will be different than and could be significantly lower than the performance of the Reference Index at intermediate points during the Segment Term Period.

The risk of loss becomes greater if you take a Withdrawal or surrender the Contract. The Interest Adjustment, which applies to all Withdrawals and surrenders during the first six Contract Years, will be negative if interest rates have risen since your Contract Date. The Equity Adjustment, which applies to Withdrawals and surrenders from Index-Linked Segment Options before the Segment End Date, may be negative even when the value of the Reference Index has increased or has declined less than the Buffer Rate for a Buffer Segment Option. Similarly, the Equity Adjustment may reduce the Segment Interim Value of a Floor Segment Option by more than the applicable Floor Rate. During the first six Contract Years, the Withdrawal Charge will further reduce proceeds payable on a Withdrawal greater than the Free Withdrawal amount or on a surrender of the Contract.

Liquidity Risk

We designed the Contract to be a long-term investment you can use to help build and provide income for retirement. As such, it is not suitable as a short-term investment vehicle. You may withdraw up to 10% of your Contract Value annually without incurring a Withdrawal Charge, however this amount may still be subject to an Interest Adjustment and Equity Adjustment. An Interest Adjustment will apply if you take a Withdrawal at any time during the first six Contract Years, including on a Segment End Date. An Equity Adjustment will apply if you take a Withdrawal from an Index-Linked Segment Option on any date other than a Segment End Date.

Segment Credits for Index-Linked Segment Options are credited to the Segment Value on the Segment End Date. The method we use to calculate Interim Value on Withdrawals taken from an Index-Linked Segment Option on any day other than a Segment End Date may result in an amount that is less than the amount you would receive if you waited until the Segment End Date to withdraw funds. Even if the performance of the Reference Index has been positive during the Segment Term Period, or losses are within the Buffer Rate for a Buffer Segment Option, the Interim Value adjustment may be negative until the Segment End Date. Similarly, if the Index Change is less than the Floor Rate for the Floor Segment Options, the Interim Value calculation may be below the Floor Rate prior to the Segment End Date.

Changes to Cap Rates, Participation Rates, Buffer Rates, Floor Rates, and Annual Interest Rates

The Buffer and Floor Rates offered, and the Segment Fee imposed on available Index-Linked Segment Options are stated in your Contract schedule and will not change after the Issue Date. Cap Rates, Participation Rates, and Annual Interest Rates may vary from one Segment Term Period to another. The Cap Rate may limit your participation in any increases in the underlying Reference Index associated with a Segment Option and could cause your returns to be lower than they would otherwise have been if you invested in a mutual fund or exchange-traded fund designed to track the performance of the applicable Reference Index.

We declare a new Cap Rate for each new Segment Term Period of the Index-Linked Segment Options. The Cap Rate for a new Segment Term Period may be higher, lower, or equal to its Cap Rate for the current Segment Term Period. If it is lower, it will reduce the amount of positive Segment Credit you may receive. You risk the possibility that the Cap Rate declared for a new Segment Term Period will be lower than you would find acceptable.

We declare a new Participation Rate for each new Segment Term Period of the Index-Linked Segment. The Participation Rate for a new Segment Term Period may be higher, lower, or equal to its Participation Rate for the current Segment Term Period. If it is lower, it will reduce the amount of positive Segment Credit you may receive. You risk the possibility that the Participation Rate declared for a new Segment Term Period will be lower than you would find acceptable.

We declare a new Annual Interest Rate for each new Segment Term Period for the Fixed Segment Options. The Annual Interest Rate for a new Segment Term Period may be higher, lower, or equal to the Annual Interest Rate for the current Segment Term Period. If it is lower, it will reduce the amount of Segment Credit you will receive. You risk the possibility that the Annual Interest Rate declared for a new Segment Term Period will be lower than you would find acceptable.

Risks Associated with Indices

Index-Linked Segment Options do not directly participate in the returns of the underlying securities of any Reference Index and do not receive any dividends that may become payable on the underlying securities. The Index Change would be higher if the dividends from the underlying securities were included.

The historical performance of the reference Indices does not guarantee future results. Because the S&P 500® Index, the Russell 2000® Index, and the MSCI EAFE Price Return Index are each comprised of a collection of equity securities, in each case the value of the component securities is subject to market risk, or the risk that market fluctuations may cause the value of the component securities to go up or down, sometimes rapidly and unpredictably. In addition, the value of equity securities may decline for reasons directly related to the issuers of the securities.

S&P 500® Price Return Index.

The S&P 500® Index is comprised of equity securities issued by large-capitalization U.S. companies. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies, especially during periods of economic expansion.

Russell 2000® Price Return Index.

The Russell 2000® Index is comprised of equity securities of small-capitalization U.S. companies. In general, the securities of small-capitalization companies may be more volatile and may involve more risk than the securities of larger companies.

MSCI EAFE Price Return Index.

MSCI EAFE Index is an equity index that captures large and mid-cap representation across developed markets countries around the world. The securities comprising the MSCI EAFE Price Return Index are subject to the risks related to investments in foreign markets (e.g. increased price volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty). In general, foreign markets may be less liquid, more volatile and subject to less government supervision than domestic markets.

Discontinuation or Substitution of an Index

We have the right to discontinue or substitute an existing Reference Index for a comparable index prior to the Segment End Date if:

•	Any Reference Index is discontinued,

•	We are engaged in a contractual dispute with the Reference Index provider,

•

We determine that our use of the Reference Index should be discontinued because, for example, changes to the Reference Index make it impractical or expensive to purchase securities or derivatives to hedge the Reference Index, or

•	There is a substantial change in the calculation of the Reference Index, resulting in significantly different values and performance results.

Although we will attempt to choose a new index that has a similar investment objective and risk profile to the existing Reference Index, there is risk that the performance of the new index may not be as good as the performance of the existing Reference Index. As a result, funds allocated to the substituted index may earn a return that is lower than the return they would have earned if the index were not substituted. The substituted index will also be incorporated within the Performance Blend Segment Option. If we substitute a Reference Index, we will Notify you at your last known address that we have on file, at least 30 days in advance of the substitution date.

Elimination of Segment Options After the Withdrawal Charge Period

Segment Options beyond the Withdrawal Charge period will be limited to one-year Segment Term Periods. Segment Options with a two-year Segment Term Period expiring on or after the last day of the Withdrawal Charge period will automatically transfer the Segment Value to the Segment Option’s one-year counterpart at the end of the Segment Term Period, unless you instruct otherwise. Segment Options with a six-year Segment Term Period are available only during the first Contract Year. If you do not request a Transfer of the Segment Value of an expiring Segment Option with a six-year Segment Term Period or withdraw the Segment Option Value, we will allocate the Segment Value to the Fixed Segment Option with the shortest Segment Term Period.

Our Financial Strength and Claims-Paying Ability

No company other than Athene Annuity and Life Company has any legal responsibility to pay amounts owed under the Contract. You should look to the financial strength of the Company for its claims-paying ability. See “Company Risk Factors”.

Regulatory Protection

The Company is not an investment company and is not registered as an investment company under the Investment Company Act of 1940. The protections provided to investors by that Act are not applicable to the Contract.

No Ownership of Underlying Securities

Purchasing the Contract is not equivalent to purchasing shares in a mutual fund that invests in securities comprising the Indices, nor is it equivalent to directly investing in such securities. Hence, you will not be investing in the Index, in any stock included in the Index, in a mutual fund or exchange-traded fund that tracks the index, or any underlying securities.

The Separate Account

The Separate Account, in which we hold reserves for guarantees we provide under the Contract, is established under Iowa law. The portion of the assets of the Separate Account equal to the reserves and other

Contract liabilities with respect to the separate account will not be chargeable with liabilities arising out of any other business we conduct. Contract Owners do not participate in the performance of assets held in the Separate Account and do not have any claim on such assets. The Separate Account is not registered under the Investment Company Act of 1940.

We own the assets of the Separate Account, as well as any favorable investment performance on those assets. We are obligated to pay all money we owe under the Contract. If the obligation exceeds the assets of the Separate Account, funds will be transferred to the Separate Account from our General Account. We may, as permitted by applicable State law, transfer all assets allocated to the Separate Account to our General Account.

General Account assets support guarantees under the Contract as well as our other general obligations. General Account assets are not segregated for the benefit of any particular contract or obligation. We guarantee all benefits relating to your value in the Contract, regardless of whether assets supporting it are held in the Separate Account or our General Account. You should look to the financial strength of the Company for its claims-paying ability.

Cybersecurity Risk

Because our business is highly dependent upon the effective operation of our computer systems and those of our business partners, our business is vulnerable to disruptions from utility outages and susceptible to operational and information security risks resulting from information systems failure (e.g. hardware and software malfunctions) and cyberattacks. These risks include, among other things, the theft, misuse, corruption and destruction of data maintained online or digitally, interference with or denial of service on our website, attacks on websites and other operational disruption and unauthorized release of confidential customer information. Such systems failures and cyberattacks affecting us, the Indices, the underlying funds, intermediaries and other affiliated or third-party service providers may adversely affect us and your Contract Value. For instance, systems failures and cyberattacks may interfere with our processing of Contract transactions, including the processing of Transfer Requests, impact our ability to calculate Segment Values or Segment Interim Values, cause the release and possible destruction of confidential customer or business information, impede order processing, subject us and/or our service providers and intermediaries to regulatory fines, litigation, and financial losses and/or cause reputational damage. Cybersecurity risks may also impact the underlying securities in which the Indices invest, which may cause the Indices in your Contract to lose value. There can be no assurance that we, the Indices, or our service providers will avoid losses affecting your Contract due to cyberattacks or information security breaches in the future.

5. About the Indices

S&P 500® Price Return Index

The S&P 500® Price Return Index was established by Standard & Poor’s. The S&P 500® Price Return Index includes 500 leading companies in leading industries of the US economy, capturing 75% coverage of U.S. Equities. The S&P 500® Price Return Index does not include dividends declared by any of the companies included in this Index.

S&P Dow Jones Indices LLC requires that the following disclaimer be included in this Prospectus:

The S&P 500® (the “Index”) is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by Athene Annuity and Life Company. Standard & Poor’s® and S&P 500® are registered trademarks of Standard 7 Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Athene Annuity and Life Company.

Athene Annuity and Life Company’s Products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones

Indices makes no representation or warranty, express or implied, to the owners of the Athene Annuity and Life Company’s Products particularly or the ability of the S&P 500® to track general market performance. S&P Dow Jones Indices’ only relationship to Athene Annuity and Life Company with respect to the S&P 500® is the licensing of the S&P 500® and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® is determined, composed and calculated by S&P Dow Jones Indices without regard to Athene Annuity and Life Company or the Athene Annuity and Life Company’s Products. S&P Dow Jones Indices have no obligation to take the needs of Athene Annuity and Life Company or the owners of Athene Annuity and Life Company’s Products into consideration in determining, composing or calculating the S&P 500®. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of Athene Annuity and Life Company’s products or the timing of the issuance or sale of Athene Annuity and Life Company’s Products or in the determination or calculation of the equation by which Athene Annuity and Life Company’s products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of Athene Annuity and Life Company’s Products. There is no assurance that investment products based on the S&P 500® will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY ATHENE ANNUITY AND LIFE COMPANY, OWNERS OF THE ATHENE ANNUITY AND LIFE COMPANY’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND ATHENE ANNUITY AND LIFE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Russell 2000® Price Return Index

The Russell 2000® Price Return Index was established by Russell Investments. The Russell 2000® Price Return Index measures the performance of the small-cap segment of the US equity universe. The Russell 2000® Price Return Index is a subset of the Russell 3000® Index representing approximately 10% of the total market capitalization of that index. It includes approximately 2,000 of the smallest securities based on a combination of their market cap and current index membership. The Russell 2000® Price Return Index does not include dividends declared by any of the companies included in this index.

The LSE Group requires that the following disclosure be included in this Prospectus:

Athene® Amplify (the “Product”) has been developed solely by Athene Annuity and Life Company. The Product is not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the Russell 2000 Index (the “Index”) vest in the relevant LSE Group company which owns the Index. “Russell®” is a trade mark of the relevant LSE Group company and is used by any other LSE Group company under license. “TMX®” is a trade mark of TSX, Inc. and used by the LSE Group under license.

The Index is calculated by or on behalf of FTSE International Limited, FTSE Fixed Income, LLC, or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Product. The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the Product or the suitability of the Index for the purpose to which it is being put by Athene Annuity and Life Company.

MSCI EAFE Price Return Index

The MSCI EAFE Price Return Index is a free float-adjusted market capitalization index that is designed to measure the equity performance of developed markets, excluding the US and Canada. As of the date of this prospectus, the MSCI EAFE consists of securities from the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI EAFE Price Return Index does not include dividends declared by any of the companies included in this Index.

MSCI Inc. requires that the following disclosure be included in this Prospectus:

THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY ATHENE ANNUITY AND LIFE COMPANY. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE

OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

The Performance Blend Segment Option

The Contract also offers a 6-year Buffer Segment Option that bases Segment Credits on a weighted average return of the S&P 500®, Russell 2000® and MSCI EAFE Indices. The return is calculated based on the relative performance of the underlying indices, with 50% of the Segment Credit being based on the Index with the best performance (i.e. the largest positive or least negative Index Change) on the Segment End Date, 30% of the Segment Credit being based on the Index with the next best performance (i.e. next best positive or negative Index Change) on the segment End Date and 20% of the Segment Credit being based on the Index with worst performance (i.e. the largest negative Index Change on the Segment End Date or if no Index had a negative Index Change, the Index with the smallest positive Index Change) on the Segment End Date.

Discontinuation or Substitution of an Index

There is no guarantee that a Reference Index will be available for the entire term of your Contract.

We have the right to discontinue or substitute an existing Reference Index for a comparable index prior to the Segment End Date if:

•	Any Reference Index is discontinued,

•	We are engaged in a contractual dispute with the Reference Index provider,

•

We determine that our use of the Reference Index should be discontinued because, for example, changes to the Reference Index make it impractical or expensive to purchase securities or derivatives to hedge the Reference Index, or

•	There is a substantial change in the calculation of the Reference Index, resulting in significantly different values and performance results

We would attempt to choose a new Reference Index that has a similar investment objective and risk profile to the original Reference Index. The selection criteria for a suitable alternative Reference Index include the following:

1.	There is a sufficiently large market in exchange traded and/or over-the-counter options, futures, and similar derivative instruments based on the index to allow the Company to hedge Segment Credits;

2.	The index is recognized as a broad-based index for the relevant market; and

3.	The publisher of the index allows the Company to use the index in the Contract and other materials for a reasonable fee.

If a Reference Index is discontinued or substituted, we will Notify you of the change at your last known address on file with us. Any substituted index will also be incorporated within the Performance Blend Segment Option. Any substituted index will be submitted for prior approval to the insurance regulatory authority of the state in which your Contract is issued.

Any change in Reference Index may affect the Segment Credit you earn. If we discontinue any Reference Index during a Segment Term Period and a similar Reference Index can be found, we will determine the Index Change for the Segment Term Period by adding together the percentage change in the original Reference Index from the Segment Start Date until the date of the substitution and the percentage change in the substituted Reference Index from the date of the substitution until the Segment End Date. The Cap Rate, Participation Rate, and Floor Rate or Buffer Rate that were established on the Segment Start Date will be applied to this sum. The resulting Segment Credit will be added to your Segment Value on the scheduled Segment End Date.

Although we will attempt to choose a new index that has a similar investment objective and risk profile to the existing Reference Index, there is risk that the performance of the new index may not be as good as the performance of the existing Reference Index. As a result, funds allocated to the substituted index may earn a return that is lower than the return they would have earned if the index were not substituted. The substituted index will also be incorporated within the Performance Blend Segment Option.

If we discontinue any Reference Index during a Segment Term Period and a similar Reference Index cannot be found, we will end the affected Segment Options prematurely by calculating the Segment Credit as of the date the Reference Index is discontinued based on the Index Price and Cap Rate, Participation Rate, and Floor or Buffer Rate that were established on the applicable Segment Start Date. The Performance Blend Segment Option will calculate the Segment Credit based on the Index Prices (for all three underlying indices) as of the date the Reference Index is discontinued and on the Cap Rate, Participation Rate, and Buffer Rate established on the Segment Start Date. The resulting Segment Credit will be added to your Segment Value on the scheduled Segment End Date, which will be later than the date when the Reference Index is discontinued unless the Reference Index is discontinued on the Segment End Date.

The Segment Term Period and all applicable rates for the affected Segment Option, including the Cap Rate, Participation Rate, Floor Rate or Buffer Rate, Segment Fee, and Index Allocation Percentages (for the Performance Blend Segment Option) will not change due to the substitution of a Reference Index during the Segment Term Period. As described in Section 8 (“The Segment Options”), we may change the Cap Rate and Participation Rate for any subsequent Segment Term Period, which would be communicated to you in advance.

If we discontinue any Reference Index during a Segment Term Period and a similar Reference Index cannot be found, the Segment Value will be automatically transferred to the Fixed Segment Option with the shortest Segment Term Period on the scheduled Segment End Date. Alternatively, you may elect to have the Segment Value transferred to one or more of the available Segment Options on the scheduled Segment End Date by providing us Notice.

If we discontinue any Reference Index during a Segment Term Period and a similar Reference Index can be found, the Segment Value will remain in the Segment Option with the substituted Reference Index on the Segment End Date unless you provide Notice of your election to transfer the Segment Value to a different Segment Option.

If you are not satisfied with the available Reference Index options, following a discontinued or substituted Reference Index, you make take a partial Withdrawal or surrender the Contract subject to any applicable Withdrawal Charges, Equity Adjustments, and Interest Adjustments. Transfers from the affected Segment Option to other available Segment Options on the Contract are not permitted until the scheduled Segment End Date.

6. Ownership, Annuitants, Determining Life and Beneficiaries

Owner, Joint Owner

Owner means the person entitled to the ownership rights under the Contract, as named in the application. The Owner names the Annuitant or Joint Annuitant. If Joint Owners are named, as permitted for Non-Qualified Contracts only, all references to Owner shall mean Joint Owners. Joint Owners must be one another’s Spouse as of the Contract Date and must both be natural persons. All rights described in your Contract may be exercised by you subject to the rights of any assignee on record with us and any irrevocably named Beneficiary. You may request to change an Owner by Notifying us. We will not be bound by an assignment until we acknowledge it. If your Contract is assigned, the assignment will take effect as of the date you signed the Notice, unless you specify otherwise, subject to any payments made or actions taken by us prior to receipt of this Notice. We have no liability under any assignment for our actions or omissions done in good faith. We shall not be liable for any tax consequences you may incur due to a change of Owner designation.

Annuitant, Joint Annuitants

The Annuitant is the natural person named on the Contract Schedule. The Annuitant is the person whose life determines the Annuity Payments made under your Contract. We will allow you to name two natural persons on the application to serve as Joint Annuitants. If there is a Joint Annuitant, the Joint Annuitant must be the Annuitant’s spouse.

Death Benefit

If any Owner (or, if the Owner is a non-natural person, any Annuitant) dies prior to the Annuity Date, we will pay the Death Benefit to the Beneficiary. During the Withdrawal Charge Period, the Death Benefit is the greater of:

1.	The Purchase Payment less net proceeds from prior Withdrawals; and

2.	The Interim Value on the date of death (See the “Contract Values” section for more information).

Net proceeds from prior Withdrawals are equal to the Contract Value withdrawn after the application of Withdrawal Charges, Interest Adjustments, and Equity Adjustments. Withdrawals do not include any amount deducted for the payment of Segment Fees. Withdrawal Charges will not be applied in determining the Death Benefit payable to your Beneficiary.

After the Withdrawal Charge Period, the Death Benefit will be the Interim Value on the date of death (See the “Contract Values” section for more information). If the Owner is a natural person and the Owner is changed or an additional Owner is added (or if the Owner is a non-natural person and the Annuitant is changed or an additional Annuitant is added), except through the continuation of the Contract as a surviving spouse as described below, the Death Benefit will be the Interim Value on the date of death.

We will pay the Death Benefit within five (5) years of the death of the Owner. If the Beneficiary is a natural person, such Beneficiary may elect for the Death Benefit to be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, provided we are Notified of that election within 60 days of the Death Benefit being payable and such distributions begin no later than one year after the Owner’s death.

Upon the death of any Joint Owner, where the surviving spouse is the surviving Joint Owner, the surviving Joint Owner will become the Beneficiary to whom the Death Benefit will be paid, and any other Beneficiary designation on record at the time of the death will be treated as a contingent Beneficiary.

If the Beneficiary is the deceased Owner’s surviving spouse, the surviving spouse may elect to continue the Contract as the sole Owner in lieu of receiving the Death Benefit. The Death Benefit payable upon the death of a spouse who has continued the Contract will be based on the greater of the Purchase Payments less net proceeds from prior Withdrawals and the Interim Value on the continuing spouse’s date of death during the remainder of the Withdrawal Charge Period and will be based on the Interim Value on the continuing spouse’s date of death thereafter. This provision relating to the surviving spouse can only apply once and cannot apply a second time if the surviving spouse elects to continue the Contract, remarries, and then dies.

All elections must be made by submitting the appropriate paperwork to us in Good Order.

If the Annuitant is not an Owner and dies prior to the Annuity Date, you may designate a new Annuitant, subject to our underwriting rules then in effect. If no designation is made within 30 days of death of the Annuitant, the younger of you or any Joint Owner will become the Annuitant.

If the Owner is a non-natural person, then the death of the Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

Before we will pay the Death Benefit, we must receive proof of death at our Administrative Office in a form and manner satisfactory to us, which includes:

•	Copy of death certificate while the Contract was in effect;

•	Our claim form properly completed from each Beneficiary, as applicable; and

•	Any other documents required by law.

Beneficiary

The following rules apply unless otherwise permitted by us in accordance with applicable law:

•

No Beneficiary has any rights in your Contract until the Beneficiary is entitled to the Death Benefit. If the Beneficiary, including an irrevocable Beneficiary, dies before that time, all rights of that Beneficiary will end at their death.

•

If no Beneficiary has been named or if no Beneficiary is alive at the time the Death Benefit is payable, then the Beneficiary is the estate of the deceased Owner or Annuitant whose death caused the Death Benefit to be payable. If the death of both Joint Annuitants or Joint Owners, as applicable, occurs simultaneously, the estates of both will be the Beneficiary in equal shares. This paragraph does not apply if there is a named Beneficiary and such Beneficiary is an entity.

•

If you have not designated how the Death Benefit is to be distributed and two or more Beneficiaries are entitled to the Death Benefit, the surviving Beneficiaries and any Beneficiaries that are entities will share the Death Benefit equally.

•

Unless you Notify us otherwise, if you have designated how the Death Benefit is to be distributed and a Beneficiary dies prior to the time such Beneficiary is entitled to the Death Benefit, the portion of the Death Benefit designated to the deceased Beneficiary will be divided among the surviving Beneficiaries and Beneficiaries that are entities on a pro rata basis. In other words, each surviving Beneficiary’s or each entity Beneficiary’s interest in the Death Benefit will be divided by the sum of the interests of all such surviving or entity Beneficiaries to determine the percentage each Beneficiary will receive of the deceased Beneficiary’s original interest in the Death Benefit.

Change of Annuitant

Prior to the Annuity Date, you may change the Annuitant by Notifying us. A change will take effect as of the date you signed the Notice. The Annuitant may not be changed in a Contract which is owned by a non-natural person, unless the Contract is being continued by a surviving spouse as sole Beneficiary.

The Annuitant cannot be changed on or after the Annuity Date.

Change of Beneficiary

Prior to the date the Death Benefit becomes payable, you may change a Beneficiary by Notifying us. You may name one or more contingent Beneficiaries. The interest of any named irrevocable Beneficiary cannot be changed without the consent of such Beneficiary. A change will take effect as of the date you signed the Notice. Any change is subject to payment or other action taken by us before the Notice was received by us.

Misstatement of Age or Gender

If the age of an Owner or Annuitant has been misstated and this Contract was issued after the maximum issue age, we will refund the Purchase Payment paid less any prior Withdrawals or distributions and we will void this Contract. The maximum issue age is shown on the Contract Schedule.

If the age or gender of an Annuitant has been misstated, the amount we will pay in the Annuity Phase will be that which the Purchase Payment paid would have purchased if the correct age and gender had been stated. Age will be calculated as the age at the last birthday of that Annuitant. Any underpayments made by us will be immediately paid in one sum with interest compounded at the rate of 1.00% per year. Any overpayments made by us will be charged against the next succeeding Annuity Payment or payments with interest compounded at the rate of 1.00% per year.

7. Purchasing the Contract

You are required to purchase the Contract through a registered representative of a broker-dealer that has a selling agreement with our principal underwriter, Athene Securities.

The Contract is a Single Purchase Payment Index-Linked Deferred Annuity. The Contract may be individually or jointly owned. The Contract issued in your state may provide different features and benefits from, and impose different costs than, those described in this prospectus because of state law variations. These differences may include rights to cancel, issue age limitations, and the general availability of certain features. This prospectus describes the material rights and obligations of an Owner. It also sets forth the maximum fees and charges for all Contract features and benefits. All material state variations to the Contract, as well as state variations to the Right to Cancel, are disclosed in the attached “Appendix B — State Variation Chart”. You should read and retain your Contract, amendments, and or/endorsements along with a copy of this Prospectus.

The Contract has two periods: an Accumulation Phase and an Annuity Phase. During the Accumulation Phase, the Contract Value accrues Segment Credits on a tax-deferred basis based on the Segment Options that you select. If you select Index-Linked Segment Options, the Segment Credits may be positive or negative based on the performance of the Reference Index. The Contract Value may also grow on a tax-deferred basis based on a declared Annual Interest Rate associated with a Fixed Segment Option. You will be taxed on Contract gains when you make a Withdrawal or receive an Annuity Payment. An Interest Adjustment will apply if you take a Withdrawal at any time during the first six Contract Years, including on a Segment End Date. An Equity Adjustment will apply if you take a Withdrawal from an Index-Linked Segment Option on any date other than a Segment End Date. Contract Withdrawals taken during the first six years of the Contract are subject to a Withdrawal Charge of up to 8%.

The Annuity Phase commences when you or a designated payee begin receiving Annuity Payments under the Contract. At the start of the Annuity Phase, you can choose a Settlement Option offered under the Contract. Annuity Payments will start on the Annuity Date and continue based on the Settlement Option you elect. The Contract offers Annuity Payments based on the life of the Annuitant or Joint Annuitant or on any other basis acceptable to the Company. The payment period ends when we make the last Annuity Payment under your selected Settlement Option.

Purchase Payment

The Purchase Payment is the amount you pay to us under your Contract. The minimum Purchase Payment is $10,000 without prior approval by the Company. The Purchase Payment cannot exceed $1,000,000 without prior approval by the Company. We do not accept additional Purchase Payments.

Once we receive your Purchase Payment and all necessary information in Good Order at our Administrative Office, we issue the Contract and allocate your payment to the Holding Account. A request is in Good Order if it contains all the information we require to process the request. If you do not give us all the information we need, we will contact you or your Financial Professional. If for some reason we are unable to complete this process within five Business Days, we either return your Purchase Payment or obtain your permission to hold it until we get all the necessary information. Our Business Day closes at 4:00 p.m. Eastern Time.

If you have questions about the information we require, or whether you can submit certain information by fax, email, or over the web, please contact our Administrative Office.

We do not begin processing your application or Purchase Payment until we receive it at our Administrative Office. A Purchase Payment is “received” when it arrives at our Administrative Office at the address for mailing checks listed at the back of this prospectus regardless of how or when you submitted the payment. If we receive a Purchase Payment at the wrong address, we will send it to the address listed at the back of this prospectus, which may delay processing.

We are not liable for applications that we do not receive. A manually signed application sent by fax, email or over the web is considered the same as an application delivered by mail. Our electronic systems (fax, email or website) may not always be available; any electronic system can experience outages or slowdowns which may delay application processing. Although we have taken precautions to help our system handle heavy use, we cannot promise complete reliability. If you experience problems, please submit your application by mail to our Administrative Office. We reserve the right to discontinue or modify our electronic application policy at any time and for any reason.

Allocation of Purchase Payment

You may allocate your Purchase Payment to any available Segment Option based on the Segment Allocation Percentages you select. Your Segment Allocation Percentages must be whole percentages ranging from 0% to 100%, and the sum of the Segment Allocation Percentages must equal 100% at all times. You must submit your Segment Allocation Percentages on the Segment Allocation Form with your application, which will establish your Segment Allocation Percentages on the Contract Date. After the Contract Date, you may change your Segment Allocation Percentages by transferring all or part of your Segment Value to another Segment Option on any Segment End Date. Please see the “Transfers” section for details on how to transfer among available Segment Options after the initial Segment Term Period.

On the Contract Date, the Purchase Payment will be placed in the Holding Account where it will earn daily interest at a rate equal to the daily Holding Account Fixed Interest Rate. The Purchase Payment will be held in the Holding Account and accrue interest from the Contract Date to the day before the Segment Start Date. Contracts which have been issued through the end of the Business Day prior to a scheduled Segment Start Date will participate in that Segment Start Date. Contracts which have been issued on or after a scheduled Segment Start Date will participate in the following Segment Start Date. On the Segment Start Date, your Contract Value in the Holding Account will be transferred to the Segment Options based on the Segment Allocation Percentages you select. Please see Section 2 “Setting Your Segment Start and End Date” for details on how Segment Start Dates are determined.

Example 1

The Contract is issued (in Good Order) when funds equal to $100,000 are received on the 2nd of the month. The next available Segment Start Date is on the 8th of that month. The funds will be immediately allocated to the Holding Account and accumulate at a Holding Account Fixed Interest Rate of 2%. $100,000 accumulated with six days of interest (from the 2nd through the 7th) equates to $100,032.56 = $100,000 * (1 + 2%)^6/365. On the 8th of the month, $100,032.56 will be allocated to the Segment Options in accordance with the Segment Allocation Percentages specified in the Segment Allocation Form. The table below shows an example allocation.

Segment Option Method	Floor or Buffer Rate	Segment Term Period	Index		Allocation%	Value on Segment Start Date
Fixed	—	—	—		10%	$10,003.26
Floor	10%	1-Year	S&P 500	®	20%	$20,006.51
Buffer	10%	1-Year	Russell 2000	®	20%	$20,006.51
Buffer	10%	2-Year	S&P 500	®	40%	$40,013.02
Buffer	20%	6-Year	S&P 500	®	10%	$10,003.26
Total					100%	$100,032.56

Right to Cancel

You will have 20 days to review your Contract after you receive it. State variations may apply and require that you have more than 20 days to review the Contract (See the “State Specific Contract Considerations” section for more information). No Withdrawal Charge, Interest Adjustment, or Equity Adjustment will apply if you exercise your Right to Cancel your Contract during this period. Surrendering the Contract during the Right to Cancel Period could have tax consequences. Please consult with your Financial Professional and/or tax advisor for more information.

8. The Segment Options

The following Segment Options are currently available for allocation during the Accumulation Phase:

Segment Option	Index	Segment Term	Protection Level
Buffer Segment Options:
1	S&P 500®	1-year	10%
2	S&P 500®	2-year	10%
3	Russell 2000®	1-year	10%
4	Russell 2000®	2-year	10%
5	MSCI EAFE	1-year	10%
6	MSCI EAFE	2-year	10%
7	S&P 500®	6-year	20%
8	Performance Blend (S&P 500®, Russell 2000®, MSCI EAFE)	6-year	10%
Floor Segment Options:
9	S&P 500®	1-year	10%
10	S&P 500®	2-year	10%
11	Russell 2000®	1-year	10%
12	Russell 2000®	2-year	10%
13	MSCI EAFE	1-year	10%
14	MSCI EAFE	2-year	10%
Fixed Segment Options:
15	N/A	1-year	N/A

In the above table, “N/A” denotes Not Applicable.

You may elect a Segment Option with a six-year Segment Term Period only during the first Contract Year. The Performance Blend Segment Option is available only as a Buffer Segment Option with a six-year Term Period. Six-year Segment Options are not available for renewal. Two-Year Segment Options are not available for renewal after the first six Contract Years.

Fundamentals of a Buffer Segment Option

A Buffer Rate establishes the amount of negative index performance that we will absorb before we apply a negative Segment Credit to the Segment Value on a Segment End Date. A negative Segment Credit will apply for any negative Index Change or Aggregate Index Change in excess of the Buffer Rate. For example, if a Segment Option has a 10% Buffer Rate and the Index Change or Aggregate Index Change is -15%, the excess decline of 5% (-15% minus -10%) will be used to determine the Segment Credit. Theoretically, for a Segment Option with a 10% Buffer Rate, the negative Index Change or Aggregate Index Change that is used to calculate the Segment Credit may be as high as 90%, which could lead to substantial loss of principal and previously credited Segment Credits. Consequently, selecting a Segment Option that offers a Buffer Rate rather than one of the Segment Options with a Floor Rate may result in a larger negative Segment Credit during periods of steep declines in the stock market.

Segment Credits for a Buffer Segment Option are calculated using the point-to-point method as a percentage change in the value of the Reference Index from the Segment Start Date to the Segment End Date. A Buffer Segment Option will have the following crediting factors which will determine the Segment Credit:

•	Cap Rate – Maximum positive Index Change we will use in the calculation of the Segment Credit;

•	Participation Rate – Percentage multiplied by a positive Index Change, subject to the Cap Rate, to calculate the Segment Credit;

•	Index Allocation Percentages – The percentages used to calculate the portion of Index Change from each Index that will be used in the Aggregate Index Change for our Performance Blend Segment Option;

•	Segment Term Period – Period of time over which the change in the Reference Index is calculated;

•

Buffer Rate – Maximum negative Index Change the Company will absorb before applying a negative Segment Credit to your Segment Value. A negative Segment Credit will apply for any negative Index Change or Aggregate Index Change in excess of the Buffer Rate; and

•	Index Price – Closing price of the Reference Index on a Segment Start Date and Segment End Date we will use in calculating the Index Change.

The following grid describes how the Cap Rate, Participation Rate and Buffer Rate will impact the Segment Credit depending on Index performance:

Index Change	Segment Credit (payoff profile)
Index Change or Aggregate Index Change over the Segment Term Period is greater than or equal to the Cap Rate	Cap Rate multiplied by the Participation Rate

Index Change or Aggregate Index Change over the Segment Term Period is less than the Cap Rate but greater than zero	Index Change or Aggregate Index Change multiplied by the Participation Rate

Index Change or Aggregate Index Change over the Segment Term Period is less than zero by an amount that is less than the Buffer Rate(1)	Zero

Index Change or Aggregate Index Change over the Segment Term Period is less than zero by an amount that is more than the Buffer Rate(1)	Buffer Rate minus Index Change or Aggregate Index Change

(1)	Buffer Rate is expressed as an Absolute (Positive) Amount

The following examples illustrate how we calculate Segment Credits based on different levels of Index Change. All the examples assume no Withdrawals.

Example 2

For the four scenarios below, assume the following:

•	Cap Rate = 15%

•	Participation Rate = 100%

•	Segment Term Period = 1-Year

•	Buffer Rate = 10%

Scenario	Index Price on Segment Start Date	Index Price on Segment End Date	Index Change	Segment Credit
Scenario 1	2,000	2,500	25%	15% (= 15% x 100%)
Scenario 2	2,000	2,100	5%	5% (= 5% x 100%)
Scenario 3	2,000	1,900	-5%	0%
Scenario 4	2,000	1,500	-25%	-15% (= -25% + 10%)

Example 3

For the four scenarios below, assume the following:

•	Cap Rate = 50%

•	Participation Rate = 120%

•	Segment Term Period = 6-Year

•	Buffer Rate = 20%

Scenario	Index Price on Segment Start Date	Index Price on Segment End Date	Index Change	Segment Credit
Scenario 1	2,000	3,500	75%	60% (= 50% x 120%)
Scenario 2	2,000	2,100	5%	6% (= 5% x 120%)
Scenario 3	2,000	1,900	-5%	0%
Scenario 4	2,000	1,500	-25%	-5% (= -25% + 20%)

Example 4

For the four Performance Blend Segment scenarios below, assume the following:

•	Cap Rate = 60%

•	Participation Rate = 100%

•	Index Allocation Percentage1 = 50%

•	Index Allocation Percentage 2 = 30%

•	Index Allocation Percentage 3 = 20%

•	Segment Term Period = 6-Year

•	Buffer Rate = 10%

	Index X		Index Y		Index Z
Scenario	Index Price on Segment Start Date	Index Price on Segment End Date	Index Price on Segment Start Date	Index Price on Segment End Date	Index Price on Segment Start Date	Index Price on Segment End Date	Aggregate Index Change		Segment Credit
1	70	105	1,500	2,475	2,000	3,500	67	%(1)	60% (=60% x 100%)(2)
2	70	77	1,500	1,575	2,000	1,850	5%		5% (= 5% x 100%)
3	70	65.8	1,500	1,372.5	2,000	1,940	-5%		0%
4	70	58.8	1,500	1,050	2,000	1,600	-20%		-10% (= -20% + 10%)
(1)

Index X had an individual Index Change of (105/70)-1 = 50%, Index Y had an individual Index Change of (2475/1500)-1 = 65%, and Index Z had an individual Index Change of (3500/2000)-1 = 75%. Therefore, Index Z was the best performing index and uses Index Allocation Percentage 1. Index Y was the second best performing index and uses Index Allocation Percentage 2. Index X was the third best performing index and uses Index Allocation Percentage 3. The Aggregate Index Change is equal to (75% x 50%) + (65% x 30%) + (50% x 20%) = 67%

(2)	Because the Aggregate Index Change is positive and above the Cap Rate, the Segment Credit is equal to the Cap Rate times the Participation Rate

The portion of a Purchase Payment allocated to a Buffer Segment Option is placed in the Separate Account, where it may be invested in debt securities and derivative instruments that hedge market risks associated with the Company’s contractual obligation to pay Segment Credits on the Segment End Date based on the performance of the Reference Index. You do not participate in the investment performance of the Separate Account; nor do you have any claim on the assets held in the Separate Account.

Fundamentals of a Floor Segment Option

A Floor Rate establishes the maximum amount of negative Index Change that may be applied in the calculation of Segment Credits to the Segment Value. The Segment Credit on a Segment End Date will be negative if the value of the Reference Index on which the Segment Option is based declines.

Segment Credits for a Floor Segment Option are calculated using the point-to-point method as a percentage change in the value of the Reference Index from the Segment Start Date to the Segment End Date. A Floor Segment Option will have the following crediting factors which will determine the Segment Credit:

•	Cap Rate – Maximum positive Index Change we will use in the calculation of the Segment Credit;

•	Participation Rate – Percentage multiplied by a positive Index Change, subject to the Cap Rate, to calculate the Segment Credit;

•	Segment Term Period – Period of time over which the change in the Reference Index is calculated;

•	Floor Rate – Maximum negative Index Change we will use in the calculation of the Segment Credit; and

•	Index Price – Closing price of the Reference Index on a Segment Start Date and Segment End Date we will use in calculating the Index Change.

The following grid describes how the Cap Rate, Participation Rate and Floor Rate will impact the Segment Credit depending on Index performance:

Index Change	Segment Credit (payoff profile)
Index Change over the Segment Term Period is greater than or equal to the Cap Rate	Cap Rate multiplied by Participation Rate

Index Change over the Segment Term Period is less than the Cap Rate but greater than zero	Index Change multiplied by Participation Rate

Index Change over the Segment Term Period is less than zero by an amount that is less than the Floor Rate(1)	Index Change

Index Change over the Segment Term Period is less than zero by an amount that is greater than the Floor Rate(1)	Floor Rate(1)

(1)	Floor Rate is expressed as an Absolute (Negative) Amount

The following examples illustrate how we calculate Segment Credits based on different levels of Index Change. All the examples assume no Withdrawals.

Example 5

For the four scenarios below, assume the following:

•	Cap Rate = 15%

•	Participation Rate = 100%

•	Segment Term Period = 1-Year

•	Floor Rate = 10%

Scenario	Index Price on Segment Start Date	Index Pricing on Segment End Date	Index Change	Segment Credit
Scenario 1	2,000	2,500	25%	15% (= 15% x 100%)
Scenario 2	2,000	2,100	5%	5% (= 5% x 100%)
Scenario 3	2,000	1,900	-5%	-5%
Scenario 4	2,000	1,500	-25%	-10%

Example 6

For the four scenarios below, assume the following:

•	Cap Rate = 15%

•	Participation Rate = 110%

•	Segment Term Period = 2-Year

•	Floor Rate = 10%

Scenario	Index Price on Segment Start Date	Index Pricing on Segment End Date	Index Change	Segment Credit
Scenario 1	2,000	2,500	25%	16.5% (= 15% x 110%)
Scenario 2	2,000	2,100	5%	5.5% (= 5% x 110%)
Scenario 3	2,000	1,900	-5%	-5%
Scenario 4	2,000	1,500	-25%	-10%

The portion of a Purchase Payment allocated to a Floor Segment Option is placed in the Separate Account, where it may be invested in debt securities and derivative instruments that hedge market risks associated with the Company’s obligation to pay Segment Credits on the Segment End Date, based on the performance of the Reference Index. You do not participate in the investment performance of the Separate Account; nor do you have any claim on the assets held in the Separate Account.

Fundamentals of a Fixed Segment Option

A Fixed Segment Option guarantees the rate of interest that will be credited to the Segment Value daily. The interest rate is applied in a compounding fashion based on a 365-day year. The Segment Credit to a Fixed Segment Option cannot be negative. A Fixed Segment Option will have the following Crediting Factors which will determine the Segment Credit:

•	Segment Term Period – Period of time over which the declared Annual Interest Rate is applicable; and

•	Annual Interest Rate – Rate of interest that will be credited daily to a Fixed Segment Option.

Example 7

Assume the Annual Interest Rate for a 1-year Segment Term Period is 2%.

•	The Segment Value on the Segment Start Date = $100,000; and

•	The Segment Value halfway through the Segment Term Period = $100,000 * (1 + 0.02) ^ 0.5 = $100,995.05.

•	The Segment Value at the end of the Segment Term Period = $100,000 * (1 + 0.02) ^1 = $102,000.00.

The portion of a Purchase Payment allocated to a Fixed Segment Option is placed in the Separate Account, where it is invested in debt securities. You do not participate in the investment performance of the Separate Account; nor do you have any claim on the assets held in the Separate Account.

Cap Rates

Cap Rates establish the maximum positive Index performance used to calculate Segment Credits for Index-Linked Segment Options before the Participation Rate is applied. The initial Cap Rate is guaranteed for the first Segment Term Period only. New Cap Rates will become effective on each Segment Start Date. The Cap Rate for each Buffer Segment Option and Floor Segment Option is guaranteed never to be less than the Minimum Cap Rate of 2% for the 1-year Segment Term Periods and 4% for the 2-year Segment Term Periods. 6-year Segment Options are not renewable.

You will not know the Cap Rate for any Index-Linked Segment Option on the date the Contract is issued. But through our Initial Segment Term Period Bailout Provision, we will provide you a Bailout Cap Rate that will be specified in your Contract schedule. If the declared Cap Rate for a Segment Option to which you have allocated Contract Value is lower than the Bailout Rate specified in your Contract schedule, you may cancel your Contract for sixty (60) days after your Contract Date and received your Purchase Payment less any Withdrawals (see “Initial Segment Term Period Bailout Provision” for more information).

The Company determines daily indicative Cap Rates at the end of each Business Day for Segment Options and publishes them on our website, www.athene.com/individual-annuities. These indicative rates provide an estimate of how the Cap Rates may be set on the initial Segment Start Date, but they should not be construed as any guarantee of or limitation on how the Company may set the Cap Rates used for your Contract. We reserve the right not to publish daily rates for any reason we choose.

At least fifteen calendar days before each Segment End Date, we will Notify you of the Cap Rate for each available Segment Option for the new Segment Term Period. The Cap Rate for a new Segment Term Period may be higher, lower or equal to the Cap Rate for the current Segment Term Period and may be significantly lower than the Bailout Rate provided for the first Segment Term Period, but will not be less than the Minimum Cap Rate. You risk the possibility that the Cap Rate declared for a new Segment Term Period will be lower than you would find acceptable. You will have the choice of continuing in the Segment Option with the new Cap Rate or transferring your Segment Value to another available Segment Option. If the new Cap Rate is less than you find acceptable, you must give us Notice of any Transfer request no later than two Business Days prior to your next Segment Start Date. If you do not provide us a Transfer request or withdraw the Segment Value, you will stay in your current Segment Option subject to the new Cap Rate for the new Segment Term Period.

Participation Rate

The Participation Rate is a percentage that is multiplied by any positive Index Change, after the application of the Cap Rate, to calculate the Segment Credit for Index-Linked Segment Options. If the Participation Rate is higher than 100%, this may result in a Segment Credit that exceeds the Cap Rate. The Participation Rate is never applied to a negative Index Change. The initial Participation Rate is guaranteed for the first Segment Term Period only. A new Participation Rate will become effective on each Segment Start Date. The Participation Rate for each Buffer Segment Option and Floor Segment Option is guaranteed to never be less than the Minimum Participation Rate of 100%.

You will not know the Participation Rate for any Index-Linked Segment Option on the date the Contract is issued. But through our initial Segment Term Period Bailout Provision, we will provide you a Bailout Participation Rate that will be specified in your Contract schedule. If the declared Participation Rate for a Segment Option to which you have allocated Contract Value is lower than the Bailout Rate specified in your Contract schedule, you may cancel your Contract for sixty (60) days after your Contract Date and receive your Purchase Payment less any Withdrawals (see “Initial Segment Term Period Bailout Provision” for more information).

The Company determines daily indicative Participation Rates at the end of each Business Day for Segment Options and published them on our website, www.athene.com/individual-annuities. These indicative rates provide an estimate of how the Participation Rates may be set on the Initial Segment Start Date, but they should not be construed as any guarantee of or limitation on how the Company may set the Participation Rates used for your Contract. We reserve the right not to publish daily rates for any reason we choose.

We declare a new Participation Rate for each new Segment Term Period of a Segment Option that will not be less than the Minimum Participation Rate. At least fifteen calendar days before each Segment End Date, we will Notify you of the Participation Rate for each available Segment Option for the new Segment Term Period. The Participation Rate for a new Segment Term Period may be higher, lower or equal to the Participation Rate for the current Segment Term Period and may be significantly lower than the Bailout Rate provided for the first Segment Term Period. If it is lower, it will reduce your opportunity to receive a positive Segment Credit. You risk the possibility that the Participation Rate declared for a new Segment Term Period will be lower than you would find acceptable. We will Notify you of the new Participation Rate at least fifteen calendar days prior to your Segment End Date. You will have the choice of continuing in the Segment Option with the new Participation Rate or transferring your Segment Value to another available Segment Option. If the new Participation Rate is less than you find acceptable, you must give us Notice of your requested Transfer no later than two Business Days prior to your Segment Start Date. You may also request a Withdrawal of the Segment Value on the Segment End Date. If you do not provide us a Transfer request or withdraw the Segment Value you will stay in your current Segment Option subject to the new Participation Rate for the next Segment Term Period.

Annual Interest Rate

The Annual Interest Rate is used in the calculation of Segment Credits for the Fixed Segment Options. It is the rate of interest that is credited to the Segment Value over the Segment Term Period. The initial Annual Interest Rate is guaranteed for the first Segment Term Period only. If the Annual Interest Rate declared for the first Segment Term Period for a Segment Option to which you have allocated Contract Value is lower than the Bailout Rate specified in your Contract schedule, you may cancel your Contract for sixty (60) days after your Contract Date and receive your Purchase Payment less any Withdrawals (see “Initial Segment Term Period Bailout Provision” for more information). A new Annual Interest Rate will become effective on each Segment End Date. The Annual Interest Rate for each Fixed Segment Option is guaranteed to never be less than the Minimum Annual Interest Rate shown on your Contract schedule. The Minimum Annual Interest Rate will not be less than 1.00%.

We declare a new Annual Interest Rate for each new Segment Term Period of a Fixed Segment Option. The Annual Interest Rate for a new Segment Term Period may be higher, lower, or equal to the Annual Interest Rate for the current Segment Term Period and may be significantly lower than the Bailout Rate provided for the first Segment Term Period, but will never be less than the Minimum Annual Interest Rate. You risk the possibility that the Annual Interest Rate declared for a new Segment Term Period will be lower than you would find acceptable. We will Notify you of the new Annual Interest Rate at least fifteen calendar days prior to your Segment End Date. You will have the choice of continuing in the Segment Option with the new Annual Interest Rate, transferring your Segment Value to another available Segment Option or withdrawing the Segment Value. If the new Annual Interest Rate is less than you find acceptable, you must give us Notice of a Transfer request no later than two Business Days prior to your Segment Start Date. If you do not inform us that you want to Transfer your Segment Value to another Segment Option or withdraw the Segment Value, you will stay in your current Segment Option subject to the new Annual Interest Rate for the next Segment Term Period.

Segment Term Period

The Segment Term Period for each Segment Option will be shown on the Contract schedule. Segment Term Periods are one, two, or six years. Segment Options with six-year Segment Term Periods are not renewable. Upon expiration of each Segment Option with one and two-year Segment Term Periods, a new Segment Term Period will begin. Segment Options beyond the Withdrawal Charge Period will be limited to one-year Segment Term Periods. Please see the “Setting Your Segment Start and End Date” section for further details.

Setting the Cap Rates, Participation Rates, Segment Fee, and Annual Interest Rates

The Company retains the right to change the current Cap Rate, Participation Rate, and Annual Interest Rate for each applicable Segment Option on a Segment End Date at its discretion, subject to the Minimum Cap Rate,

Minimum Participation Rate, and Minimum Annual Interest Rate for each Segment Option. The Company considers a number of factors when determining whether to make such a change, including, but not limited to, the following:

•	Changes in derivative, equity, and/or fixed income instrument valuations;

•	Increases in hedging costs that have an impact on the Company’s ability to offer the Contract;

•	Derivative market changes that impact availability and structure of derivative instruments used to hedge market risk associated with the reference Indices;

•	Negative fixed income instrument default experience realized by the Company;

•	Changes in Company and/or Contract cost structure due to regulatory or other business management concerns; and

•	Unanticipated Owner experience that varies from our actuarial assumptions.

We manage the market risk associated with our obligation to provide Segment Credits for Index-Linked Segment Options in part by trading call and put options and other derivative instruments on the available Indices. The costs of the call and put options and other derivative instruments vary based on market conditions, and we may adjust future Cap Rates and Participation Rates based on these changes. You bear the risk that we may reduce the Cap Rate and Participation Rates for future Segment Term Periods, which will reduce the amount of positive Segment Credit that you may receive. We determine the applicable Cap Rates and Participation Rate for each Segment Option at our sole discretion. Rates offered on Segment Option renewals may be different from those offered to new investors.

We also consider various factors in determining the Floor Rates, Buffer Rates, Segment Fees, and Annual Interest Rates at the time we issue the Contract, including available investment returns, the cost of our risk management techniques, sales commissions, administrative expenses, regulatory and tax requirements, general economic trends, and competitive factors. We determine the Floor Rates, Buffer Rates, Segment Fees, and Annual Interest Rates at our sole discretion.

Initial Segment Term Period Bailout Provision

We declare the Cap Rate, Participation Rate and Annual Interest Rate for the initial Segment Term Period on the Segment Start Date. You will not know the applicable rates at the time you purchase your Contract. But if the declared Cap Rate, Participation Rate or Annual Interest Rate for a Segment Option to which you have allocated Contract Value is lower than the Bailout Rate specified in your Contract Schedule, you may cancel the Contract during the first sixty (60) days after your Contract Date and receive your Purchase Payment less any Withdrawals. No Withdrawal Charge, Interest Adjustment, or Equity Adjustment will apply if you exercise this provision. The Bailout Rate will be available to you when you submit your application.

Taking advantage of this provision may have tax consequences. You should consult your Financial Professional and/or tax advisor for more information.

9. Transfers on Segment End Dates

Transfers Between Segment Options by Request

At least fifteen calendar days prior to the Segment End Date, we will Notify you of the Cap Rates, Participation Rates, and Annual Interest Rates applicable to available Segment Options for the next Segment Term Period. Cap Rates, Participation Rates, and Annual Interest Rates offered at renewal may be different from the Cap Rates, Participation Rates, and Annual Interest Rates offered to new investors. If you want to transfer Segment Value to one or more Segment Option(s), you must Notify us at least two Business Days prior to the next Segment Start Date. Each Segment Option from which you transfer Contract Value must be at the end of a Segment Period Term. If you do not provide us Notice requesting a transfer or Withdraw Segment Value on the Segment End Date, your Contract Value will remain in the same Segment Option(s) subject to the new Cap Rates, Participation Rates, and Annual Interest Rates, as applicable. Cap Rates, Participation Rates, and Annual Interest Rates for the new Segment Term Period will not change from the date you receive the renewal letter to the next Segment Start Date.

Segment Options with a six-year Segment Term Period are not renewable. If you do not request a transfer of the Segment Value of an expiring Segment Option with a six-year Segment Term Period or withdraw the Segment Option Value, we will allocate the Segment Option Value to the Fixed Segment Option with the shortest Segment Term Period. Segment Options beyond the Withdrawal Charge Period will be limited to one-year Segment Term Periods. Segment Options with a two-year Segment Term Period expiring on or after the last day of the Withdrawal Charge Period will automatically transfer the Segment Option Value to their one-year counterparts at the end of the Segment Term Period, unless you instruct otherwise.

10. Contract Values

Withdrawals from Contract Value will be subject to an Interim Value calculation and the deduction of any applicable Withdrawal Charge. The proceeds you receive from the Withdrawal in the form of a partial Withdrawal, a surrender of the Contract, or the payment of the Death Benefit will be calculated by applying the Interim Value calculation to the Contract Value as described below and deducting from the Interim Value any applicable Withdrawal Charge.

We will calculate your Interim Value at the end of each Business Day and will publish the value on our customer portal (www.athene.com/MyAthene) on the following Business Day. We reserve the right to not publish the Interim Value for any reason we choose. You may determine the Interim Value as of the previous Business Day by calling our Administrative Office. The Interim Value is equal to the sum of the Segment Interim Values.

Contract Value

Contract Value at any time is equal to the sum of the Segment Values.

Segment Value

The Segment Value for any Segment Option on the initial Segment Start Date is the amount of the Holding Account allocated to the Segment Option. On any other day, your Segment Value for a Segment Option is equal to A - B + C + D - E - F, where:

A	is the Segment Value as of the previous day;

B	is the Segment Fee amount deducted from the Segment Option on this date;

C	is the amount of any Segment Credit applied to the Segment Option on this date;

D	is any amount transferred from your Contract’s other Segment Options to this Segment Option on this date; and

E	is any amount transferred from this Segment Option to your Contract’s other Segment Options on this date.

F	is any Withdrawals deducted from the Segment Option on this date;

Index-Linked Segment Option Segment Credits will be applied and transfers to and from a Segment Option will occur only on a Segment End Date.

Segment Credit applied to your Segment Value and any transfer request will be reflected on your next account statement. You may determine the amount of any Segment Credit that has accrued to any Fixed Segment Option after the last Segment End Date by calling our Administrative Office. Unless you have requested transfers or rebalancing, your Segment Value at the beginning of the new Segment Term Period will equal your Segment Value as of the Segment End Date after the application of the Segment Credit.

Segment Interim Value

The Interim Value calculation consists of two parts: an Interest Adjustment and an Equity Adjustment, which are calculated separately for each Segment Option to which you allocate Contract Value. An Interest Adjustment will apply if you take a Withdrawal from a Fixed Segment Option or an Index-Linked Segment Option at any time during the first six Contract Years, including on a Segment End Date. An Equity Adjustment will apply if you take a Withdrawal from an Index-Linked Segment Option on any date other than a Segment End Date. The Segment Interim Value is equal to the Segment Value adjusted for any applicable Interest Adjustment and Equity Adjustment.

The purpose of the Interim Value calculation is to approximate changes in the market value of debt securities and derivative instruments supporting your Contract, which we sell to fund the Withdrawal. The Interest Adjustment, which may be positive or negative, reflects changes in the value of debt instruments based on changes in market interest rates. The Equity Adjustment, which also may be positive or negative, reflects the changes in the value of derivative instruments that hedge market risks associated with our contractual obligation to apply Segment Credits to Index-Linked Segment Options, based on the performance of the Reference Index on the Segment End Date. The Withdrawal proceeds you receive will reflect positive or negative adjustments assessed by way of any applicable Interest Adjustment and Equity Adjustment as well as the deduction of any applicable Withdrawal Charge.

On any day, the Segment Interim Value for an Index-Linked Segment Option is equal to A + B + C, where:

A	is the Segment Value on of this date;

B	is any applicable Interest Adjustment on this date; and

C	is any applicable Equity Adjustment on this date.

The Equity Adjustment is equal to zero on any Segment End Date.

On any day, the Segment Interim Value for any Fixed Segment Option is equal to A + B, where:

A	is the Segment Value on this date; and

B	is any applicable Interest Adjustment on this date.

For examples of how we calculate the Segment Interim Value, please see Appendix A.

Interest Adjustment

The Company invests in fixed income assets to support the value of the Segment Options. Upon any Withdrawal, including annuitization, death, partial Withdrawal, or surrender, the Company must sell a portion of these assets. The Interest Adjustment approximates the change in value of the fixed income assets that are sold to fund any distribution from the Contract. It is applied consistently across all Segment Options available in the Contract and does not relate specifically to any particular fixed income assets supporting the Contract. The Interest Adjustment applies only during the first six Contract Years (when a Withdrawal Charge may apply). The Interest Adjustment is equal to zero after the expiration of the Withdrawal Charge Rate Schedule.

On any day, the total Interest Adjustment for any Segment Option equals (A x B) where:

A	is the Segment Value on this date, immediately prior to any Withdrawal; and

B	is the Interest Adjustment Factor.

The Interest Adjustment Factor for any Segment Option equals (RN/12 -1), where:

N	is the number of complete months remaining before the Withdrawal Charge Rate Schedule expires; and

R	is equal to (1 + A) / (1 + B), where:

A	is the Beginning Interest Adjustment Index Value; and

B	is the Closing Interest Adjustment Index Value.

The Beginning Interest Adjustment Index Value is equal to the closing price of the Interest Adjustment Index on the Contract Date. The Closing Interest Adjustment Index Value is equal to the closing price of the Interest Adjustment Index on the day we calculate the Segment Interim Value. The Interest Adjustment Index is the 7 Year Point on the A Rated US Bloomberg Fair Value Curve.

If the closing price of the Interest Adjustment Index on the day the Interest Adjustment is calculated is greater than the closing price of the index on the Contract Date, the Interest Adjustment will be negative and will decrease the Segment Interim Value. If the closing price of the Interest Adjustment Index on the day the Interest Adjustment is calculated is less than the than the closing pricing of this Index on the Contract Date, the Interest Adjustment will be positive and will increase the Segment Interim Value.

You may obtain the daily price of the Interest Adjustment Index by contacting us. If a closing price of the Interest Adjustment Index is not available on any day for which a closing price is needed, then the closing price as of the first preceding Business Day for which a closing price is available will be used.

If the Interest Adjustment Index is discontinued, we are unable for any reason to utilize it, or the calculation of these values are substantially changed, we may substitute another method of determining the values that will be used in the above calculation and will inform you of such change at your last known address on file with us.

Equity Adjustment

The Equity Adjustment is designed to approximate the change in market value of the derivative instruments that hedge risks associated with our obligation to apply Segment Credits to Index-Linked Segment Options, based on the performance of the Reference Index on the Segment End Date. It does not relate to any particular derivative instrument(s) supporting the Contract. The adjustment accounts for the applicable Cap Rate, Participation Rate, Index Allocation Percentages, Buffer Rate or Floor Rate by using the Black-Scholes pricing model to track the value of a hypothetical set of derivatives on days other than a Segment End Date. The inputs used in the Black-Scholes method are consistent with market prices that reflect the estimated cost of exiting the hypothetical derivatives before the Segment End Date. At any point in time, the difference in the value of the hypothetical derivatives on this date and on the Segment Start Date is equal to the Equity Adjustment factor. The Equity Adjustment may be negative even when the value of the Reference Index has increased or a decline in the value of the Reference Index is within the amount of the applicable Floor or Buffer.

On any Segment End Date, the Equity Adjustment will be equal to zero and will not result in any adjustment to a Withdrawal. You may avoid an Equity Adjustment by taking Withdrawals on a Segment End Date.

The total Equity Adjustment for any Index-Linked Segment Option equals (A x B) where:

A	is the Segment Value on this date, immediately prior to any Withdrawal; and

B	is the Equity Adjustment Factor applicable to that Segment Option.

The following hypothetical derivatives are utilized in the calculation of the Equity Adjustment Factor for the Buffer Segment Options and/or Floor Segment Options:

•	At-the-money call (ATM Call): This is an option to buy a position in the Reference Index on the next Segment End Date at a strike price equal to the price of the Index on the Segment Start Date;

•

Out-of-the-money call (OTM Call): This is an option to buy a position in the Reference Index on the next Segment End Date at a strike price equal to the price of the Index on the Segment Start Date x (1 + Cap Rate);

•

Out-of-the-money put (OTM Put): This is an option to sell a position in the Reference Index on the next Segment End Date at a strike price equal to the price of the Index on the Segment Start Date x (1—Buffer Rate) or with a strike price equal to the price of the Index on the Segment Start Date x (1 – Floor Rate), depending on which Segment Option is being evaluated; and

•	At-the-money put (ATM Put): This is an option to sell a position in the Reference Index on the next Segment End Date at a strike price equal to the price of the Index on the Segment Start Date.

For Buffer Segment Options, the value of the derivative instruments is equal to (ATM Call– OTM Call) x Participation Rate – OTM Put. For Floor Segment Options, the value of the derivative instruments is equal to (ATM Call– OTM Call) x Participation Rate – ATM Put + OTM Put.

The Equity Adjustment Factor for any Segment Option is equal to A – B, where:

A	is the value of the derivative instruments on the day we calculate the Segment Interim Value; and

B	is the value of the derivative instruments on the Segment Start Date for the applicable Segment Option.

The Performance Blend Segment Option requires additional steps to determine the Equity Adjustment Factor:

•	For A and B defined above, the value of the derivative instruments for each of the underlying indices is calculated independently using the Black-Scholes Method.

•

Weights are assigned based on the relative value of the derivative instruments across the underlying indices to produce an aggregate derivative instrument value for the Performance Blend Segment Option.

•	50% weight is assigned to the index with the highest value of derivative instruments on the date in question.

•	30% weight is assigned to the index with the second highest value of derivative instruments on the date in question.

•	20% weight is assigned to the index with the lowest value of derivative instruments on the date in question.

For an example of how we calculate Equity Adjustment Factor for a Performance Blend Segment Option, please see Appendix A.

The following Black-Scholes Method inputs are used in the calculation of the Equity Adjustment:

•

Volatility – This input varies with the amount of time remaining in the Segment Term Period and the ratio of the current price to the strike price (referred to as the moneyness of the option) at the time of the calculation.

To derive a volatility input for your Segment Option, we use daily quotes of implied volatility that we receive from independent third-parties. Implied volatility quotes are obtained for two at-the-money options with the closest maturity before and after the Segment End Date of your Segment Option, as well as for the two options with the same maturity as your Segment Option and with the closest moneyness value above and below the moneyness of your Segment Option.

We calculate the implied volatility input of your Segment Option as follows:

(1)	Calculate the implied volatility of an option with the same moneyness as your Segment Option, but with the closest maturity before the Segment End Date by linearly interpolating between:

a.	An option with the closest maturity before the Segment End Date, but with the closest moneyness above the moneyness of your Segment Option; and

b.	An option with the closest maturity before the Segment End Date, but with the closest moneyness below the moneyness of your Segment Option.

(2)	Calculate the implied volatility of an option with the same moneyness as your Segment Option, but with the closest maturity after the Segment End Date by linearly interpolating between:

a.	An option with the closest maturity after the Segment End Date, but with the closest moneyness above the moneyness of your Segment Option; and

b.	An option with the closest maturity after the Segment End Date, but with the closest moneyness below the moneyness of your Segment Option.

(3)	Calculate the implied volatility input for your Segment Option by linearly interpolating between (1) and (2) above.

•	Index Dividend Yield – On a daily basis we will receive the average annual dividend yield across the Reference Index for the Segment Option as provided by an independent third-party.

•

Swap Rate – We use key derivative swap rates provided by an independent third-party. Swap rates are obtained for maturities adjacent to the actual time remaining in the Segment Term Period at the time of the calculation. We use linear interpolation to derive the exact remaining duration rate needed as the input.

Access to your Contract Value

During the Accumulation Phase before the Death Benefit becomes payable under the Contract, you may request a partial Withdrawal or surrender your Contract. The minimum Withdrawal you may request from your Contract at any time is $500. Partial Withdrawal or surrender will be subject to any applicable Interest Adjustment and an Equity Adjustment, and any partial Withdrawals in excess of the Free Withdrawal amount or surrender during the first six Contract Years will also be subject to a Withdrawal Charge. If you request a partial Withdrawal that causes your Contract Value to be less than $2,000, we will treat the request as a surrender of the Contract for the entire Contract Value.

Proceeds payable on a Withdrawal or surrender may be reduced by any applicable Interest Adjustment, Equity Adjustment or Withdrawal Charge. The Interest Adjustment, which applies to all Withdrawals and surrenders during the first six Contract Years, will be negative if interest rates have risen since your Contract Date. The Equity Adjustment, which applies to Withdrawals and surrenders from Index-Linked Segment Options before the Segment End Date, may be negative even when the value of the Reference Index has increased or declined less than the Buffer Rate for a Buffer Segment Option. Similarly, the Equity Adjustment may reduce the Segment Interim Value of a Floor Segment Option by more than the applicable Floor Rate. During the first six Contract Years, the Withdrawal Charge will further reduce proceeds payable on a Withdrawal greater than the Free Withdrawal amount or on a surrender of the Contract.

The calculation of the Interest Adjustment will be identical for each Segment Option. The calculation of the Equity Adjustment will differ depending on whether the Segment Option is a Floor Segment Option or Buffer

Segment Option, the length of the Segment Term Period, and the time remaining in the Segment Term Period. These differences depend on current market conditions and cannot be known in advance. If you have allocated funds to multiple Segment Options, before taking a Withdrawal, you should discuss with your Financial Professional whether to take a Withdrawal from a particular Segment Option. Withdrawals or surrenders may also be subject to income tax, and to an additional 10% federal penalty tax (see the “Tax Information” section for additional information). You should consult your tax advisor before taking a Withdrawal.

To request a partial Withdrawal or surrender, you must submit a Notice in Good Order to our Administrative Office. You must provide the consent of all Owners and irrevocable Beneficiaries before we will process the Withdrawal request. Your Notice must specify the amount that is to be withdrawn either as a total dollar amount or as a percentage of the Contract Value.

Values are determined at the end of each Business Day. If we receive a Notice in Good Order by 4:00 p.m. Eastern Time on a Business Day, the request will use the values calculated at the end of that Business Day. If we receive a Notice in Good Order after 4:00 p.m. Eastern Time, the request will use the values calculated at the end of the next Business Day. All requests received during the same Business Day will be combined for the purpose of calculating Segment Interim Values. Unless you direct otherwise, we will take the Withdrawal first from the Fixed Segment Options, beginning with the Fixed Segment Option with the shortest Segment Term Period. To the extent there are not enough funds in the Fixed Segment Options to cover a partial Withdrawal, we will deduct the remaining balance from other Segment Options, beginning with Segment Options that have the shortest Segment Term Period. If you have multiple Segment Options with the same Segment Term Period, we will deduct the remaining balance pro rata across those Segment Options.

We may defer payments we make under this Contract for up to six months if the insurance regulatory authority of the state in which we issued the Contract approves such deferral. We will apply interest to the deferred payments, if required by state law.

The following example shows the effect of a Withdrawal, the Equity Adjustment and the Interest Adjustment on the remaining Segment Value and the proceeds paid to the Contract Owner

Example 8—Effect of a Withdrawal on the Segment Interim Value
Equity Adjustment Factor	-16.89%
Interest Adjustment Factor	2.77%
Contract Value on the Segment Start Date	$100,000.00

Immediately Before Withdrawal
Segment Value	$99,525.00
Total Equity Adjustment	$-16,809.77[1]
Total Interest Adjustment	$2,756.84[2]
Segment Interim Value	$85,472.07

Withdrawal
Withdrawal Amount	$20,000.00
Equity Adjustment attributable to the Withdrawal	$-3,378.00[3]
Interest Adjustment attributable to the Withdrawal	$554.00[4]
Withdrawal Charge	$-800.00[5]
Net Withdrawal Amount paid to Contract Owner	$16,376.00

Immediately After Withdrawal
Resulting Segment Value	$80,000.00

(1)	Total Equity Adjustment = 99,525 x -16.89% = (16,809.17)
(2)	Total Interest Adjustment = 99,525 x 2.77% = 2,756.84

(3)	Equity Adjustment attributable to Withdrawal = 20,000 x -16.89% = (3,378)
(4)	Interest Adjustment attributable to Withdrawal = 20,000 x 2.77% = 554
(5)

Assumes 8% Withdrawal Charge applies and that no other Withdrawals have occurred since the last Contract Anniversary. 10% of the 100,000 may be taken without a Withdrawal Charge under the Free Withdrawal provision, so only the remaining 20,000 – 10,000 = 10,000 is charged

Free Withdrawals

A Free Withdrawal is a Withdrawal amount on which no Withdrawal Charges apply. An Interest Adjustment and Equity Adjustment will still apply. The Free Withdrawal amount available in any Contract Year is equal to 10% of the Contract Value as of the previous Contract Anniversary. Any unused portion of the Free Withdrawal amount for a Contract Year cannot be carried over to the following Contract Year.

If the amount of a partial Withdrawal in any Contract Year exceeds the Free Withdrawal amount for that Contract Year, the excess Withdrawal will be subject to any applicable Withdrawal Charge. If the Owner surrenders the Contract, a Withdrawal Charge will be applied to any Free Withdrawal previously taken during the same Contract Year.

The Example below shows the effect of the Free Withdrawal amount on the remaining Segment Value and the proceeds paid to the Contract Owner.

Example 9—Effect of a Free Withdrawal on the Segment Interim Value
Equity Adjustment Factor	-16.89%
Interest Adjustment Factor	2.77%
Contract Value on the Segment Start Date	$100,000.00

Immediately Before Withdrawal
Segment Value	$99,525.00
Total Equity Adjustment	$-16,809.77[1]
Total Interest Adjustment	$2,756.84[2]
Segment Interim Value	$85,472.07

Withdrawal
Withdrawal Amount	$10,000.00
Equity Adjustment attributable to the Withdrawal	$-1,689.00[3]
Interest Adjustment attributable to the Withdrawal	$277.00[4]
Withdrawal Charge	$0
Net Withdrawal Amount paid to Contract Owner	$8,588.00

Immediately After Withdrawal
Resulting Segment Value	$90,000.00

(1)	Total Equity Adjustment = 99,525 x -16.89% = (16,809.17)
(2)	Total Interest Adjustment = 99,525 x 2.77% = 2,756.84
(3)	Equity Adjustment attributable to Withdrawal = 10,000 x -16.89% = (1,689)
(4)	Interest Adjustment attributable to Withdrawal = 10,000 x 2.77% = 277

Required Minimum Distribution

If your Contract is subject to minimum distribution requirements under Internal Revenue Code Section 401(a)(9), any Withdrawal of a minimum distribution required under Section 401(a)(9) with respect to the Contract (a “Required Minimum Distribution”), as calculated by us, will not be subject to Withdrawal Charges. Any Withdrawal made to satisfy required minimum distribution requirements will count towards your Free Withdrawal Amount and will be subject to an Equity Adjustment and Interest Adjustment. If the Owner surrenders the Contract, a Withdrawal Charge will be applied to any Free Withdrawal previously taken during the same Contract Year, including any Required Minimum Distribution Withdrawals. Required Minimum Distributions will incur a Withdrawal Charge if the Owner previously took a Withdrawal in the same Contract Year to satisfy the required minimum distribution requirement under this Contract. In this circumstance, the Owner must wait until the next Contract Anniversary to take their Required Minimum Distribution without incurring a Withdrawal Charge.

Confinement Waiver

During the Accumulation Phase after the first Contract Year and before the Death Benefit becomes payable under the Contract, we will waive the Withdrawal Charge on a Withdrawal (including a partial Withdrawal or full surrender) if the following requirements are met:

•	any Owner (or, if the Owner is a non-natural person, any Annuitant), is confined to a Qualified Care Facility;
•	confinement continues for at least sixty (60) consecutive days;

•	confinement begins at least one year after the Contract Date;

•	confinement is recommended in writing by a Physician; and

•	we receive the Withdrawal request and the Physician’s recommendation no later than ninety (90) days following the date the confinement has ceased.

Any applicable Interest Adjustment and Equity Adjustment will still apply. A “Qualified Care Facility” means a Convalescent Care Facility, Hospice Facility or Hospital as described below:

•

Convalescent Care Facility means an institution which: (i) is licensed by the State as a convalescent nursing facility, a qualified nursing facility, a convalescent hospital, a convalescent unit of a Hospital, an intermediate care facility, or a custodial care facility; and (ii) is primarily engaged in providing, in addition to room and board accommodations, continuous nursing service by or under the supervision of a Physician or a licensed registered nurse (R.N.); and (iii) maintains a daily record of each patient which is available for our review; and (iv) administers a planned program of observation and treatment by a Physician (which for purposes of this provision also cannot be the proprietor or an employee of such facility) which is in accordance with existing standards of medical practice for the confinement.

•

Convalescent Care Facility does not include any facility, or any part of a facility, used primarily for: rest care, training or education, or the treatment of alcoholism or chemical dependency. Examples of such excluded facilities include (but are not limited to): spas, retreats, and alcohol and drug rehabilitation clinics.

•

Hospice Facility means an institution which provides a formal program of care for terminally ill patients whose life expectancy is less than 6 months, provided on an inpatient basis and directed by a Physician. It must be licensed, certified or registered in accordance with State law.

•

Hospital means an institution which: (i) is licensed as a hospital and operated pursuant to law; and (ii) is primarily engaged in providing or operating (either on its premises or in facilities available to the hospital on a prearranged contractual basis and under the supervision of a staff of one or more duly licensed Physicians) diagnostic and surgery facilities for the medical care and treatment of injured and sick persons on an inpatient basis for which a charge is made; and (iii) provides 24-hour nursing service by or under the supervision of a licensed registered nurse (R.N.).

•

Hospital does not include any facility, or any part of a facility, used primarily for: rest care, training or education, or the treatment of alcoholism or chemical dependency. Examples of such excluded facilities include (but are not limited to): spas, retreats, and alcohol and drug rehabilitation clinics.

Physician for purposes of this provision means a doctor of medicine or osteopathy legally authorized to practice medicine by the State in which he/she performs such function. The Physician cannot be you, an

Annuitant, a Beneficiary, or a member of your, an Annuitant’s, a Beneficiary’s immediate family, including a husband, wife, domestic partner, civil union partner, child, sibling, parent, grandparent, grandchild, cousin, aunt, uncle, niece, nephew and any of their Spouses, domestic partners or civil union partners. State for purposes of this provision means each state of the United States of America, as well as the District of Columbia, the Commonwealth of Puerto Rico, the Virgin Islands, Guam and American Samoa.

We reserve the right to obtain, at any time, an additional opinion or an examination of the ill Owner from a Physician that we designate at our expense. Should this opinion differ from that of the Owner’s Physician, the opinion of our Physician will prevail.

The Confinement Waiver terminates upon the change or addition of an Owner (or if the Owner is a non-natural person and the Annuitant is changed or an additional Annuitant is added), except through continuation of the Contract as a surviving spouse.

This provision may vary by state, please see Appendix B (“State Variation Chart”).

Terminal Illness Waiver

During the Accumulation Phase after the first Contract Year and before the Death Benefit becomes payable, we will waive the Withdrawal Charge on a requested Withdrawal (including a partial Withdrawal or full surrender) if the following requirements are met:

•	any Owner (or, if the Owner is a non-natural person, any Annuitant), is diagnosed with a Terminal Illness;

•	the initial diagnosis occurs at least one year after the Contract Date; and

•	the Withdrawal request is accompanied by a certification of Terminal Illness prepared by a Physician who has examined the ill Owner and is qualified to provide the certification.

Any applicable Interest Adjustment or Equity Adjustment will still apply.

Terminal Illness means an illness that is expected to cause death within twelve (12) months.

Physician for purposes of this provision means a doctor of medicine or osteopathy legally authorized to practice medicine by the State in which he/she performs such function. The Physician cannot be you, an Annuitant, a Beneficiary, or a member of your, an Annuitant’s, a Beneficiary’s immediate family, including a husband, wife, domestic partner, civil union partner, child, sibling, parent, grandparent, grandchild, cousin, aunt, uncle, niece, nephew and any of their Spouses, domestic partners or civil union partners. State for purposes of this provision means each state of the United States of America, as well as the District of Columbia, the Commonwealth of Puerto Rico, the Virgin Islands, Guam and American Samoa.

We reserve the right to obtain, at any time, an additional opinion or an examination of the ill Owner from a Physician that we designate at our expense. Should this opinion differ from that of the ill Owner’s Physician, the opinion of our Physician will prevail.

The Terminal Illness waiver terminates upon the change or addition of an Owner (or if the Owner is a non-natural person and the Annuitant is changed or an additional Annuitant is added), except through continuation of the Contract as a surviving spouse.

This provision may vary by state, please see Appendix B (“State Variation Chart”).

The Separate Account

The Separate Account, in which we hold reserves for guarantees we provide under the Contract, is established under Iowa law. The portion of the assets of the Separate Account equal to the reserves and other

Contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business we conduct. Contract Owners do not participate in the performance of assets held in the Separate Account and do not have any claim on such assets. The Separate Account is not registered under the Investment Company Act of 1940.

We own the assets of the Separate Account, as well as any favorable investment performance on those assets. We are obligated to pay all money we owe under the Contract. If the obligation exceeds the assets of the Separate Account, funds will be transferred to the Separate Account from our General Account. We may, as permitted by applicable State law, transfer all assets allocated to the Separate Account to our General Account. We guarantee all benefits relating to your value in the Contract, regardless of whether assets supporting it are held in the Separate Account or our General Account. A Contract Owner should look to the financial strength of the Company for its claims-paying ability. Our current plans are to invest assets held in the Separate Account in debt securities, including corporate bonds, mortgage-backed and asset-backed securities, and government and agency issues and derivative instruments. We may also invest in interest rate swaps. We, however, are not obligated to invest the assets according to any particular plan, except as we may be required to by applicable State insurance laws.

The General Account

The General Account holds all our assets other than assets in our Separate Accounts. The General Account assets support the guarantees under the Contract as well as our other general obligations. The General Account is not registered under the Investment Company Act of 1940. The guarantees in this Contract are subject to the Company’s financial strength and claims-paying ability. The General Account is subject to the regulation and supervision by the Iowa Insurance Department and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.

Assets in the general account are not segregated for the exclusive benefit of any particular Contract or obligation. General account assets are also available to the insurer’s general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. For more information about the Company’s financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings are subject to change and have no bearing on the performance of the Segment Options to which you may allocate your Contract Value.

11. Statements

Account Statements will be provided to you periodically, but not less frequently than annually by us, your IRA custodian, or a designated third party.

12. Annuity Phase

When you purchase the Contract, we will set the Annuity Date as of the Contract Anniversary on or first following the later of the Annuitant attaining age 95, or the 10th Contract Anniversary. In the case of Joint Annuitants, the Annuity Date will be set based on the age of the older Joint Annuitant. You may select an earlier Annuity Date, which may be any time after the Contract Date, by Notice provided to us. The revised Annuity Date must be at least 10 days after our receipt of your Notice.

Annuity Payments will commence on the Annuity Date if:

•	All Owners are natural persons and all the Owners and at least one Annuitant are alive on the Annuity Date; or

•	If any Owner is a non-natural person and all Annuitants are alive on the Annuity Date.

Election of Option

On the Annuity Date, the Interim Value will be applied to provide Annuity Payments to you or a payee you designate in accordance with the applicable Settlement Option elected by the Owner or if no Settlement Option was elected, one of the following two payment provisions will apply:

•	If there is one living Annuitant on the Annuity Date, the Interim Value will be applied to provide Annuity Payments for the longer of the lifetime of the Annuitant or five years; or

•

If there are two living Joint Annuitants on the Annuity Date, the Interim Value will be applied to provide Annuity Payments in the same monthly amount for the longer of the lifetimes of both Joint Annuitants or five years.

An election of a Settlement Option must be made in writing by the Owner prior to the Annuity Date and is irrevocable on or after the Annuity Date.

Additionally, the Beneficiary may elect to receive the Death Benefit under one of the Settlement Options described below, subject to the satisfaction of section 72(s) of the Internal Revenue Code, as amended. Any election of a Settlement Option by a Beneficiary must be made in writing and is irrevocable on or after the date payments begin. For purposes of the Settlement Options below, the Beneficiary will be the Annuitant.

A lump sum along with a Settlement Option may be elected. The amount applied under the Settlement Option must be at least $5,000.

Payments made quarterly, semiannually or annually may be elected in lieu of monthly payments. Payments less than $100 will only be made annually.

Settlement Options

No future payments under any option except as provided by law may be assigned or transferred.

Option 1: Life Annuity

Monthly payments will be made during the lifetime of the Annuitant. The monthly payments will cease on the death of the Annuitant. No payments will be due after the death of the Annuitant. If the Annuitant dies shortly after the Annuity Date, you or the payee you designate may receive less than your investment in the Contract.

Option 2: Life Annuity with Guaranteed Period

Monthly payments will be made for the longer of the guaranteed period elected and the lifetime of the Annuitant. The guaranteed periods are 5, 10, 15 or 20 years, or any other period agreed upon in writing by us. After the guaranteed period, monthly payments will cease on the death of the Annuitant, and no payments will be due after the death of the Annuitant. If the Annuitant dies during the guaranteed period, no payments will be due after the guaranteed period.

Option 3: Installment Refund Life Annuity

Monthly payments will be made for the Installment Refund Period and thereafter for the lifetime of the Annuitant. The Installment Refund Period is the period required for the sum of the monthly payments to equal the total amount applied under this option. After the Installment Refund Period, monthly payments will cease on the death of the Annuitant, and no payments will be due after the death of the Annuitant. If the Annuitant dies during the Installment Refund Period, no payments will be due after the Installment Refund Period.

Option 4: Joint and Last Survivor Annuity

Monthly payments will be made for the joint lifetime of two Annuitants and in an equal amount during the remaining lifetime of the survivor. Payments will cease on the death of the last survivor. No payments will be due after the death of the last survivor. Payments may also be made during the lifetime of the survivor in an amount equal to two-thirds or one-half of the payment made during the joint lifetime of the two persons. If both Annuitants die shortly after the Annuity Date, you or the payee you designate may receive less than your investment in the Contract.

Option 5: Fixed Period Annuity

Monthly payments will be made for the fixed period elected. Payments will cease at the end of the fixed period and no further payments will be due. The fixed period that may be elected is any period from 5 to 30 years.

The options described above may not be offered in all states. We may offer other Settlement Options. If your Contract is a Qualified IRA annuity Contract or you purchase the Contract through an IRA Account, not all options may satisfy Required Minimum Distribution rules. Consult your tax advisor for more information.

Annuity Payments will start on the Annuity Date and continue based on the Settlement Option you elect. If the Annuitant is not an Owner and dies prior to the Annuity Date, you may modify your Selected Settlement Option and designate a new Annuitant prior to the Annuity Date, subject to our underwriting rules then in effect. If no designation is made within 30 days of death of the Annuitant, the younger of you or any Joint Owner will become the Annuitant. The substituted Annuitant will be used to determine the payments for Option 1, Option 3, and Option 4, if selected.

Death of Owner on or after the Annuity Date

If any Owner dies on or after the Annuity Date and before the entire interest in the Contract has been distributed, any remaining interest in the Contract will be distributed under the method of distribution being used on the date of death and in the following order based on whomever is still alive: any payee you have named, a surviving Joint Owner, the last surviving Owner’s Beneficiaries, or to the last surviving Owner’s estate if no Beneficiaries have been named or if there are no surviving Beneficiaries. If the death of both Joint Owners occurs simultaneously and no Beneficiaries have been named or if there are no surviving Beneficiaries, the estates of both Joint Owners will be the Beneficiary in equal shares.

13. State Specific Contract Considerations

The Contract and its Endorsements will be issued in accordance with the laws of the state in which it was issued. Contracts issued in your state may provide different features and benefits from, and impose different costs than, those described in this prospectus because of state law variations. State specific legal requirements, among other things, may impact the following features:

•	Right to Cancel Period;

•	Issue Age Limitations;

•	Withdrawal Charge Schedule;

•	Annuity Date Provisions;

•	Terminal Illness and Confinement Waivers; and

•	Availability of Certain Features.

This prospectus describes the material rights and obligations of an Owner. It also sets forth the maximum fees and charges for all Contract features and benefits. See the “Fee Tables” section for additional information. Material state variations are disclosed in the attached “Appendix B – State Variation Chart”. You should read and retain your Contract, amendments, and/or endorsements along with a copy of this prospectus.

14. Other Information

Assignment

To the extent allowed by applicable State law, we reserve the right to refuse our consent to any assignment at any time on a nondiscriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulation. Unless otherwise restricted by Endorsement, you may request to assign or transfer your rights under the Contract by Notifying us. We will not be bound by an assignment until we acknowledge it. If your Contract is assigned, the assignment will take effect on the date the Notice was signed, subject to any action taken by us before receipt of the Notice. We have no liability under any assignment for our actions or omissions done in good faith. In addition, we shall not be liable for any tax consequences you may incur due to the assignment of your Contract.

Distribution

Athene Securities, a wholly owned subsidiary of Athene Holding Ltd. (Athene), serves as distributing underwriter for the Contracts. Athene Securities is registered as a broker-dealer with the SEC under the 1934 Act, as well as with the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (FINRA). Athene Securities is a member of the Securities Investors Protection Corporation. You may contact FINRA by calling 1-800-289-9999 or online at www.finra.org. An investor brochure that includes information describing FINRA is available both online and through the telephone number.

We have entered into an underwriting agreement with Athene Securities for the distribution of the Contracts. Athene Securities also may perform various administrative services on our behalf.

We may fund Athene Securities’ operating and other expenses, including overhead, legal and accounting fees, Financial Professional training, compensation for the Athene Securities management team, and other expenses associated with the Contracts. Financial Professionals associated with Athene Securities and their managers are also eligible for various benefits, such as production incentive bonuses, insurance benefits, and non-cash compensation items that we may provide jointly with Athene Securities. Non-cash items include conferences, seminars and trips (including travel, lodging and meals in connection therewith), entertainment, awards, merchandise and other similar items.

We offer Contracts on a continuous basis. Contracts are sold only by licensed insurance agents (the “Financial Professional”) in those states where the Contracts may be lawfully sold. Athene Securities does not itself sell the Contracts on a retail basis. Rather, Athene Securities enters into selling agreements with unaffiliated broker-dealer firms (the “selling broker-dealers”) for the sale of the Contracts through those firms and their Financial Professionals. The Financial Professionals will be registered representatives of the selling broker-dealers that are registered under the 1934 Act and members of FINRA.

Under the distribution agreement we pay selling commissions to Athene Securities, which Athene Securities re-allows to the selling broker-dealers. The amount and timing of commissions paid to selling broker-dealers may vary depending on the selling agreements and the Contract sold but will not be more than 7% of the Purchase Payment. We may pay or allow other promotional incentives or payments to selling broker-dealers in the form of cash or other compensation to the extent permitted by FINRA rules and other applicable laws and regulations.

The Financial Professionals who solicit sales of the Contract typically receive a portion of the compensation paid by the Company to the selling broker-dealers in the form of commissions or other compensation, depending on the agreement between the selling broker-dealer and the Financial Professional. The Financial Professionals are also eligible for various cash benefits, such as bonuses, insurance benefits, and financing arrangements, and non-cash items. Non-cash items include conferences seminars and trips (including travel, lodging and meals in connection therewith), entertainment, merchandise and other similar items. Sales of the Contracts may help registered representatives qualify for such benefits.

We also pay compensation to wholesaling broker-dealers or other firms or intermediaries, including payments to affiliates of ours, in return for wholesaling services such as providing marketing and sales support, product training and administrative services to the Financial Professionals of the selling broker-dealers. These allowances may be based on a percentage of the Purchase Payment.

In addition to the compensation described above, we may make additional cash payments, in certain circumstances referred to as “override” compensation or reimbursements to selling broker-dealers in recognition of their marketing and distribution, transaction processing and/or administrative services support. These payments are not offered to all selling broker-dealers, and the terms of any particular agreement governing the payments may vary among selling broker-dealers depending on, among other things, the level and type of marketing and distribution support provided. Marketing and distribution support services may include, among other services, placement of the Company’s products on the selling broker-dealers’ preferred or recommended list, increased access to the selling broker-dealers’ registered representatives for purposes of promoting sales of our products, assistance in training and education of the Financial Professionals, and opportunities for us to participate in sales conferences and educational seminars. The payments or reimbursements may be calculated as a percentage of the particular selling broker-dealer’s actual or expected aggregate sales of our index-linked annuity Contracts (including the Contract) and/or may be a fixed dollar amount. Broker-dealers receiving these additional payments may pass on some or all of the payments to the Financial Professional.

A portion of the payments made to selling firms may be passed to their Financial Professionals. Financial Professionals may receive cash and non-cash compensation and other benefits. Ask your Financial Professional for further information about what they and their firm may receive in connection with your purchase of a Contract.

Commissions and other incentives or payments, described above are not charged directly to you. We intend to recoup commission and other expenses through fees and charges deducted under the Contract.

Amendments to the Contract

The Contract may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Changes in the Contract may need to be approved by the state insurance departments. The consent of the Owner to an amendment will be obtained to the extent required by applicable law.

Misstatements

If payments made were too large because of a misstatement of age, we may deduct the difference from the next payment or payments with interest. If payments were too small, we may add the difference to the next payment with interest. Any interest payable will be made at the rate equal to 1.00% or as required by applicable law.

Owner Questions

The obligations to the Owner under the Contracts are ours. Please direct your questions and concerns to us at our Administrative Office.

State Regulation

As a life insurance company organized and operated under the laws of the State of Iowa, we are subject to provisions governing life insurers and to regulation by the Iowa Commissioner of Insurance. Our books and accounts are subject to review and examination by the Iowa Division of Insurance.

Evidence of Death, Age, Gender, or Survival

We may require proof of the age, gender, death, or survival of any person or persons before acting on any applicable Contract provision.

Experts

The financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, included in this Registration Statement, have been audited by PricewaterhouseCoopers LLP (“PwC”), independent accountants, as stated in their report appearing herein.

In its annual PCAOB Rule 3526 communication to the Athene audit committee for the fiscal year ended December 31, 2015, PwC disclosed two transactions that may reasonably be thought to bear on PwC’s independence: first, a private placement note issued by PwC in 1999 and held by Aviva USA, in the amount of $7 million; and second, a sale-leaseback transaction in 2011 in which PwC sold a data center to a third party real estate investment trust, which, in turn, financed the transaction with a $55 million securitized note from Aviva USA. The securitized note was secured by the underlying property as well as lease payments from PwC, which had leased the data center for 20 years. Athene, the Company’s indirect parent, inherited both notes when it acquired Aviva USA in 2013. The $7 million note matured and was paid in accordance with its terms in October 2014. The securitized note was approximately $51 million prior to its sale in the first quarter of 2017.

After evaluating these disclosures and discussing the transactions with PwC, management and the Athene audit committee concluded that PwC’s objectivity and impartiality have not been impaired.

15. Tax Information

This section provides a summary explanation of the tax ramifications of purchasing a Contract. More detailed information about product taxation can be obtained in a document, which is available by calling the toll-free telephone number at the back of this prospectus. We do not provide individual tax advice. You should contact your tax advisor to discuss this Contract’s effects on your personal tax situation.

Tax Status of the Contracts

Tax law imposes several requirements that variable annuities must satisfy in order to receive the tax treatment normally accorded to annuity Contracts.

When you invest in an annuity Contract, you usually do not pay taxes on your investment gains until you withdraw the money — generally for retirement purposes. If you invest in a variable annuity as part of an individual retirement plan, pension plan or employer-sponsored retirement program, your Contract is called a Qualified Contract. If your annuity is independent of any formal retirement or pension plan, it is termed a Non-Qualified Contract. The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan.

Diversification Requirements. The Internal Revenue Code (Code) requires that the investments of each investment division of the Separate Account underlying the Contracts be “adequately diversified” in order for the Contracts to be treated as annuity Contracts for Federal income tax purposes. It is intended that each investment division, through the fund in which it invests, will satisfy these diversification requirements.

Owner Control. In certain circumstances, Owners of variable annuity Contracts have been considered for Federal income tax purposes to be the Owners of the assets of the Separate Account supporting their Contracts due to their ability to exercise investment control over those assets. When this is the case, the Contract Owners have been currently taxed on income and gains attributable to the variable account assets. There is limited guidance in this area, and some features of our Contracts, such as the flexibility of an Owner to allocate premium payments and transfer amounts among the investment divisions of the Separate Account, have not been explicitly addressed in published rulings. While we believe that the Contracts do not give Owners investment control over Separate Account assets, we reserve the right to modify the Contracts as necessary to prevent an Owner from being treated as the Owner of the Separate Account assets supporting the Contract.

Required Distributions. In order to be treated as an annuity Contract for Federal income tax purposes, Section 72(s) of the Code requires any Non-Qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of the death of an Owner of the Contract. Specifically, section 72(s) requires that (a) if any Owner dies on or after the annuity starting date, but prior to the time the entire interest in the Contract has been distributed, the entire interest in the Contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such Owner’s death; and (b) if any Owner dies prior to the annuity starting date, the entire interest in the Contract will be distributed within five years after the date of such Owner’s death. These requirements will be considered satisfied as to any portion of an Owner’s interest which is payable to or for the benefit of a designated Beneficiary and which is distributed over the life of such designated Beneficiary or over a period not extending beyond the life expectancy of that Beneficiary, provided that such distributions begin within one year of the Owner’s death. The designated Beneficiary refers to a natural person designated by the Owner as a Beneficiary and to whom ownership of the Contract passes by reason of death. However, if the designated Beneficiary is the surviving spouse of the deceased Owner, the Contract may be continued with the surviving spouse as the new Owner.

The Non-Qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise.

Other rules may apply to Qualified Contracts.

Taxation of Non-Qualified Contracts

Non-Natural Person. If a non-natural person (e.g., a corporation or a trust) owns a Non- Qualified Contract, the taxpayer generally must include in income any increase in the excess of the account value over the investment in the Contract (generally, the premiums or other consideration paid for the Contract) during the taxable year. There are some exceptions to this rule and a prospective Owner that is not a natural person should discuss these with a tax adviser.

Natural Persons. The following discussion generally applies to Contracts owned by natural persons.

Withdrawals. When a Withdrawal from a Non-Qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the account value immediately before the distribution over the Owner’s investment in the Contract (generally, the premiums or other consideration paid for the Contract, reduced by any amount previously distributed from the Contract that was not subject to tax) at that time. The account value immediately before a Withdrawal may have to be increased by any positive Interest and/or Equity Adjustments that result from a Withdrawal. There is, however, no definitive guidance on the proper tax treatment of Interest and/or Equity Adjustments, and you may want to discuss the potential tax consequences of an Interest and Equity Adjustments with your tax adviser. In the case of a surrender under a Non-Qualified Contract, the amount received generally will be taxable only to the extent it exceeds the Owner’s investment in the Contract.

In the case of a Withdrawal under a Qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the “investment in the Contract’’ to the individual’s total account balance or accrued benefit under the retirement plan. The “investment in the Contract” generally equals the amount of any non-deductible Purchase Payments paid by or on behalf of any individual. In many cases, the “investment in the Contract” under a Qualified Contract can be zero.

Penalty Tax on Certain Withdrawals. In the case of a distribution from a Non-Qualified Contract, there may be imposed a federal tax penalty equal to ten percent of the amount treated as income. In general, however, there is no penalty on distributions:

•	made on or after the taxpayer reaches age 59 1⁄2;

•	made on or after the death of an Owner;

•	attributable to the taxpayer’s becoming disabled; or

•	made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. Also, additional exceptions apply to distributions from a Qualified Contract. You should consult a tax adviser with regard to exceptions from the penalty tax.

Annuity Payments. Although tax consequences may vary depending on the payout option elected under an annuity Contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the Contract ratably on a tax-free basis over the expected stream of Annuity Payments, as determined when Annuity Payments start. Once your investment in the Contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

Partial Annuitization. Under a new tax provision enacted in 2010, if part of an annuity Contract’s value is applied to an annuity option that provides payments for one or more lives or for a period of at least ten years, those payments may be taxed as Annuity Payments instead of Withdrawals. None of the payment options under the Contract is intended to qualify for this “partial annuitization” treatment and, if you apply only part of the value of the Contract to a payment option, we will treat those payments as Withdrawals for tax purposes.

Taxation of Death Benefit Proceeds. Amounts may be distributed from a Contract because of your death or the death of the Annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the Contract, or (ii) if distributed under a payout option, they are taxed in the same way as Annuity Payments.

Transfers, Assignments or Exchanges of a Contract. A transfer or assignment of ownership of a Contract, the designation of an Annuitant other than the Owner, the selection of certain maturity dates, or the exchange of a Contract may result in certain tax consequences to you that are not discussed herein. An Owner contemplating any such transfer, assignment or exchange, should consult a tax advisor as to the tax consequences.

Withholding. Annuity distributions are generally subject to withholding for the recipient’s federal income tax liability. Recipients can generally elect, however, not to have tax withheld from distributions.

Multiple Contracts. All non-qualified deferred annuity Contracts that are issued by us (or our affiliates) to the same Owner during any calendar year are treated as one annuity Contract for purposes of determining the amount includible in such Owner’s income when a taxable distribution occurs.

Further Information. We believe that the Contracts will qualify as annuity Contracts for Federal income tax purposes and the above discussion is based on that assumption. Further details can be found in the Statement of Additional Information under the heading “Tax Status of the Contracts.”

Taxation of Qualified Contracts

The tax rules applicable to Qualified Contracts vary according to the type of Qualified Contract and its terms and conditions. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Contract comply with the law.

The Contract is available for purchase as an Individual Retirement Annuity or it may be purchased by an Individual Retirement Account for the benefit of the Underlying IRA Holder.

Individual Retirement Annuities (IRAs), as defined in Section 408 of the Internal Revenue Code (Code), permit individuals to make annual contributions of up to the lesser of a specified dollar amount for the year or the amount of compensation includible in the individual’s gross income for the year. The contributions may be deductible in whole or in part, depending on the individual’s income. Distributions from certain retirement plans may be “rolled over” into an IRA on a tax-deferred basis without regard to these limits. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 59 1⁄2, unless an exception applies. Distributions that are rolled over to an IRA within 60 days are not immediately taxable, however only one such rollover is permitted each year. Beginning in 2015, an individual can make only one rollover from an IRA to another (or the same) IRA in any 12-month period, regardless of the number of IRAs that are owned. The limit will apply by aggregating all of an individual’s IRAs, including SEP and SIMPLE IRAs as well as traditional and Roth IRAs, effectively treating them as one IRA for purposes of the limit. This limit does not apply to direct trustee-to-trustee transfers or conversions to Roth IRAs.

Roth IRAs, as described in Code section 408A, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax. The Owner may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1⁄2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made. Distributions that are rolled over to an IRA within 60 days are not immediately taxable, however only one such rollover is permitted each year. Beginning in 2015, an individual can make only one rollover from an IRA to another (or the same) IRA in any 12-month period, regardless of the number of IRAs that are owned. The limit will apply by aggregating all of an individual’s IRAs, including SEP and SIMPLE IRAs as well as traditional and Roth IRAs, effectively treating them as one IRA for purposes of the limit. This limit does not apply to direct trustee-to-trustee transfers or conversions to Roth IRAs.

Other Tax Issues. Qualified Contracts have minimum distribution rules that govern the timing and amount of distributions. You should refer to your Contract, IRA Account or consult a tax advisor for more information about these distribution rules.

Distributions from Qualified Contracts generally are subject to withholding for the Owner’s federal income tax liability. The withholding rate varies according to the type of distribution and the Owner’s tax status. The Owner will be provided the opportunity to elect not have tax withheld from distributions.

Federal Estate, Gift and Generation-Skipping Transfer Taxes

While no attempt is being made to discuss in detail the Federal estate tax implications of the Contract, a purchaser should keep in mind that the value of an annuity Contract owned by a decedent and payable to a Beneficiary who survives the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity Contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated Beneficiary or the actuarial value of the payments to be received by the Beneficiary. Consult an estate planning advisor for more information.

Under certain circumstances, the Code may impose a generation-skipping (“GST”) tax when all or part of an annuity Contract is transferred to, or a Death Benefit is paid to, an individual two or more generations younger than the Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

The potential application of these taxes underscores the importance of seeking guidance from a qualified adviser to help ensure that your estate plan adequately addresses your needs and those of your beneficiaries under all possible scenarios.

Medicare Tax

Distributions from non-qualified annuity policies will be considered “investment income” for purposes of the Medicare tax on investment income. Thus, in certain circumstances, a 3.8% tax may be applied to some or all of the taxable portion of distributions (e.g. earnings) to individuals whose income exceeds certain threshold amounts. Please consult a tax advisor for more information.

Definition of Spouse under Federal Law

The Contract provides that upon your death, a surviving spouse may have certain continuation rights that he or she may elect to exercise for the Contract’s Death Benefit and any joint-life coverage under an optional living benefit. All Contract provisions relating to spousal continuation are available only to a person who meets the definition of “spouse” under federal law. The U.S. Supreme Court has held that same-sex marriages must be permitted under state law and that marriages recognized under state law will be recognized for federal law purposes. Domestic partnerships and civil unions that are not recognized as legal marriages under state law, however, will not be treated as marriages under federal law. Consult a tax adviser for more information on this subject.

Annuity purchases by residents of Puerto Rico

The Internal Revenue Service has announced that income received by residents of Puerto Rico under life insurance or annuity Contracts issued by a Puerto Rico branch of a United States life insurance company is U.S.-source income that is generally subject to United States Federal income tax.

Annuity purchases by nonresident aliens and foreign corporations

The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity Contracts at a 30% rate, unless a lower treaty rate applies. In addition, such purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Additional withholding may occur with respect to entity purchasers (including foreign corporations, partnerships, and trusts) that are not U.S. residents. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity contract purchase.

1035 Exchanges

Under Section 1035 of the Internal Revenue Code, you are permitted in most circumstances to directly transfer amongst annuities. If the transfer does not qualify as a 1035 exchange, you may be subject to federal income tax which does not preclude the potential for penalties. Both annuities and other tax qualified accounts, including this annuity Contract, may contain early Withdrawals provisions and therefore should be examined carefully. Please consult with your Financial Professional to discuss the costs and benefits.

Possible Tax Law Changes

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Contract.

We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity Contract Owners currently receive. We make no guarantee regarding the tax status of any contact and do not intend the above discussion as tax advice.

16. Information about the Company

Reliance on Rule 12h-7

The Company relies on the exemption provided by Rule 12h-7 under the Securities Exchange Act of the 1934 from the requirement to file reports pursuant to Section 15(d) of that Act.

Information on the Company’s Business and Property

Overview

The Company, an Iowa stock life insurance company, has its home office address and principal executive office address at 7700 Mills Civic Parkway, West Des Moines, Iowa 50266. The Company was founded in 1896 as Central Life Assurance Company and is licensed to conduct life insurance business in 49 states (excludes New York) and the District of Columbia. Effective October 2, 2013, Athene acquired 100% of the issued and outstanding capital stock of Athene USA Corporation (“AUSA,” formerly known as Aviva USA Corporation), an Iowa corporation, and thereby acquired control of certain of AUSA’s insurance company subsidiaries, including, but not limited to, the Company. Currently, the Company is a direct, wholly owned subsidiary of Athene Annuity & Life Assurance Company (“AADE”) which in turn is an indirect, wholly owned subsidiary of Athene, a publicly traded company listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “ATH.”

The Company is a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. Currently, the Company focuses primarily on: (i) the sale of retail fixed annuities, including fixed indexed annuities (“FIAs”) and fixed rate annuities, primarily through approximately 65 independent marketing organizations; (ii) the issuance of pension risk transfer (“PRT”) annuities; and (iii) the opportunistic issuance of funding agreements.

Products

The Company offers fixed index and fixed rate annuities (collectively, “deferred annuities”) as well as payout annuities, focused on meeting the needs and objectives of people preparing for, approaching or living in retirement. The Company also offers PRT solutions for institutions seeking to transfer and thereby reduce their obligation to pay future pension benefits to retirees.

The following summarizes the Company’s products by the amount of premiums and deposits for the periods presented below:

	Year ended December 31,
	2017	2016	2015
	($ in Thousands)
Premiums and Deposits
Fixed Indexed Annuities	$4,966,432	$4,630,958	$2,328,685
Fixed Rate Annuities	458,434	624,556	27,300
Payout Annuities	98,079	93,024	178,293
Pension Risk Transfer Annuities	2,249,625	—	—
Funding Agreements	306,400	—	—
Life and Other(1)	223,933	226,299	536,050

Direct & Assumed Premiums & Deposits	$8,302,903	$5,574,837	$3,070,328
Ceded Premiums & Deposits	(6,749,685)	(4,425,511)	(2,560,134)

Total Direct Premiums & Deposits, Net of Ceded	$1,553,218	$1,149,326	$510,194

(1)

Life and Other includes products associated with the following business lines: life, accident and health, variable annuity and any other product not specifically identified. Substantially all Life and Other products are ceded to third party or affiliate reinsurers.

The following summarizes the Company’s U.S. Statutory Accounting Principles (“SAP”) reserves by product as of the dates presented below:

	December 31,
	2017	2016
	($ in Thousands)
Products(1)
Fixed Indexed Annuities	$37,370,015	$33,828,566
Fixed Rate Annuities	4,110,535	3,921,706
Payout Annuities	2,179,373	2,283,980
Pension Risk Transfer Annuities	2,226,822	—
Funding Agreements	547,600	640,600
Life and Other(2)	97,742	103,773

Total Products	$46,532,087	$40,778,625

(1)	Reserves include those assumed through coinsurance agreements and exclude those ceded through coinsurance agreements.
(2)

Life and Other includes products associated with the following business lines: life, accident and health, variable annuity and any other product not specifically identified. Substantially all Life and Other products are ceded to third party or affiliate reinsurers.

Annuities

Fixed Indexed Annuities. The Company’s primary product line is FIAs. An FIA is a type of insurance contract in which the contract holder makes one or more premium deposits that earn interest based on a credited index rate on a tax deferred basis and is entitled to receive periodic or lump sum payments a specified number of years after the contract has been issued. FIAs allow policyholders the possibility of earning such interest without risk to principal, unless the contract is surrendered during a surrender charge period. The credited index rate is tied to the performance of the relevant market index. A market index tracks the performance of a specific group of stocks or other assets representing a particular segment of the market, or in some cases, an entire market. The Company’s FIAs include a provision for a minimum guaranteed surrender value calculated in accordance with applicable law, as well as death benefits as required by non-forfeiture regulations. The Company generally buys options on the indices to which the FIAs are tied to hedge the associated market risk.

Fixed Rate Annuities. Fixed rate annuities include annual reset annuities and multi-year guaranteed annuities (“MYGAs”). Unlike FIAs, fixed rate annuities earn interest at a set rate, rather than at a rate that may vary based upon the performance of an index. Fixed rate annual reset annuities have a crediting rate that is guaranteed for one year. After such period, the Company has the ability to change the crediting rate at its discretion once annually to any rate at or above a guaranteed minimum rate. MYGAs are similar to annual reset annuities except that the initial crediting rate is guaranteed for a specified number of years, rather than just one year, before it may be changed at the Company’s discretion.

Payout Annuities. Payout annuities primarily consist of single premium immediate annuities (“SPIA”), supplemental contracts and structured settlements. Payout annuities provide a series of periodic payments for a fixed period of time or for the life of the policyholder, based upon the policyholder’s election at the time of issuance. The amount, frequency and duration of the payments are fixed at the outset of the annuity contract.

Pension Risk Transfer Annuities. PRT transactions usually involve a single premium group annuity contract issued to discharge certain pension plan liabilities. The Company’s PRT annuities are nonparticipating contracts. The assets supporting the guaranteed benefits for each contract may be held in a separate account.

Funding Agreements

A funding agreement is an insurance contract negotiated privately between an investor and an insurance company. It is designed to provide a contract holder with a guaranteed return of principal and periodic interest payments, while offering competitive yields and predictable returns.

Life and Other

Life and other products include other retail products, including run-off or ceded business, statutory closed blocks and ceded life insurance. In connection with Athene’s acquisition of Aviva USA Corporation (“Aviva USA”, now AUSA), the Company entered into a series of reinsurance agreements to cede the acquired, non-core business, to third parties and affiliates. A description of the reinsurance arrangements entered into in connection with the acquisition and certain reinsurance arrangements pre-dating the acquisition, in each case, pursuant to which certain life and other products are ceded, is below.

Global Atlantic Financial Group Limited (“Global Atlantic”). The Company entered into a series of reinsurance agreements with affiliates of Global Atlantic to cede life insurance business acquired from Athene’s purchase of Aviva USA. A description of the transactions is as follows:

•

The Company entered into a 100% coinsurance and assumption agreement with Accordia Life and Annuity Company (“Accordia”), a Global Atlantic affiliate. The agreement covers all open block life insurance business issued by the Company, with the exception of enhanced guarantee universal life insurance products. Under the terms of the agreement, Accordia is obligated to maintain a custody account with an agreed-upon required balance that, as of December 31, 2017, was approximately $1.9 billion. As of December 31, 2017, outstanding obligations ceded pursuant to this arrangement which remained unnovated amounted to $1.5 billion in statutory reserves. The Company has no continuing contractual obligations with respect to policies that have been novated.

•

The Company entered into a 100% coinsurance agreement with Accordia and Accordia subsequently retroceded to Ameritas Life Insurance Corp. (“Ameritas”) substantially all policy liabilities for the closed block established in connection with the demutualization of Indiana Life Insurance Company, which had been previously acquired by Aviva USA. Under the terms of the retrocession agreement, Ameritas maintains a trust account with assets equal to or greater than a required statutory balance that as of December 31, 2017 was $675 million. As of December 31, 2017, outstanding obligations ceded pursuant to this arrangement amounted to $722 million in statutory reserves.

The Company continues to have the primary legal obligation to satisfy the claims and obligations relating to those policies not novated to Accordia.

Structured Annuity Reinsurance Company (“STAR”). The Company entered into a reinsurance agreement on August 30, 2013 with STAR, an affiliated reinsurer domiciled in Iowa. The agreement ceded, through coinsurance, all annuity contracts issued by the Company (and its predecessor by merger, Aviva Life Insurance Company) to Aviva London Assignment Corporation, an affiliated entity. As of December 31, 2017 and 2016, there were $1.1 billion and $1.2 billion, respectively, of outstanding obligations ceded pursuant to the coinsurance agreement.

Athene Re USA IV, Inc. (“Athene Re IV”). In connection with Athene’s acquisition of Aviva USA, Athene acquired Aviva Re USA IV, Inc. (now Athene Re IV), a subsidiary of Aviva USA and a captive reinsurer domiciled in Vermont. Prior to Athene’s acquisition of Aviva USA, the Company’s predecessor had entered into a coinsurance agreement with Aviva Re USA IV, Inc., dated December 15, 2011, pursuant to which the Company’s predecessor ceded, on a 100% quota share basis, all life insurance policies that had been issued or assumed by the Company’s predecessor prior to its reorganization from an Iowa mutual life insurance company to a mutual holding company and were, as of the date of the coinsurance agreement, being operated as a closed block of business for dividend purposes only. As of each of December 31, 2017 and 2016, there were $1.6 billion of outstanding obligations ceded pursuant to the funds withheld coinsurance agreement.

Athene Life Insurance Company of New York (“ALICNY”). The Company’s predecessor entered into an automatic coinsurance agreement with a predecessor of ALICNY, an indirect wholly owned subsidiary of the Company, effective as of January 1, 1999, pursuant to which the Company’s predecessor ceded to ALICNY’s predecessor, on a 100% quota share basis, certain flexible premium adjustable life policies. As of December 31, 2017 and 2016, there were $11.9 million and $11.7 million, respectively, of outstanding obligations ceded pursuant to the automatic coinsurance agreement.

Reinsurance

The Company is party to reinsurance arrangements, pursuant to which it cedes certain risks associated with its core business to its affiliates, Athene Annuity Re. Ltd. (“AARe”), Athene Life Re Ltd. (“ALRe”) and AADE. The Company has entered into a modified coinsurance agreement (“Modco Agreement”) with ALRe, pursuant to which it cedes to ALRe all of its obligations to repay the principal upon maturity or termination and to make periodic interest payments under funding agreements issued by the Company, on a 100% quota share basis. The Company has entered into a coinsurance agreement with AADE, pursuant to which it cedes to AADE all of the Company’s retail annuity business issued on or after January 1, 2018, on a 50% quota share basis. The Company has entered into Modco Agreements with AARe with respect to substantially all of its other core business, pursuant to which it generally cedes to AARe an 80% quota share of all such business.

Under the various Modco Agreements, the reserve liabilities and assets supporting those reserve liabilities are retained by the Company. Although AARe and ALRe are not required to establish any reserves in connection with modified coinsurance transactions, they are required to hold capital related to the modified coinsurance reserves that are retained by the Company as if the reserves were explicitly recorded on the balance sheets of AARe and ALRe, as applicable. The profit and loss with respect to the reserve liabilities and the assets supporting the reserves flow from the Company to AARe and ALRe, as applicable, through periodic net settlements. The Modco Agreements require the Company to establish segregated accounts in which the modified coinsurance assets (i.e., the assets supporting the related reserves for all reinsured contracts under the Modco Agreements) are maintained (“Modco Accounts”). The Company is authorized under the Modco Agreements to make payments on the reserve liabilities directly from the applicable Modco Account. The assets maintained in the Modco Accounts are valued at statutory carrying value for purposes of determining settlement amounts with respect to the transaction. Under the Modco Agreements, the Company has an obligation to make payments to AARe and ALRe, as applicable, to the extent that the statutory carrying value of the assets maintained in the respective Modco Account exceeds 100% of the reserves maintained by the Company with respect to the reinsured business, and AARe and ALRe, as applicable, have an obligation to make a payment to the Company to the extent that the statutory carrying value of the assets maintained in the Modco Account is less than 100% of the reserves maintained by the Company with respect to the reinsured business.

Under the coinsurance agreement with AADE, the Company pays reinsurance premiums to AADE equal to 50% of the sum of (i) gross premiums generated through the Company’s retail operations, (ii) fees with respect to any riders issued in connection with the Company’s retail operations and (iii) any other payments, collections or recoveries relating to the Company’s retail operations. AADE pays the Company’s liabilities relating to partial surrenders, full surrenders, death claims, annuitizations and other contractual benefits under the policies being reinsured and also pays the Company for certain policy expenses, including administrative expenses and issuance and renewal expenses, incurred by the Company relating to the policies being reinsured. Amounts owing to or from AADE pursuant to the coinsurance agreement are determined and paid on a quarterly basis.

The following summarizes the Company’s statutory reserves, as of the dates presented below, that have been ceded to AARe and ALRe:

	December 31,
	2017	2016
	($ in Thousands)
Reserves
Fixed Indexed Annuities	$29,752,838	$26,906,016
Fixed Rate Annuities	3,346,041	3,200,198
Payout Annuities	1,743,498	1,827,185
Pension Risk Transfer Annuities	1,781,457	—
Funding Agreements	547,600	640,600
Life and Other	68,341	72,990

Total	$37,239,775	$32,646,989

Investment Management

Investment activities are an integral part of the Company’s business and net investment income is a significant component of the Company’s total revenues. The Company’s investment philosophy is to invest a portion of the Company’s assets in securities that earn the Company incremental yield by taking liquidity risk and complexity risk and capitalizing on the Company’s long-dated and persistent liability profile to prudently achieve higher net investment earned rates, rather than assuming solely credit risk.

The Company has executed an investment management agreement (“IMA”) with Athene Asset Management LLC (“AAM”), pursuant to which AAM manages substantially all of the Company’s portfolio. AAM, in turn, subcontracts the management of certain asset classes to Apollo Global Management (“AGM”) and its affiliates (collectively, “Apollo”). AAM’s investment team and Apollo’s credit portfolio managers employ their deep experience to assist Athene and its subsidiaries (collectively, the “Athene Group”), including the Company, in sourcing a broad range of asset classes. AAM has selected a diverse array of corporate bonds and more structured, but highly rated asset classes. The Athene Group also maintains holdings in floating rate and less interest rate-sensitive investments, including collateralized loan obligations (“CLOs”), non-agency residential mortgage-backed securities (“RMBS”) and various types of structured products. These asset classes permit the Athene Group to earn incremental yield by assuming liquidity risk and complexity risk, rather than assuming solely credit risk. In addition to its core fixed income portfolio, the Athene Group opportunistically allocates 5-10% of its overall portfolio to alternative investments where it primarily focuses on fixed income-

like, cash flow-based investments. Examples of alternative investments in which the Company has invested include limited partnership interests and equity tranches of CLOs.

The percentage of each asset class held by the Company, based on statutory carrying value as of the dates presented below are as follows:

	December 31, 2017		December 31, 2016
	Carrying Value	% of Total	Carrying Value	% of Total
	($ in Thousands)
Asset Class:
Corporate Bonds	$26,008,488	50%	$22,427,687	49%
Municipal and Other Government Bonds	814,027	2%	836,364	2%
ABS (non-MBS, CLO)	2,361,720	4%	2,004,554	4%
CMBS	1,489,454	3%	1,345,404	3%
RMBS	6,180,390	12%	6,437,744	14%
Mortgage Loans	4,927,501	9%	4,379,704	10%
Real Estate	19,509	—%	17,112	—%
CLO	3,848,942	7%	3,594,407	8%
Alternative Investments	1,443,676	3%	1,273,500	3%
Investments in Subsidiaries	369,763	1%	330,973	1%
Short-term Investments	3,158,656	6%	1,746,794	4%
Other	1,768,151	3%	1,014,186	2%

Total	$52,390,277	100%	$45,408,429	100%

To manage the equity index linked features embedded within the fixed indexed annuities the Company has issued, it has implemented a hedging operation that employs OTC derivatives (primarily equity index call options) along with a dynamic overlay hedge employing equity futures, interest rate swaps, variance swaps and other instruments as are necessary to establish an effective hedging strategy. Daily profit and loss attributions reports are created to ensure effective hedge performance. The Company also has certain foreign currency swaps to reduce the risk of cash flow variability arising from fluctuations in foreign currency exchange rates associated with its assets denominated in foreign currencies.

Competition

The Company operates in a highly competitive market. It competes with a variety of large and small industry participants, including diversified financial institutions and insurance and reinsurance companies. These companies compete in one form or another for the growing pool of retirement assets driven by a number of exogenous factors such as the continued aging of the U.S. population and the reduction in safety nets provided by governments and corporations. Scale and the ability to provide value-added services and build long-term relationships are important factors to compete effectively.

The Company faces competition in the FIA market from traditional insurance carriers such as Allianz Life Insurance Company of North America and American Equity Investment Life Insurance Company. Principal competitive factors for FIAs are initial crediting rates, reputation for renewal crediting action, product features, brand recognition, customer service, cost, distribution capabilities and financial strength ratings of the provider. Competition may affect, among other matters, both business growth and the pricing of the Company’s products and services.

With respect to group annuities issued in connection with PRT transactions, the Company competes with other insurers that offer PRT annuities, such as MetLife, Inc. and Prudential Financial, Inc. Within the PRT market, the Company competes primarily on the basis of price, underwriting and investment capabilities.

Employees

The Company does not have any employees but rather is provided personnel by Athene, through Athene’s indirect wholly owned subsidiary Athene Employee Services, LLC (“AES”), or in the case of James Belardi, the Company’s Chief Executive Officer and Member of its Board of Directors, by AAM.

Regulation

The Company and its insurance subsidiaries are subject to regulation in the jurisdictions where they do business. In general, the insurance laws of the various states establish regulatory agencies with broad administrative powers governing, among other things, premium rates, solvency standards, licensing of insurers, agents and brokers, trade practices, forms of policies, maintenance of specified reserves and capital for the protection of policyholders, deposits of securities for the benefit of policyholders, investment activities and relationships between insurance subsidiaries and their parents and affiliates. Material transactions between insurance subsidiaries and their parents and affiliates generally must receive prior approval of the applicable insurance regulatory authorities and be disclosed. In addition, while differing from state to state, these regulations typically restrict the maximum amount of dividends that may be paid by an insurer to its shareholders in any twelve-month period without advance regulatory approval. Such limitations are generally based on net earnings or statutory surplus. Under applicable restrictions, the maximum amount of dividends payable in 2018 by the Company to its parent without seeking regulatory approval is $226 million. The maximum amount of dividends receivable from the Company’s insurance subsidiaries in 2018 without seeking regulatory approval is $33 million.

Most states have created insurance guaranty associations that assess solvent insurers the amount necessary to pay claims of insurance companies that become insolvent. During each of the years ended December 31, 2017, 2016 and 2015, annual guaranty assessments for the Company were not material.

Although the insurance business in the United States is primarily regulated by the states, federal initiatives can affect the Company’s business in a variety of ways. These initiatives include those impacting financial services regulation, securities regulation, derivatives regulation, pension regulation, money laundering, privacy regulation, taxation and the economic and trade sanctions implemented by the Office of Foreign Assets Control. In addition, various forms of direct and indirect federal regulation of insurance have been proposed from time to time, including proposals for the establishment of an optional federal charter for insurance companies.

Properties

The Company’s headquarters is in an office building totaling approximately 360,000 square feet located in West Des Moines, Iowa and is owned by a non-insurance company subsidiary of AUSA, the Company’s indirect parent. The Company believes that this space will be sufficient for it to conduct its operations for the foreseeable future.

Legal Proceedings

The Company and its insurance subsidiaries are subject to litigation arising in the ordinary course of their business, including litigation principally relating to FIA products sold in prior periods. The Company cannot provide any assurance that its insurance coverage or that of its insurance subsidiaries will be adequate to cover all liabilities arising out of such claims. The outcomes of legal proceedings and claims brought against the Company or its insurance subsidiaries are subject to significant uncertainty. There is significant judgment required in assessing both the probability of an adverse outcome and the determination as to whether an exposure can be reasonably estimated. In management’s opinion, the ultimate disposition of any current legal proceedings or claims brought against the Company or its insurance subsidiaries will not have a material effect on the Company’s financial condition, results of operations or cash flows. Litigation is, however, inherently uncertain and an adverse outcome from such litigation could have a material effect on the operating results of a particular reporting period. Certain significant legal proceedings to which the Company and its insurance subsidiaries are currently a party are detailed below. In addition, from time to time, in the ordinary course of business and like others in the insurance and financial services industries, the Company and its insurance subsidiaries receive requests for information from government agencies in connection with such agencies’ regulatory or investigatory authority. Such requests can include financial or market conduct examinations, subpoenas or demand letters for documents to assist the government in audits or investigations. The Company and its insurance subsidiaries review such requests and notices and take appropriate action. The Company and its insurance subsidiaries have been subject to certain requests for information and investigations in the past and could be subject to them in the future.

Griffiths Matter

On July 27, 2015, John Griffiths, on behalf of himself and others similarly situated, filed a putative class action complaint against Athene in the United States District Court for the District of Massachusetts. An amended complaint was filed on December 18, 2015. The complaint asserts claims against Athene, the Company, and Athene London Assignment Corporation (“Athene London”), in addition to a defendant affiliated with Aviva plc. The Company is a named defendant as a successor to Aviva Life Insurance Company. The complaint alleges a putative class of all persons who are the beneficial owners of assets which were used to purchase structured settlement annuities that Aviva Life Insurance Company, Aviva London Assignment Corporation, and Aviva International Insurance Limited (collectively, the “Aviva Entities”) or their predecessors, as applicable, delivered to purchasers on or after April 1, 2003 that were backed by a capital maintenance agreement issued by Aviva International Insurance Limited or its predecessor (the “CMA”). The complaint alleges that the Aviva Entities sold structured settlement annuities to the public on the basis that such products were backed by the CMA, which was alleged to be a source of great financial strength. The complaint further alleges that the Aviva Entities used the CMA to enhance the sales volume and raise the price of the annuities. The complaint claims that, as a result of Aviva USA’s sale to Athene, the CMA terminated. According to the complaint, no notice of this termination was provided to the owners of the structured settlement annuities. The complaint alleges that the termination of the CMA gave rise to claims for breach of contract, breach of fiduciary duty, promissory estoppel, and unjust enrichment. Athene and the plaintiff have agreed to a term sheet settlement on a class wide basis. Terms of the settlement, which have been preliminarily approved by the court, include: (1) Athene entering into a capital maintenance agreement with Athene London requiring Athene to provide capital to Athene London upon a missed structured settlement payment that is not timely cured and (2) Athene paying a monetary amount that is immaterial to the Athene Group. The preliminary approval hearing is set for October 13, 2018.

Tax Treatment of FIA Hedges

The IRS completed its examinations of the 2006 through 2010 Aviva USA tax years with Aviva USA agreeing to all proposed adjustments with two exceptions: (1) the Company’s treatment of call options used to hedge FIA liabilities for the tax years 2008–2010 and (2) the disallowance of offsetting tax deductions taken by the Company and taxable income reported by the non-life subgroup with respect to unpaid IMO commissions. The first adjustment to which Aviva USA did not agree would disallow deductions of $191 million, $154 million and $76 million for 2008, 2009 and 2010, respectively. The second adjustment to which Aviva USA did not agree would increase non-life net operating losses and decrease the Company’s net operating losses by $16 million in each of 2009 and 2010. Taxes, penalties and interest with respect to these two issues for the years under audit are subject to indemnification by Aviva plc under the Stock Purchase Agreement (the “SPA”) between Aviva plc and Athene, dated December 21, 2012 assuming the SPA requirements are satisfied. AUSA was unable to negotiate a favorable settlement of this issue with the IRS and is contesting the adjustment in federal court. If the IRS position is upheld in federal court, AUSA expects that it would owe tax of $120 million, plus interest, for tax years ending on or before the October 2, 2013 closing date of the SPA, which is subject to indemnification by Aviva plc as described above.

The IRS also completed its examination of the 2011 through 2012 Aviva USA tax years, proposing adjustments that would increase taxable income by approximately $16 million in the aggregate for these two tax years. AUSA has agreed to all adjustments that were proposed with respect to those tax years except for adjustments relating to the same two issues that were not agreed to during the prior examination as discussed above. The first adjustment to which AUSA has not agreed would disallow deductions of $16 million for 2011 and increase deductions by $12 million for 2012. The second adjustment to which AUSA has not agreed would increase non-life net operating losses and decrease the Company’s net operating losses by $15 million for 2011 and $12 million for 2012. Taxes, penalties and interest with respect to these two tax years are potentially subject to indemnification by Aviva plc under the SPA, assuming the SPA requirements are satisfied. The treatment of FIA hedges is a recurring issue as to the timing of the related deductions and could affect the current income tax incurred in periods after October 2, 2013, which is not subject to indemnification by Aviva plc. Given that the disallowance of a deduction in one period results in an increased deduction in a future period, the Company does not expect that there will be any material impact to its financial condition resulting from this issue.

Dispute Regarding COLI Investment

In 2000 and 2001, two insurance companies which were subsequently merged into the Company purchased from American General Life Insurance Company (“American General”) broad based variable corporate-owned life insurance (“COLI”) policies that, as of December 31, 2017, had an asset value of $349 million. In January 2012, the COLI policy administrator delivered to the Company a supplement to the existing COLI policies and advised that American General and ZC Resource Investment Trust (“ZC Trust”) had unilaterally implemented changes set forth in the supplement that, if effective, would: (i) potentially negatively impact the crediting rate for the policies and (ii) change the exit and surrender protocols set forth in the policies. In March 2013, the Company filed suit against American General, ZC Trust and ZC Resource LLC in Chancery Court in Delaware, seeking, among other relief, a declaration that the changes set forth in the supplement were ineffectual and in breach of the parties’ agreement. The parties filed cross motions for judgment as a matter of law and the court granted defendants’ motion and dismissed without prejudice on ripeness grounds. The issue that negatively impacts the crediting rate for one of the COLI policies has subsequently been triggered and on April 3, 2018, the Company filed suit against the same defendants in the Chancery Court in Delaware seeking substantially similar relief. Such defendants have moved to dismiss and the Company has opposed. If the supplement is ultimately deemed to be effective, the purported changes to the policies could impair the Company’s ability to access the value of guarantees associated with the policies. The value of the guarantees included within the asset value reflected above was $174 million as of June 30, 2018.

Regulatory Matters Related to Conversion Issues

The Company and certain of its insurance subsidiaries have experienced increased service and administration complaints related to the conversion and administration of the block of life insurance business acquired in connection with Athene’s acquisition of Aviva USA and reinsured to affiliates of Global Atlantic. The life insurance policies included in this block have been and are currently being administered by AllianceOne Inc. (“AllianceOne”), a subsidiary of DXC Technology Company, which was retained by such Global Atlantic affiliates to provide services on such policies. AllianceOne also administers certain annuity policies that were on Aviva USA’s legacy policy administration systems that were also converted in connection with the acquisition of Aviva USA and have experienced similar service and administration issues.

As a result of the difficulties experienced with respect to the administration of such policies, Athene has received notifications from several state regulators, including but not limited to, the New York State Department of Financial Services (“NYSDFS”), the California Department of Insurance and the Texas Department of

Insurance, indicating, in each case, that the respective regulator planned to undertake a market conduct examination or enforcement proceeding of the Company or one of its subsidiaries, as applicable, relating to the treatment of policyholders subject to Athene reinsurance agreements with affiliates of Global Atlantic and the conversion of such annuity policies, including the administration of such blocks by AllianceOne. On June 28, 2018, a subsidiary of the Company entered into a consent order with the NYSDFS resolving the New York market conduct examination in a manner that, when considering the indemnification received from affiliates of Global Atlantic, did not have a material impact on the Company’s or such subsidiary’s financial condition, results of operations or cash flows.

In addition to the foregoing, Athene has received inquiries, and expects to continue to receive inquiries, from other regulatory authorities regarding the conversion matter. In addition to the examinations and proceedings initiated to date, it is possible that other regulators may pursue similar formal examinations, inquiries or enforcement proceedings and that any examinations, inquiries and/or enforcement proceedings may result in fines, administrative penalties and payments to policyholders. While the Company does not expect the amount of any such fines, penalties or payments arising from these matters to be material to its financial condition, results of operations or cash flows, it is possible that such amounts could be material.

Pursuant to the terms of the reinsurance agreements between Athene and the relevant affiliates of Global Atlantic, the applicable affiliates of Global Atlantic have financial responsibility for the ceded life block and are subject to significant administrative service requirements, including compliance with applicable law. The agreements also provide for indemnification to Athene, including for administration issues.

Directors and Executive Officers

Below is a list of the names and ages, as of August 31, 2018, of the directors and executive officers of the Company and a description of the business experience of each of the respective individuals.

Name	Age	Position
James R. Belardi	61	Chief Executive Officer and Director
Grant Kvalheim	61	President and Director
Michael Downing	48	Executive Vice President, Chief Actuary
Christopher R. Welp	58	Executive Vice President, Insurance Operations and Director
Erin Kuhl	36	Vice President, Controller and Treasurer
Martin P. Klein	59	Director
Lawrence Ruisi	70	Director
Francis P. Sabatini	71	Director
Hope Schefler Taitz	54	Director

Executive Officers

James R. Belardi has served as Chief Executive Officer of the Company since March 2014 and as a director of the Company since October 2013. In addition, Mr. Belardi is the Chairman, Chief Executive Officer and Chief Investment Officer of AAM and the Chairman, Chief Executive Officer and Chief Investment Officer of Athene. Prior to founding Athene and AAM, Mr. Belardi was President of SunAmerica Life Insurance Company and was also Executive Vice President and Chief Investment Officer of AIG Retirement Services, Inc., where he had responsibility for an invested-asset portfolio of $250 billion. Mr. Belardi has a Bachelor of Arts degree in economics from Stanford University and a Master of Business Administration from the University of California, Los Angeles. He currently serves on the board of directors of Paulist Productions, where he chairs the investment committee, Aris Mortgage Holding Company LLC and Southern California Aquatics.

Grant Kvalheim has served as President of the Company since December 2016, a director of the Company since October 2013 and Chief Executive Officer of Athene USA since June 2015. Mr. Kvalheim served as

President of Athene from January 2011 until September 2015 and served as its Chief Financial Officer from April 2011 to April 2013. Prior to joining the Company and Athene, Mr. Kvalheim was a senior executive at Barclays Capital Inc. (“Barclays”) from early 2001 to the end of 2007, becoming Co-President in September 2005. During his time at Barclays, he converted a European cash investment grade business into a leading global cash and derivatives business across both securitized and non-securitized credit products, and significantly expanded Barclays’ investment banking platform. Prior to joining Barclays, Mr. Kvalheim held senior executive positions in the investment banks of Deutsche Bank and Merrill Lynch. Mr. Kvalheim has a Bachelor of Arts degree in economics from Claremont McKenna College and a Master of Business Administration in finance from the University of Chicago. He served on the board of directors of the Permal Silk Road Fund from June 2008 to November 2012. He currently serves on the advisory board of Independence Equity.

Michael Downing has served as Executive Vice President, Chief Actuary of the Company since June 2015. Mr. Downing is also the Executive Vice President, Chief Actuary of Athene. Prior to joining the Company and Athene, Mr. Downing was the Senior Vice President for Product and Actuarial Services at Allstate. Before joining Allstate, Mr. Downing was a Managing Principal at Aon Hewitt, leading the International Consulting practice following overseas assignments in the United Kingdom and Switzerland. A founding member of the Pension Risk Services consulting practice, Mr. Downing advised large multinational clients on global benefits strategy, governance and pension risk management. Mr. Downing has a bachelor’s degree in Mathematics from Gustavus Adolphus College in St. Peter, Minnesota. He is a Fellow of the Society of Actuaries, an Enrolled Actuary and a Certified Enterprise Risk Analyst.

Christopher R. Welp has served as Executive Vice President, Insurance Operations of the Company since December 2014 and a director of the Company since December 2016. Mr. Welp is also the Executive Vice President, Insurance Operations and a director of AUSA. Prior to joining the Company and its affiliates, Mr. Welp served as the Executive Vice President, Insurance Operations of Aviva USA. Prior to Aviva USA, Mr. Welp held progressive roles in tax, finance and operations at ING (now known as Voya Financial), culminating with being named chief operating officer of ING’s retail annuity business. Prior to that, Mr. Welp spent seven years with Ernst & Young. Mr. Welp is a certified public accountant in Iowa. He has a Bachelor of Business Administration from the University of Iowa.

Erin Kuhl has served as Treasurer of the Company since June 2017 and as Vice President and Controller of the Company since December 2014. Ms. Kuhl previously served as the Director of Statutory Accounting and Reporting for the Company. Prior to joining the Company and its affiliates, Ms. Kuhl served as the Manager of Accounting Policy for Aviva USA and an Audit Manager for PricewaterhouseCoopers LLP. Ms. Kuhl is a licensed certified public accountant in Iowa and Illinois. Ms. Kuhl has a Bachelor of Business Administration degree in Accounting from the University of Notre Dame. She is a Fellow, Life Management Institute and a Charted Global Management Accountant.

Directors

Martin P. Klein has served as a director of the Company since December 2015. Mr. Klein is also the Executive Vice President and Chief Financial Officer of Athene. Prior to joining the Company and Athene, Mr. Klein was employed by Genworth Financial, Inc. (“Genworth”) from May 2011 through October 2015, where he most recently served as Executive Vice President and Chief Financial Officer and from May through December 2012, also served as Genworth’s Acting President & Chief Executive Officer. Prior to joining Genworth in 2011, Mr. Klein served as a Managing Director and Senior Relationship Manager of Barclays, after its acquisition of the U.S. operations of Lehman Brothers Holdings, Inc. (“Lehman Brothers”). Mr. Klein joined Lehman Brothers in 1998, where he served as a Managing Director and the head of the Insurance Solutions Groups and the Pension Solutions Group. Prior to Lehman Brothers, Mr. Klein had been with Zurich Insurance Group from 1994 to 1998 and was a Managing Director of Zurich Investment Management. Prior to Zurich, Mr. Klein served in finance and actuarial roles in other insurance organizations. Mr. Klein is a Fellow of the

Society of Actuaries and a Chartered Financial Analyst. He received his Bachelor of Arts in mathematics and business administration from Hope College and a Master of Science in statistical and actuarial sciences from University of Iowa.

Lawrence J. Ruisi has served as a director of the Company since December 2017, Mr. Ruisi has also served as a director of Athene since 2013 and is the chair of Athene’s audit committee and is a member of Athene’s risk committee. As an operating executive, Mr. Ruisi has held various senior level positions in the entertainment business, including President and Chief Executive Officer of Loews Cineplex Entertainment Corporation and as Executive Vice President and Chief Financial Officer of Columbia Pictures Entertainment. As a non-executive, Mr. Ruisi has served on numerous boards including Hughes Communications Inc., UST Inc., InnKeepers USA Trust, Wyndham International, Inc. and Adaptec, Inc. During his tenure on those boards, Mr. Ruisi has been Chairman of various audit committees, named designated financial expert and served on both compensation and nominating and corporate governance committees. Mr. Ruisi was Chairman of the Independent Committee of the board of InnKeepers, which oversaw its restructuring, and was Chairman of Special Committees at both Wyndham and Adaptec. Mr. Ruisi began his career at Price Waterhouse & Co., where he was a Senior Manager. He is a Certified Public Accountant and received a Bachelor of Science degree in accounting and a Master of Business Administration in finance from St. John’s University. Mr. Ruisi is currently an adjunct professor of accounting at St. John’s University.

Francis P. Sabatini has served as a director of the Company since October 2013. Mr. Sabatini has 42 years of industry and advisory experience in insurance and actuarial services. He specializes in fixed, variable and indexed annuity product development, pricing and management. Mr. Sabatini’s previous employers include Ernst & Young, Connecticut Mutual Life, and Equitable Life Assurance. He has served on numerous boards and councils including CERA Global Association and Society of Actuaries. Mr. Sabatini has been a frequent speaker at industry meetings, and is a published author of trade articles. He graduated Summa Cum Laude from the Pratt Institute with a B.S. in Mathematics.

Hope Schefler Taitz has served as a director of the Company since October 2013. Ms. Taitz has also served as a director of Athene and its subsidiary, ALRe, since 2011, and is a member of Athene’s risk and conflicts committees. Ms. Taitz is also a director of Athene’s other insurance subsidiaries. Since 2004, Ms. Taitz has acted as a consultant focused on analyzing and investing in the consumer industry in both early and late stages. Ms. Taitz currently serves on the boards of MidCap Finco Holdings Limited, Greenlight Capital Re, Ltd. and Summit Hotel Properties, Inc. From 1995 to 2003, Ms. Taitz was Managing Partner of Catalyst Partners, L.P., a money management firm. From 1990 to 1992, Ms. Taitz was a Vice President at The Argosy Group (now part of the Canadian Imperial Bank of Commerce) specializing in financial restructuring before becoming a Managing Director at Crystal Asset Management, from 1992 to 1995. From 1986 to 1990, Ms. Taitz was at Drexel Burnham Lambert, first as a mergers and acquisitions analyst and then as an associate in the leveraged buyout group. She is a founding executive member of Youth Renewal Fund, a current executive board member of Pencils of Promise and a member of the undergraduate executive board of The Wharton School at the University of Pennsylvania. Ms. Taitz is a former board member of Girls Who Code and is now a board member of the New York City Foundation for Computer Science. Ms. Taitz graduated with honors from the University of Pennsylvania with a Bachelor of Arts degree in economics.

Executive Compensation

The Company does not have any employees but rather is provided personnel, including its executive officers, by Athene, through Athene’s indirect wholly owned subsidiary AES, or, in the case of James Belardi, by AAM, pursuant to the Shared Services and Cost Sharing Agreements, dated October 2, 2013, among Athene, the Company, various other subsidiaries of Athene and AAM (the “Shared Services Agreements”). See “Transactions with Related Persons, Promoters and Certain Control Persons” for more information about the Shared Services Agreements. As a result, the Company does not determine or pay any compensation to its executive officers or additional personnel provided to the Company by Athene or AAM for the Company’s operations. Athene, acting directly or through a subsidiary other than the Company, determines and pays the salaries, bonuses and other wages earned by the Company’s executive officers and by additional personnel provided to the Company by Athene or AAM. Athene also determines whether and to what extent the Company’s executive officers and additional personnel will be provided with benefits pursuant to employee benefit plans. The Company does not have employment agreements with its executive officers and does not provide pension or retirement benefits, perquisites or other personal benefits to its executive officers. The Company does not have arrangements to make payments to its executive officers upon their termination or in the event of a change in control of the Company.

Director Compensation

No director who is also an employee of the Athene Group receives any additional compensation for serving as a director. Each of the Company’s other directors receives annual compensation for their board service. The table below indicates the elements and total value of cash compensation and of equity awards granted to each eligible director for services performed in 2017.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Share Awards(1)	All Other Compensation(2)	Total
Lawrence J. Ruisi	$1,750	$—	$2,000	$3,750
Francis P. Sabatini	7,000	—	8,000	15,000
Hope Schefler Taitz	7,000	—	8,000	15,000

(1)

These columns reflect the retainer and fees earned or share awards granted in 2017, as applicable, solely for service on the board of directors of the Company and therefore omit any such payments or grants made in respect of service on the Athene board of directors or on the boards of directors of any of Athene’s other subsidiaries.

(2)	This column reflects the retainer and fees earned in 2017 for service on the boards of directors of the Company’s direct and indirect subsidiaries.

Securities Ownership of Certain Beneficial Owners and Management

Principal Shareholders

The following table sets forth information regarding the beneficial ownership of (i) the Company’s common stock by each person or group who is known to the Company to own beneficially more than 5% of the Company’s common stock and (ii) Athene’s Class A common shares by (1) each of the Company’s executive officers, (2) each of the Company’s directors and (3) all of the Company’s current executive officers and directors as a group. Except as otherwise provided below, information in the table is as of July 31, 2018.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

To the Company’s knowledge, each person named in the table below has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated in the table or footnotes below, the address for each officer and director listed in the table is c/o Athene Annuity and Life Company, 7700 Mills Civic Parkway, West Des Moines, Iowa 50266-3862.

	Amount and Nature of Beneficial Ownership
	Company Common Stock Beneficially Owned		Athene Class A Common Shares Beneficially Owned(1)
	Number of Shares	Percent	Number of Shares	Percent(2)
Athene Holding Ltd.(3)	10,000,000	100%	—	—
Executive Officers and Directors
James R. Belardi(4)	—	—	5,226,249	3.1%
Grant Kvalheim(5)	—	—	2,223,844	1.3%
Michael Downing(6)	—	—	80,605	*
Christopher R. Welp(7)	—	—	48,419	*
Erin Kuhl(8)	—	—	2,171	*
Martin P Klein(9)	—	—	163,536	*
Hope Taitz(10)	—	—	64,758	*
Lawrence J. Ruisi(11)	—	—	52,106	*
Francis P. Sabatini	—	—	300	*
All directors and executive officers as a group (9 persons)(12)	—	—	7,861,987	4.7%

*	Represents less than 1%.
(1)

Athene’s Class M common shares are subject to time- or performance-based vesting and once vested are convertible into Class A common shares. The number of Class M common shares included in the table represents the number of Class M common shares that vest as of September 29, 2018, the date that is 60 days after July 31, 2018. The Company assumes for purposes of the table that Class M common shares convert into Class A common shares on a one-for-one basis.

(2)	The percentage of beneficial ownership of Athene’s Class A common shares is based on 164,747,315 Class A common shares outstanding as of July 31, 2018.
(3)	The principal address of Athene Holding Ltd. is 96 Pitts Bay Road, Pembroke, HM08, Bermuda.
(4)

Consists of (1) 929,479 Class A common shares held of record by the James and Leslie Belardi Family Trust, (2) 1,750 Class A common shares held of record by the Belardi Family Irrevocable Trust, (3) options to acquire 107,855 Class A common shares vested as of September 29, 2018 and (4) 4,187,166 Class M common shares vested as of September 29, 2018 which are convertible into Class A common shares. Excludes 68,986 restricted Class A common shares, 97,077 Class A restricted stock units and options to acquire 153,346 Class A common shares which are unvested as of September 29, 2018. Mr. Belardi disclaims beneficial ownership of all common shares of Athene held by the Belardi Family Irrevocable Trust.

(5)

Consists of (1) 354,773 Class A common shares held of record by Grant Kvalheim 2009 Children’s Non-Exempt Trust, (2) 37,150 Class A common shares held of record by Grant Kvalheim 2009 Children’s GST Exempt Trust-DK, (3) 37,150 Class A common shares held of record by Grant Kvalheim 2009 Children’s GST Exempt Trust-LK, (4) 37,150 Class A common shares held of record by Grant Kvalheim 2009 Children’s GST Exempt Trust-MK, (5) 1,618,167 Class A common shares held of record by Grant Kvalheim individually, (6) options to acquire 31,811 Class A common shares vested as of September 29, 2018 and (7) 107,644 Class M common shares vested as of September 29, 2018 which are convertible into Class A common shares. Excludes 13,268 restricted Class A common shares, 30,087 Class A restricted stock units, options to acquire 49,709 Class A common shares and 234,667 Class M common shares which are unvested as of September 29, 2018.

(6)

Consists of (1) 11,016 Class A common shares, (2) options to acquire 14,970 Class A common shares vested as of September 29, 2018 and (3) 54,619 Class M common shares vested as of September 29, 2018 which are convertible into Class A common shares. Excludes 18,234 Class A restricted stock units, options to acquire 23,393 Class A common shares and 15,000 Class M common shares which are unvested as of September 29, 2018.

(7)

Consists of (1) 30,934 Class A common shares, (2) options to acquire 7,485 Class A common shares vested as of September 29, 2018 and (3) 10,000 Class M common shares vested as of September 29, 2018 which are convertible into Class A common shares. Excludes 9,163 Class A restricted stock units, options to acquire 11,698 Class A common shares and 10,000 Class M common shares which are unvested as of September 29, 2018.

(8)

Consists of (1) 1,004 Class A common shares and (2) 1,167 Class M common shares vested as of September 29, 2018 which are convertible into Class A common shares. Excludes 2,839 Class A restricted stock units, 1,333 Class M common shares and 250 Class M-4 restricted stock units which are unvested as of September 29, 2018.

(9)

Consists of (1) 68,092 Class A common shares, (2) options to acquire 30,278 Class A common shares vested as of September 29, 2018 and (3) 65,166 Class M common shares vested as of September 29, 2018 which are convertible into Class A common shares. Excludes 15,609 restricted Class A common shares, 31,100 Class A restricted stock units, options to acquire 54,908 Class A common shares and 138,667 Class M common shares which are unvested as of September 29, 2018.

(10)	Excludes 14,644 restricted Class A common shares which are unvested as of September 29, 2018.
(11)	Excludes 14,163 restricted Class A common shares which are unvested as of September 29, 2018.
(12)	Totals include restricted common shares and options which have vested or will vest as of September 29, 2018.

Transactions with Related Persons, Promoters and Certain Control Persons

The following is a description of certain relationships and transactions that have existed or that the Company has entered into in which its directors, executive officers, or shareholders who are known to the Company to beneficially own more than five percent of its common shares and their immediate family members had or will have a direct or indirect material interest.

Relationships and Related Party Transactions Involving Apollo or its Affiliates

Athene and its subsidiaries, including the Company have a strategic relationship with Apollo. AGM’s indirect subsidiary, AAM, serves as the Company’s investment manager. Members of the Apollo Group (defined below) are significant owners of Athene’s common shares and control 45% of the aggregate voting power of Athene’s equity securities, which may be subject to certain adjustments. James R. Belardi, the Company’s Chief Executive Officer and a member of its board of directors, is the Chief Executive Officer, Chief Investment Officer and a director of AAM. He receives substantial remuneration from acting as Chief Executive Officer of AAM and also owns a 5% profits interest in AAM. The Company expects its strategic relationship with Apollo to continue for the foreseeable future. “Apollo Group” means, (A) AGM, (B) AAA Guarantor—Athene, L.P., (C) any investment fund or other collective investment vehicle whose general partner or managing member is owned, directly or indirectly, by AGM or by one or more of AGM’s subsidiaries, (D) BRH Holdings GP, Ltd. and its shareholders, and (E) any affiliate of a person described in clauses (A), (B), (C) or D above; provided, none of Athene or its subsidiaries, nor any person employed by Athene, its subsidiaries or AAM, shall be deemed to be a member of the Apollo Group. For avoidance of doubt, any person managed by AGM or one or more of AGM’s subsidiaries pursuant to a managed account agreement (or similar arrangement) without AGM or by one or more of AGM’s subsidiaries controlling such person as a general partner or managing member shall not be part of the Apollo Group.

A description of certain relationships the Company has with Apollo and its affiliates and transactions that have existed or that the Company has entered into in which Apollo and its affiliates have a direct or indirect material interest are described below.

The following table summarizes the amounts the Company has incurred, directly and indirectly, in connection with transactions with Apollo and its affiliates for the years ended December 31, 2017 and 2016 (dollars in thousands):

	Year ended December 31,
	2017		2016
	Amounts Incurred	% of Average Invested Assets	Amount Incurred	% of Average Invested Assets
IMA	$139,048	0.31%	$124,354	0.30%
Apollo Fund Investments(1)	19,344	0.04%	6,756	0.02%
AmeriHome Mortgage Company, LLC	3,255	0.01%	2,433	0.01%
Shared Services Agreement	4,114	0.01%	4,255	0.01%
Commercial Mortgage Loan Servicing Agreement	337	0.00%	596	0.01%

Total Amounts Paid to Apollo	166,098	0.37%	$138,394	0.33%

Average Invested Assets	$45,205,634		$42,147,732

(1)	Includes total management, carried interest (including unrealized but accrued carried interest fees) and other fees, including those the Company holds as equity method investments.

Investment Management Relationships

Substantially all of the Company’s invested assets are managed by AAM pursuant to the Company’s IMA with AAM. AAM’s investment professionals directly invest a significant majority of the Company’s invested assets in a number of asset classes, including investment grade corporate credit and RMBS. For the remainder of the Company’s invested assets, which are comprised of assets which often require additional sourcing and underwriting capabilities, AAM has chosen to mandate sub-advisors rather than build out in-house capabilities. In this regard, AAM is able to leverage its relationship with Apollo in a sub-advisory capacity, pursuant to which AAM has mandated Apollo to invest in asset classes in which Apollo has investment expertise and sourcing capabilities, such as high yield credit, commercial mortgage loans, CLOs, commercial mortgage-backed securities (“CMBS”) and certain asset-backed securities (“ABS”). All sub-advised assets are ultimately overseen by AAM to ensure they are appropriate for the Company’s business and consistent with the Company’s investment strategy. AAM and Apollo often create or source unique investment opportunities, such as the Company’s investments in MidCap FinCo Limited (“MidCap”) and AmeriHome Mortgage Company, LLC (“AmeriHome”), described under “—MidCap” and “—AmeriHome” respectively, below.

For services related to the Company’s invested assets, for each of the years ended December 31, 2017 and 2016, the Company paid to AAM an investment management fee of 0.30% per annum on all assets in accounts owned by the Company.

Termination of IMAs with AAM

The IMA has no stated term and may be terminated by either AAM or the Company, upon notice at any time. However, Athene’s Bye-laws provide that Athene may not, and will cause its subsidiaries, including the Company, not to, terminate any IMA among Athene or any of its subsidiaries, on the one hand, and AAM, on the other hand, before October 31, 2018 (or any anniversary thereafter) (each such date, an “IMA Termination Election Date”) and any termination on an IMA Termination Election Date requires (i) the approval of two-thirds of Athene’s Independent Directors (as defined below) and (ii) written notice to AAM of such termination at least 30 days’ prior to an IMA Termination Election Date. If Athene’s Independent Directors make any such election to terminate and notice of such termination is delivered, the termination will be effective on the second anniversary of the applicable IMA Termination Election Date (the “IMA Termination Effective Date”). Athene’s Bye-laws further provide that notwithstanding the foregoing, (A) Athene’s Independent Directors may only elect to terminate an IMA on an IMA Termination Election Date if two-thirds of Athene’s Independent Directors determine, in their sole discretion and acting in good faith, that either (i) there has been unsatisfactory long-term performance materially detrimental to Athene by AAM, or (ii) the fees being charged by AAM are unfair and excessive compared to a comparable asset manager (provided, that in either case such Independent Directors must deliver notice of any such determination to AAM and AAM will have until the applicable IMA Termination Effective Date to address such concerns, and provided, further, that in the case of a determination that the fees being charged by AAM are unfair and excessive, AAM also has the right to lower its fees to match the fees of a comparable asset manager) and (B) upon the determination by two-thirds of Athene’s Independent Directors, Athene or its subsidiaries may also terminate the IMA with AAM as a result of either (i) a material violation of law relating to AAM’s advisory business, or (ii) AAM’s gross negligence, willful misconduct or reckless disregard of AAM’s obligations under the IMA, and in either case the delivery of at least 30 days’ prior written notice to AAM of such termination and such termination will be effective at the end of such 30-day period (the events described in the foregoing clauses (A) and (B) are referred to in more detail in Athene’s Bye-laws as “AHL Cause”). Athene’s Bye-laws provide that, for purposes of the IMA termination provisions of Athene’s Bye-laws, an “Independent Director” cannot be (x) an officer or employee of Athene or any of its subsidiaries or (y) an officer or employee of (1) any member of the Apollo Group described in clauses (i) through (iv) of the definition of “Apollo Group” as set forth in Athene’s Bye-laws or (2) AGM or any of its subsidiaries (excluding any subsidiary that constitutes any portfolio company (or investment) of (A) an investment fund or other investment vehicle whose general partner, managing member or similar governing person is owned, directly or indirectly, by AGM or by one or more of its subsidiaries or (B) a managed account agreement (or similar arrangement) whereby AGM or one or more of its subsidiaries serves as general partner, managing member or in a similar governing position).

In addition, the Company’s board of directors may terminate the IMA with regard to the Company if the Company’s board of directors determines that such termination is required in the exercise of the board of directors’ fiduciary duties. AAM may terminate the IMA at any time.

On September 20, 2018, Athene entered into a letter agreement (the “Letter Agreement”) with AAM. In the Letter Agreement, (1) Athene confirmed that its Board of Directors approved, and recommended that Athene’s shareholders approve, the amendment and restatement of Athene’s Bye-Laws (the “Existing Bye-Laws”) in substantially the form attached as an exhibit to the Letter Agreement (the “Proposed Bye-Laws”) and (2) Athene agreed that it will seek the approval of its shareholders of the amendment and restatement of Athene’s Bye-Laws in substantially such form at the next annual general meeting of Athene’s shareholders.

Specifically, the Proposed Bye-Laws, if adopted as Athene’s Bye-Laws, will amend the IMA Termination Election Date to be the fourth anniversary of the date on which the Proposed Bye-Laws are adopted as Athene’s Bye-Laws (the “Adoption Date”) and each two-year anniversary of the Adoption Date. The Proposed Bye-Laws, if adopted as Athene’s Bye-Laws, will continue to permit Athene to terminate the IMA, or any New IMA, for cause.

Apollo Master Sub-Advisory Agreements (“MSAAs”) and Apollo Fund Investments

AAM and certain affiliates of Apollo entered into MSAAs for the benefit of the Company and Athene’s other insurance subsidiaries, pursuant to which such Apollo affiliates sub-advise AAM with respect to a portion of the Athene Group’s invested assets. Sub-advisory mandates with Apollo generally relate to certain asset classes for which Apollo managers have investment expertise and for which AAM has determined that it is more appropriate to sub-advise rather than build out in-house capabilities. Sub-advisory fees relating to the MSAAs and any other sub-advisory arrangement are recharged by AAM to Athene. The Company does not pay any fees for the sub-advisory services rendered with respect to the assets that it owns, but rather such fees are paid on its behalf by AUSA or Athene. Currently, the MSAAs, as amended, cover services rendered by Apollo-affiliated sub-advisors relating to the following asset classes, among others: bank loans, high yield debt, commercial mortgage loans, emerging market debt, convertible securities, mortgage- and asset-backed securities (including CLOs), oil and gas royalties and insurance-linked securities.

In certain instances, Apollo earns an incentive fee in its capacity as a sub-advisor of the Company’s invested assets. As of December 31, 2017 and 2016, Apollo affiliates directly sub-advised AAM with respect to approximately $8.1 billion and $6.9 billion, respectively, constituting approximately 15.5% and 15.1%, respectively, of the Company’s invested assets.

In addition to invested assets sub-advised by Apollo, from time to time, AAM also invests the Company’s assets in investment funds or other collective investment vehicles whose general partner, managing member, investment manager or collateral manager is owned, directly or indirectly, by Apollo or by one or more of Apollo’s subsidiaries (“Apollo fund investments”). Such investments comprised 66.9% and 68.2% of the Company’s alternative investment portfolio as of December 31, 2017 and 2016, respectively. As of December 31, 2017 and 2016, 1.8% and 1.9% respectively, of the Company’s invested assets were invested in Apollo fund investments. Fees related to such invested assets varied from 0.5% per annum to 1.75% per annum with respect to management fees and 10% to 20% of profits for carried interest, subject in many cases to preferred return hurdles.

As of December 31, 2017 and 2016, the Company’s Apollo sub-advised investments and Apollo fund investments consisted of the following (dollars in thousands):

	Year ended December 31,
	2017		2016
	Amount	% of Total	Amount	% of Total
Apollo sub-advised investments:
Fixed maturity securities, available for sale
Foreign governments	$116,852	1.3%	$120,359	1.6%
Corporate	2,023,638	22.3%	1,594,144	20.6%
CLO	3,791,621	41.8%	3,422,221	44.3%
ABS	223,303	2.5%	322,383	4.2%
CMBS	457,507	5.0%	479,212	6.2%
Trading securities, fixed maturity securities – ABS	94,234	1.0%	82,484	1.1%
Mortgage loans	1,407,772	15.5%	832,708	10.8%

Subtotal	$8,114,927	89.4%	$6,853,511	88.8%

Apollo fund investments:
Credit funds	$190,436	2.1%	$173,741	2.2%
CLO equities, affiliated	31,774	0.3%	30,322	0.4%
Mortgage and real assets	92,364	1.0%	86,497	1.1%
Hedge funds	52,976	0.6%	—	— %
Natural resources	24,532	0.3%	—	— %
Private equity — AAA	408,102	4.5%	411,430	5.3%
Private equity — Other	—	— %	27,389	0.4%
A-A Mortgage	165,348	1.8%	139,045	1.8%

Subtotal	$965,532	10.6%	$868,624	11.2%

Total	$9,080,459	100.0%	$7,722,135	100.0%

As of December 31, 2017 and 2016, 17.3% and 17.0%, respectively, of the Company’s invested assets, are comprised of securities, including investment funds, in which Apollo, or an Apollo affiliate, has significant influence or control over the issuer of a security or the sponsor of the investment fund. The following table summarizes the Company’s cash flow activity related to these investments for the periods presented below (dollars in thousands):

	Years ended December 31,
	2017	2016	2015
Sales, maturities, and repayments	$29,033	$10,909	$8,859
Purchases	(87,241)	(24,422)	(26,948)

Certain members of the Company’s board of directors may directly receive carried interest or may receive a portion of the carried interest that Apollo receives from fund investments in which the Company is invested. Certain directors and officers of the Company may invest or have interests in fund investments in which the Company has invested, including Mr. Belardi and Mr. Kvalheim. Additionally, certain officers from time to time may invest in Apollo funds or co-investments.

Affiliates of Apollo earn additional fees paid by funds or other collective investment vehicles in which the Company is invested for management and other services provided by such affiliates of Apollo to such funds and investment vehicles.

Third Party Sub-Advisory Agreements

In the limited instances in which AAM desires to invest in asset classes for which neither AAM nor Apollo possesses the investment expertise or sourcing abilities required to manage the assets, or in instances in which AAM makes the determination that it is more effective or efficient to do so, AAM mandates third-party sub-advisors to invest in such asset classes, and Athene or AUSA, on behalf of the Company, reimburses AAM for fees paid to such sub-advisors.

Investment in VA Capital Company LLC and Debt Financing to Venerable

In December 2017, a consortium of investors, led by affiliates of Apollo, and certain other investors, agreed to purchase Voya Insurance and Annuity Company (“VIAC”), including its closed block variable annuity segment, and create a newly formed standalone entity, Venerable Holdings, Inc. (“Venerable”), to be the holding company of VIAC. On June 1, 2018, ALRe and AADE (the “Athene Reinsurers”) entered into reinsurance agreements with VIAC and ReliaStar Life Insurance Company (“RLI”), pursuant to which the Athene Reinsurers reinsured a block of fixed and fixed indexed annuity liabilities from VIAC and RLI (the “FA Business Reinsurance Agreements”). The aggregate reserves of VIAC and RLI that are subject to the FA Business Reinsurance Agreements as of June 1, 2018 were approximately $19 billion. As consideration for the transactions contemplated by the FA Business Reinsurance Agreements, the Athene Reinsurers paid to VIAC and RLI an aggregate ceding commission of approximately $396 million. VIAC was acquired by Venerable on June 1, 2018. Also on June 1, 2018, Athene, through ALRe, made a $75 million minority equity investment in VA Capital Company LLC, the parent of Venerable, and the Company and AADE each provided $75 million in debt financing to Venerable.

Mr. Belardi is a co-investor with Athene and its subsidiaries in their minority equity investment in VA Capital and term loan to Venerable made in connection with the Voya reinsurance transactions. Subsequent to the approval of the transaction, certain of Athene’s directors and executive officers were offered the opportunity to co-invest with Athene and its subsidiaries in debt issued by Venerable and equity issued by VA Capital. Mr. Belardi purchased $1 million of the equity that Athene has invested in through co-invest vehicles and $1 million of debt that Athene has invested in directly from AADE and the Company, respectively. Mr. Belardi purchased the securities on the same terms and conditions, including price, as originally agreed to by Athene. Neither Athene nor the Company will receive any separate fee or consideration from such transactions.

MidCap

The Company holds a significant investment in MidCap through AAA Investments (Co-Invest VII), L.P. (“CoInvest VII”), which is managed by an Apollo affiliate. In addition, one of the Company’s directors, Hope Taitz, currently serves on the board of MidCap. As of December 31, 2017, CoInvest VII owned 28% of the outstanding economic interests of MidCap valued at $528 million, of which the Company’s ownership interest was $381 million with the remaining ownership interest in CoInvest VII being owned by AADE.

Additionally, the Company and AADE have made loans directly to MidCap Financial Holdings LLC (“MidCap Financial”) to which subsidiaries of MidCap succeeded as borrower. The Company and AADE have entered into a subordinated debt facility with MidCap Financial with a maturity date of January 2022. In January 2016, the subordinated debt facility was amended and restated in connection with new loans made by third-party lenders. The loans under the amended and restated facility mature in January 2026 and earn interest at a rate of 9.0% per annum. For the years ended December 31, 2017, 2016 and 2015, the Company earned income of $10.0 million, $13.8 million and $11.1 million, respectively, in connection with the subordinated debt financing. These loans are categorized as bonds within the Company’s statutory financial statements. The principal balance owing to the Company was $110 million as of each of December 31, 2017, and 2016. For the years ended December 31, 2017, 2016 and 2015, AADE earned income of $12.3 million, $16.9 million and $13.7 million, respectively, in connection with the subordinated debt financing. The principal balance owing to AADE was $135 million as of each of December 31, 2017 and 2016.

From time to time, the Company has entered into participation arrangements with MidCap Financial Holdings Limited (“MidCap Holdings”) with respect to loans the Company purchases that were originated or otherwise sourced by MidCap Holdings. In January 2016, the Company and AADE purchased a pool of loans that were sourced by MidCap and contemporaneously sold subordinated participation interests in the loans to a subsidiary of MidCap receiving aggregate consideration of $18 million and $6 million, respectively. As of December 31, 2017 and 2016, $10.5 million and $10.6 million, respectively, was due to MidCap by the Company under the subordinated participation agreement. As of each of December 31, 2017 and 2016, $3.5 million was due to MidCap by AADE under the subordinated participation agreement. In addition, from time to time, MidCap may originate or source loans that the Company purchases directly. As is customary practice for loan originators, MidCap may retain a percentage of the origination fees on the loans the Company purchases that are paid by the borrowers and may also act as agent for the lenders under the related loan agreements.

AmeriHome

The Company holds a significant investment in AmeriHome, a mortgage lender and mortgage servicer, through the Company’s investment in A-A Mortgage, an investment fund managed by AAM. AmeriHome originates assets that the Company may acquire that are consistent with the Company’s investment strategy. The Company made equity investments in A-A Mortgage of $6.9 million, $59.9 million and $58.4 million during the years ended December 31, 2017, 2016 and 2015, respectively. The Company has approximately 24% of the economic interests in A-A Mortgage, A-A Mortgage owns 100% of the equity interests in Aris Holdco (not including profits interests in Aris Holdco held by AmeriHome management), and Aris Holdco owns 100% of the equity interests in AmeriHome. AADE and STAR together have approximately 35% of the economic interests in A-A Mortgage. In addition, one of the Company’s executive officers, James R. Belardi (also a director) and one of the Company’s directors, Martin P. Klein, currently serve on the board of Aris Holdco.

In connection with the Company’s equity investment in A-A Mortgage, the Company agreed that Aris Holdco will pay AAM a management fee equal to 1.5% of Aris Holdco’s consolidated equity, in addition to the 10% carried interest that AAM receives subject to an 8% hurdle. This management fee is paid in respect of certain management and oversight services provided by AAM to A-A Mortgage and its subsidiaries. In connection with transaction advice that may be rendered by Apollo Global Securities, LLC (“AGS”) relating to certain strategic transactions that may be entered into by Aris Holdco and/or its subsidiaries, Aris Holdco has agreed, subject to certain limitations, to pay AGS transaction fees equal to 1% of the aggregate consideration in such transactions for which AGS provides advice. In addition, certain other investors in A-A Mortgage, including an Apollo-affiliated fund, as a condition to their commitments to invest in A-A Mortgage, required that the amounts paid by Aris Holdco to AAM in respect of the management fee and amounts paid to AGS in respect of transaction fees would be rebated to such investors.

Gross management fees incurred by Aris Holdco for services rendered by AAM for the years ended December 31, 2017, 2016 and 2015 totaling $2.5 million, $1.8 million and $0.7 million, respectively, were rebated to other investors in A-A Mortgage. AAM recognized approximately $6.5 million, $4.6 million and $2.5 million in unrealized incentive income for the years ended December 31, 2017, 2016 and 2015, respectively.

In 2015, the Company entered into loan purchase and servicing agreements with AmeriHome. The agreements allow the Company to purchase certain residential mortgage loans which AmeriHome has originated or purchased from correspondent sellers and pooled for sale in the secondary market. AmeriHome retains the servicing rights to the sold loans and generally charges a fee of 25 basis points on the loans serviced. For the years ended December 31, 2017, 2016 and 2015, the Company purchased $45.1 million, $22.6 million and $82.5 million, respectively, of residential mortgage loans under this agreement. As of December 31, 2017 and 2016, the Company held $82.5 million and $59.0 million, respectively, of residential mortgage loans purchased under the agreement.

Shared Services Agreements

The Company has entered into the Shared Services Agreements, pursuant to which it may receive services and personnel employed by other Athene subsidiaries that are party to the agreements and by AAM. Expenses for such services are based on the amount of time spent on the affairs of the other party in addition to actual expenses incurred and cost reimbursements. Amounts that the Company incurred (to which the Company was entitled), directly or indirectly, to (from) Athene’s other subsidiaries were $218 million, $204 million and $(42) million for the years ended December 31, 2017, 2016 and 2015, respectively.

These shared services agreements can be terminated for any reason upon thirty days’ notice. The shared services agreements can also be terminated immediately with respect to a specific party in the event of the insolvency of another party to the agreements, among other things.

Investment Portfolio Trades with Affiliates

From time to time, AAM and/or Apollo executes cross trades which involve the purchase or sale of assets in a transaction between the Company, on the one hand, and another subsidiary of Athene, a third party or an Apollo affiliated entity, in any case, to which Apollo or its affiliate acts in an investment advisor, general partner, managing member, collateral manager or other advisory or management capacity, on the other hand. In addition, from time to time, the Company may purchase or sell securities from or to related parties, other than through a cross trade transaction. The Company believes that these transactions are undertaken at market rates, and are executed based on third-party valuations, where possible. For the years ended December 31, 2017, 2016 and 2015, the aggregate value of such transactions where the Company acquired investments from related parties, through cross trades or otherwise, amounted to $0 million, $4.5 million and $53.4 million, respectively. For the years ended December 31, 2017, 2016 and 2015, the aggregate value of such transactions where the Company sold investments to related parties, through cross trades or otherwise, amounted to $676.0 million, $196.9 million and $601.8 million, respectively.

Commercial Mortgage Loan Servicing Agreements

The Company has entered into commercial mortgage loan servicing agreements with AAM. Pursuant to these agreements, the Company has engaged AAM to (1) assist with the origination of and provide servicing of, commercial loans owned by the Company or in which it participates, secured by mortgages, deeds of trust or documents of similar effect encumbering certain real property and commercial improvements thereon and (2) provide for management and sale of real estate owned properties.

Apollo Commercial Real Estate Finance, Inc.

On August 31, 2016, Apollo Residential Mortgage, Inc. (“AMTG”) merged with and into Apollo Commercial Real Estate Finance, Inc. (“ARI”), with ARI continuing as the surviving corporation (the “Merger”). In connection with the Merger, the Company entered into an Asset Purchase and Sale Agreement (the “Asset Purchase Agreement”) among it, ARI and AADE. Pursuant to the Asset Purchase Agreement, immediately following the consummation of the Merger, the Company and AADE purchased from ARI $1.1 billion and $86 million, respectively, of primarily non-agency RMBS.

Other Related Party Transactions and Relationships

Reinsurance Agreements

The Company has entered into numerous reinsurance agreements with other subsidiaries of Athene, pursuant to which it cedes certain risks to such subsidiaries. See “Products—Life and Other” and “Reinsurance” for a discussion regarding the related party reinsurance relationships to which the Company is a party. Settlement amounts incurred by the Company pursuant to the various reinsurance agreements amounted to $347 million, $217 million and $399 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Tax Allocation Agreements

The Company has entered into tax allocation agreements among it and various other subsidiaries of Athene. Collectively, the parties to the agreements are considered an “affiliated group” under the Internal Revenue Code of 1986, as amended, and are included in the consolidated federal income tax return of the affiliated group, which is filed by AADE. The agreements establish a method for providing reimbursement to AADE for payment of each entity’s share of the consolidated tax liability of the affiliated group and a method for providing reimbursement to each entity for losses incurred by such entity that reduce the consolidated tax liability of the affiliated group. During the years ended December 31, 2017, 2016 and 2015, the Company made payments (received benefits) under the tax allocation agreements in the amount of $(5.9) million, $111.9 million and $(69.7) million, respectively.

Intercompany Promissory Note

The Company has entered into an unsecured revolving promissory note, dated as of May 1, 2016, among it, AADE, Athene Life Insurance Company (“ALIC”) and Athene Employee Services, LLC (“AES”), as “Makers,” and AUSA, as “Holder” (the “Intercompany Note”). Pursuant to the Intercompany Note, on or before May 1, 2021, the Company may request and AUSA, at its sole discretion, may make, advances to or on behalf of the Company in an amount not to exceed $200 million, when aggregated with all advances made to all Makers pursuant to the Intercompany Note. All borrowings made under the Intercompany Note, together with interest on the unpaid principal balance, are due on the earlier of May 1, 2021 and the date of demand for such repayment made by AUSA. Interest accrues on any outstanding principal balance at a per annum rate equal to 1 month London Interbank Offered Rate + 162.5 basis points and is payable quarterly in arrears. To date, the Company has had no borrowings under the Intercompany Note.

Net Worth Maintenance Agreement

The Company has entered into a net worth maintenance agreement, effective as of October 1, 2013, between it and Athene. Pursuant to the net worth maintenance agreement, Athene agrees to maintain the Company’s “total adjusted capital” (“TAC”) at a minimum of 200% of “company action level risk based capital” (as the terms in quotes are defined in the insurance laws in the State of Iowa as of October 1, 2013) for so long as the Company is under Athene’s control (as the term control is defined in Section 521A.1 of the Iowa Insurance Code). Pursuant to the agreement, the Company agrees not to pay any dividends if such dividend payment would cause its TAC to fall below 200% of its company action level risk based capital, unless such dividend had been approved by the Iowa Insurance Division (the “IID”) prior to its distribution. To date, the Company has received no support from Athene under the net worth maintenance agreement.

Joint Investments

From time to time, in the ordinary course of business, the Company invests in securities in which other Athene subsidiaries have an interest. Such investments may be in the form of co-investments in which the parties acquire an interest in the investment contemporaneously or otherwise in connection with an integrated transaction, or may be in the form of an unrelated investment in which one or more other Athene subsidiaries have a pre-existing interest.

Related Party Transaction Policy

Athene has established a related party transaction policy which provides procedures for the review of transactions in excess of $120,000 in any year involving Athene and/or one or more of its subsidiaries, including the Company, in which any covered person has a direct or indirect material interest, with certain exceptions. Covered persons include any director, executive officer, director nominee, shareholders known to Athene to beneficially own 5% or more of its Class A common shares and Class B common shares or any immediate family members of the foregoing. Any such related party transactions shall require advance approval by a majority of Athene’s independent directors or by Athene’s conflicts committee to the extent that such transactions constitute Apollo Conflicts (as described below) or related party transactions incidental or ancillary thereto. To the extent that the related party transaction is other than either an Apollo Conflict or a related party transaction that is incidental or ancillary thereto, Athene’s audit committee charter provides that the audit committee has the authority to review and approve all such transactions.

Because the Apollo Group has a significant voting interest in Athene, and because Athene and its subsidiaries, including the Company, have entered into, and will continue in the future to enter into, transactions with Apollo and its affiliates, Athene’s Bye-laws require it to maintain a conflicts committee designated by Athene’s board of directors, consisting of directors who are not officers, general partners, directors, managers or employees of any member of the Apollo Group. The conflicts committee reviews and approves material transactions by and between Athene and its subsidiaries, on the one hand, and the Apollo Group, on the other hand, including any modification or waiver of the IMAs with AAM, subject to certain exceptions.

An “Apollo Conflict” is:

•	the entering into or material amendment of any material agreement by and between Athene and/or its subsidiaries, on the one hand, and any member of the Apollo Group, on the other hand; or

•

the imposition of any new fee on or increase in the rate of fees charged to Athene or any of its subsidiaries by a member of the Apollo Group, or the provision for any additional expense reimbursement to or offset by a member of the Apollo Group to be borne by Athene or any of its subsidiaries, directly or indirectly, pursuant to any material agreement by and between Athene or any of its subsidiaries and any member of the Apollo Group (except to the extent that any such material agreement sets forth the actual amount or formula for calculating the amount of any new fee or increase in the rate at which such fee is charged and such material agreement has been approved or is exempt from approval under the conflicts committee charter).

Athene requires that any new (or amendments to any existing) transactions by and between Athene or its subsidiaries and any member of the Apollo Group be, prior to the time such transaction is entered into:

•

fair and reasonable, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable to Athene or any of its subsidiaries);

•	entered into on an arms-length basis;

•	approved by a majority of Athene’s disinterested directors;

•	approved by the holders of a majority of Athene’s issued and outstanding Class A common shares;

•	approved by the conflicts committee; or

•

approved by a committee consisting solely of two or more disinterested directors duly appointed by Athene’s board of directors to review such transaction instead of the conflicts committee, and provided that any such approval of a transaction by such committee complies with Athene’s Bye-Laws.

In connection with any matter submitted to the conflicts committee, materials are prepared by Athene’s management summarizing the applicable conflict and recommending the proposed transaction. The conflicts committee reviews market comparison data (to the extent available) relating to the reasonableness of any proposed fees to be paid.

For operational and administrative ease, certain transactions that fall within the definition of an Apollo Conflict but do not pose a material risk to Athene or its subsidiaries need not be approved by the conflicts committee. As described below, these exceptions include specific thresholds under which Athene may engage Apollo or its affiliates in an investment management or advisory (or sub-management or sub-advisory) capacity without prior conflicts committee review or approval. The following transactions, among others, are expressly excluded from the definition of Apollo Conflict and do not require the consent or review of the conflicts committee:

•

(i) entering into new IMAs or MSAAs with members of the Apollo Group on terms similar to and not more economically favorable in the aggregate to the Apollo Group than those currently in effect (provided, that payment of additional total fees and/or expenses at the same or no greater fee and/or expense reimbursement rate shall not be deemed to be more economically favorable to the Apollo Group) or (ii) amendments to the agreements described in (i) above for the purpose of adding a subsidiary of Athene thereto;

•

the provision of any insurance related products by or to Athene or any of its subsidiaries to or by the Apollo Group; provided that the provision of such products is an ordinary course transaction entered into on an arms-length basis on terms no less favorable to Athene or its subsidiaries than could be contemporaneously obtained from or provided to an unaffiliated party;

•

any transactions, rights or agreements between Athene or any of its subsidiaries and any portfolio company of the Apollo Group that pertain to the ordinary course business of such portfolio company; provided, that any such transactions, rights or agreements (taken as a whole) are no less favorable to Athene or the applicable subsidiary than could be obtained from or provided to an unaffiliated party;

•

an investment by Athene or any subsidiary thereof in an Apollo-sponsored vehicle; provided, that an officer of a member of the Apollo Group provides a written certificate to Athene’s board of directors that such investment provides Athene or its subsidiary, as applicable, with the same or better terms or a most favored nations clause (in all cases, taken as a whole with respect to such Apollo-sponsored vehicle and without consideration of any Designated Terms (as defined below)) as those applicable to other investors (excluding Designated Investors (as defined below)) in the same Apollo-sponsored vehicle who invested an amount in such vehicle equal to or less than that invested by Athene and its subsidiaries; and provided, further, that such investment represents no more than 25% of the outstanding or expected equity interests of such Apollo-sponsored vehicle (based on prior record related to the strategy), Designed Investor and Designated Terms shall have the meanings set forth for such terms or other similar terms in any customary side letter entered into by the applicable Apollo Group advisor or manager, Apollo-sponsored vehicle or other Apollo Group entity, on the one hand, and investors, other than Athene or a subsidiary thereof, who have invested in the same Apollo-sponsored vehicle, or entered into an investment management, sub-advisory or similar agreement with the Apollo Group for the same asset class, on the other hand;

•

a transaction that has been approved by a majority of Athene’s disinterested directors, provided that the disinterested directors are notified that such transaction would otherwise constitute an Apollo Conflict prior to such approval;

•

material amendments to contracts or transactions previously approved by the conflicts committee or a majority of Athene’s disinterested directors, or which are not required to be approved by either, so long as, in each case, such amendments either (i) are not materially adverse to Athene or any of its subsidiaries, or (ii) would not cause the relevant contract or transaction to require approval by the conflicts committee or a majority of Athene’s disinterested directors under Athene’s Bye-laws after giving effect to the relevant amendment;

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the entry into any IMA with the Apollo Group or amending an MSAA currently in effect (or entering into a new MSAA), so long as (i) such agreement is on terms in the aggregate (including expense reimbursement and indemnities) no less favorable to Athene than customary market terms (excluding the fees charged under the IMA); and (ii) either (a) the rates on assets under management (“AUM”) under such agreement (including any carried interest or similar profit allocation, but, for the avoidance of doubt, excluding the fees charged under the IMA) do not exceed 50 basis points per annum for non-alternative assets; (b) the rates on AUM under such agreement (including any carried interest or similar profit allocation, but, for the avoidance of doubt, excluding the fees charged under the IMA) do not exceed 100 basis points per annum for alternative assets; or (c) an officer of a member of the Apollo Group provides a written certification to Athene’s board of directors that such agreement provides Athene or its subsidiary, as applicable, with the same or better terms or a most favored nations clause (in all cases, taken as a whole with respect to such agreement and without consideration of any Designated Terms) with respect to other investors (excluding Designated Investors) who have entered into an investment management agreement or sub-advisory or similar agreement with the Apollo Group for the same asset class and whose AUM with respect to such agreement and asset class are all equal or less than those subject to the agreement between Athene and the Apollo Group with respect to such asset class. In addition, investments in an Apollo-sponsored vehicle are not deemed Apollo Conflicts so long as such Apollo-sponsored vehicle charges fees in line with those discussed in (a) and (b) above;

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allocations of costs or expenses between Athene or any of its subsidiaries and the Apollo Group not in excess of five basis points per annum, calculated on the total investible assets of Athene and its subsidiaries including accounts supporting reinsurance agreements for which Athene or a subsidiary thereof acts as reinsurer as of the effective date of such allocation (provided that any such allocation of costs or expenses may not be used to pay investment management fees); and

•	any other class of transactions, rights, fees or agreements determined by approval of the conflicts committee to not be an Apollo Conflict nor require approval of the conflicts committee.

Each strategy that is managed, advised or sub-advised for Athene or any of its subsidiaries by AAM or another member of the Apollo Group through a managed account and was previously subject to conflicts committee approval (other than the existing IMA or new IMAs previously approved) may be re-examined by the conflicts committee if such strategy underwent a material change in the amount of AUM in the immediately preceding 12 months.

Athene’s conflicts committee or applicable disinterested directors have previously approved the existing transactions described above under “ —Relationships and Related Party Transactions Involving Apollo or its Affiliates” that are required to be approved by the terms of Athene’s conflicts committee charter.

While the Company does not maintain written policies and procedures separate from those of Athene described above, transactions of the type that would be required to be reported herein, but that are not covered by the Athene policy described above, namely those transactions between the Company, on the one hand, and Athene or other subsidiaries of Athene, on the other hand, are generally approved by the Company’s board of directors. The existing transactions described above under “ —Other Related Party Transactions and Relationships” were approved by the Company’s board of directors.

Company Related Risk Factors

The Company’s financial condition depends, in part, on the accuracy of management’s assumptions and estimates, and the Company’s financial condition could be adversely affected if these assumptions and estimates differ significantly from actual results.

The Company makes and relies on certain assumptions and estimates regarding many items related to its business, including interest rates, investment returns, expenses and operating costs, tax assets and liabilities, business mix, surrender activity, mortality and contingent liabilities. The Company also uses these assumptions and estimates to make decisions crucial to its business operations, such as establishing pricing, target returns and expense structures for its products; determining the amount of reserves it is required to hold for its policy liabilities; the price it will pay to acquire or reinsure business; the hedging strategies to manage risks to its business and operations; and the amount of regulatory and rating agency capital it must hold to support its business. The factors influencing these assumptions and estimates cannot be calculated or predicted with certainty, and if these assumptions and estimates differ significantly from actual outcomes and results, the Company’s financial condition may be adversely affected.

In particular, the Company’s financial condition may be significantly affected by the accuracy of the Company’s assumptions and estimates with respect to its insurance products and liabilities, determinations of fair value, hedging strategies and financial statements.

•

Insurance Products and Liabilities. Pricing of the Company’s annuity and other insurance products, whether issued by the Company or acquired through reinsurance or acquisitions, is based upon assumptions about factors such as persistency (how long insurance products remain in force), mortality (how long insureds live) and rates of election (the rates at which optional guaranteed benefits under insurance products are elected). If emerging or actual experience deviates from the Company’s assumptions, such deviations could have a significant effect on the financial condition of the Company. For example, a significant portion of the Company’s in-force and newly-issued products contain riders that offer guaranteed lifetime income or death benefits. These guarantees expose the Company to mortality, longevity and policyholder behavior risks. If actual utilization of certain guaranteed benefits is adverse when compared to the Company’s estimates used in setting its reserves for future policy benefits, these reserves may prove to be inadequate and the Company may be required to increase them. More generally, deviations from the Company pricing expectations may require the Company to make more payments under certain products than it had projected. The Company has limited experience to date on policyholder behavior for its guaranteed benefit products. As a result, future experience could deviate significantly from the Company’s assumptions.

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Determination of Fair Value. The Company holds securities, derivative instruments and other assets and liabilities that must be measured at fair value. Fair value is the anticipated amount that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction. The determination of fair value involves the use of various assumptions and estimates, and considerable judgment may be required to estimate fair value. Accordingly, estimates of fair value are not necessarily indicative of the amounts that could be realized in a current or future market exchange. As such, changes in, or deviations from, the assumptions used in such valuations can significantly affect the Company’s financial condition. During periods of market disruption, including periods of rapidly changing credit spreads or illiquidity, if trading becomes less frequent or market data becomes less observable, it has been and will likely continue to be difficult to value certain of the Company’s investments. Further, rapidly changing credit and equity market conditions could materially impact the valuation of investments as reported within the financial statements of the Company, and the period-to-period changes in value could vary significantly. Even if the Company’s assumptions and valuations are accurate at the time that they are made, the market value of the Company’s investments could subsequently decline, which could adversely impact the financial condition of the Company.

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Hedging Strategies. The Company uses, and may in the future use, derivatives and reinsurance contracts to hedge risks such as current or future changes in the fair value of its assets and liabilities; current or future changes in cash flows; changes in interest rates, equity markets and credit spreads; the occurrence of credit defaults; currency fluctuations; and changes in mortality and longevity. The Company uses equity derivatives to hedge the liabilities associated with its fixed indexed annuities. The Company’s hedging strategies rely on assumptions and projections regarding the Company’s assets and liabilities, as well as general market factors and the creditworthiness of the Company’s counterparties, any or all of which may prove to be incorrect or inadequate. Accordingly, the Company’s hedging activities may not have the desired impact. The Company may also incur significant losses on hedging transactions.

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Financial Statements. The preparation of the financial statements of the Company, including the notes thereto, requires management to make various estimates and assumptions that affect the amounts reported in the financial statements. These estimates include, but are not limited to, the fair value of investments, impairment of investments and valuation allowances, the valuation of derivatives, future policy benefit reserves, valuation allowances on deferred tax assets and stock-based compensation. The assumptions and estimates required for these calculations involve judgment and by their nature are imprecise and subject to changes and revisions over time. Accordingly, the Company’s financial results may be adversely affected from time to time by actual results differing from assumptions. Any of these inaccuracies could result in material adjustments to the Company’s financial statements.

The Company is dependent on certain reinsurance arrangements with AARe and Athene Life Re Ltd. ALRe.

The Company has entered into certain Modco Agreements with AARe and ALRe, pursuant to which the Company has ceded and will continue to cede 80% of all of its insurance liabilities, excluding funding agreements, to AARe and 100% of its insurance liabilities relating to funding agreements to ALRe. The Company expects to cede to AARe, on a modified coinsurance basis, 80% of all liabilities arising out of the Contract. Under each of the Modco Agreements, AARe and ALRe, as applicable, is required to fund a Modco Account with assets equal to the gross statutory reserves corresponding to the ceded business (the “Modco Reserves”). Payments on the ceded liabilities by the Company are made from cash flows from the applicable Modco Account when due. To the extent that the assets maintained in a Modco Account are less than the corresponding Modco Reserves, AARe or ALRe, as applicable, is required to transfer assets to the Company to be deposited into the Modco Account on a quarterly basis. Should AARe or ALRe fail to make any such transfer, the Company’s ability to make payments on a ceded liability could be adversely affected. Due to the Modco Agreements, the amount of capital and surplus that the Company is required to maintain is less than what would be required if the insurance liabilities were not ceded to AARe or ALRe, as applicable. Therefore, the Company may have fewer assets available to make payments under its insurance liabilities in the event of a default by AARe or ALRe. AARe, ALRe and the Company may agree to modify or terminate the Modco Agreements without the consent of policyholders, and such modification or termination may be detrimental to the interests of such policyholders and the Company’s ability to satisfy its financial obligations may be adversely affected.

The Company may be unable to meet minimum capitalization requirements, which can vary significantly from time to time and are sensitive to a number of factors outside of the Company’s control.

The Company is subject to state regulations that provide for minimum capitalization requirements based on risk-based capital (“RBC”) formulas for life insurance companies. In any particular year, the Company’s capital ratios and/or statutory surplus amounts may increase or decrease depending on a variety of factors, most of which are outside of the Company’s control, including, but not limited to, the following:

•	the amount of statutory income or losses generated by the Company;

•	the amount of additional capital the Company must hold to support its business growth;

•	changes in reserve requirements applicable to the Company;

•	changes in market value of certain securities in the Company’s investment portfolio;

•	recognition of write-downs or other losses on investments held in the Company’s investment portfolio;

•	changes in the credit ratings of investments held in the Company’s investment portfolio;

•	the value of certain derivative instruments;

•	changes in interest rates;

•	credit market volatility;

•	changes in policyholder behavior; and

•	changes to the RBC formulas and interpretations of the National Association of Insurance Commissioners’ (“NAIC”) instructions with respect to RBC calculation methodologies.

There can be no assurance that the Company will be able to maintain its current RBC ratio in the future or that its RBC ratio will not fall to a level that could have a material adverse effect on its business. If the Company’s RBC ratio reaches certain minimum levels, the Company could be subject to examination or corrective action by state insurance regulators. Corrective actions may include limiting the Company’s ability to write additional business, supervision by regulators, and seizure or liquidation of assets, each of which could adversely affect the financial condition of the Company.

Interest rate fluctuations could adversely affect the financial condition of the Company.

Interest rate risk is a significant market risk for the Company. The Company defines interest rate risk as the risk of an economic loss due to changes in interest rates. This risk arises from the Company’s holdings in interest rate-sensitive assets (e.g., fixed income assets) and liabilities (e.g., fixed deferred and immediate annuities). Substantial and sustained increases or decreases in market interest rates can adversely affect the Company’s financial condition in numerous ways, including the following:

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Significant changes in interest rates expose the Company to the risk of not realizing anticipated spreads between the rates of return on the Company’s investments and the crediting rates at which payments are made to the Company’s policyholders.

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Changes in interest rates may negatively affect the value of the Company’s assets and the Company’s ability to realize gains or avoid losses from the sale of those assets. Significant volatility in interest rates may have a larger adverse impact on certain assets in the Company’s investment portfolio that are highly structured or have limited liquidity.

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Changes in interest rates may cause changes in prepayment rates on fixed-income assets in the Company’s investment portfolio. For instance, falling interest rates may accelerate the rate of prepayment on mortgage loans, while rising interest rates may decrease such prepayments below the level of the Company’s expectations. At the same time, falling interest rates may result in the lengthening of duration for policies and liabilities due to the guaranteed benefits contained in the Company’s products, while rising interest rates could lead to increased policyholder withdrawals and a shortening of duration for liabilities. In either case, the Company could experience a mismatch in its assets and liabilities and potentially incur economic losses, which may have an adverse effect on the Company’s financial condition.

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During periods of declining interest rates or a prolonged period of low interest rates, life insurance and annuity products may be relatively more attractive to consumers than other investments. This may cause the Company’s assumptions regarding persistency to prove inaccurate as the Company’s customers opt to not surrender or take withdrawals from their products, which may ultimately result in the Company paying more in claims than expected.

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During periods of declining interest rates, the Company may have to reinvest the cash it receives as interest or return of principal on its investments into lower-yielding high-grade instruments or seek potentially higher-yielding, but higher-risk instruments in an effort maintain comparable returns realized during different interest rate environments.

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In periods of rapidly increasing interest rates, withdrawals from and/or surrenders of annuity contracts may increase as policyholders choose to seek higher investment returns elsewhere. Obtaining cash to satisfy these obligations may require the Company to liquidate fixed-income investments at a time when market prices for those assets are depressed. This may result in realized investment losses for the Company.

The Company is subject to the credit risk of its counterparties, including reinsurers who assume liabilities from the Company and derivative counterparties.

The Company may cede insurance and transfer related assets and certain liabilities to third-party insurance companies through reinsurance. Under such reinsurance agreements, the Company will be liable for losses on insurance risks if such reinsurers fail to perform under their respective reinsurance agreements with the Company. In connection with the acquisition of the Company, the Company entered into reinsurance agreements with affiliates of Global Atlantic pursuant to which the Company effectuated a sale of substantially all of the Company’s life insurance business. Because these agreements involve reinsurance of an entire business segment, the agreements collectively cover a much larger volume of business than traditional reinsurance agreements. Additionally, although the applicable affiliates of Global Atlantic are obligated to maintain assets in trust or custody accounts for the Company’s benefit to support substantially all of such affiliates’ financial obligations under their reinsurance agreements with the Company, as Global Atlantic’s affiliates are the only counterparties under the agreement, the Company faces a heightened risk of default with respect to Global Atlantic in particular. In addition, the Company does not have a security interest in the assets in the custody accounts supporting the reinsurance agreements. Therefore, in the event of an insolvency of the relevant Global Atlantic affiliated insurance company acting as reinsurer, the Company’s claims would be subordinated to those of such insurance company’s policyholders and the assets in the relevant custody accounts may be available to satisfy the claims of such insurance company’s general creditors in addition to the Company. As with any other reinsurance agreement, the Company remains liable to its policyholders if the applicable Global Atlantic affiliate fails to perform. Although each agreement provides that the applicable Global Atlantic affiliate agrees to indemnify the Company for losses sustained in connection with its respective performance of each agreement, such indemnification may not be adequate to compensate the Company for losses actually incurred in the event that such Global Atlantic affiliate is either unable or unwilling to perform according to the applicable agreement’s terms. In addition to possible losses that could be incurred if the Company is forced to recapture these blocks, the Company may also face a substantial shortfall in capital to support the recaptured business, possibly resulting in material declines to its RBC ratio and/or creditworthiness.

The Company also assumes liabilities from other insurance companies. Changes in the ratings, creditworthiness or market perception of such ceding companies or in the administration of policies reinsured to the Company could cause policyholders of contracts reinsured to the Company to surrender or lapse their policies in unexpected amounts. In addition, to the extent such ceding companies do not perform under their reinsurance agreements with the Company, the Company may not achieve the results it intended and could suffer unexpected losses. In either case, the Company has exposure to its reinsurance counterparties which could adversely affect the Company’s financial condition.

In addition, the Company is exposed to credit loss in the event of nonperformance by its counterparties on derivative agreements. the Company seeks to reduce the risk associated with such agreements by entering into such agreements with large, well-established financial institutions. There can be no assurance that the Company will not suffer losses in the event a counterparty on a derivative agreement fails to perform or fulfill its obligations.

The Company relies significantly on third parties for various services that are important to the Company’s business, and the acts or omissions of such third parties may adversely affect the Company’s financial condition.

The Company relies significantly on third parties to provide various services that are important to the Company’s business, including investment, distribution, administrative, operational and technological services. As such, the Company’s business may be affected by the performance of those parties. If a service provider fails to fulfill its obligations or acts inappropriately (such as by violating applicable law), the Company’s financial condition could be adversely affected as a result of investment losses, reduced sales, operational difficulties, customer complaints, regulatory intervention, and potential litigation or regulatory actions.

Interruption or other failures in operational systems or a failure to maintain the security, integrity, confidentiality or privacy of sensitive data residing on those systems could have an adverse effect on the Company’s business.

The Company is highly dependent on automated and information technology systems to record and process its internal transactions and transactions involving its customers, as well as to calculate reserves, value its investment portfolios and complete certain other components of its financial statements. The Company could experience a failure of one of these systems, the Company’s employees or agents could fail to monitor and implement enhancements or other modifications to a system in a timely and effective manner or its employees or agents could fail to complete all necessary data reconciliation or other conversion controls when implementing a new software system or modifications to an existing system. Additionally, anyone who is able to circumvent the Company’s security measures and penetrate the Company’s information technology systems could access, view, misappropriate, alter or delete information in the systems, including personally identifiable customer information and proprietary business information. Information security risks also exist with respect to the use of portable electronic devices, such as laptops, which are particularly vulnerable to loss and theft.

The Company believes that it has established and implemented appropriate security measures, controls and procedures to safeguard its information technology systems and to prevent unauthorized access to such systems and any data processed or stored in such systems, and it periodically evaluates and tests the adequacy of such systems, controls and procedures. In addition, the Company has established business continuity plans, which are designed to ensure that the Company is able to maintain all aspects of its key business processes functioning in the midst of certain disruptive events, including any disruptions to or breaches of information technology systems. Despite the implementation of security and back-up measures, the Company’s information technology systems may be vulnerable to physical or electronic intrusions, viruses or other attacks, programming errors and similar disruptions. The Company may also be subject to disruptions of any of these systems arising from events that are wholly or partially beyond its control (for example, natural disasters, acts of terrorism, epidemics, computer viruses and electrical/telecommunications outages). All of these risks are also applicable where the Company relies on outside vendors to provide services to the Company and its customers. The failure of any one of these systems for any reason, or errors made by the Company’s employees or agents, could in each case cause significant interruptions to its operations, which could harm its reputation, adversely affect its internal control over financial reporting or have a material and adverse effect on the Company’s business, financial condition and results of operations and adversely affect the Company’s ability to make timely payments in full in respect of the annuity products being issued hereunder.

The Company retains confidential information in its information technology systems and those of its business partners, and they rely on industry standard commercial technologies to maintain the security of those systems. Despite the Company’s implementation of network security measures, its servers could be subject to physical and electronic intrusions and similar disruptions from unauthorized tampering with its computer systems. While the Company performs penetration tests and has adopted a number of measures to protect the security of customer and company data, and to its knowledge has not experienced a successful cyber attack that has resulted in any material compromise in the security of its information technology systems, there is no guarantee that such an attack will not occur or be successful in the future.

In addition, an increasing number of jurisdictions require that customers be notified if a security breach results in the disclosure of personally identifiable customer information. Any compromise of the security of the Company’s information technology systems that results in inappropriate disclosure or use of personally identifiable customer information could damage the reputation of the Company’s brand in the marketplace, deter purchases of the Company’s products, subject the Company to heightened regulatory scrutiny or significant civil and criminal liability and require it to incur significant technical, legal and other expenses.

Even in the absence of a compromise in the security of the Company’s information technology systems, inappropriate disclosure or use of personally identifiable customer information may occur in the event of a compromise in the security of the information technology systems of the Company’s third-party advisors or business partners with whom the Company shares such data. Any such inappropriate disclosure or use could likewise damage the Company’s reputation in the marketplace, deter purchases of the Company’s insurance products, subject the Company to heightened regulatory scrutiny or significant civil and criminal liability and require the Company to incur significant technical, legal and other expenses.

The Company may be the target or subject of, and may be required to defend against or respond to, litigation or regulatory investigations or enforcement actions.

The Company operates in an industry in which various practices are subject to potential litigation (including class action litigation) and regulatory scrutiny. The Company, like other financial services companies, is involved in litigation and arbitration in the ordinary course of business and may be the subject of regulatory proceedings (including investigations and enforcement actions). In addition, the Company relies significantly on third-parties for various services, as previously described, and if such third-parties or their personnel violate applicable law and are deemed to have acted on behalf of the Company, the Company could become liable for such actions. Any lawsuit or regulatory proceeding may have an adverse effect on the Company’s reputation and business prospects. Also, plaintiffs may seek large or indeterminate amounts of damages in litigation and regulators may seek large fines in enforcement actions. Given the large or indeterminate amounts sometimes sought and the inherent unpredictability of litigation and enforcement actions, it is possible that an unfavorable resolution of one or more matters could have an adverse effect on the Company’s financial condition.

The Company and certain of its insurance subsidiaries have experienced increased service and administration complaints related to the conversion and administration of the block of life insurance business acquired in connection with Athene’s acquisition of Aviva USA and reinsured to affiliates of Global Atlantic. The life insurance policies included in this block have been and are currently being administered by AllianceOne, a subsidiary of DXC Technology Company, which was retained by such Global Atlantic affiliates to provide services on such policies. AllianceOne also administers certain annuity policies that were on Aviva USA’s legacy policy administration systems that were also converted in connection with the acquisition of Aviva USA and have experienced similar service and administration issues.

As a result of the difficulties experienced with respect to the administration of such policies, Athene has received notifications from several state regulators, including but not limited to the NYSDFS, the California Department of Insurance and the Texas Department of Insurance, indicating, in each case, that the respective regulator planned to undertake a market conduct examination or enforcement proceeding of the Company or one of its subsidiaries, as applicable, relating to the treatment of policyholders subject to Athene reinsurance agreements with affiliates of Global Atlantic and the conversion of such annuity policies, including the administration of such blocks by AllianceOne. On June 28, 2018, a subsidiary of the Company entered into a consent order with the NYSDFS resolving that matter in a manner that, when considering the indemnification received from affiliates of Global Atlantic, did not have a material impact on such subsidiary’s financial condition, results of operations or cash flows.

In addition to the foregoing, Athene has received inquiries, and expect to continue to receive inquiries, from other regulatory authorities regarding the conversion matter. In addition to the examinations and proceedings initiated to date, it is possible that other regulators may pursue similar formal examinations, inquiries or enforcement proceedings and that any examinations, inquiries and/or enforcement proceedings may result in fines, administrative penalties and payments to policyholders. While the Company does not expect the amount of any such fines, penalties or payments arising from these matters to be material to its financial condition, results of operations or cash flows, it is possible that such amounts could be material.

Pursuant to the terms of the reinsurance agreements between Athene and the relevant affiliates of Global Atlantic, the applicable affiliates of Global Atlantic have financial responsibility for the ceded life block and are subject to significant administrative service requirements, including compliance with applicable law. The agreements also provide for indemnification to Athene, including for administration issues.

The Company’s industry is highly regulated and the Company is subject to significant legal restrictions (including licensing), and these restrictions may have an adverse effect on the Company’s financial condition.

The Company’s insurance, annuity, retirement and investment businesses are subject to a complex and extensive array of laws and regulations that are administered and enforced by state insurance regulators, state securities administrators, state banking authorities, the SEC, FINRA, the DOL, the IRS and the Office of the Comptroller of the Currency. Failure to comply with these laws and regulations could subject the Company to administrative penalties imposed by a particular governmental or self-regulatory authority and unanticipated costs associated with remedying such failure or other claims, all of which could adversely affect the Company’s financial condition. In addition, state regulators retain the authority to license insurers in their states, and an insurer generally may not operate in a state in which it is not licensed. The Company’s ability to retain the Company’s licenses depends on the Company’s ability to meet requirements established by the NAIC and adopted by each state. If the Company is unable to satisfy the applicable requirements, it could lose its licenses to do business in certain states, be subject to additional regulatory oversight, have its licenses suspended or be subject to seizure of assets. Any such events could adversely affect the Company’s financial condition.

The Base Erosion and Anti-Abuse Tax (the “BEAT”) may significantly increase the Company’s tax liability and Athene’s efforts to mitigate the cost of the BEAT may be unnecessary, inefficient, ineffective, or counterproductive.

Public Law no. 115-97, the Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018 (the “Tax Act”), introduced a new tax called the Base Erosion and Anti-Abuse Tax. The BEAT operates as a minimum tax and is generally calculated as a percentage (5% in 2018, 10% in 2019-2025, and 12.5% in 2026 and thereafter) of the “modified taxable income” of an “applicable taxpayer.” Modified taxable income is calculated by adding back to a taxpayer’s regular taxable income the amount of certain “base erosion tax benefits” with respect to certain payments made to foreign affiliates of the taxpayer, as well as the “base erosion percentage” of any net operating loss deductions. The BEAT applies for a taxable year only to the extent it exceeds a taxpayer’s regular corporate income tax liability for such year (determined without regard to certain tax credits).

Certain of Athene’s reinsurance agreements require its U.S. subsidiaries, including the Company, to pay or accrue substantial amounts to Athene’s non-U.S. insurance subsidiaries that would be characterized as “base erosion payments” with respect to which there are “base erosion tax benefits.” Accordingly, the BEAT could significantly increase the tax liability of the Company and have a material adverse effect on the Company’s results of operations.

Moreover, Athene’s non-U.S. insurance subsidiaries pay or accrue substantial amounts to Athene’s U.S. subsidiaries, including the Company, under Athene’s reinsurance agreements for increases in policy reserves and to reimburse Athene’s U.S. subsidiaries for payments of benefits to Athene’s policyholders. It is not clear whether such amounts should be netted against the amounts Athene’s U.S. subsidiaries pay or accrue to Athene’s non-U.S. insurance subsidiaries under Athene’s reinsurance agreements for purposes of calculating their “base erosion payments” and “base erosion tax benefits.” No assurance can be given that any such amounts will be netted. If the amounts cannot be netted and Athene does not take sufficient action to mitigate or eliminate the BEAT or if the IRS successfully challenges the tax treatment of any such mitigating actions, the tax liability of Athene’s subsidiaries that are subject to U.S. taxation will increase.

In light of the possibility of material additional tax cost to Athene’s U.S. subsidiaries due to the lack of clear guidance regarding the application of the BEAT, Athene is taking steps intended to mitigate the potential effect of the BEAT on Athene’s results of operations in the event it is determined that none of the amounts paid or accrued by a non-U.S. reinsurance subsidiary to Athene’s U.S. subsidiaries are taken into account in the calculation of “base erosion payments” or “base erosion tax benefits.” Athene’s efforts may not succeed. Additionally, it is possible that Athene will be required to take further action before the uncertainty regarding the BEAT is resolved, and accordingly, Athene’s actions may, in hindsight, prove to have been unnecessary and inefficient.

The application of the BEAT to Athene’s reinsurance arrangements could be affected by further legislative action, administrative guidance or court decisions. Any such legislative action, administrative guidance or court decisions may not be available at the time that Athene is required to determine the amount of federal income tax incurred by Athene’s U.S. subsidiaries for subsequent periods, and they could have retroactive effect. Tax authorities may later disagree with Athene’s BEAT calculations, or the interpretations on which those calculations are based, and assess additional taxes, interest and penalties, and the uncertainty regarding the correct interpretation of the BEAT may make such disagreements more likely.

In light of the uncertainties described above and the possibility of material additional tax cost to Athene’s U.S. subsidiaries, Athene is continuing to explore various alternatives intended to mitigate the potential effect of the BEAT on Athene’s results of operations. Such actions may have adverse tax consequences to Athene’s business, such as subjecting profit from Athene’s affiliate reinsurance to a layer of withholding tax of up to 30%, which would not be payable under Athene’s current structure. There can be no assurances that Athene will be able to complete these actions as they are conditioned upon factors beyond Athene’s control, such as regulatory approval. In addition, it is possible that Athene will be required to take action before the uncertainty regarding the BEAT is resolved, and accordingly any action Athene takes may, in hindsight, prove to have been unnecessary, inefficient, ineffective or counterproductive.

Corporate Governance

Director Independence

Each of Mr. Ruisi and Mr. Sabatini is considered independent under the independence standards of the NYSE. The Company does not have a separately designated audit, nominating or compensation committee, nor does it have any committees that perform a similar function to any of those committees. None of Mr. Belardi, Mr. Kvalheim, Mr. Welp, Mr. Klein or Ms. Taitz is considered independent under the independence standards of the NYSE applicable to audit, nominating or compensation committees.

Compensation Committee Interlocks and Insider Participation

The board of directors of the Company does not have a compensation committee or a committee that performs a similar function. All compensation decisions affecting the Company’s executive officers and directors are made pursuant to the compensation policies and procedures of Athene or the appropriate subsidiary thereof, other than the Company. No executive officer of the Company served as a member of a compensation committee, a committee that performs a similar function or the board of directors, of another entity that has, or had at any time during 2017, an executive officer who served as a member of the board of directors of the Company.

Selected Financial Data

The following tables set forth certain financial data for the periods indicated.

	Year ended December 31,
	2017	2016	2015	2014	2013
	($ In Thousands)
Statement of Operations Data:
Total premiums and other revenues	$5,878,447	$4,623,036	$2,245,874	$1,857,090	$(1,815,675)
Total benefits and expenses	5,678,052	4,574,779	1,768,771	1,825,671	(1,896,571)
Net gain from operations before federal income taxes	200,395	48,257	477,104	31,419	85,115
Net income	212,814	108,246	586,456	262,822	43,095

	December 31,
	2017	2016	2015	2014	2013
	($ In Thousands)
Balance Sheet Data:
Total cash and invested assets	$50,121,392	$45,408,429	$42,219,913	$42,448,918	$41,569,132
Total admitted assets	54,933,284	47,966,834	44,012,441	44,405,333	43,817,451
Policy and contract liabilities	44,001,888	40,365,133	37,356,507	36,835,942	36,569,318
Total liabilities	53,769,075	46,871,325	42,946,156	43,365,306	42,862,935
Total capital and surplus	1,164,209	1,095,509	1,066,285	1,040,027	954,516

Note Regarding Forward Looking Statements

This prospectus contains forward-looking statements that are subject to certain risks and uncertainties. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “seek,” “assume,” “believe,” “may,” “will,” “should,” “could,” “would,” “likely” and other words and terms of similar meaning, including the negative of these or similar words and terms, in connection with any discussion of the timing or nature of future operating or financial performance or other events. However, not all forward-looking statements contain these identifying words. Forward-looking statements appear in a number of places throughout this prospectus and give the Company’s current expectations and projections relating to its financial condition; results of operations; plans; strategies; objectives; future performance; business; products, namely the Contract; and other matters.

The Company cautions you that forward-looking statements are not guarantees of future performance and that the performance of the Contract and the Company’s actual consolidated results of operations, financial condition and liquidity may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. There can be no assurance that actual developments will be those anticipated by the Company. In addition, even if the performance of the Contract and the Company’s consolidated results of operations, financial condition and liquidity are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results or conditions to differ materially from those contained or implied by the forward-looking statements, including the risks discussed in and “Contract Risk Factors” and “Company Related Risk Factors.” Factors that could cause actual results or conditions to differ from those reflected in the forward-looking statements contained in this prospectus include:

•	liquidity concerns that lead to premature withdrawals;

•	changes to Cap Rates, Participation Rates and/or Annual Interest Rates;

•	performance of the indices to which the Contract is linked;

•	substitution of an index to which the Contract is linked;

•	the accuracy of management’s assumptions and estimates;

•	interest rate fluctuations;

•	the Company’s potential need for additional capital in the future and the potential unavailability of such capital to the Company on favorable terms or at all;

•	the impact of general economic conditions on the fair value of the Company’s investments;

•	downgrades, potential downgrades or other negative actions by rating agencies;

•	the impact of changes to the creditworthiness of the Company’s reinsurance and derivative counterparties;

•	changes in consumer perception regarding the desirability of annuities as retirement savings products;

•

potential litigation (including class action litigation), enforcement investigations or regulatory scrutiny against the Company and its subsidiaries, which the Company may be required to defend against or respond to;

•	interruption or other operational failures in telecommunication and information technology and other operating systems, as well as the Company’s ability to maintain the security of those systems;

•	increased regulation or scrutiny of alternative investment advisers and certain trading methods;

•

potential changes to regulations affecting, among other things, transactions with the Company’s affiliates, the ability of the Company’s subsidiaries to make dividend payments or distributions to the Company, minimum capitalization and statutory reserve requirements for insurance companies and fiduciary obligations on parties who distribute the Company’s products;

•	suspension or revocation of the Company’s insurance and reinsurance licenses;

•	increases in the Company’s tax liability resulting from the BEAT or unnecessary, ineffective or counterproductive efforts undertaken to mitigate the cost of the BEAT;

•

improper interpretation or application of the Tax Actor subsequent changes to, clarifications of or guidance under the Tax Act that is counter to the Company’s interpretation and has retroactive effect;

•	adverse changes in U.S. tax law; or

•	other risks and factors listed under “4. Contract Risk Factors” and “—Company Related Risk Factors.”

The Company cautions you that the important factors referenced above may not be exhaustive. In addition, the Company cannot assure you that it will realize the results or developments it expects or anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way it expects or anticipates. In light of these risks, you should not place undue reliance upon any forward-looking statements contained in this report. The forward-looking statements included in this report are made only as of the date hereof. The Company undertakes no obligation, except as may be required by law, to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Management’s Discussion and Analysis

Basis of Presentation

The financial information included herein is prepared and presented in accordance with Statutory Accounting Principles (“U.S. SAP”) prescribed or permitted by the Iowa Insurance Division. Certain differences exist between U.S. SAP and accounting principles generally accepted in the United States of America (“U.S. GAAP”), which are presumed to be material. For a summary of such differences, see “Appendix C—Notes to Financial Statements – Statutory-Basis—Nature of Operations and Significant Accounting Policies—Basis of Presentation.”

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein. The most significant estimates include those used in determining the carrying values of investments including the amount of mortgage loan investment valuation reserves, other-than-temporary impairments (“OTTI”), the liabilities for benefits reserves, and the determination of admissible deferred tax assets. Although some variability is inherent in these estimates, management believes the amounts presented are appropriate.

Overview

The Company provides individuals with innovative financial solutions to address their retirement and investment needs. The Company has grown through sales of retail fixed annuities and beginning in 2017, the issuance of PRT annuities. The Company invests the proceeds received from the sale of retail fixed annuities and PRT annuities into a high quality asset portfolio to generate attractive financial results for its shareholder, while concurrently focusing on downside risk to preserve the capital of and meet its obligations to its policyholders. As of December 31, 2017, the Company directly serviced the significant majority of its approximately 600,000 annuity policyholders. The Company plans to continue to grow organically through sales of retail fixed annuities and PRT annuities.

For the year ended December 31, 2017, statutory net income was $212.8 million and net gain from operations was $200.4 million. As of December 31, 2017, the Company had $54.9 billion in statutory assets, $44.0 billion in annuity and funding agreement reserves and $20.4 billion of life insurance in force (such in force life insurance having been mostly reinsured to Accordia Life and Annuity Company and Athene Re IV). The Company’s TAC, as defined by the NAIC, increased to $1.8 billion as of December 31, 2017 compared to $1.6 billion as of December 31, 2016.

The following table sets forth the calculation of the Company’s TAC:

	December 31,
	2017	2016
	($ In Thousands)
Surplus	$1,164,209	$1,095,509
Asset valuation reserve	560,835	473,945
Subsidiary asset valuation reserve	4,482	3,968
Dividend liability	20,885	21,463

Total adjusted capital	$1,750,411	$1,594,885

Material Trends and Uncertainties

The Company faces material uncertainty regarding the impact of tax reform on its business. On December 22, 2017, President Trump signed the Tax Act into law, which introduced significant changes to the Internal Revenue Code. While the Company’s expectations may be subject to change as the Company continues to evaluate the impact of the Tax Act on its business, the Company currently expects the following notable impacts:

•

Overall tax rate – Although the Tax Act reduces corporate income tax rates to 21% beginning in 2018, it also imposes a new minimum tax, referred to as the BEAT, which taxes modified taxable income at a rate of 5% beginning in 2018, increasing to 10% in 2019 and 12.5% in 2026. In general, modified taxable income is calculated by adding back to a taxpayer’s regular taxable income the amount of certain “base erosion tax benefits” with respect to payments to foreign affiliates, as well as the “base erosion percentage” of any net operating loss deductions. The BEAT applies only to the extent it exceeds a taxpayer’s regular corporate income tax liability (determined without regard to certain tax credits). The BEAT is expected to apply to the Company and its insurance subsidiaries with respect to payments to Athene’s non-U.S. subsidiaries. In addition to the BEAT, the 1% excise tax that the Company has historically paid will continue to apply to premiums paid to Athene’s non-U.S. reinsurance subsidiaries that are not subject to U.S. taxation, to the extent that any such premiums are paid.

Within the context of affiliated modified coinsurance arrangements, which is how the Company’s internal reinsurance is structured, it is the Company’s belief that the BEAT was generally intended to require the add back of the net amount paid or accrued by the Company to Athene’s non-U.S. reinsurance subsidiaries for premiums, investment income, reserve changes, other consideration and expenses (“net basis”). However, there is significant uncertainty regarding the computation of the BEAT in the context of affiliated modified coinsurance arrangements, including whether the BEAT applies on a net basis or instead requires the add back of the gross amount paid or accrued, without reduction for claims or other expenses (“gross basis”). In light of this uncertainty, Athene has begun to take actions that would allow it to mitigate the potential effect of the BEAT on the Company’s and the Company’s insurance subsidiaries’ results of operations should the BEAT apply on a gross basis. Considering the actions being taken, the Company does not expect the BEAT to have a material adverse effect on its financial position.

•

Risk-based capital – In its meeting held on June 28, 2018, the NAIC Capital Adequacy Task Force approved updates to the risk-based capital (“RBC”) factors to reflect the change in the corporate income tax rate from 35% to 21% resulting from the Tax Act. With the change in RBC factors, the Company’s and the Company’s insurance subsidiaries’ RBC ratios, along with those of other fixed annuity writers and life insurers in general, are expected to decrease. If the changes were applied to the Company’s and the Company’s insurance subsidiaries’ RBC ratios as of June 30, 2018, the Company estimates a minimal decrease to the Company’s and the Company’s insurance subsidiaries’ RBC ratios.

The Company’s capital ratios under the various rating agency models are not expected to be materially impacted by the change in tax rate and those models are an important consideration in determining the appropriate levels of capital to run the Company’s business. The Company’s initial assessment of the level of capital that it deems appropriate to run its business has not been impacted materially by the change in tax rate.

Other provisions of the Tax Act could significantly increase the Company’s tax liability and that of the Company’s insurance subsidiaries in future tax periods by accelerating items of income or deferring deductions. Although the acceleration of an item of income or deferral of a deduction in one tax period allows a taxpayer to recognize less taxable income in a future period, there can be no assurance that the Company and its insurance subsidiaries will be able to utilize any resulting deferred tax assets in future tax periods.

The foregoing represents the Company’s current expectations of certain of the effects of the Tax Act and may be subject to change as additional guidance is made available and as the Company continues to evaluate the effect of this legislation on its business. See “ — Company Related Risk Factors-The Base Erosion and Anti-Abuse Tax (“BEAT”) may significantly increase the Company’s and the Company’s insurance subsidiaries’ tax liability and Athene’s efforts to mitigate the cost of the BEAT may be unnecessary, inefficient, ineffective, or counterproductive.” for further information on how the Tax Act could impact the Company.

Analysis of Results of Operations — For the Years Ended December 31, 2017 and 2016

The following table sets forth the components of the Company’s statutory net income for the periods presented:

	Years Ended December 31,
	2017	2016	% Change
	($ In Thousands)
Premiums and other revenues
Premiums and annuity considerations for life and accident and health policies and contracts	$1,533,887	$1,130,998	36%
Considerations for supplementary contracts with life contingencies	3,409	2,886	18%
Net investment income	2,952,220	1,910,613	55%
Amortization of interest maintenance reserve	12,484	14,147	(12)%
Commissions and expense allowances on reinsurance ceded	748,557	577,284	30%
Corporate owned life insurance income	23,371	19,648	19%
Net gain from operations from separate accounts	8,030	2,474	225%
Modified coinsurance reserve adjustment	655,285	1,028,526	(36)%
Funds withheld adjustment	(83,159)	(90,213)	8%
Ceded interest maintenance reserve	22,285	26,244	(15)%
Other income, net	2,078	429	384%

Total premiums and other revenues	5,878,447	4,623,036	27%

Benefits and expenses
Benefits paid or provided for:
Surrender benefits	499,072	432,321	15%
Death benefits	(141)	(320)	56%
Annuity and other benefits	186,264	152,300	22%
Increase in policy reserves	3,731,008	3,166,214	18%
Interest on policy or contract funds	20,336	25,524	(20)%

Total benefits	4,436,539	3,776,039	17%
Commissions	497,997	507,912	(2)%
General insurance expenses	260,757	250,809	4%
Insurance taxes, licenses, and fees	47,066	44,080	7%
Transfer from separate account, net	435,693	(4,061)	10,829%

Total benefits and expenses	5,678,052	4,574,779	24%

Net gain from operations before federal income taxes and net realized capital losses	200,395	48,257	315%
Federal income tax benefit	(73,122)	(110,462)	34%

Net gain from operations before net realized capital losses	273,517	158,719	72%
Net realized capital losses, net of tax and transfers to interest maintenance reserve	(60,703)	(50,473)	(20)%

Net income	$212,814	$108,246	97%

Overall earnings reflects continued achievement of spread targets. Operating results for the periods presented reflect the reinsurance of 80% to 100% of its annuity business to its affiliate, ALRe, and the reinsurance of the majority of its legacy life block to third parties.

Net income increased $104.6 million to $212.8 million for the year ended December 31, 2017 from $108.2 million for the year ended December 31, 2016. The increase in net income was primarily due to the recognition of a reinsurance gain in the amount of $48.8 million that was previously deferred and related to a reinsurance agreement executed in 2016 and an increase in the amortization of previously deferred reinsurance gains associated with life blocks of $35.2 million, which are both capital neutral.

Revenue

Premiums and Annuity Considerations for Life and Accident and Health Policies and Contracts

Premiums and annuity considerations for life and accident and health policies and contracts increased $402.9 million to $1,533.9 million for the year ended December 31, 2017 from $1,131.0 million for the year ended December 31, 2016. The increase in premiums and annuity considerations for life and accident and health policies and contracts is primarily attributed to entry into the PRT market in 2017, during which the Company issued group annuity contracts net of reinsurance of $449.9 million.

Net Investment Income

The components of net investment income are set forth below:

	Year Ended December 31,
	2017	2016	% Change
	($ In Thousands)
Net investment income
Bonds	$1,916,589	$1,792,303	7%
Preferred stocks	4,525	2,981	52%
Common stocks	989	1,352	(27)%
Mortgage loans	284,234	269,290	6%
Real estate	1,263	1,113	13%
Derivatives	776,709	(123,672)	NM
Policy loans	9,365	9,029	4%
Cash equivalents and short-term investments	16,451	8,346	97%
Other invested assets	98,621	82,567	19%
Other, net	1,591	923	72%

Total gross investment income	3,110,337	2,044,232	52%
Less: Investment expenses	158,117	133,619	18%

Net investment income	$2,952,220	$1,910,613	55%

NM = not meaningful

Net investment income increased $1,041.6 million to $2,952.2 million for the year ended December 31, 2017 from $1,910.6 million for the year ended December 31, 2016. The increase in net investment income is primarily due an increase in net investment income from derivatives of $900.4 million and bonds of $124.3 million.

Net investment income from derivatives increased for the year ended December 31, 2017 primarily due to an increase in income on call options used to hedge the Company’s fixed indexed annuities, which are tied to the performance of equity indices such as the S&P 500®. The increase in option income is primarily attributable to significant gains on expiration, which is driven by the improved performance of the underlying indices.

The increase in net investment income from bonds was primarily due to an overall increase in the size of the bond portfolio in 2017 when compared to 2016.

The earned rate of the overall investment portfolio was 6.84% for the year ended December 31, 2017 and 4.83% for the year ended December 31, 2016. The significant increase in the earned rate of the overall portfolio is primarily attributable to the increase in investment income associated with derivatives, as discussed above.

Commission and Expense Allowances on Reinsurance Ceded

Commission and expense allowances on reinsurance ceded increased $171.3 million to $748.6 million for the year ended December 31, 2017 from $577.3 million for the year ended December 31, 2016. The increase in commission and expense allowances on reinsurance ceded is primarily due to an increase in ceded commissions of $60.3 million as a result of strong annuity sales in 2017, recognition of a previously deferred gain of $48.8 million, an increase in the amortization of previously deferred reinsurance gains associated with life blocks of $35.2 million and ceded expense allowances as a result of strong annuity sales in 2017.

Net Gain From Operations From Separate Accounts

Net gain from operations from separate accounts increased $5.5 million to $8.0 million for the year ended December 31, 2017 from $2.5 million for the year ended December 31, 2016. The increase in net gain from operations from separate accounts is primarily due to income from PRT activities of $6.7 million.

Modified Coinsurance Reserve Adjustment

Modified coinsurance reserve adjustment decreased $373.2 million to $655.3 million for the year ended December 31, 2017 from $1,028.5 million for the year ended December 31, 2016. The decrease in modified coinsurance reserve adjustment is primarily due to increased net investment income ceded from derivatives, mainly a result of option gains on expiration net of option cost amortization ceded of $711.2 million and from all other net investment income ceded under modified coinsurance of $131.8 million, partially offset by increase in policy reserves ceded of $453.1 million. The increase in net investment income ceded are the result of increased net investment income as discussed above under “—Revenue—Net Investment Income”. The increase in policy reserves ceded is a direct result of the change in policy reserves discussed below under “—Benefits and Expenses—Increase in Policy Reserves.”

Funds Withheld Adjustment

Funds withheld adjustment, a contra revenue account, decreased $7.0 million to $83.2 million for the year ended December 31, 2017 from $90.2 million for the year ended December 31, 2016. The decrease in funds withheld adjustment is primarily due to the run-off of the coinsurance funds withheld life blocks ceded to Athene Re IV.

Benefits and Expenses

Surrender Benefits

Surrender benefits increased $66.8 million to $499.1 million for the year ended December 31, 2017 from $432.3 million for the year ended December 31, 2016. The increase in surrender benefits is primarily due to discretionary policyholder activity on the indexed annuity blocks net of reinsurance.

Annuity and Other Benefits

Annuity and other benefits increased $34.0 million to $186.3 million for the year ended December 31, 2017 from $152.3 million for the year ended December 31, 2016. The increase in annuity and other benefits is mainly due to unfavorable mortality on indexed annuity blocks, partially offset by run-off of SPIA with life contingency benefits, net of reinsurance.

Increase in Policy Reserves

The increase in policy reserves increased $564.8 million to $3,731.0 million for the year ended December 31, 2017 from $3,166.2 million for the year ended December 31, 2016. The change in policy reserves is primarily due to increased index crediting.

Interest on Policy or Contract Funds

Interest on policy or contract funds decreased $5.2 million to $20.3 million for the year ended December 31, 2017 from $25.5 million for the year ended December 31, 2016. The decrease in interest on policy or contract funds is primarily due to favorable results of deposits net of reserves established on the payout annuity without life contingencies block.

Transfer From Separate Account, Net

Transfer from separate account, net decreased $439.8 million to a net transfer to the separate account of $435.7 million for the year ended December 31, 2017 from a net transfer from the separate account of $(4.1) million for the year ended December 31, 2016. The decrease in transfer from separate account, net is primarily due to the transfer of premium and benefits to the separate account from the PRT transactions in 2017.

Federal Income Tax Benefit

Federal income tax benefit decreased $37.4 million to $73.1 million for the year ended December 31, 2017 from $110.5 million for the year ended December 31, 2016. The decrease in the federal income tax benefit is primarily due to a lower net operating loss limitation in 2017.

Net Realized Capital Losses

Net realized capital losses, including OTTI, were comprised of the following:

	Year Ended December 31
	2017	2016	% Change
	($ In Thousands)
Net realized capital losses:
Bonds	$61,000	$50,374	21%
Stocks	(198)	—	NM
Mortgage loans	102	(848)	NM
Real estate	(4,481)	(778)	476%
Derivatives	749	17,411	(96)%
Other invested assets	(211)	(17,682)	(99)%
Foreign exchange on cash	(6,160)	2,069	(398)%
Other	(1,157)	647	NM

Total net realized gains on investments	49,644	51,193	(3)%
Less amount transferred to IMR (net of taxes)	38,567	30,734	25%
Less federal income tax expense	71,780	70,932	1%

Net realized capital losses	$(60,703)	$(50,473)	20%

NM = not meaningful

Net realized capital losses increased $10.2 million to $(60.7) million for the year ended December 31, 2017 from $(50.5) million for the year ended December 31, 2016. The increase in realized capital losses was primarily due to a decrease in realized gains on derivatives of $16.7 million, change in foreign exchange cash activity of $8.2 million, an increase in the amount transferred to IMR (net of taxes) of $7.8 million and an increased loss on real estate of $3.7 million, which was partially offset by an increase in realized gains on bonds of $10.6 million and a decrease in realized losses on other invested assets of $17.5 million.

The decrease in realized gains on derivatives was primarily attributable to foreign exchange fluctuations on currency swaps and foreign exchange forward contracts. The Company economically hedges foreign-denominated bonds and transactions with currency swaps and forward contracts.

The increase in realized losses in foreign exchange cash activity was driven by the increased volume of transactions including foreign-denominated bonds, currency swaps, and foreign exchange forward contracts.

The increase in amounts transferred to IMR (net of taxes) is a direct result of the increased gains on bonds, which is discussed below.

The increase in realized losses of real estate is primarily attributable to impairments on real estate owned as a result of mortgage loan foreclosures.

Net realized gains from bonds increased $10.6 million to $61.0 million for the year ended December 31, 2017 from $50.4 million for the year ended December 31, 2016. The increase in net realized capital gains from bonds is primarily due to an increase in sales activity and a decrease in gross realized losses recognized.

The decrease in realized losses from other invested assets is primarily due to the recognition of impairments on certain fund investments in 2016, which did not recur in 2017. Realization of such losses was capital neutral as the unrealized losses were already recognized in capital and surplus as these fund investments are included in modified coinsurance portfolios.

Analysis of Results of Operations—For the Years Ended December 31, 2016 and 2015

The following table sets forth the components of the Company’s statutory net income for the periods presented:

	Years Ended December 31,
	2016	2015	% Change
	($ In Thousands)
Premiums and other revenues
Premiums and annuity considerations for life and accident and health policies and contracts	$1,130,998	$475,360	138%
Considerations for supplementary contracts with life contingencies	2,886	8,887	(68)%
Net investment income	1,910,613	2,440,606	(22)%
Amortization of interest maintenance reserve	14,147	13,964	1%
Commissions and expense allowances on reinsurance ceded	577,284	986,687	(41)%
Corporate owned life insurance income	19,648	19,658	—%
Net gain from operations from separate accounts	2,474	3,943	(37)%
Modified coinsurance reserve adjustment	1,028,526	(1,527,887)	167%
Funds withheld adjustment	(90,213)	(272,474)	67%
Ceded interest maintenance reserve	26,244	98,832	(73)%
Net other income (expense)	429	(1,702)	125%

Total premiums and other revenues	4,623,036	2,245,874	106%

Benefits and expenses
Benefits paid or provided for:
Surrender benefits	432,321	467,103	(7)%
Death benefits	(320)	3,941	(108)%
Annuity and other benefits	152,300	163,614	(7)%
Increase in policy reserves	3,166,214	587,046	439%
Interest on policy or contract funds	25,524	25,498	—%

Total benefits	3,776,039	1,247,202	203%
Commissions	507,912	282,467	80%
General insurance expenses	250,809	207,588	21%
Insurance taxes, licenses, and fees	44,080	38,844	13%
Transfer from separate account, net	(4,061)	(7,330)	45%

Total benefits and expenses	4,574,779	1,768,771	159%

Net gain from operations before dividends to policyowners, federal income taxes and net realized capital losses	48,257	477,103	(90)%
Dividends to policyowners	—	(1)	100%

Net gain from operations before federal income taxes and net realized capital losses	48,257	477,104	(90)%
Federal income tax benefit	(110,462)	(186,915)	41%

Net gain from operations before net realized capital losses	158,719	664,019	(76)%
Net realized capital losses, net of tax and transfers to interest maintenance reserve	(50,473)	(77,563)	35%

Net income	$108,246	$586,456	(82)%

Overall earnings reflects continued achievement of spread targets and recognition of the deferred gain on the life blocks ceded to third party insurers. Operating results reflect the reinsurance of 80% of its annuity business to its affiliate, ALRe. and the reinsurance of the majority of its legacy life block.

Net income decreased $478.2 million to $108.2 million for the year ended December 31, 2016 from $586.4 million for the year ended December 31, 2015. The decrease in net income was primarily due to a decrease in the amortization of previously deferred reinsurance gains of $485.0 million in 2015, which was capital neutral.

During 2015, a block of legacy life business was novated to a reinsurance counterparty. As a result, the Company recognized $541.4 million of the previously deferred reinsurance gain, which is capital neutral.

Revenue

Premiums and Annuity Considerations for Life and Accident and Health Policies and Contracts

Premiums and annuity considerations for life and accident and health policies and contracts increased $655.6 million to $1,131.0 million for the year ended December 31, 2016 from $475.4 million for the year ended December 31, 2015. The increase in premiums and annuity considerations for life and accident and health policies and contracts was primarily due to sales from a new income focused product.

Net Investment Income

The components of net investment income are set forth below:

	Years Ended December 31,
	2016	2015	% Change
	($ In Thousands)
Net investment income
Bonds	$1,792,303	$1,711,533	5%
Preferred stocks	2,981	3,127	(5)%
Common stocks	1,352	1,672	(19)%
Mortgage loans	269,290	244,350	10%
Real estate	1,113	1,058	5%
Derivatives	(123,672)	484,681	(126)%
Policy loans	9,029	13,978	(35)%
Cash equivalents and short-term investments	8,346	1,348	519%
Other invested assets	82,567	101,320	(19)%
Other, net	923	6,756	(86)%

Total gross investment income	2,044,232	2,569,823	(20)%
Less: Investment expenses	133,619	129,217	3%

Net investment income	$1,910,613	$2,440,606	(22)%

Net investment income decreased $530.0 million to $1,910.6 million for the year ended December 31, 2016 from $2,440.6 million or the year ended December 31, 2015. The decrease in net investment income is primarily due to a decrease in net investment income from derivatives of $608.4 million, partially offset by an increase in net investment income on bonds of $80.8 million.

Net investment income from derivatives decreased for the year ended December 31, 2016 primarily due to a decrease in income on call options used to hedge the Company’s fixed indexed annuities, which are tied to the performance of equity indices such as the S&P 500®. The decrease in option income is primarily attributable to unfavorable equity markets in the first half of 2016 decreasing gains on expiration.

The increase in net investment income from bonds was primarily due to an overall increase in the size of the bond portfolio in 2016 when compared to 2015.

The earned rate of the overall investment portfolio was 4.83% for the year ended December 31, 2016 and 6.38% for the year ended December 31, 2015. The decrease in the earned rate of the overall portfolio is primarily attributable to the decrease in investment income associated with derivatives, as discussed above.

Commission and Expense Allowances on Reinsurance Ceded

Commission and expense allowances on reinsurance ceded decreased $409.4 million to $577.3 million for the year ended December 31, 2016 from $986.7 million for the year ended December 31, 2015. The decrease in commission and expense allowances on reinsurance ceded is primarily due to a decrease in the amortization of previously deferred reinsurance gains of $485.0 million mainly as a result of policyholder novation, partially offset by deferral of a reinsurance gain on a reinsurance agreement executed in 2016 of $48.8 million and increase in ceded commissions as a result of new business sales as discussed above under “—Revenue—Premiums and Annuity Considerations for Life and Accident and Health Policies and contracts.”

Modified Coinsurance Reserve Adjustment

Modified coinsurance reserve adjustment changed $2,556.4 million to $1,028.5 million for the year ended December 31, 2016 from ($1,527.9) million for the year ended December 31, 2015. The change is primarily due to an increase in reserves ceded of $2,067.4 million as a result of increased sales, a decrease in net investment income ceded from derivatives, mainly as a result of option cost amortization net of option gains on expiration ceded of $412.4 million, and a decrease in realized gains ceded of $117.0 million, partially offset by an increase in all other net investment income ceded under modified coinsurance as a result of an increase in other net investment income of $40.1 million. The increase in reserves ceded is primarily due to increased new business sales as discussed above under “—Revenue—Premiums and Annuity Considerations for Life and Accident and Health Policies and Contracts”. The change in net investment income ceded is discussed above under “—Revenue—Net Investment Income”. The increase in realized gains ceded is a direct result of the increased net realized gains on investments discussed below under “—Benefits and Expenses—Net Realized Capital Losses”.

Funds Withheld Adjustment

Funds withheld adjustment increased $182.3 million to ($90.2) million for the year ended December 31, 2016 from ($272.5) million for the year ended December 31, 2015. The increase is primarily due to lower derivative income ceded as a result of the run-off of derivative assets related to the life blocks.

Ceded Interest Maintenance Reserve

Ceded interest maintenance reserve decreased $72.6 million to $26.2 million for the year ended December 31, 2016 from $98.8 million for the year ended December 31, 2015. The decrease in ceded interest maintenance reserves is primarily due to decreased realized gains deferred to the interest maintenance reserve. For further discussion regarding net realized capital gains (losses), see “—Benefit and Expenses—Net Realized Capital Losses”.

Commissions

Commissions increased $225.4 million to $507.9 million for the year ended December 31, 2016 from $282.5 million for the year ended December 31, 2015. The increase in commissions is primarily due to an increase in new business sales discussed above under “—Revenue—Premiums and Annuity Considerations for Life and Accident and Health Policies and contracts”.

Benefits and Expenses

Surrender Benefits

Surrender benefits decreased $34.8 million to $432.3 million for the year ended December 31, 2016 from $467.1 million for the year ended December 31, 2015. The decrease in surrender benefits is primarily due to discretionary policyholder activity on the fixed annuity block.

Annuity and Other Benefits

Annuity and other benefits decreased $11.3 million to $152.3 million for the year ended December 31, 2016 from $163.6 million for the year ended December 31, 2015. The decrease in annuity and other benefits is primarily due to decreases in both fixed annuities and SPIA with life contingency benefits, net of reinsurance.

Increase in Policy Reserves

The increase in policy reserves increased $2,579.2 million to $3,166.2 million for the year ended December 31, 2016 from $587.0 million for the year ended December 31, 2015. The increase in policy reserves is primarily due to new business sales.

General Insurance Expenses

General insurance expenses increased $43.2 million to $250.8 million for the year ended December 31, 2016 from $207.6 million for the year ended December 31, 2015. The increase in general insurance expenses is primarily due to an increase in salaries, bonuses and benefits due to additional employee counts particularly in actuarial, finance, risk and information technology. In addition, there are increased general insurance expenses as a result of an advertising campaign in 2016, stock compensation expenses and additional technology expenses.

Federal Income Tax Benefit

Federal income tax benefit decreased $76.4 million to $110.5 million for the year ended December 31, 2016 from $186.9 million for the year ended December 31, 2015. The decrease in the federal income tax benefit is primarily due to increased tax expense on derivatives of $59.3 million, increased tax expense on statutory net income of $28.0 million, and a decrease in other tax benefits due to a net operation loss limitation in 2016 of $34.0 million, partially offset by tax losses in partnership investments of $51.3 million.

Net Realized Capital Losses

Net realized capital losses, including OTTI, were comprised of the following:

	Years Ended December 31,
	2016	2015	% Change
	($ In Thousands)
Net realized capital gains (losses):
Bonds	$50,374	$185,125	(73)%
Stocks	—	550	(100)%
Mortgage loans	(848)	(64)	1,225%
Real estate	(778)	(362)	115%
Derivatives	17,411	6,886	153%
Other invested assets	(17,682)	(12,616)	40%
Foreign exchange on cash	2,069	(1,514)	237%
Other	647	319	103%

Total net realized gains on investments	51,193	178,324	(71)%
Less amount transferred to IMR (net of taxes)	30,734	130,266	76%
Federal income tax expense	70,932	125,621	44%

Net realized capital losses	$(50,473)	$(77,563)	(35)%

Net realized capital losses decreased $27.1 million to $(50.5) million for the year ended December 31, 2016 from ($77.6) million for the year ended December 31, 2015. The decrease in realized capital losses is due to an increase in realized gains on derivatives of $10.5 million, a decrease in the amount transferred to IMR (net of taxes) of $99.5 million and a decrease in federal income tax expense of $54.7 million, partially offset by a decrease in realized gains on bonds of $131.2 million, an increase in realized losses on other invested assets of $5.1 million.

The increase in realized gains on derivatives was primarily attributable to currency swaps. The gains on these swaps are tied to the fluctuation of currency rates during the period. Foreign-denominated bonds, with foreign exchange gains (losses) recorded in capital and surplus, are economically hedged by the currency swaps.

The decrease in amounts transferred to IMR (net of taxes) is a direct result of the decreased gains on investments discussed in this section.

Federal income tax expense decreased $54.7 million to $70.9 million for the year ended December 31, 2016 from $125.6 million for the year ended December 31, 2015. The decrease in federal income tax expense is primarily due to lower taxable capital gains as there was less turnover in the portfolio which resulted in less taxable capital gains and investment basis differences on other invested assets.

Net realized gains from bonds decreased $131.2 million to $52.4 million for the year ended December 31, 2016 from $183.6 million for the year ended December 31, 2015. The decrease in net realized capital gains from bonds is primarily due to a significant decrease in sales activity in 2016 compared to 2015, as proceeds from the sale of bonds decreased by 54%.

The increase in realized losses from other invested assets is primarily due to the recognition of impairments on certain fund investments during the period. Recognition of such impairment was capital neutral as the unrealized losses were already recognized in capital and surplus as these fund investments are included in modified coinsurance portfolios.

Liquidity and Capital Resources

Liquidity

There are two forms of liquidity relevant to the Company’s business, funding liquidity and balance sheet liquidity. Funding liquidity relates to the ability to fund the Company’s business operations. Balance sheet liquidity relates to the Company’s ability to rebalance its investment portfolio without incurring significant costs. The Company manages its liquidity position by matching projected cash demands with adequate sources of cash and other liquid assets. The Company’s principal sources of liquidity, in the ordinary course of business, are operating cash flows and holdings of cash, short-term investments and other readily marketable assets.

The Company’s investment portfolio is structured to ensure a strong liquidity position over time in order to permit timely payment of policy and contract benefits without requiring asset sales at inopportune times or at depressed prices. In general, liquid assets include cash and short-term investments, highly rated bonds, unaffiliated preferred stock and unaffiliated public common stock, all of which generally have liquid markets with a large number of buyers. The carrying value of these assets as of December 31, 2017 was approximately $40.1 billion. Although the Company’s investment portfolio does contain assets that are generally considered illiquid for liquidity monitoring purposes, there is some ability to raise cash from these assets if needed. In periods of economic downturn, the Company may maintain higher cash balances than required in order to manage the Company’s liquidity risk and to take advantage of market dislocations as they arise.

Athene, on behalf of the Company, proactively manages its liquidity position to meet cash needs while minimizing adverse impacts on investment returns. Athene analyzes its cash-flow liquidity over the upcoming 12 months under a variety of scenarios modeling potential demands on liquidity, taking into account the provisions of its policies and contracts in force, its cash flow position, and the volume of cash and readily marketable securities in its portfolio. By policy, Athene maintains sufficient liquidity not only to meet its cash-flow requirements over the succeeding 12-month period in a moderately severe scenario (for example, a recessionary environment), but Athene also monitors its liquidity profile under more severe scenarios.

Athene performs a number of stress tests and analyses to assess its ability to meet its cash flow requirements as well as the ability of its reinsurance and insurance subsidiaries to meet their collateral obligations.

Dividends

The Company does not rely on dividends from its subsidiaries to meet its operating cash flow requirements. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the greater of (1) ten percent of the Company’s statutory paid in capital and unassigned surplus as of the preceding December 31, or (2) the Company’s statutory gain from operations before net realized capital gains on investments for the preceding year. The maximum amount of dividends receivable from the Company’s insurance subsidiaries in 2018 without seeking regulatory approval is $33 million. Dividend restrictions, imposed by various state regulations and other agreements, limit the payment of dividends to the Company without the prior approval from the insurance department of the particular insurance subsidiary’s state of domicile. As of August 31, 2018, the Company was eligible to make dividend distributions to AADE of $226 million, without the prior approval of the IID.

Intercompany Note

As discussed in “—Transactions with Related Persons, Promoters and Certain Control Persons—Other Related Party Transactions and Relationships—Intercompany Promissory Note,” the Company is party to the Intercompany Note and pursuant thereto may borrow up to $200 million from AUSA. AUSA, in turn, is party to a credit agreement among it, Athene, ALRe and AARe, as borrowers, and certain lenders specified therein (the “Athene Credit Facility”), pursuant to which AUSA may borrow up to $1 billion. The Athene Credit Facility has a five-year term concluding on January 22, 2021. As of August 31, 2018, no amount has been drawn under either the Intercompany Note or the Athene Credit Facility.

Funding Agreements

The Company has issued funding agreements to the Federal Home Loan Bank of Des Moines (the “FHLBDM”) in an investment spread strategy, consistent with its other investment spread operations. These funding agreements are collateralized by securities with estimated fair values of $945.2 million as of December 31, 2017. The Company’s borrowing capacity with the FHLBDM is largely a factor of the Company’s ability to post eligible collateral, as well as internal limits such as single-holder exposure limits (10% of an entity’s balance sheet liabilities) and NAIC capital requirements. The Company estimates that it had the ability to draw up to a total of $1.5 billion as of December 31, 2017, inclusive of borrowings then outstanding. This estimate is based on the Company’s internal analysis and assumptions and may not accurately measure collateral that is ultimately acceptable to the FHLBDM. Drawing such amounts would have an adverse impact on the Company’s RBC ratio, which may further restrict its ability or willingness to draw up to its estimated capacity.

As a member of the FHLBDM, the Company holds common stock of the FHLBDM at a statement value of $31.9 million and $35.6 million as of December 31, 2017 and 2016, respectively. As of December 31, 2017, $10.0 million of funding agreements issued to the FHLBDM are classified in the Company’s general account, whereas, $537.6 million of funding agreements issued to the FHLBDM are classified in the Company’s separate accounts. The Company accounts for these funds in a similar manner as it accounts for other deposit-type contracts.

As of December 31, 2017, the maturity schedule for the Company’s funding agreement liabilities was as follows:

Funding Agreements
($ In Thousands)
2018	$271,400
2019	—
2020	—
2021	—
2022	250,000
Thereafter	26,200

Total	$547,600

In addition, from January 1, 2018 through September 30, 2018, the Company issued a funding agreement to the FHLBDM in the aggregate principal amount of $425.0 million. The funding agreement matures in 2023.

The sources of funding discussed herein, including the Intercompany Note and funding agreements, may not be available on terms favorable to the Company or at all, depending on the Company’s and/or AUSA’s financial condition or results of operations or prevailing market conditions. In addition, certain covenants in the Athene Credit Facility prohibit the Company from incurring any debt not expressly permitted thereby, which may limit the Company’s ability to pursue future issuances of debt.

Capital Resources

As of December 31, 2017 and 2016, the Company’s TAC, as defined by the NAIC, was $1.8 billion and $1.6 billion, respectively. The NAIC has an RBC model to compare TAC with a standard design in order to reflect an insurance company’s risk profile. As of December 31, 2017 and 2016, the Company’s RBC ratio was 494% and 486%, respectively, both well above the Company’s internal targets. Although the Company believes that there is no single appropriate means of measuring RBC, the Company believes that the NAIC approach to RBC measurement is reasonable, and the Company manages its capital position with significant attention to maintaining adequate TAC relative to RBC. The Company’s TAC was significantly in excess of all RBC standards as of December 31, 2017 and 2016. The Company believes that it enjoys a strong capital position in light of its risks and that it is well positioned to meet policyholder and other obligations.

In connection with the acquisition of AUSA during 2013, Athene entered into a Net Worth Maintenance Agreement to provide capital support to the Company such that Athene is obligated to maintain the Company’s capital and surplus in an amount sufficient to maintain the Company’s TAC to be at least 200% of the Company’s Company Action Level. The agreement also provides that the Company will not pay any dividends if such dividends would cause the Company’s Company Action Level RBC ratio to fall below 200%.

Investments

General

As of December 31, 2017, the Company had $50.1 billion of invested assets, an increase of $4.7 billion from the prior year. AAM manages the portfolio of invested assets to support the general liabilities of the Company in light of liability characteristics and yield, liquidity and diversification considerations.

The following table sets forth the Company’s invested assets:

	December 31,
	2017		2016
	Carrying Value	% of Total	Carrying Value	% of Total
	($ In Thousands)
Bonds	$38,988,956	78%	$36,646,160	81%
Preferred stocks	99,056	—	59,708	—
Common stocks:
Affiliated entities	369,763	1	330,973	1
Unaffiliated	32,281	—	35,624	—
Mortgage loans	4,816,307	10	4,379,704	9
Real estate	19,509	—	17,113	—
Policy loans	210,007	—	232,861	1
Cash, cash equivalents and short-term investments	3,176,100	6	1,727,917	4
Receivable for securities	29,028	—	15,044	—
Derivative assets	538,874	1	513,693	1
Derivative collateral assets	81,823	—	36,168	—
Other invested assets	1,759,688	4	1,413,464	3

Total cash and invested assets	$50,121,392	100%	$45,408,429	100%

The following sets forth earnings rates (calculated as statutory gross investment income as a percentage of average carrying value) by asset type:

	December 31,
	2017	2016
Bonds	5.06%	5.06%
Common & preferred stocks	1.17%	1.02%
Mortgage loans	6.18%	6.18%
Other invested assets	6.49%	6.67%
Derivatives	158.15%	(25.87)%
Policy loans	4.23%	4.04%

Total portfolio	6.84%	4.83%

The Company’s invested assets constitute what it believes to be a well-diversified portfolio. At December 31, 2017 and 2016, investments in asset classes other than long-term bonds, excluding the Company’s investment in its wholly owned subsidiaries, constitute 21% and 18% of total invested assets, respectively. As a result of the reinsurance arrangements in place during 2017 between the Company and ALRe, the risks of such investments are generally borne by ALRe. The Company’s investment in alternative asset classes is consistent with its investment philosophy of undertaking incremental liquidity risk rather than assuming solely credit risk. The Company’s investment philosophy is based on its ability to leverage its predictable and long-dated insurance liabilities by capitalizing on investment assets that yield premiums for liquidity risk. AAM’s investment team and Apollo’s credit portfolio managers assist the Company in sourcing and underwriting these complex asset classes.

Whereas most insurers hold a majority of their assets in low-yielding corporate bonds, AAM, on behalf of the Company, has selected a diverse array of more complex, yet highly rated asset classes, including structured securities. The Company also maintains holdings in floating rate and less interest rate-sensitive investments, including CLOs and non-agency RMBS. Additionally, the Company has invested in certain alternative investments, including limited partnership interests in investment funds. The Company’s investment mandate, in its alternative investment portfolio is inherently opportunistic. Each investment is examined and analyzed on its own merits to gain a full understanding of the risks present, with a view toward determining likely return scenarios, including the ability to withstand stress in a downturn. The Company has a strong preference for alternative investments that have some or all of the following characteristics, among others: (1) investments that constitute a direct investment or an investment in a fund with a high degree of co-investment; (2) investments with credit- or debt-like characteristics (for example, a stipulated maturity and par value), or alternatively, investments with reduced volatility when compared to pure equity; or (3) investments that have less downside risk.

Bonds and Short-Term Investments

Bonds consist primarily of highly rated structured securities and marketable corporate debt securities. The Company invests a significant portion of its portfolio in high quality bonds to maintain and manage liquidity.

The Securities Valuation Office (“SVO”) of the NAIC is responsible for the credit quality assessment and valuation of securities owned by state regulated insurance companies. Insurance companies report ownership of securities to the SVO when such securities are eligible for filing on the relevant schedule of the NAIC Financial Statement Blank. The SVO conducts credit analysis on these securities for the purpose of assigning an NAIC designation and/or unit price. With important exceptions discussed below, if a security has been rated by a nationally recognized statistical ratings organization (“NRSRO”), the SVO utilizes that rating and assigns an NAIC designation based upon the following system:

NAIC designation	NRSRO equivalent rating
1	AAA/AA/A
2	BBB
3	BB
4	B
5	CCC
6	CC and lower

The NRSRO ratings methodology is focused on the likelihood of recovery of all contractual payments, including principal at par, regardless of an investor’s carrying value. In effect, the NRSRO rating assumes that the holder is the original purchaser at par. In contrast, the SVO’s loan-backed and structured securities (“LBaSS”) methodology is focused on determining the risk associated with the recovery of the amortized cost of each security. Because the NAIC’s methodology explicitly considers amortized cost and the likelihood of recovery of the Company’s investment, the Company views the NAIC’s methodology as the most appropriate way to view the Company’s fixed maturity portfolio for purposes of evaluating credit quality since a large portion of the Company’s holdings were purchased and are carried at significant discounts to par.

Specific to LBaSS, the SVO has developed a ratings process and provides instruction on both modeled and non-modeled LBaSS. The modeled LBaSS process is specific to the non-agency RMBS and CMBS asset classes. In order to establish ratings at the individual security level, the SVO obtains loan-level analysis of each RMBS and CMBS using a selected vendor’s proprietary financial model. The SVO ensures that the vendor has extensive internal quality-control processes in place and the SVO conducts its own quality-control checks of the selected vendor’s valuation process. The SVO has retained the services of Blackrock to model non-agency RMBS and CMBS owned by U.S. insurers for all years presented herein. Blackrock provides five prices (breakpoints), based on each U.S. insurer’s statutory book value price, to utilize in determining the NAIC designation for each modeled LBaSS. For non-modeled LBaSS (including ABS and CLOs) with the initial designation of NAIC 1 or NAIC 6, the designation remains the same through the life of the security. For non-modeled LBaSS with the initial designation of NAIC 2 through NAIC 5, the selected vendors are not utilized and the NAIC designations are set using a standardized table of breakpoints provided by the SVO for application to the insurer’s statutory book value price. The NAIC designation determines the associated level of RBC that an insurer is required to hold for modeled LBaSS owned by the insurer. In general, under both the modeled and non-modeled LBaSS processes, the larger the discount to par value, the stronger the NAIC designation the LBaSS will have.

The following sets forth the NAIC class ratings for the entire bond portfolio, including RMBS and CMBS as of December 31, 2017 and 2016. RMBS and CMBS are also presented separately below. The Company’s corporate bond portfolio consists of long-term bonds and short-term investments.

	December 31,
	2017		2016
NAIC Class	Carrying Value	% of Total	Carrying Value	% of Total
	($ In Thousands)
1	$22,570,617	54%	$22,097,031	58%
2	17,005,918	41	13,933,880	36
3	1,636,098	4	1,841,604	5
4	514,499	1	436,810	1
5	40,760	—	74,370	—
6	4,913	—	9,259	—

	$41,772,805	100%	$38,392,954	100%

The following summarizes NAIC designations for RMBS and CMBS as of December 31, 2017 and 2016:

	December 31,
	2017				2016
	RMBS		CMBS		RMBS		CMBS
NAIC Class	Carrying Value	% of Total	Carrying Value	% of Total	Carrying Value	% of Total	Carrying Value	% of Total
	($ In Thousands)
1	$5,758,011	94%	$1,313,807	94%	$6,226,647	97%	$1,292,912	97%
2	176,143	3	25,129	2	90,081	1	2,421	—%
3	103,701	2	22,600	2	42,549	1	16,496	1%
4	40,302	1	25,818	2	22,891	—	30,305	2%
5	5,296	—	1,590	—	52,926	1	754	—%
6	659	—	1,908	—	2,649	—	2,516	—%

	$6,084,112	100%	$1,390,852	100%	$6,437,743	100%	$1,345,404	100%

The following sets forth the NAIC class for the Company’s corporate bond portfolio. The Company’s corporate bond portfolio consists of long-term corporate bonds and short-term investments.

	December 31,
	2017		2016
NAIC Class	Carrying Value	% of Total	Carrying Value	% of Total
	($ In Thousands)
1	$9,185,807	37%	$8,785,348	39%
2	14,454,544	57%	12,257,518	54%
3	913,175	4%	1,258,299	6%
4	424,323	2%	320,274	1%
5	33,874	—%	20,689	—%
6	2,345	—%	4,094	—%

	$25,014,068	100%	$22,646,222	100%

The following sets forth the total bond portfolio, including short-term investments, by industry category, as of December 31, 2017 and 2016:

	Portfolio by Industry
	December 31, 2017		December 31, 2016
Industry Category	Carrying Value	% of Total	Carrying Value	% of Total
	($ in Thousands)
Government	$1,673,188	4%	$1,241,088	3%
Finance	8,188,554	20	6,614,749	17
Utilities	3,234,972	8	2,728,998	7
Energy (Oil & Gas)	2,612,466	6	2,416,341	6
Capital goods	2,615,362	6	2,602,202	7
Technology	703,155	2	664,438	2
Real estate investment trusts	1,066,127	2	940,421	3
Transportation	1,558,866	4	1,190,496	3
Consumer goods	4,718,802	11	4,499,565	12
Telecommunications	1,699,924	4	1,602,553	4
Other	457,686	1	559,995	2
Asset-backed securities	5,768,739	14	5,598,961	15
Mortgage-backed securities	7,474,964	18	7,783,147	19

Total	$41,772,805	100%	$38,442,954	100%

Except for finance, consumer goods, ABS and Mortgage-backed securities (“MBS”), no other asset class exceeded 10% of the total bond portfolio as of December 31, 2017. The Company believes that its holdings in the financial and consumer goods sectors and its holdings of ABS and MBS are well-diversified and in the case of ABS and MBS, include a number of issuers that are effectively supported by large pools of assets that are themselves diversified by industry and issuer. Investments in the finance sector consist of diversified issuers from the banking, asset management, and insurance industries. The consumer goods group holdings are well diversified and consist of non-cyclical and cyclical industry issuers. The issuers in both the finance and consumer goods group consist of many large Fortune 500 companies.

MBS consists primarily of non-agency RMBS securities as well as CMBS. ABS consists primarily of bonds collateralized by corporate debt and various other collateral. The Company has exposure to the sub-prime and Alternative A-paper (“Alt-A”) mortgage credit market through certain MBS. These securities consist of diversified investments with both fixed and variable rate collateral, focused on senior positions within the structure. Borrowers under the underlying mortgages have demonstrated attachment and ability to pay despite financial stress. The vast majority of the securities are designated Category 1 or 2 by the NAIC. At December 31, 2017 and 2016, the Company held MBS with sub-prime or Alt-A exposure with a carrying value of $3,389.9 million and $3,590.6 million, a cost of $3,308.2 million and $3,410.3 million, and a fair value of $3,659.9 million and $3,590.6 million, respectively. There were $0.7 million and $0.4 million of other-than-temporary impairments recognized on these securities during 2017 and 2016, respectively.

The Company has purchased certain structured securities, primarily non-agency MBS, that had experienced deterioration in credit quality since their issuance. Management determined, based on its expectations as to the timing and amount of cash flows expected to be received, that it was probable at acquisition of the securities that the Company would not collect all contractually required payments, including both principal and interest when considering the effects of prepayments, for these purchased credit impaired (“PCI”) securities. The timing and amount of the undiscounted future cash flows expected to be received on each PCI security was determined based on management’s best estimate using key assumptions, such as interest rates, default rates, and prepayment speeds.

The difference between the undiscounted expected future cash flows of the PCI securities and the recorded investment in the securities represents the accretable yield, which is to be accreted into investment income, net of related expenses over their remaining lives on a level-yield basis. Additionally, the difference between the contractually required payments on the PCI securities and the undiscounted expected future cash flows represents the non-accretable difference. Over time, based on actual payments received and changes in estimates of undiscounted expected future cash flows, the accretable yield and the non-accretable difference can change, as discussed below.

On a quarterly basis, the undiscounted expected future cash flows associated with PCI securities are re-evaluated based on updates to key assumptions. Changes to undiscounted expected future cash flows due solely to the changes in the contractual benchmark interest rates on variable rate PCI securities will change the accretable yield prospectively. Declines in undiscounted expected future cash flows due to further credit deterioration as well as changes in the expected timing of the cash flows can result in the recognition of an OTTI charge. Significant increases in undiscounted expected future cash flow changes are recognized prospectively as an adjustment to the accretable yield.

The following table presents information on the Company’s PCI securities, which are included in bonds on the accompanying balance sheets:

	December 31,
	2017	2016
	($ In Thousands)
Contractually required payments receivable	$6,253,165	$5,840,222
Cash flows expected	5,318,616	5,220,599

Non-accretable difference	$934,549	$619,623

Cash flows expected	$5,318,616	$5,220,599
Recorded investment in acquired securities	3,994,127	3,870,849

Accretable difference	$1,324,489	$1,349,750

Amortized cost	$3,994,127	$3,870,849
Fair value	4,317,525	3,935,833

The following table presents activity for the accretable yield on PCI securities:

	December 31,
	2017	2016
	($ In Thousands)
Balance, beginning of year	$1,349,750	$1,047,037
Newly purchased PCI securities, net of sales	189,832	435,312
Accretion	(248,696)	(198,176)
Net reclassification from non-accretable difference	33,603	65,577

Balance, end of year	$1,324,489	$1,349,750

Bond Portfolio Surveillance

Bonds are generally valued at amortized cost using the modified scientific method with the exception of NAIC Category 6 bonds, which are obligations that are in or near default and are carried at the lower of amortized cost or fair value. NAIC designations are applied to bonds and other securities. Categories 1 and 2 are considered investment grade, while Categories 3 through 6 are considered below investment grade. Bond transactions are recorded on a trade date basis, except for bonds with non-standard settlement dates (e.g. private placement bonds), which are recorded on the settlement date.

For fixed income securities that do not have a fixed schedule of payments, such as structured products, amortization or accretion is revalued quarterly based on the current estimated cash flows, using either the prospective or retrospective adjustment methodologies for each type of security. Certain fixed income securities with the highest ratings from a rating agency (at the time of purchase) follow the retrospective method of accounting. Under the retrospective method, the recalculated effective yield equates the present value of the actual and anticipated cash flows, including new prepayment and default assumptions, to the original cost of the investment. Prepayment assumptions are based on borrower constraints and economic incentives such as the original term, age and coupon of the loan. The current carrying value is then increased or decreased to the amount that would have resulted had the revised yield been applied since inception, and investment income is correspondingly recognized. All other fixed income securities, including those not highly rated at the time of purchase and those that have been impaired (i.e. expected cash flows are less than contractual cash flows), follow the prospective method of accounting. Under the prospective method, the recalculated future effective yield equates the carrying value of the investment to the present value of the anticipated future cash flows and all changes in the recognition of income occurs prospectively.

The fair value of bonds is based on quoted market prices when available. If quoted market prices are not available, values provided by independent pricing services are used. If values provided by independent pricing services are unavailable, fair value is estimated using non-executable broker marks or internal models. Internally-developed models include discounting expected future cash flows using current market rates applicable to yield, credit quality and maturity of the investment, or using quoted market values for comparable investments. Fair values resulting from internal models are those expected to be received in an orderly transaction between willing market participants at the financial statement date.

The Company identifies fixed income and equity securities that could potentially have credit impairments that are other-than-temporary by monitoring changes in fair value of its securities relative to the amortized cost of those securities. The Company reviews its bonds and stocks on a case-by-case basis to determine whether an OTTI exists and whether losses should be recognized through earnings. The Company considers relevant facts and circumstances in evaluating whether a credit or interest rate-related impairment of a security is other-than-temporary. Relevant facts and circumstances considered include: (1) the extent and length of time the fair value has been below cost; (2) the reasons for the decline in fair value; (3) the issuer’s financial position and access to capital; and (4) for fixed income securities, the Company’s intent to sell a security or whether it is more likely than not it will be required to sell the security before the recovery of its amortized cost which, in some cases, may extend to maturity and for equity securities, the Company’s ability and intent to hold the security for a period of time that allows for the recovery in value. To the extent the Company determines that a security is deemed to be other-than-temporarily impaired, an impairment loss is recognized.

The recognition of an OTTI for loan-backed and structured securities is dependent upon the company’s ability and intent to hold the security until the ultimate recovery of amortized cost. SSAP No. 43R, Loan-backed and Structured Securities, requires that an OTTI loss be recognized in earnings for a loan-backed or structured security in an unrealized loss position when it is anticipated that the cost basis will not be recovered. When an OTTI is recognized, the non-interest related portion of the OTTI loss is recorded through AVR and the interest related portion is recorded through interest maintenance reserve. In situations where the Company intends to sell the security, or it does not have the intent and ability to hold the security until recovery of the amortized cost basis, the entire difference between the security’s amortized cost and estimated fair value is recognized as an OTTI loss in the statements of operations. In situations where the Company does not intend to sell the security, and has both the intent and ability to hold the security until recovery of the amortized cost basis but does not expect to recover the entire amortized cost, the difference between the amortized cost basis of the security and the net present value of the future cash flows expected to be collected is recognized as an OTTI loss in the statements of operations.

The Company actively reviews the bond portfolio to estimate the likelihood and amount of financial defaults or write-downs in its portfolio and to make timely decisions as to the potential sale or renegotiation of terms of specific investments.

The following is a summary of the fair values and gross unrealized losses aggregated by bond category and length of time that the securities were in a continuous unrealized loss position:

	December 31, 2017
	Less Than 12 Months			12 Months or Longer
	Fair Value	Unrealized Losses	Number of Issuers	Fair Value	Unrealized Losses	Number of Issuers
	($ In Thousands, except Number of Issuers)
Bonds:
United States government and agencies	$2,360	$10	2	$1,052	$13	2
State and political subdivisions	5,016	44	1	—	—	—
Foreign governments	21,457	134	3	9,658	340	2
Corporate securities	2,352,507	19,873	232	1,672,701	77,953	143
Asset-backed securities	526,065	2,884	45	531,386	19,449	33
Commercial mortgage-backed securities	525,750	6,577	25	32,970	2,149	5
Mortgage-backed securities
United States government and agencies	25,793	332	4	93,533	2,796	4
Non-United States government	345,703	3,456	61	91,708	1,099	27
Preferred stocks	2,288	10	1	—	—	—

Total	$3,806,939	$33,320	374	$2,433,008	$103,799	216

	December 31, 2016
	Less Than 12 Months			12 Months or Longer
	Fair Value	Unrealized Losses	Number of Issuers	Fair Value	Unrealized Losses	Number of Issuers
	($ In Thousands, except Number of Issuers)
Bonds:
United States government and agencies	$3,345	$11	2	$—	$—	—
State and political subdivisions	22,788	466	5	—	—	—
Foreign governments	78,540	2,907	8	9,373	761	1
Corporate securities	5,229,115	174,032	396	709,912	61,910	74
Asset-backed securities	864,720	14,055	69	2,686,609	128,243	125
Commercial mortgage-backed securities	433,695	8,517	20	133,578	4,297	11
Mortgage-backed securities
United States government and agencies	168,278	7,021	4	4,238	209	4
Non-United States government	862,937	15,486	89	1,287,713	36,332	109
Preferred stocks	9,900	100	1	—	—	—

Total	$7,673,318	$222,595	594	$4,831,423	$231,752	324

The following is a summary of the gross unrealized losses aggregated by bond category, length of time that the securities were in a continuous unrealized loss position and investment grade:

	December 31, 2017
	Less Than 12 Months			12 Months or Longer
	Investment Grade	Below Investment Grade	Total	Investment Grade	Below Investment Grade	Total
	($ In Thousands)
United States government and agencies	$10	$—	$10	$13	$—	$13
State and political subdivisions	44	—	44	—	—	—
Foreign governments	62	72	134	136	204	340
Corporate securities	15,677	4,196	19,873	54,327	23,626	77,953
Asset-backed securities	2,575	309	2,884	16,384	3,065	19,449
Commercial mortgage-backed securities	5,871	707	6,577	2,149	—	2,149
Mortgage-backed securities:
United States government and agencies	332	—	332	2,796	—	2,796
Non-United States government	3,127	329	3,456	1,099	—	1,099
Preferred Stock	10	—	10	—	—	—

Total	$27,708	$5,613	$33,320	$76,904	$26,895	$103,799

	December 31, 2016
	Less Than 12 Months			12 Months or Longer
	Investment Grade	Below Investment Grade	Total	Investment Grade	Below Investment Grade	Total
	($ In Thousands)
United States government and agencies	$11	$—	$11	$—	$—	$—
State and political subdivisions	466	—	466	—	—	—
Foreign governments	1,328	1,579	2,907	—	761	761
Corporate securities	164,976	9,055	174,032	26,025	35,885	61,910
Asset-backed securities	5,174	8,881	14,055	101,114	27,129	128,243
Commercial mortgage-backed securities	8,506	11	8,517	4,297	—	4,297
Mortgage-backed securities:
United States government and agencies	7,021	—	7,021	209	—	209
Non-United States government	15,376	110	15,486	36,022	310	36,332
Preferred Stock	100	—	100	—	—	—

Total	$202,958	$19,636	$222,595	$167,667	$64,085	$231,752

Corporate securities: The unrealized losses on corporate securities totaled $97.8 million or 71% of total unrealized losses at December 31, 2017. These losses come primarily from three sectors (Industrial—$40.2 million, Utility—$36.3 million, and Financial—$10.6 million). The unrealized losses are related to both treasury rates and isolated increases in economic risk since the securities were originally purchased. During 2017, credit spreads tightened in certain markets accounting for the decrease in the value of securities in an unrealized loss position from December 31, 2016. Unrealized losses were not recognized in income as of December 31, 2017, as the Company intends to hold these securities and it is not more likely than not that the Company will be required to sell a security before the recovery of its amortized cost.

ABS, MBS, and CMBS: The unrealized losses on ABS totaled $22.3 million or 16% of total unrealized losses at December 31, 2017. The unrealized losses on MBS totaled $7.7 million, or 6% of total unrealized losses at December 31, 2017. The unrealized losses on CMBS totaled $8.7 million or 6% of total unrealized losses at December 31, 2017. The Company expects to recover the full amount of expected principal cash flows of these investments, which are based on mortgages and other collateral underlying the securities. The unrealized losses are related to both treasury rates as well as idiosyncratic increases in economic risk of underlying collateral since the securities were originally purchased. During 2017, credit spreads tightened in certain markets accounting for the decrease in the value of securities in an unrealized loss position from December 31, 2016. Unrealized losses were not recognized in income as of December 31, 2017, as the Company intends to hold these securities and it is not more likely than not that the Company will be required to sell a security before the recovery of its amortized cost.

Mortgage Loans

Mortgage loans represented 10% of total invested assets as of December 31, 2017. The Company’s investments in mortgage loans on real estate consist primarily of commercial mortgage loans (“CMLs”) made on a full recourse basis. Mezzanine CMLs comprise 21% and 14% of the total mortgage loans for the years ending December 31, 2017, and 2016, respectively. The Company invests in both fixed rated and variable rate loans and manages its credit risk associated with these loans by diversifying its mortgage portfolio by property type and geographic location. The Company’s residential mortgage loan portfolio includes first lien residential mortgage loans, collateralized by properties located in the United States.

The Company believes that its mortgage loan holdings are well diversified, and the Company carefully monitors and manages them based on its liquidity position. The following sets forth the commercial mortgage loan portfolio by U.S. geographic region and a reconciliation to total mortgage loans:

	December 31,
	2017		2016
	Carrying Value	% of Total	Carrying Value	% of Total
	($ In Thousands)
North Central	$868,347	18%	$803,911	18%
South Central	612,661	13	648,013	15%
South Atlantic	739,829	15	1,000,845	23%
Pacific	778,684	16	619,460	14%
Mountain	426,492	9	489,545	11%
Atlantic	660,489	14	411,796	10%
New England	118,210	2	143,774	3%

Total commercial mortgage loans	4,204,712	87	4,117,344	94%

Total residential mortgage loans	611,595	13	262,360	6%

Total mortgage loans	$4,816,307	100%	$4,379,704	100%

The following sets forth the commercial mortgage loan portfolio loan-to-value ratios by property type:

	December 31, 2017
	Less than 80%	81% to 95%	Above 95%	Total	% of Total
	($ in Thousands)
Office	$1,024,734	$18,353	$1,228	$1,044,315	25%
Apartments	394,762	5,858	—	400,620	10%
Industrial and other	1,159,206	21,296	—	1,180,502	28%
Retail	998,108	13,923	—	1,012,031	24%
Hotels	567,244	—	—	567,244	13%

Total	$4,144,054	$59,430	$1,228	$4,204,712	100%

% of Total	99%	1%	—%	100%

	December 31, 2016
	Less than 80%	81% to 95%	Above 95%	Total	% of Total
	($ in Thousands)
Office	$1,010,211	$21,937	$35,916	$1,068,064	26%
Apartments	476,342	8,894	4,019	489,255	12%
Industrial and other	986,000	25,675	8,419	1,020,094	25%
Retail	928,377	35,311	10,408	974,096	24%
Hotels	568,835	—	—	568,835	13%

Total	$3,969,765	$91,817	$58,762	$4,120,344	100%

% of Total	96%	2%	2%	100%

The Company’s residential mortgage loan portfolio includes first lien residential mortgage loans, collateralized by properties located in the United States. At December 31, 2017, California, Florida, and New York represented 36.9%, 14.0%, and 6.2%, respectively, of the portfolio. The remaining 42.9% represented all other states, with each individual state comprising less than 5% of the RML portfolio. At December 31, 2016, California, Florida, Texas, and New York represented 42.6%, 7.3%, 5.9%, and 5.3%, respectively, of the residential mortgage loan portfolio, and the remaining 38.9% represented all other states, with each individual state comprising less than 5% of the residential mortgage portfolio.

At December 31, 2017, all CMLs were in good standing with the exception of three restructured loans with a carrying value of $10.3 million and no loans with foreclosures in process. At December 31, 2016, all CMLs were in good standing with the exception of three restructured loans with a carrying value of $10.5 million and five loans with a foreclosure in process with a carrying value of $19.4 million. At December 31, 2017, all RMLs were in good standing with the exception of seven loans with foreclosures in process with a carrying value of $2.7 million. At December 31 2016, all residential mortgage loans were in good standing.

At December 31, 2017, there were no CMLs with overdue interest over 90 days. At December 31, 2016, there were six CMLs with a carrying value of $21.5 million with overdue interest over 90 days.

There were no impaired commercial mortgage loans as of December 31, 2017 and $1.2 million as of December 31, 2016. Related allowance for credit losses was $1.1 million at December 31, 2017 and 2016, respectively. The average recorded investment in impaired commercial mortgage loans was $0.6 million and $1.6 million for the years ended December 31, 2017 and 2016, respectively. There was no interest income recognized during the period these loans were impaired in 2017 and 2016.

The Company generally defines sub-prime residential whole mortgage loans as borrowers with impaired credit history and lower FICO scores. The price paid for the residential whole mortgage loans factored in the consideration of the borrower’s ability to repay along with the overall credit profile of the loan. The Company continues to monitor the performance of sub-prime residential whole mortgage loans against performance expectations. As of December 31, 2017 and 2016, the Company held $127.2 million and $74.0 million in sub-prime residential whole mortgage loans, respectively.

Mortgage Loan Portfolio Surveillance

The Company actively monitors the Company’s mortgage loan portfolio. The Company performs or reviews all aspects of loan origination and portfolio management, including lease analysis, property transfer analysis, economic and financial reviews, tenant analysis, and management of default and bankruptcy proceedings.

The Company revalues underperforming properties each year and re-inspects these properties at least every other year based on internal quality ratings. The criteria used to determine whether a current or potential problem exists includes borrower bankruptcies, major tenant bankruptcies, requests for restructuring, delinquent tax payments, late payments, loan-to-value or debt service coverage deficiencies, and overall vacancy levels.

The Company evaluates each loan for probable credit losses. Interest income on an impaired loan is recognized when due unless the impairment is considered to be other-than-temporary, in which case interest is recognized when received. Cash receipts on other-than-temporarily impaired loans are applied first to any outstanding principal and then to interest.

It is the Company’s policy to cease accruing income on mortgage loans when collection is not probable. Payments received on loans in nonaccrual status are applied first to any outstanding principal and then to interest. Past due or delinquency status occurs when a payment is more than 90 days past due.

The Company maintains a watch list of all loans that are delinquent by one or more payments or are current but have shown deterioration in certain economic fundamentals as determined by management. Each loan is assessed for OTTI considering both qualitative and quantitative factors including borrower credit and history, current occupancy, and property cash flow.

Other Invested Assets

Other invested assets, at carrying value, by annual statement category are:

	December 31,
	2017	2016
	($ in Thousands)
Fixed or variable rate
Bonds	$72,160	$72,160
Other fixed income	—	1,125

Total fixed or variable rate	72,160	73,285
Partnership interests
Common stock—unaffiliated	359,915	286,506
Common stock—affiliated	432,566	438,936
Real estate—unaffiliated	64,990	33,910
Real estate—affiliated	92,363	86,497
Other—unaffiliated	120,671	150,103
Other—affiliated	298,050	204,263

Total Partnership interests	1,368,555	1,200,215
Surplus debentures	318,973	139,964

Total	$1,759,688	$1,413,464

The Company has no investments in joint venture, partnerships or limited liability companies that exceed 10% of its admitted assets. During 2017 and 2016, there were impairments of $4.1 million and $19.6 million, respectively, on partnerships and limited liability companies. The impairments were based on an assessment that future cash flows of affected limited partnerships would be less than the cost basis of the limited partnership. Fair value is determined utilizing statements received from the partnerships and limited liability companies.

Derivatives

The Company uses derivative financial instruments in the normal course of business to manage risks. The derivatives are used primarily to manage the equity index optionality embedded in the FIA liabilities and also to reduce interest rate duration imbalances and foreign currency exposures determined through asset/liability analyses. The Company also uses a combination of derivatives and fixed income investments to create synthetic investment positions. These combined investments are created opportunistically when they are economically more attractive than the actual instrument or when the simulated instruments are unavailable. Synthetic assets can be created either to hedge and reduce the credit exposure or to create an investment in a particular asset. The Company held synthetic assets with a net notional amount of $10.0 million as of each of December 31, 2017 and 2016. These were considered replicated asset transactions as defined under U.S. SAP as the pairing of a long derivative contract with a cash instrument held.

The Company’s principal derivative risk exposure is equity risk. Equity risk pertains to the change in fair value of the derivative instruments as equity markets move or the market volatility changes. The Company is also exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. To minimize counterparty credit risk, the Company and its derivative counterparties generally enter into master agreements that require collateral to be posted in the amount owed under each transaction, subject to minimum transfer amounts. These same master agreements allow for contracts in a positive position, where the Company is due amounts, to be offset by contracts in a negative position. This right of offset, combined with collateral obtained from counterparties, reduces the Company’s exposure. Cash collateral pledged by the counterparties was $2,227.2 million as of December 31, 2017 and $1,319.4 million as of December 31, 2016.

Securities collateral pledged by the counterparties was $239.4 million as of December 31, 2017 and $26.4 million as of December 31, 2016. Collateral pledged by the Company to counterparties was $81.8 million as of December 31, 2017 and $36.2 million as of December 31, 2016.

In the event of default, the full market value exposure at risk in a net gain position, net of offsets and collateral, was $9.4 million as of December 31, 2017 and $48.6 million as of December 31, 2016.

The Company regularly monitors counterparty credit ratings and exposures, derivative positions and valuations and the value of collateral posted to ensure counterparties are credit-worthy and the concentration of exposure is minimized. The Company monitors this exposure as part of its management of the Company’s overall credit exposures.

The following summarizes the fair values and notional amounts of the Company’s derivative financial instruments:

	Contract or Notional Amount		Fair Value
	December 31,		December 31,
	2017	2016	2017	2016
Derivative assets:
Options	$28,627,131	$24,768,713	$2,414,214	$1,273,558
Variance swaps	50	100	146	47
Interest rate swaps	121,600	169,700	(501)	(1,639)
Futures	3,335	5	5,582	8,259
Currency swaps	37,271	308,594	2,663	12,246
Forwards	99,252	152,451	65	3,202
Total return swaps	113,690	41,008	4,682	2,147
Derivative liabilities:
Options	883,215	6,450	18,600	76
Interest rate swaps	403,202	456,802	14,885	15,290
Futures	59	—	205	11
Currency swaps	881,713	2,073	94,620	419
Forwards	67,769	3,496	1,008	24
Credit default swaps	10,000	10,000	4,789	7,180

In most cases, the notional amounts are not a measure of the Company’s credit exposure except in the case of credit default swaps. In the event of default, the Company is fully exposed to the notional amounts of $10.0 million as of each of December 31, 2017 and 2016. Collateral is exchanged for all derivative types except futures and forwards. For all other contracts, the collateral amounts exchanged are calculated on the basis of the notional amounts and the other terms of the instruments, which relate to interest rates, exchange rates, security prices or financial or other indices.

Investment Reserves

The Company establishes and records appropriate write-downs or investment reserves in accordance with statutory practice. The Company determines the fair value of bonds in accordance with principles established by the SVO using criteria that include the net worth and capital structure of the borrower, the value of the collateral, the presence of additional credit support, and its evaluation of the borrower’s ability to compete in a relevant market. In the case of real estate and commercial mortgage loans, the Company makes borrower and property specific assessments as well.

AVR is a contingency reserve to offset potential losses of stocks, real estate investments, as well as credit-related declines in bonds, mortgage loans and derivatives. As of December 31, 2017, AVR totaled $560.8 million, which represents an 18% increase from December 31, 2016. The increase is primarily due to increased bond holdings and unrealized gains on other invested assets as there is a dollar-for-dollar increase resulting from unrealized gains on this asset class.

The following represents the change in AVR for the years 2017 and 2016:

	Bonds, Preferred Stocks, Derivatives and Short-term Investments	Mortgage Loans	Common Stock	Real Estate and Other Invested Assets	Total
	($ In Thousands)
Balance at December 31, 2015	$254,129	$51,483	$419	$96,470	$402,501
Change in reserve contributions	45,187	6,108	(277)	7,733	58,751
Net realized capital gains (losses)	(5,829)	(551)	1,168	(11,528)	(16,740)
Net unrealized capital gains (losses)	(5,829)	(702)	(23)	35,987	29,433
Transfer among categories	7,129	(7,129)	(1,002)	1,002	—
Net change to AVR	40,658	(2,274)	(134)	33,194	71,444

Balance at December 31, 2016	$294,787	$49,209	$285	$129,664	$473,945

Balance at December 31, 2016	$294,787	$49,209	$285	$129,664	$473,945
Change in reserve contributions	43,856	9,652	83	4,229	57,820
Net realized capital gains (losses)	(1,821)	67	(584)	(4,856)	(7,194)
Net unrealized capital gains (losses)	5,666	(13)	106	38,892	44,651
Adjustment down to maximum	(5,263)	(3,124)	—	—	(8,387)

Net change to AVR	$42,438	$6,582	$(395)	$38,265	$86,890

Balance at December 31, 2017	$337,225	$55,791	$(110)	$167,929	$560,835

Quantitative and Qualitative Disclosures about Market Risk

Market Risk & Management of Market Risk Exposures

Market risk is the risk of incurring losses due to adverse changes in market rates and prices. Included in market risk are potential losses in value due to credit and counterparty risk, interest rate risk, currency risk, commodity price risk and equity price risk. The Company is primarily exposed to credit risk, interest rate risk, equity price risk and currency risk.

Credit Risk and Counterparty Risk

In order to operate its business model, which is based on earning spread income, the Company must bear credit risk. However, as the Company assumes credit risk through its investment, reinsurance and hedging activities, the Company endeavors to ensure that risk exposures remain diversified, that it is adequately compensated for the risks it assumes, and that the level of risk is consistent with its risk appetite and objectives.

Credit risk is a key risk taken in the asset portfolio, as the credit spread on the Company’s investments is what drives its spread income. The Company manages credit risk by avoiding idiosyncratic risk concentrations, understanding and managing its systematic exposure to economic and market conditions through stress testing, monitoring investment activity daily and distinguishing between price and default risk from credit exposures. Concentration and portfolio limits ensure that exposure to default and impairment risk is sufficiently modest so as to not represent a solvency risk to the Company, even in severe economic conditions.

The investment teams within AAM, which manage substantially all of the Company’s fixed income assets, focus on in-depth, bottom-up portfolio construction and disciplined risk management. Their approach to taking credit risk is formulated based on:

•	a fundamental view on existing and potential opportunities at the security level;

•	an assessment of the current risk/reward proposition for each market segment;

•	identification of downside risks and assigning a probability for those risks; and

•	establishing a plan for best execution of the investment action.

A dedicated set of Athene risk managers, who are on-site with AAM, monitor the asset risks to ensure that such risks are consistent with the Company risk appetite, standards for committing capital, and overall strategic objectives. The risk management team is also a key contributor to the OTTI/credit impairment evaluation process.

In addition to credit-risk exposures from its investment portfolio, the Company is also exposed to credit risk from its counterparty exposures from its derivative hedging and reinsurance activities. Derivative counterparty risk is managed by trading on a collateralized basis with counterparties under International Swaps and Derivatives Association documents with a credit support annex having low or zero-dollar collateral thresholds.

The Company utilizes reinsurance to mitigate risks that are inconsistent with its strategy or objectives. For example, the Company has reinsured much of the mortality risk associated with the life insurance component of certain products, allowing the Company to focus on its core annuity business. These reinsurance agreements expose the Company to the credit risk of its counterparties. The Company manages this risk through various mechanisms, including: using reinsurance structures such as funds withheld or modified coinsurance so as to retain ownership of the assets and thereby limit potential losses to the cost of replacing the counterparty; diversification across counterparties; and when possible, novating policies to eliminate counterparty risk altogether.

Interest Rate Risk

Significant interest rate risk may arise from mismatches in the timing of cash flows from the Company’s assets and liabilities. Management of interest rate risk at the Athene level, and at the various operating company levels, is one of the main risk management activities in which senior management engages.

Depending upon the materiality of the risk and its assessment of how the Company would perform across a spectrum of interest rate environments, the Company may seek to mitigate interest rate risk using on balance sheet strategies (portfolio management) and off balance sheet strategies (derivative hedges such as interest rate swaps and futures). The Company monitors asset liability management (“ALM”) metrics (such as key-rate durations and convexity) and employs quarterly cash flow testing requirements to ensure the asset and liability portfolios are managed to maintain net interest rate exposures at levels that are consistent with Athene’s risk appetite. Athene has established a set of exposure and stress limits to communicate its risk tolerance and to ensure adherence to those risk tolerance levels. Risk management personnel and Athene management-level committees that oversee ALM risk are notified in the event that risk tolerance levels are exceeded. Depending on the specific risk threshold that is exceeded, the appropriate management committee will make a decision as to what actions, if any, should be undertaken.

Active portfolio management is performed by the Company’s investment managers at AAM, with direction from Athene management-level committees that oversee ALM risk. The performance of the Company’s investment portfolio managed by AAM, is reviewed periodically by the committees and the board of directors.

Equity Price Risk

The Company’s FIAs require the Company to make payments to policyholders that are determined in reference to the performance of equity market indices. The Company seeks to minimize the equity risk from these liabilities by economically defeasing the underlying equity exposure with granular, policy-level-based hedging. In addition, the Company’s investment portfolio can be invested in strategies involving public and private equity positions. In general, the Company has limited appetite for passive, public equity investments.

The equity index hedging framework implemented is one of static core hedges with dynamic overlays. Unique policy-level liability options are matched with static over-the-counter options. Residual risk arising from policyholder behavior and other trading constraints (for example minimum trade size) are managed dynamically by decomposing the risk of the portfolio (asset and liability positions) into market risk measures which are managed to pre-established risk limits. The portfolio risks are measured overnight and rebalanced daily to ensure that the risk profile remains within risk appetite. Valuation is done at the position level, and risks are aggregated and shown at the level of each underlying index. Risk measures that have term structure sensitivity, such as index volatility risk, and interest rate risk, are monitored and such risk is managed along the term structure.

The Company is also exposed to equity risk in its alternative investment portfolio. The Company’s alternative investments are typically in the form of limited partnership interests in a fund. The Company typically targets fund investments that have characteristics resembling fixed income investments versus those resembling pure equity investments, but as a holder of partnership positions, its investments are generally held as equity positions. The alternative investments are decomposed into several sub-types, including at the most liquid end of the spectrum “liquid strategies” (which is mostly exposure to publicly traded equities), followed by “hedge funds,” “credit funds,” “private equity,” and “real assets.”

The Company investment mandate in its alternative investment portfolio is inherently opportunistic. Each investment is examined and analyzed on its own merits to gain a full understanding of the risks present, and with a view toward determining likely return scenarios, including the ability to withstand stress in a downturn. The Company has a strong preference for alternative investments that have some or all of the following characteristics, among others: (1) investments that constitute a direct investment or an investment in a fund with a high degree of co-investment; (2) investments with credit- or debt-like characteristics (for example, a stipulated maturity and par value), or alternatively, investments with reduced volatility when compared to pure equity; or (3) investments that have less downside risk.

Currency Risk

The Company manages its currency risk so as to maintain minimal exposure to currency fluctuations. The Company attempts to hedge completely the currency risk arising in its investment portfolio or FIA products. In general, the Company matches currency exposure of assets and liabilities. When the currency denominations of the assets and liabilities do not match, the Company generally undertakes hedging activities to eliminate or mitigate currency mismatch risk.

Financial Statements

The Company’s financial statements are included in Appendix C to this prospectus. The table of contents for Appendix C is set forth below.

Appendix A – Segment Interim Value Examples

The following table of inputs is used in Example 10. Additionally, an implied volatility of 24%, index dividend yield of 1.95%, and swap rate of 2.60% are assumed (these values are hypothetical for the purpose of illustrating the calculations and are not intended to reflect available values in the market on any given date). Each example assumes that the Segment Value on the Segment Start Date is $100,000.

	1-Year Buffer Segment Option	2-Year Floor Segment Option	6-Year Buffer Segment Option
Contract Date
Interest Adjustment Index Value	1.00%	1.00%	1.00%
Segment Start Date
Segment Term Period (in Months)	12	24	72
Segment Option Index Value	100	100	100
Participation Rate	100%	100%	100%
Cap Rate	18%	18%	100%
Floor/Buffer Rate	10%	10%	20%
Annual Fee	0.95%	0.95%	0.95%

Example 10
Time Elapsed Since Contract Date	6	6	6
Time Remaining in Segment Term Period	6	18	66
Segment Value (a)	$99,525.00	$99,525.00	$99,525.00
Example 10A: Interest Rates decreased 50bps. Index Value decreased 25%.
Equity Adjustment (b)	($16,428.71)	($7,704.45)	($15,712.91)
Interest Adjustment (c)	$2,753.98	$2,753.98	$2,753.98
Segment Interim Value (a) + (b) + (c) = (d)	$85,850.27	$94,574.53	$86,566.08
Withdrawal Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$77,888.27	$86,612.53	$78,604.08
Example 10B: Interest Rates decreased 50bps. Index Value decreased 10%.
Equity Adjustment (b)	($4,774.42)	($3,350.86)	($5,838.21)
Interest Adjustment (c)	$2,753.98	$2,753.98	$2,753.98
Segment Interim Value (a) + (b) + (c) = (d)	$97,504.56	$98,928.12	$96,440.77
Withdrawal Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$89,542.56	$90,966.12	$88,478.77
Example 10C: Interest Rates decreased 50bps. Index Value increased 25%.
Equity Adjustment (b)	$12,175.19	$7,647.97	$14,486.69
Interest Adjustment (c)	$2,753.98	$2,753.98	$2,753.98
Segment Interim Value (a) + (b) + (c) = (d)	$114,454.18	$109,926.96	$116,765.67
Withdrawal Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$106,492.18	$101,964.96	$108,803.67
Example 10D: Interest Rates decreased 50bps. Index Value increased 10%.
Equity Adjustment (b)	$6,710.93	$3,374.67	$6,255.01
Interest Adjustment (c)	$2,753.98	$2,753.98	$2,753.98
Segment Interim Value (a) + (b) + (c) = (d)	$108,989.91	$105,653.65	$108,533.99
Withdrawal Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$101,027.91	$97,691.65	$100,571.99
Example 10E: No change in Interest Rates or Index Value
Equity Adjustment (b)	$1,512.11	$48.58	$364.48
Interest Adjustment (c)	$0.00	$0.00	$0.00
Segment Interim Value (a) + (b) + (c) = (d)	$101,037.11	$99,573.58	$99,889.48
Withdrawal Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$93,075.11	$91,611.58	$91,927.48

	1-Year Buffer Segment Option	2-Year Floor Segment Option	6-Year Buffer Segment Option
Example 10F: Interest Rates increased 50bps. Index Value increased 10%.
Equity Adjustment (b)	$6,710.93	$3,374.67	$6,255.01
Interest Adjustment (c)	($2,666.77)	($2,666.77)	($2,666.77)
Segment Interim Value (a) + (b) + (c) = (d)	$103,569.15	$100,232.90	$103,113.23
Withdrawal Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$95,607.15	$92,270.90	$95,151.23
Example 10G: Interest Rates increased 50bps. Index Value increased 25%.
Equity Adjustment (b)	$12,175.19	$7,647.97	$14,486.69
Interest Adjustment (c)	($2,666.77)	($2,666.77)	($2,666.77)
Segment Interim Value (a) + (b) + (c) = (d)	$109,033.42	$104,506.20	$111,344.92
Withdrawal Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$101,071.42	$96,544.20	$103,382.92
Example 10H: Interest Rates increased 50bps. Index Value decreased 10%.
Equity Adjustment (b)	($4,774.42)	($3,350.86)	($5,838.21)
Interest Adjustment (c)	($2,666.77)	($2,666.77)	($2,666.77)
Segment Interim Value (a) + (b) + (c) = (d)	$92,083.80	$93,507.36	$91,020.02
Withdrawal Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$84,121.80	$85,545.36	$83,058.02
Example 10I: Interest Rates increased 50bps. Index Value decreased 25%.
Equity Adjustment (b)	($16,428.71)	($7,704.45)	($15,712.91)
Interest Adjustment (c)	($2,666.77)	($2,666.77)	($2,666.77)
Segment Interim Value (a) + (b) + (c) = (d)	$80,429.51	$89,153.78	$81,145.32
Withdrawal Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$72,467.51	$81,191.78	$73,183.32

Example 11 below shows how the Equity Adjustment Factor would be determined for a hypothetical Performance Blend Segment Option after the value of the derivative instruments have been determined for each Index.

Example 11	On Segment Start Date	On Day Segment Interim Value is Calculated
Value of Derivative Instruments on S&P 500® Index[1]	11.15%	11.55%
Value of Derivative Instruments on Russell 2000® Index[1]	11.30%	11.65%
Value of Derivative Instruments on MSCI EAFE Index[1]	11.45%	11.50%
Weighted Value of Derivative Instruments on S&P 500® Index	2.23%[2]	3.47%[3]
Weighted Value of Derivative Instruments on Russell 2000® Index	3.39%	5.83%
Weighted Value of Derivative Instruments on MSCI EAFE Index	5.73%	2.30%
Aggregate Value of Derivative Instruments	11.35%[4]	11.59%
Equity Adjustment Factor	0.00%	0.25%[5]

(1)	Value of the derivative instruments as a percent of the Segment Start Date Index Price for each index
(2)	Value of the derivative instruments on the S&P 500® multiplied by 20%, as the S&P 500® had the lowest value of derivative instruments for the three indices on the Segment Start Date
(3)

Value of the derivative instruments on the S&P 500® multiplied by 30%, as the S&P 500® had the second highest value of derivative instruments for the three indices on the day the Segment Interim Value is calculated

(4)	Sum of the weighted values of derivative instruments for all three indices (2.23% + 3.39% + 5.73%)
(5)

Difference between the aggregate values of derivative instruments on the day the Segment Interim Value is Calculated and the aggregate value of derivative instruments on the Segment Start Date (11.59% - 11.35%)

Example 12

Assume the Segment Value is $100,000 on the Segment Start Date and is allocated to the Fixed Segment Option with a 2% annual Fixed Account Rate. If, six months into the Segment Term, the Interest Adjustment Index Value has decreased such that the Interest Adjustment Factor was -2.68%, the following values would result.

Example 12 - Segment Interim Value after Withdrawal prior to a Segment End Date
Annual Interest Rate		2.00%
Interest Adjustment Factor		-2.68%
Segment Value on the Segment Start Date		$100,000.00
Immediately Before Withdrawal
Accumulated Segment Credits		$995.05
Segment Value		$100,995.05
Total Interest Adjustment	-$	2,666.77	[1]
Segment Interim Value		$98,328.28
Withdrawal
Withdrawal Amount		$20,000.00
Interest Adjustment attributable to Withdrawal	-$	535.90	[2]
Withdrawal Charge	-$	800.00	[3]
Net Withdrawal Amount Paid to Contract Owner		$18,664.10
Immediately After Withdrawal
Resulting Segment Value		$80,995.05

(1)	Total Interest Adjustment = 100,995.05 x -2.68% = -$2,666.77
(2)	Interest Adjustment attributable to Withdrawal = 20,000 * -2.68% = -535.90
(3)

Assumes 8% Withdrawal Charge applied and no other Withdrawals have occurred since the last Contract Anniversary. 10% of the 100,000 may be taken without a Withdrawal Charge under the Free Withdrawal provision, so only the remaining 20,000 – 10,000 = 10,000 is charged

Example 13

Assume the Segment Value is $100,000 on the Segment Start Date is allocated to the 1-Year Buffer Segment Option with a Segment Fee of 0.95%, a Cap Rate of 18% and a Participation Rate of 100%. If, on the Segment End Date, Interest Rates have increased 50 bps and the Index Value has increased 25%, the following values would result.

Example 13 - Segment Interim Value on a Segment End Date
Segment Credit rate		18.00% (= 100%xMIN(25%,18%))
Equity Adjustment Factor		0.00%
Interest Adjustment Factor		-2.44%
Segment Value on last Segment Start Date		$100,000.00
On Segment End Date
Accumulated Segment Fee Amount		$950.00
Segment Credit Amount Applied on Segment End Date		$17,829.00	[1]
Segment Value		$116,879.00
Total Equity Adjustment		$0.00	[2]
Total Interest Adjustment	-$	2,850.57	[3]
Segment Interim Value		$114,028.43

(1)	Segment Credit Applied = Segment Credit rate x Segment Value Prior to Segment Credit
= Segment Credit rate x (Segment Value on Segment Start Date – Accumulated Segment Fee Amount – Withdrawals Since Segment Start Date)
= 18% x ($100,000 - $950 - $0) = $17,829
(2)	Total Equity Adjustment = 116,879 x 0.00% = $0.00 (The Equity Adjustment is always zero on any Segment End Date)
(3)	Total Interest Adjustment = 116,879 x -2.44% = -$2,850.57

Appendix B – State Variation Chart

State	Athene® Amplify	Section of Contract where variation is found	IRA Endorsement	Roth Endorsement
AK
AL
AR
AZ
CA
CO
CT
DC
DE
FL
GA
HI
IA
ID
IL
IN
KS
KY
LA
MA
MD
ME
MI
MN
MO

B-1

State	Athene® Amplify	Section of Contract where variation is found	IRA Endorsement	Roth Endorsement
MS
MT
NC
ND
NE
NH
NJ
NM
NV
OH
OK
OR
PA
RI
SC
SD
TN
TX
UT
VA
VT
WA
WI
WV
WY

B-2

Athene Annuity and Life

Company

Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

Appendix C – Financial Statements

Report of Independent Auditors

To the Board of Directors of Athene Annuity and Life Company

We have audited the accompanying statutory financial statements of Athene Annuity and Life Company, which comprise the balance sheets – statutory-basis as of December 31, 2017 and 2016, and the related statements of operations – statutory-basis, changes in capital and surplus – statutory-basis, and of cash flows – statutory-basis for each of the three years in the period ended December 31, 2017.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the accounting practices prescribed or permitted by the Iowa Insurance Division. Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles

As described in Note 1 to the financial statements, the financial statements are prepared by the Company on the basis of the accounting practices prescribed or permitted by the Iowa Insurance Division, which is a basis of accounting other than accounting principles generally accepted in the United States of America.

The effects on the financial statements of the variances between the statutory basis of accounting described in Note 1 and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

Adverse Opinion on U.S. Generally Accepted Accounting Principles

In our opinion, because of the significance of the matter discussed in the “Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles” paragraph, the financial statements referred to above do not present fairly, in accordance with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2017 and 2016, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2017.

Opinion on Statutory Basis of Accounting

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and surplus of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in accordance with the accounting practices prescribed or permitted by the Iowa Insurance Division described in Note 1.

/s/ PricewaterhouseCoopers LLP

Des Moines, Iowa

May 1, 2018

Athene Annuity and Life Company

Balance Sheets – Statutory-Basis

December 31, 2017 and 2016

(Dollars in thousands, except per share amounts)

	2017	2016
Admitted assets
Cash and invested assets:
Bonds	$38,988,956	$36,646,160
Preferred stocks	99,056	59,708
Common stocks:
Affiliated entities	369,763	330,973
Unaffiliated	32,281	35,624
Mortgage loans	4,816,307	4,379,704
Real estate:
Properties held for the production of income	9,389	9,389
Properties held for sale	10,120	7,724
Policy loans	210,007	232,861
Cash, cash equivalents and short-term investments	3,176,100	1,727,917
Receivable for securities	29,028	15,044
Derivative assets	538,874	513,693
Derivative collateral asset	81,823	36,168
Other invested assets	1,759,688	1,413,464

Total cash and invested assets	50,121,392	45,408,429
Accrued investment income	435,422	372,902
Premiums due and deferred, net of loading	8,864	8,991
Reinsurance receivable	1,489,145	1,504,109
Reinsurance recoverable	159,278	187,189
Corporate owned life insurance	349,472	327,057
Amounts due from parent, subsidiaries, and affiliates	294	2,964
Federal income tax recoverable	18,612	92,026
Net deferred income tax asset	—	16,870
Other admitted assets	1,787	5,575
Separate account assets	2,349,018	40,722

Total admitted assets	$54,933,284	$47,966,834

The accompanying notes are an integral part of the financial statements.

Athene Annuity and Life Company

Balance Sheets – Statutory-Basis

December 31, 2017 and 2016

(Dollars in thousands, except per share amounts)

	2017	2016
Liabilities and capital and surplus
Liabilities:
Policy and contract liabilities:
Life and annuity	$43,240,461	$39,552,827
Accident and health	5,383	6,002
Deposit-type contracts	521,822	620,596
Policy and contract claims	234,222	185,708

Total policy and contract liabilities	44,001,888	40,365,133
Accrued insurance expenses	30,587	29,738
Interest maintenance reserve	120,206	118,021
Asset valuation reserve	560,835	473,945
Amounts due to parent, subsidiaries, and affiliates	20,013	11,207
Net deferred income tax liability	16,886	—
Payable for securities	83,137	24,171
Derivative liabilities	67,810	2,494
Derivative collateral liability	2,227,195	1,319,432
Remittances and items not allocated	75,725	96,553
Agent deferred compensation	43,647	44,338
Liability for unclaimed property	18,803	21,146
Funds held under reinsurance with unauthorized reinsurers	1,449,286	1,492,046
Reinsurance payable	2,137,443	2,192,287
Due to separate account	671,374	738,265
Other liabilities	43,765	42,254
Separate account liabilities	2,200,475	(99,705)

Total liabilities	53,769,075	46,871,325

Capital and surplus:
Common stock, $1 per share par value—10,000,000 shares authorized, issued and outstanding	10,000	10,000
Paid-in surplus	927,979	2,412,649
Unassigned surplus (deficit)	226,230	(1,327,140)

Total capital and surplus	1,164,209	1,095,509

Total liabilities and capital and surplus	$54,933,284	$47,966,834

The accompanying notes are an integral part of the financial statements.

Athene Annuity and Life Company

Statements of Operations – Statutory-Basis

Years Ended December 31, 2017, 2016 and 2015

(Dollars in thousands)

	2017	2016	2015
Premiums and other revenues
Premiums and annuity considerations for life and accident and health policies and contracts	$1,533,887	$1,130,998	$475,360
Considerations for supplementary contracts with life contingencies	3,409	2,886	8,887
Net investment income	2,952,220	1,910,613	2,440,606
Amortization of interest maintenance reserve	12,484	14,147	13,964
Commissions and expense allowances on reinsurance ceded	748,557	577,284	986,687
Corporate owned life insurance income	23,371	19,648	19,658
Net gain from operations from separate accounts	8,030	2,474	3,943
Modified coinsurance reserve adjustment	655,285	1,028,526	(1,527,887)
Funds withheld adjustment	(83,159)	(90,213)	(272,474)
Ceded interest maintenance reserve	22,285	26,244	98,832
Other income, net	2,078	429	(1,702)

Total premiums and other revenues	5,878,447	4,623,036	2,245,874

Benefits and expenses
Benefits paid or provided for:
Surrender benefits	499,072	432,321	467,103
Death benefits	(141)	(320)	3,941
Annuity and other benefits	186,264	152,300	163,614
Increase in policy reserves	3,731,008	3,166,214	587,046
Interest on policy or contract funds	20,336	25,524	25,498

Total benefits	4,436,539	3,776,039	1,247,202
Commissions	497,997	507,912	282,467
General insurance expenses	260,757	250,809	207,588
Insurance taxes, licenses, and fees	47,066	44,080	38,844
Transfer from separate account, net	435,693	(4,061)	(7,330)

Total benefits and expenses	5,678,052	4,574,779	1,768,771

Net gain from operations before dividends to policyowners, federal income taxes and net realized capital losses	200,395	48,257	477,103
Dividends to policyowners	—	—	(1)

Net gain from operations before federal income taxes and net realized capital losses	200,395	48,257	477,104
Federal income tax benefit	(73,122)	(110,462)	(186,915)

Net gain from operations before net realized capital losses	273,517	158,719	664,019
Net realized capital losses, net of tax and transfers to interest maintenance reserve	(60,703)	(50,473)	(77,563)

Net income	$212,814	$108,246	$586,456

The accompanying notes are an integral part of the financial statements.

Athene Annuity and Life Company

Statements of Changes in Capital and Surplus – Statutory-Basis

Years Ended December 31, 2017, 2016 and 2015

(Dollars in thousands)

			Unassigned	Total
	Common	Paid-in	Surplus	Capital
	Stock	Surplus	(Deficit)	and Surplus
Balances at January 1, 2015	$10,000	$2,390,117	$(1,425,824)	$974,293
Net income	—	—	586,456	586,456
Capital contribution	—	8,760	—	8,760
Change in net deferred income tax	—	—	(26,601)	(26,601)
Change in net unrealized capital gains and losses, net of tax	—	—	48,222	48,222
Change in nonadmitted assets	—	—	22,913	22,913
Change in asset valuation reserve	—	—	(21,012)	(21,012)
Captive tax sharing agreement	—	—	3,156	3,156
Reinsurance adjustment	—	—	(529,902)	(529,902)

Balances at December 31, 2015	10,000	2,398,877	(1,342,592)	1,066,285
Correction of prior period error	—	—	2,395	2,395
Net income	—	—	108,246	108,246
Capital contribution	—	13,772	—	13,772
Change in net deferred income tax	—	—	(31,870)	(31,870)
Change in net unrealized capital gains and losses, net of tax	—	—	59,056	59,056
Change in nonadmitted assets	—	—	5,497	5,497
Change in asset valuation reserve	—	—	(71,444)	(71,444)
Captive tax sharing agreement	—	—	(4,295)	(4,295)
Reinsurance adjustment	—	—	(52,133)	(52,133)

Balances at December 31, 2016	10,000	2,412,649	(1,327,140)	1,095,509
Correction of prior period error	—	—	11,592	11,592
Surplus reset	—	(1,502,316)	1,502,316	—
Net income	—	—	212,814	212,814
Capital contribution	—	17,646	—	17,646
Change in net deferred income tax	—	—	(36,067)	(36,067)
Change in net unrealized capital gains and losses, net of tax	—	—	105,118	105,118
Change in nonadmitted assets	—	—	1,518	1,518
Change in asset valuation reserve	—	—	(86,890)	(86,890)
Other changes in surplus in separate accounts statement	—	—	85	85
Captive tax sharing agreement	—	—	(519)	(519)
Reinsurance adjustment	—	—	(156,597)	(156,597)

Balances at December 31, 2017	$10,000	$927,979	$226,230	$1,164,209

The accompanying notes are an integral part of the financial statements.

Athene Annuity and Life Company

Statements of Cash Flows – Statutory-Basis

Years Ended December 31, 2017, 2016 and 2015

(Dollars in thousands)

	2017	2016	2015
Cash from operations
Premiums and policy proceeds, net of reinsurance	$1,537,915	$1,111,453	$485,418
Net investment income received	2,724,388	1,669,876	2,352,984
Commissions and expense allowances on reinsurance ceded	656,893	569,601	445,272
Funds withheld adjustment	(83,159)	(90,213)	(272,474)
Net benefits received	299,861	498,856	(1,852,060)
Commissions and insurance expenses paid	(789,165)	(816,972)	(522,936)
Federal income tax received	79,385	36,227	59,357
Net transfers to separate accounts	(502,584)	(346,490)	(103,178)
Other revenues received less other expenses paid	25,830	20,538	18,866

Net cash from operations	3,949,364	2,652,876	611,249

Cash from investments
Proceeds from investments sold, matured or repaid:
Bonds	6,949,580	5,856,842	7,948,263
Stocks	25,976	15,440	22,349
Mortgage loans	1,295,229	880,895	536,854
Real estate	8,292	744	13,293
Other invested assets	202,332	207,908	377,796
Miscellaneous proceeds	53,247	2,915	220,537

Total investment proceeds	8,534,656	6,964,744	9,119,092

Cost of investments acquired:
Bonds	(9,393,177)	(8,417,332)	(8,512,686)
Stocks	(61,242)	(16,108)	—
Mortgage loans	(1,744,729)	(937,883)	(458,575)
Other invested assets	(496,906)	(389,850)	(365,949)
Miscellaneous applications	(101,339)	(93,071)	(45,533)

Total costs of investments acquired	(11,797,393)	(9,854,244)	(9,382,743)
Net change in policy loans	22,854	(18,306)	13,057

Net cash from investments	(3,239,883)	(2,907,806)	(250,594)

Cash from financing and miscellaneous sources
Net withdrawals on deposit-type contracts	(98,775)	(114,867)	(73,135)
Change in derivative collateral liability	907,763	491,208	(525,133)
Funds held under reinsurance	—	(2,322)	(46,097)
Funds held under reinsurance with unauthorized reinsurers	(42,760)	(1,125)	(22,486)
Other cash (applied) provided	(27,526)	40,860	(25,907)

Net cash from financing and miscellaneous sources	738,702	413,754	(692,758)

Net change in cash, cash equivalents and short-term investments	1,448,183	158,824	(332,103)
Cash, cash equivalents and short-term investments
Beginning of year	1,727,917	1,569,093	1,901,196

End of year	$3,176,100	$1,727,917	$1,569,093

The accompanying notes are an integral part of the financial statements.

Athene Annuity and Life Company

Statements of Cash Flows – Statutory-Basis

Years Ended December 31, 2017, 2016 and 2015

(Dollars in thousands)

	2017	2016	2015
Supplemental disclosures of cash flow information for non-cash transactions
Capital contribution of stock compensation expense (financing)	$17,646	$13,772	$8,760
Capital contribution of stock compensation expense (investing)	(1,494)	(1,915)	(874)
Capital contribution of stock compensation expense (operating)	(16,152)	(11,857)	(7,886)
Reinsurance activity settled in bonds (operating)	410,514	192,472	520,868
Reinsurance activity settled in bonds (investing)	(410,514)	(192,472)	(520,868)
Security exchanges—bond proceeds (investing)	426,342	319,662	309,923
Security exchanges—bonds acquired (investing)	(426,342)	(319,662)	(309,923)
Transfer from bonds and stocks to other invested assets (investing)	134,033	28	—
Transfer from bonds and stocks to other invested assets (investing)	(134,033)	(28)	—
Transfer from mortgage loans to real estate (investing)	15,628	3,447	—
Transfer from mortgage loans to real estate (investing)	(15,628)	(3,447)	—
Other invested assets distribution (operating)	—	5,335	—
Other invested assets distribution—proceeds (investing)	1,440	19,087	—
Other invested assets distribution—acquired (investing)	(666)	(24,422)	—
Other invested assets distribution—stocks acquired (investing)	(774)	—	—
Interest capitalization (operating)	7,682	—	—
Interest capitalization (investing)	(7,682)	—	—
Common stock and bonds proceeds (investing)	—	—	3,232
Common stock and bonds acquired (investing)	—	—	(3,232)
Adoption of SSAP No. 40R for LLC subsidiaries (investing)	—	—	12,184
Adoption of SSAP No. 40R for LLC subsidiaries (investing)	—	—	(12,184)

The accompanying notes are an integral part of the financial statements.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

1. Nature of Operations and Significant Accounting Policies

Organization and Nature of Business

Athene Annuity and Life Company (the Company) is a stock life insurance company domiciled in the State of Iowa and was founded in 1896. The Company is licensed in the District of Columbia, Puerto Rico and all states except New York. The Company is a leading retirement services company offering savings products that are focused on simple, tax efficient solutions such as fixed indexed and fixed rate annuities through independent agents and financial institutions. The Company also issues group annuity contracts within a separate account structure to employers related to pension risk transfer transactions.

All outstanding shares of the Company are owned by Athene Annuity & Life Assurance Company (AADE), a stock life insurance company domiciled in the State of Delaware. AADE is a wholly owned subsidiary of Athene USA Corporation (AUSA), which is a wholly owned subsidiary of Athene Holding Ltd. (AHL), a Bermuda exempted company.

AHL has two classes of voting shares outstanding, Class A common shares and Class B common shares. As of December 31, 2017, the Class A common shares represented 55% of AHL’s aggregate voting power and the Class B common shares represented the remaining 45% of AHL’s aggregate voting power. The Class A common shares are listed on the New York Stock Exchange and traded under the symbol “ATH”. No one holder of Class A common shares (together with its affiliates) may control in excess of 9.9% of the total outstanding vote of AHL. If such holder, together with its affiliates, would control in excess of 9.9% of AHL’s outstanding vote, then such holder’s vote is reduced to 9.9% and the vote reduced is then voted by the other holders in such class on a pro rata basis. The Class B common shares are controlled by Apollo Global Management, LLC (AGM) and its affiliates.

The Company owns all of the outstanding capital stock of Athene Annuity & Life Assurance Company of New York (AANY), which in turn owns all of the outstanding capital stock of Athene Life Insurance Company of New York (ALICNY). The Company also owns all of the outstanding capital stock of Structured Annuity Reinsurance Company (STAR), Athene Re USA IV, Inc. (Athene Re IV), Athene Securities, LLC, Centralife Annuities Services, Inc. and seven independent Iowa limited liability companies which each hold an individual commercial mortgage loan or real estate.

The Company established two regulatory closed blocks, on March 31, 2000 for Indianapolis Life Insurance Company and June 30, 1996 for AmerUs Life Insurance Company, in connection with the reorganization of two mutual insurance predecessor entities of the Company to a stock form. Insurance policies which had a dividend scale in effect at the time of the reorganizations were included in the closed blocks. The closed blocks were designed to give reasonable assurance to owners of affected policies that assets will be available to support such policies, including maintaining dividend scales in effect at the time of the reorganization, if the experience underlying such scales continues. The assets allocated to the closed blocks, including revenue therefrom, will accrue solely to benefit the owners of policies included in the block until the block is no longer in effect. Payment of dividends on closed block policies will be supported by closed block assets; however, in the unlikely event the closed block assets are insufficient to meet minimum policy obligations, dividend payments will be made from the general funds.

Basis of Presentation

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

The accompanying financial statements have been prepared on the basis of accounting practices prescribed or permitted by the Insurance Division, Department of Commerce, of the State of Iowa (Iowa Department). The State of Iowa has adopted the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual. These practices differ from accounting principles generally accepted in the United States of America (GAAP).

The more significant of the differences from those prescribed or permitted by the Iowa Department and GAAP are as follows:

Fixed Maturity Securities: Investments in bonds, redeemable preferred stocks, and surplus notes are reported at amortized cost or fair value based on their rating by the NAIC; for GAAP, such investments would be designated at purchase as held-to-maturity, trading or available-for-sale. For GAAP, held-to-maturity fixed maturity investments would be reported at amortized cost, and the remaining fixed maturity investments would be reported at fair value with unrealized holding gains and losses reported in operations for those designated as trading and as a separate component of other comprehensive income for those designated as available-for-sale.

Mortgage Loans: Valuation allowances, if necessary, are established for mortgage loans based on the difference between the net value of the collateral, determined as the fair value of the collateral less estimated costs to obtain and sell, and the recorded investment in the mortgage loan. Under GAAP, such allowances are based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, if foreclosure is probable, on the estimated fair value of the collateral. The initial valuation allowance and subsequent changes in the allowance for mortgage loans are charged or credited directly to surplus, rather than being included as a component of earnings as would be required under GAAP.

Real Estate: Investments in real estate are reported net of related obligations. Under GAAP, real estate is reported on a gross basis.

Short-term investments: Short-term investments include investments with maturities less than one year from the date of acquisition and are included in cash, cash equivalents and short-term investments in the balance sheets and statements of cash flows. Under GAAP, investments with maturities less than three months from the date of acquisition are included in cash and cash equivalents while investments with maturities less than one year but greater than three months are included in short-term investments and are not part of cash and cash equivalents in the statements of cash flows.

Derivatives: Derivative instruments used in hedging transactions that meet the criteria of an effective hedge are valued and reported in a manner that is consistent with the hedged asset or liability (e.g., amortized cost or fair value with the net unrealized capital gains (losses) reported in surplus along with any adjustment for federal income taxes). Embedded derivatives are not accounted for separately from the host contract. Under GAAP, all derivatives are reported on the balance sheets at fair value, the effective and ineffective portions of a single hedge are accounted for separately, an embedded derivative within a contract that is not clearly and closely related to the economic characteristics and risk of the host contract is accounted for separately from the host contract and valued and reported at fair value. Derivative instruments used in hedging transactions that do not meet or no longer meet the criteria of an effective hedge are accounted for at fair value and the changes in the fair value are recorded as unrealized gains or unrealized losses directly to surplus rather than to income as required under GAAP. Refer to Note 2 for discussion surrounding the Company’s prescribed practices applied to derivatives.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Other Invested Assets: Changes in value of certain other long-term investments accounted for under the equity method of accounting are recorded as unrealized gains and losses as a component of surplus. Under GAAP, such changes are recorded through earnings.

Interest Maintenance Reserve (IMR): Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the individual security sold. The Company also defers the gains and losses related to the market value adjustment (MVA) on annuity policies. The net deferral is reported as IMR in the accompanying balance sheets. Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. Under GAAP, realized capital gains and losses and the MVA would be reported in the statements of operations on a pretax basis in the period that the assets giving rise to the gains or losses are sold or the MVA was realized.

Asset Valuation Reserve (AVR): The AVR provides a valuation allowance for invested assets and is determined by an NAIC prescribed formula with changes reflected directly in surplus; AVR is not recognized for GAAP.

Policy Acquisition Costs: The costs of acquiring and renewing business are expensed as incurred. Under GAAP, acquisition costs directly related to successful acquisition of new or renewal contracts are capitalized and amortized over the life of the contracts.

Nonadmitted Assets: Certain assets are designated as nonadmitted; principally, as applicable, certain receivables from agents and bills receivable, electronic data processing equipment, capitalized software, furniture and equipment, prepaid expenses, certain deferred income tax assets, non-insurance subsidiaries for which audited GAAP financial statements are not obtained, and other certain assets not specifically identified as an admitted asset within the NAIC Accounting Practices and Procedures Manual, are excluded from the accompanying balance sheets and are charged directly to surplus. Under GAAP, such assets are included in the balance sheets at their net realizable value.

Universal Life and Annuity Policies: Revenues for universal life and annuity policies with mortality or morbidity risk (including annuities with purchase rate guarantees) consist of the entire premium received and benefits incurred represent the total of surrender and death benefits paid and the change in policy reserves. Interest on these policies is reflected in other benefits. Premiums received and benefits incurred for annuity policies without mortality or morbidity risk are recorded using deposit accounting, and recorded directly to an appropriate policy reserve account, without recognizing premium income or benefits paid. Under GAAP, premiums received on universal life are recorded directly to the reserve liability and benefits incurred represent interest credited to the policy account value and the excess of benefits paid over the policy account value. For deferred annuity policies and single premium immediate annuity (SPIA) policies without life contingencies, premiums received and benefits paid are recorded directly to the reserve liability.

Deposit-Type Contracts: The Company records the liability for funding agreements as deposit-type contracts in the amount equal to the notional value plus the accrued interest on the next coupon payment. Under GAAP, these liabilities are recorded using projected coupon payments based on the stated interest rates in the contract. The interest discount method is determined by arriving at a constant effective yield on the net receivable investment, projected future coupon payments and maturity value.

For SPIA without life contingencies, the company records the liability as the present value of cashflows using prescribed interest. Under GAAP these liabilities are recorded using the effective interest method whereby an effective interest rate is solved for such that the present value of benefits and maintenance expenses equals the gross premium received less deferrable acquisition costs.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Benefit Reserves: Certain policy reserves, including the group annuity contracts related to pension risk transfers, are calculated based on prescribed interest and mortality rather than on estimated expected experience or actual account balances as would be required under GAAP.

Reinsurance: Policy and contract liabilities ceded to reinsurers under coinsurance agreements have been reported as reductions of the related reserves rather than as assets as would be required by GAAP. Any reinsurance balances deemed to be uncollectible are written off through a charge to earnings. A liability for reinsurance balances is provided for unsecured policy reserves ceded to reinsurers not authorized to assume such business. Changes to those amounts are credited or charged directly to surplus. Under GAAP, an allowance for amounts deemed uncollectible would be established through a charge to earnings. Commissions allowed by reinsurers on business ceded are reported as income when received rather than being deferred and amortized with deferred policy acquisition costs as required under GAAP.

Deferred Income Taxes: Deferred tax assets are limited to: 1) the amount of federal income taxes paid in prior years that can be recovered through capital loss carrybacks for existing temporary differences that reverse during a time frame corresponding with Internal Revenue Service (IRS) tax loss carryback provisions, not to exceed three years, plus 2) the lesser of the amount of the remaining gross deferred tax assets expected to be realized within three years of the balance sheet date or 15% of adjusted capital and surplus excluding any net deferred income tax assets, electronic data processing equipment and operating software and any net positive goodwill, plus 3) the amount of remaining gross deferred tax assets that can be offset against existing gross deferred tax liabilities after considering the character (i.e. ordinary versus capital) of the deferred tax assets and liabilities. The remaining deferred tax assets are nonadmitted. Deferred taxes do not include amounts for state taxes. Under GAAP, state taxes are included in the computation of deferred taxes, a deferred tax asset is recorded for the amount of gross deferred tax assets expected to be realized in future years, and a valuation allowance is established for deferred tax assets not realizable.

Policyowner Dividends: Policyowner dividends are recognized when declared rather than over the term of the related policies as required by GAAP, and are reserved one year in advance through charges to operations.

Subsidiaries, Controlled and Affiliated Entities: The accounts and operations of the Company’s subsidiaries are not consolidated with the accounts and operations of the Company. Under GAAP, such consolidation would be required.

Comprehensive Income: Comprehensive income and its components are not presented in the financial statements, which is required under GAAP.

Separate Accounts: Separate account premiums and benefits are recognized in the accompanying statements of operations and transferred to or from the separate account. Under GAAP, separate account premiums and benefits are not recognized. The accounts and operations of the Company’s Separate Account – Funding Agreements and Group Annuity Commingled Separate Account are not consolidated with the accounts and operations of the Company as would be required under GAAP.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Other significant accounting policies follow:

Investments

The Company’s bonds, loan-backed and structured securities, preferred stocks, affiliated and unaffiliated common stocks, mortgage loans, real estate, policy loans, short-term investments, cash equivalents and other invested assets are stated at values prescribed by the NAIC, as follows:

Bonds not backed by other loans are principally stated at amortized cost using the modified scientific method unless they are designated by the Securities Valuation Office (SVO) of the NAIC as Class 6, in which case they are reported at the lower of cost or fair value.

Loan-backed and structured securities are valued at amortized cost using the interest method including anticipated prepayments. Prepayment assumptions are obtained from dealer surveys or internal estimates and are based on the current interest rate and economic environment. The retrospective adjustment method is used to value all such securities, except for principal-only, interest-only, purchased credit impaired securities, and securities not highly rated at the time of purchase, which are valued using the prospective method.

Preferred stocks that have characteristics of debt securities and are designated by the SVO as Class 3 or better are reported at cost or amortized cost. Preferred stocks designated by the SVO as Class 4 or worse are reported at the lower of cost or fair value. The related net unrealized capital gains or losses are reported in surplus along with any adjustment for federal income taxes.

Affiliated common stock of the Company’s insurance subsidiaries is reported in accordance with SSAP No. 97, Investments in Subsidiary, Controlled and Affiliated Entities, at the subsidiary’s underlying capital and surplus plus unamortized goodwill. The Company’s investment in non-insurance subsidiaries is reported at the subsidiary’s GAAP book value. The net change in the underlying book value of the subsidiaries is reflected within surplus as a change in unrealized capital gains and losses.

Unaffiliated common stocks are reported at fair value based on quoted market prices or commercially available vendor prices and the related net unrealized capital gains or losses are reported in surplus. The related adjustment for federal income taxes is included in deferred income taxes in surplus. The Company is a member of the Federal Home Loan Bank (FHLB) which requires members to purchase FHLB capital stock in relation to the amount of FHLB advances drawn by such member. There is no active market for this stock, and the stock is carried at cost, which is equivalent to fair value.

There are no restrictions on assets, except for those disclosed in Note 4.

Mortgage loans are reported at unpaid principal balances, less allowance for specific reserves. A mortgage loan is considered for a specific reserve when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the mortgage agreement. When management determines that it will not be able to collect all scheduled principal and interest, a specific reserve is established and the mortgage loan is written down to net value of the collateral, determined as the fair value of the collateral less estimated costs to obtain and sell, and the recorded investment in the mortgage loan. Subsequent recoveries in fair value reduce the specific reserve and are recorded as realized gains.

Real estate classified as held for sale is reported at lower of cost net of related obligations or market value. Real estate classified as held for the production of income, which is entirely land, is reported at cost net of related obligations.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Policy loans are valued at unpaid principal balances.

Short-term investments include investments with remaining maturities of one year or less at the time of acquisition (excluding those investments classified as cash equivalents as defined below) and are principally stated at amortized cost. Short-term investments include bonds and money market instruments.

Cash equivalents are short-term highly liquid investments with an original or remaining maturity of three months or less at the date of purchase and are principally stated at amortized cost.

Other invested assets are primarily comprised of partnership interests. Partnership interests are accounted for under the equity method of accounting under which the carrying value of the related partnership interest is based on the Company’s proportional share of the GAAP equity of the partnership. Any difference between the cost basis and carrying value of the partnership interest is reflected in surplus. Other than partnerships, other invested assets may include surplus notes. Surplus notes with an NAIC 1 or NAIC 2 designation are reported at amortized cost. Surplus notes with an NAIC 3 through NAIC 6 designation are reported at the lesser of amortized cost or fair value, with fluctuations in fair value reflected as unrealized valuation changes.

Changes in unrealized gains or losses on bonds, redeemable preferred stocks, common stocks and nonredeemable preferred stocks carried at fair value are credited or charged directly to surplus, except those securities with other-than-temporary impairment (OTTI). A decline in a security’s estimated fair value that is other-than-temporary is treated as a realized loss in the statements of operations and the cost basis of the security is reduced to its estimated fair value. The Company identifies fixed income and equity securities that could potentially have credit impairments that are other-than-temporary by monitoring changes in fair value of its securities relative to the amortized cost of those securities. The Company reviews its bonds and stocks on a case-by-case basis to determine whether an OTTI exists and whether losses should be recognized through earnings. The Company considers relevant facts and circumstances in evaluating whether a credit or interest rate-related impairment of a security is other-than-temporary. Relevant facts and circumstances considered include: (1) the extent and length of time the fair value has been below cost; (2) the reasons for the decline in fair value; (3) the issuer’s financial position and access to capital; and (4) for fixed income securities, the Company’s intent to sell a security or whether it is more likely than not it will be required to sell the security before the recovery of its amortized cost (which, in some cases, may extend to maturity) and for equity securities, the Company’s ability and intent to hold the security for a period of time that allows for the recovery in value. To the extent the Company determines that a security is deemed to be other-than-temporarily impaired, an impairment loss is recognized.

The recognition of an OTTI for loan-backed and structured securities is dependent upon the company’s ability and intent to hold the security until the ultimate recovery of amortized cost. SSAP No. 43R, Loan-backed and Structured Securities, requires that an OTTI loss be recognized in earnings for a loan-backed or structured security in an unrealized loss position when it is anticipated that the cost basis will not be recovered. When an OTTI is recognized, the non-interest related portion of the OTTI loss is recorded through AVR and the interest related portion is recorded through IMR. In situations where the Company intends to sell the security, or it does not have the intent and ability to hold the security until recovery of the amortized cost basis, the entire difference between the security’s amortized cost and estimated fair value is recognized as an OTTI loss in the statements of operations. In situations where the Company does not intend to sell the security, and has both the intent and ability to hold the security until recovery of the amortized cost basis but does not expect to recover the entire amortized cost, the difference between the amortized cost basis of the security and the net present value of the future cash flows expected to be collected is recognized as an OTTI loss in the statements of operations.

Realized capital gains and losses are determined on a first-in, first-out basis and are recorded net of related federal income taxes. The AVR is established by the Company to provide for potential losses in the event of

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

default by issuers of certain invested assets. These amounts are determined using a formula prescribed by the NAIC and are reported as a liability. The formula for the AVR provides for a corresponding adjustment for realized gains and losses. Under a formula prescribed by the NAIC, the Company defers, in the IMR, the portion of realized gains and losses on sales of fixed income investments (principally bonds and mortgage loans) attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the security.

Changes in nonadmitted asset carrying amounts are credited directly to surplus.

Interest income is recognized on an accrual basis. The Company does not accrue income on bonds in default, mortgage loans on real estate in default or foreclosure or which are delinquent more than 90 days. Income is also not accrued when collection is uncertain. In addition, accrued interest is excluded from interest income when payment exceeds 90 days past due.

Derivatives

Derivatives are carried on the Company’s balance sheets as both derivative assets and derivative liabilities. The Company currently executes both bilateral trades and cleared trades. For bilateral trades, the Company has elected to present any derivatives subject to master netting provisions as a gross asset or liability, gross of collateral presented. Cleared trades are cleared and settled through the broker, the central clearing counter party and Futures Commission Merchant (FCM). On the date a derivative contract is executed, the Company designates derivatives as either a cash flow hedge, fair value hedge, or a free-standing derivative held for other risk management purposes, which primarily involve managing asset or liability risks associated with the Company’s reinsurance treaties which do not qualify for hedge accounting. Free-standing derivatives also include derivatives that economically hedge interest rate risk and other cash flows risks but do not qualify for hedge accounting. The Company’s policy is to align the derivative income or expense to the statements of operations line item for which it relates.

For bilateral derivative positions, in order to reduce the amount of exposure on derivative instruments, the Company may be required to pledge or receive collateral for any derivative contracts that are entered into. The amount of collateral that is required is based on the fair value of the contract and credit threshold of the counterparty. For cleared derivative positions, the Company is required to satisfy daily collateral requirements associated with our FCM agreement and these amounts include initial margin requirements.

Derivative instruments that qualify for hedge accounting are valued and reported in a manner consistent with the hedged asset or liability. To qualify for hedge accounting, the Company must maintain specific documentation regarding the risk management objectives of the hedge and demonstrate on an ongoing basis that the hedging relationship remains highly effective. Derivatives that do not qualify for, or for which the Company has elected not to apply hedge accounting, excluding replication transactions and those accounted for in accordance with Iowa Administrative Code Section 191-97, Accounting for Certain Derivative Instruments Used to Hedge the Growth in Interest Credited for Indexed Insurance Products and Accounting for the Indexed Insurance Products Reserve (IAC Section 191-97) (refer to discussion in Note 2), are measured at fair value each reporting period with changes in fair value recorded as unrealized gains or losses in surplus. Cash payments made or received on these derivative instruments are recorded through net investment income.

Futures are recorded at fair value of margin on deposit with the clearing broker and changes in this margin on deposit are recognized in the summary of operations through investment income.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Separate Accounts

Separate account assets and liabilities reported in the balance sheets represent funds that are separately administered. The Company maintains three separate account arrangements. The first separate account contains funding agreements, known as Separate Account—Funding Agreements. The assets within this separate account represent a reinsurance receivable, as these funding agreements are ceded as discussed in Note 7 and Note 9.

The second separate account, known as ALAC Separate Account I, consists of previously sold variable annuity products. The Company ceased marketing these products in 2002. These separate account assets are legally segregated and are not subject to claims which may arise from any other business of the Company. The assets and liabilities of the variable lines of business are reported at fair value since the underlying investment risks are assumed by the policy owners. Investment income and gains or losses arising from the variable lines of business accrue directly to the policy owners and are, therefore, not included in investment earnings in the accompanying statements of operations.

The third separate account, known as Group Annuity Commingled Separate Account, supports annuity contracts issued to various employers, or trusts established by such employers, in respect of those employers’ pension plans. The separate account assets are legally segregated and are not subject to claims which may arise from any other business of the Company. The group fixed annuity contracts obligate the Company’s general account to make annuity payments if the separate account is not able to do so.

Premiums and Annuity Considerations

Revenues for policies with mortality or morbidity risk (including annuities with purchase rate guarantees) consist of the entire premium received. These revenues are recognized when due. Benefits incurred represent the total of surrender and death benefits paid and the change in policy reserves. Premiums received and benefits paid for annuity policies without mortality or morbidity risk are recorded using deposit accounting, and recorded directly to an appropriate policy reserve account, without recognizing premium income or benefits paid. Accident and health premiums are earned pro-rata over the terms of the policies.

Deferred and uncollected life insurance premiums represent annual or fractional premiums, either due and uncollected or not yet due, where policy reserves have been provided on the assumption that the full premium for the current year has been collected.

Policy Reserves and Funds on Deposit

Policy reserves for life and annuity contracts, including the group annuity contracts related to pension risk transfers, are developed using prescribed actuarial methods. Life reserves are calculated using the Net Level Premium method, Commissioner’s Reserve Valuation Method, or a modified method. Annuity reserves are calculated using the Commissioner’s Annuity Reserve Valuation Method. The use of these reserve methods for life policies is to partially offset the effect of immediately expensing acquisition costs by providing a policy reserve increase in the first policy year, which is less than the reserve increase in renewal years. Reserves meet the minimum requirements of the insurance laws and regulations of the state of domicile.

Accident and health policy reserves are calculated using statistical analyses to develop and estimate the ultimate net cost of reported and unreported losses. The reserves also include an amount for unearned premiums determined by prorating the premiums received over the terms of the policies and active-life mid-terminal reserves for individual non-cancelable and guaranteed renewable policies using the net level premium method.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

The reserves related to fixed rate investment contracts and policyowner funds left on deposit with the Company are generally equal to fund balances less applicable surrender charges.

The Company offers riders on its fixed annuities which provide for future withdrawal and death benefits. In accordance with the NAIC’s Accounting Practices and Procedures Manual, the rider should be reserved for under Actuarial Guideline 33 (AG 33). The Company requested and received approval from the Iowa Insurance Division to use an alternative methodology under the Practical Considerations section of AG 33 for policies issued prior to January 1, 2014. The reserve held for policies issued prior to January 1, 2014 was based on Actuarial Guideline 43 (AG 43), the approved alternative method for these contracts. The reserve held for policies issued January 1, 2014 and after was based on AG 33.

The Company uses an AG 43 reserving approach for all individual variable annuity business issued between 1981 and January 1, 2014. All reinsurance applicable to this business, including treaties covering guaranteed minimum accumulation benefits and guaranteed minimum death benefit features, are covered by AG 43 as well. AG 43 prescribes an approach to calculating reserves that uses a combination of a principles-based method and a rules-based method. Reserves are recorded in aggregate as the greater of (a) a principle-based approach using a range of stochastically generated economic scenarios applied to the in force policies in aggregate and (b) a rule-based, seriatim calculation using defined assumptions and a single economic scenario. Specific attributes of the business and its management, including guarantee features, fund allocation, hedging activity and revenue sources are reflected as well.

The Company waives deduction of deferred fractional premiums upon death of the insured and returns any portion of the premium beyond the date of death. Reserves are provided for surrender values in excess of reserves as legally computed.

Additional premiums are charged for policies issued on substandard lives according to underwriting classification. Mean reserves are determined by computing the regular mean reserve for the policy and holding an additional one half of the extra premium charged for the year.

Tabular interest, tabular less actual reserves released and tabular cost have been determined by formula. Tabular interest on funds not involving life contingencies has also been determined by formula.

The following summarizes the mortality tables used to compute life and annuity policy reserves on a net basis:

	December 31, 2017		December 31, 2016
	Amount	Percent	Amount	Percent
Life insurance—(41 CSO, 58 CET, 58 CSO, 80 CET, 80 CSO, 01 CSO, AE (2.0 - 7.5%))	$82,606	0.2%	$86,799	0.2%
Annuities (71 IAM, 83 IAM, A2000, 12 IAR (3.5 - 11.25%))	42,876,790	99.1	39,182,080	99.0
Other (2.25 - 11.25%)	281,065	0.7	283,948	0.8

Total	$43,240,461	100.0%	$39,552,827	100.0%

Contract Claim Reserves

Claim reserves represent the estimated accrued liability for claims reported to the Company and claims incurred but not yet reported through the date of the balance sheets. These reserves are estimated using either individual case-basis valuations or statistical analysis techniques. These estimates are subject to the effects of trends in

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

claim severity and frequency. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes available.

Participating Business

Participating policies entitle the policyowners to receive dividends based on actual interest, mortality, morbidity, and expense experience for the related policies. These dividends are distributed to the policyowners through an annual dividend using current dividend scales, which are approved by the Board of Directors. As of December 31, 2017 and 2016, 77% and 73%, respectively, of traditional life policies were paying dividends. Traditional life policies represented 77% and 64% of the Company’s individual life policies inforce at December 31, 2017 and 2016, respectively.

The method of accounting for policyowner dividends is based upon dividends credited annually to policyowners on their policy anniversary date plus the change from the prior period on one year’s projected dividend liability on policies inforce at the statement date. There was no additional income allocated to participating policyowners.

Goodwill

On October 2, 2013, AADE contributed AANY to the Company, which included remaining unamortized goodwill of $10,650. Pursuant to SSAP No. 68, Business Combinations and Goodwill, the goodwill is recognized as part of the carrying amount of the investment in subsidiary and is amortized on a straight line basis over a ten year period. The Company maintained AADE’s original goodwill amortization schedule. The admitted carrying value of this goodwill is $5,325 and $6,390 at December 31, 2017 and 2016, respectively. There was $1,065 of amortization in 2017, 2016 and 2015. At December 31, 2017, the Company continues to believe the carrying value of AANY, and thus the carrying value of this goodwill, is recoverable.

Reinsurance

Reinsurance premiums and benefits, paid or provided, are accounted for on a basis consistent with those used in accounting for the policy as originally issued and with the terms of the reinsurance contracts. Gains associated with reinsurance of inforce blocks of business are included in surplus and are amortized into income as earnings emerge on the business reinsured. Premiums ceded and recoverable losses have been reported as a reduction of premium income and benefits, respectively. Policy liabilities and accruals are reported in the accompanying financial statements net of amounts ceded. For the Company’s modified coinsurance agreements, policyholder reserves ceded are a component of the total modified coinsurance reserve. Changes in the modified coinsurance reserve are reflected through the modified coinsurance reserve adjustment line in the accompanying statements of operations. Reinsurance recoverable are amounts due from reinsurers on benefits paid by the Company. Reinsurance receivables consist of commissions and expense allowances due and other refunds due from the reinsurer.

Federal Income Taxes

Deferred federal income taxes are calculated as defined by SSAP No. 101, Income Taxes. SSAP No. 101 establishes deferred tax assets and liabilities based on differences between statutory and tax reporting. The deferred tax assets are then subject to an admissibility test which can limit the amount of deferred tax assets that are recorded.

On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act (Act) into law. The Act reduces corporate income tax rates from 35% to 21% beginning in 2018. Due to the tax rate change, at December 31,

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

2017, the Company revalued its deferred tax assets (DTAs) and deferred tax liabilities (DTLs). The Act amends the calculation of tax reserves and requires affected companies to include the resulting change in income over an 8-year period beginning in 2018. The tax reserves have been grossed up to reflect the required change in tax reserves valuation. The Act eliminated the carryback of net operating losses to prior years thereby changing the admissibility test, which can limit the amount of deferred tax assets that are recorded.

Reclassifications

Within the accompanying financial statements, there have been reclassifications of amounts previously presented to conform to the current year presentation. These reclassifications within the accompanying financial statements had no impact on capital and surplus or income amounts previously presented.

2. Prescribed and Permitted Statutory Accounting Practices

The Iowa Department recognizes only statutory accounting practices prescribed and permitted by the State of Iowa for determining and reporting the financial condition and results of operations of an insurance company and for determining its solvency under the Iowa Insurance Law. The NAIC’s Accounting Practices and Procedures Manual has been adopted as a component of prescribed or permitted practices by the State of Iowa. The Commissioner of the Iowa Department (the Commissioner) has the right to permit other specific practices that deviate from prescribed practices.

Among the products issued by the Company are indexed universal life insurance and indexed annuities. These products allow a portion of the premium to earn interest based on certain indices, primarily the Standard & Poor’s 500® Composite Stock Price Index (S&P). Call options, futures, variance swaps and total return swaps are purchased to hedge the growth in interest credited to the customer as a direct result of increases in the related indices. In 2006, the Commissioner issued Bulletin 06-01, Accounting for Derivative Instruments Used to Hedge the Growth in Interest Credited for Index Products, which prescribes that an insurer may elect to recognize changes in the fair value of derivative instruments purchased to hedge indexed products in the statements of operations. The Company has elected to apply Bulletin 06-01 to its futures, variance swaps and total return swaps, which resulted in a decrease of $31, $360 and an increase of $1,011 to the Company’s net income for the years ended December 31, 2017, 2016 and 2015, respectively. Application of Bulletin 06-01 does not impact the Company’s surplus.

Additionally, in 2009, the Commissioner promulgated Iowa Administrative Code (IAC) Section 191-97 Accounting for Certain Derivative Instruments Used to Hedge the Growth in Interest Credited for Indexed Insurance Products and Accounting for the Indexed Insurance Products Reserve, which prescribes that an insurer may elect (i) to use an amortized cost method to account for certain derivative instruments, such as call options, purchased to hedge the growth in interest credited to the customer on indexed insurance products and (ii) to utilize an indexed annuity reserve calculation methodology under which call options associated with the current index interest crediting term are valued at zero. The Company has elected to apply IAC Section 191-97 to its over the counter (OTC) call options and reserve liabilities. As a result, the Company’s net income increased by $97,182, decreased by $31,643, and increased by $6,723 for the years ended December 31, 2017, 2016 and 2015 respectively, and the Company’s surplus decreased by $66,192, $17,497, and increased by $14,146 as of December 31, 2017, 2016 and 2015, respectively.

The NAIC requires annuities issued by life insurance companies on or after January 1, 2015, to use the 2012 Individual Annuity Reserving (IAR) Mortality Table. During 2015, the Commissioner promulgated IAC

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Section 43.3(5), which sets an elective alternative effective date of January 1, 2016 for adoption of the 2012 IAR Mortality Table. The Company has chosen to use the Annuity 2000 Mortality Table for annuities issued between January 1, 2015 and December 31, 2015. As a result, the Company’s net income increased by $1,181, decreased by $1,241, and increased by $2,736 for the years ended December 31, 2017, 2016 and 2015, respectively, and the Company’s surplus increased by $2,675, $1,494 and $2,736 as of December 31, 2017, 2016 and 2015, respectively.

During 2017, the Company received a permitted practice from the Iowa Department which allowed the Company to record a surplus reset under SSAP No. 72, Surplus and Quasi-Reorganizations. This approval is deemed a permitted practice as it was granted greater than six months following a change of control, which is the criteria outlined in SSAP No. 72. The acquisition of the Company by AHL during 2013 represented a 100% change of ultimate ownership as well as a substantive change in the operations of the Company. The surplus reset resulted in a reclassification between unassigned surplus and paid-in surplus of $1,502,316, which is equal to the unassigned deficit balance on the acquisition date immediately following the execution of all transactions which occurred as a result of the change in control. This permitted practice has no impact on the Company’s net income or total capital and surplus.

A reconciliation of the Company’s net income and surplus between practices prescribed by the Iowa Department and NAIC Statutory Accounting Practices (NAIC SAP) is shown below:

	2017	2016	2015
Net income, Iowa basis	$212,814	$108,246	$586,456
Iowa prescribed practice:
Derivative instruments Bulletin 06-01	31	360	(1,011)
Derivative instruments IAC 191-97	(97,182)	31,643	(6,723)
2012 IAR Mortality Table for Annuities Issued in 2015 IAC 43.3(5)	(1,181)	1,241	(2,736)

Net income, NAIC statutory accounting practices	$114,482	$141,490	$575,986

Surplus, Iowa basis	$1,164,209	$1,095,509	$1,066,285
Iowa prescribed practice:
Derivative instruments IAC 191-97	66,192	17,497	(14,146)
2012 IAR Mortality Table for Annuities Issued in 2015 IAC 43.3(5)	(2,675)	(1,494)	(2,736)
Iowa permitted practice:
SSAP No. 72 Surplus reset	—	—	—

Surplus, NAIC statutory accounting practices	$1,227,726	$1,111,512	$1,049,403

The Company owns all of the outstanding capital stock of Athene Re IV, a special purpose financial captive life insurance company domiciled in the State of Vermont.

Athene Re IV, with the explicit permission of the Commissioner of the Vermont Department of Financial Regulation of the State of Vermont, has included as an admitted asset the value of a letter of credit serving as collateral for reinsurance credit taken by the Company in connection with reinsurance agreements entered into between Athene Re IV and the Company. Under NAIC SAP, the letter of credit would not otherwise be treated as an admitted asset.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

There is no difference in Athene Re IV’s net income between NAIC statutory accounting practices and practices prescribed or permitted by the Vermont Department for the year ended December 31, 2017, 2016 or 2015.

A reconciliation of Athene Re IV’s surplus between practices prescribed and permitted by the State of Vermont and NAIC SAP is shown below:

	2017	2016	2015
Surplus, Vermont basis	$24,951	$31,983	$26,429
Vermont permitted practice:
Letter of credit	(152,500)	(152,500)	(152,500)

Surplus, NAIC statutory accounting practices	$(127,549)	$(120,517)	$(126,071)

If Athene Re IV had not been permitted to include the letter of credit in surplus, its risk-based capital would have been below Mandatory Control Level.

The Company carries its investment in Athene Re IV at Athene Re IV’s capital and surplus of $24,951. If Athene Re IV had not been permitted to include the letter of credit in surplus, Athene Re IV’s capital and surplus would be negative and the Company would have carried its investment in Athene Re IV at $0.

3. Correction of Prior Period Errors

During 2017, the Company identified errors in the tax provision and reserves related to the prior period. In accordance with SSAP No. 3, Accounting Changes and Corrections of Errors, these corrections were recorded directly to surplus. The impact of the correction of the tax provision increased surplus by $5,873 and $2,395 in 2017 and 2016, respectively. The net impact of the correction of the reserves increased surplus by $5,719 in 2017. The total of these amounts represented approximately 1% of of ending capital and surplus as of December 31, 2017, 2016 and 2015.

During 2015, the Company prospectively changed the method used to estimate the earnings emergence from the inforce blocks of business previously reinsured in accordance with Appendix A-791 of the NAIC Accounting Practices and Procedures Manual. Details of the amount amortized into income has been disclosed in Note 7. There was no impact to surplus related to this change in estimation method.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

4. Investments

The carrying value and estimated fair value of investments principally held at amortized cost are summarized as follows:

	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2017
Bonds:
United States government and agencies	$7,146	$28	$23	$7,151
State and political subdivisions	677,309	162,526	44	839,791
Foreign governments	123,908	3,212	474	126,646
Corporate securities	24,936,890	1,638,295	97,826	26,477,359
Asset-backed securities	5,768,739	70,396	22,333	5,816,802
Commercial mortgage-backed securities	1,390,852	36,408	8,726	1,418,534
Mortgage-backed securities:
United States government and agencies	204,226	4,086	3,128	205,184
Non-United States government	5,879,886	418,327	4,555	6,293,658

Total bonds	$38,988,956	$2,333,278	$137,109	$41,185,125

Preferred stocks	$99,056	$6,150	$10	$105,196

Short-term investments	$2,759,349	$—	$19	$2,759,330

Cash equivalents	$24,500	$—	$2	$24,498

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2016
Bonds:
United States government and agencies	$10,724	$55	$11	$10,768
State and political subdivisions	693,771	131,962	466	825,267
Foreign governments	131,869	1,609	3,668	129,810
Corporate securities	22,427,688	1,240,549	235,942	23,432,295
Asset-backed securities	5,598,961	18,651	142,298	5,475,314
Commercial mortgage-backed securities	1,345,404	26,312	12,814	1,358,902
Mortgage-backed securities:
United States government and agencies	226,432	2,293	7,230	221,495
Non-United States government	6,211,311	159,775	51,818	6,319,268

Total bonds	$36,646,160	$1,581,206	$454,247	$37,773,119

Preferred stocks	$59,708	$1,935	$100	$61,543

Short-term investments	$1,746,794	$13	$16	$1,746,791

A summary of the carrying value and fair value of the Company’s investments in bonds at December 31, 2017, by contractual maturity, is as follows:

	Carrying Value	Fair Value
Due in one year or less	$708,187	$719,367
Due after one year through five years	6,035,480	6,219,215
Due after five years through ten years	7,680,103	7,979,806
Due after ten years	11,274,709	12,481,035
Perpetual	46,774	51,523
Loan-backed and structured securities	13,243,703	13,734,179

Total	$38,988,956	$41,185,125

The actual maturities may differ from the contractual maturities in the foregoing table because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

The following tables show gross unrealized losses and fair value for investments which other-than-temporary declines in value have not been recognized in the current period, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position:

	Less than or Equal to Twelve Months		Greater than Twelve Months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2017
Bonds:
United States government and agencies	$2,360	$10	$1,052	$13	$3,412	$23
State and political subdivisions	5,016	44	—	—	5,016	44
Foreign governments	21,457	134	9,658	340	31,115	474
Corporate securities	2,352,507	19,873	1,672,701	77,953	4,025,208	97,826
Asset-backed securities	526,065	2,884	531,386	19,449	1,057,451	22,333
Commercial mortgage-backed securities	525,750	6,577	32,970	2,149	558,720	8,726
Mortgage-backed securities United States government and agencies	25,793	332	93,533	2,796	119,326	3,128
Non-United States government	345,703	3,456	91,708	1,099	437,411	4,555
Preferred stocks	2,288	10	—	—	2,288	10

Total	$3,806,939	$33,320	$2,433,008	$103,799	$6,239,947	$137,119

	Less than or Equal to Twelve Months		Greater than Twelve Months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2016
Bonds:
United States government and agencies	$3,345	$11	$—	$—	$3,345	$11
State and political subdivisions	22,788	466	—	—	22,788	466
Foreign governments	78,540	2,907	9,373	761	87,913	3,668
Corporate securities	5,229,115	174,032	709,912	61,910	5,939,027	235,942
Asset-backed securities	864,720	14,055	2,686,609	128,243	3,551,329	142,298
Commercial mortgage-backed securities	433,695	8,517	133,578	4,297	567,273	12,814
Mortgage-backed securities United States government and agencies	168,278	7,021	4,238	209	172,516	7,230
Non-United States government	862,937	15,486	1,287,713	36,332	2,150,650	51,818
Preferred stocks	9,900	100	—	—	9,900	100

Total	$7,673,318	$222,595	$4,831,423	$231,752	$12,504,741	$454,347

Included in the above tables are 865 securities from 511 issuers at December 31, 2017 and 1,611 securities from 818 issuers at December 31, 2016.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

The following summarizes the details describing the significant unrealized losses by investment category as of December 31, 2017:

Corporate securities: The unrealized losses on corporate securities totaled $97,826, or 71% of total unrealized losses. These losses come primarily from three sectors (Industrial—$40,214, Utility—$36,276 and Financial—$10,565). The unrealized losses are related to both treasury rates and isolated increases in economic risk since the securities were originally purchased. Credit spreads during the period tightened in certain markets. Unrealized losses were not recognized in income as the Company intends to hold these securities and it is not more likely than not that the Company will be required to sell a security before the recovery of its amortized cost.

Asset-backed securities (ABS), Mortgage-backed securities (MBS), and Commercial mortgage-backed securities (CMBS): The unrealized losses on ABS totaled $22,333, or 16% of total unrealized losses. The unrealized losses on MBS totaled $7,683, or 6% of total unrealized losses. The unrealized losses on CMBS totaled $8,726, or 6% of total unrealized losses. The Company expects to recover the full amount of expected principal cash flows of these investments, which are based on mortgages and other collateral underlying the securities. The unrealized losses are related to both treasury rates as well as isolated increases in economic risk of underlying collateral since the securities were originally purchased. Credit spreads during the period tightened in certain markets. Unrealized losses were not recognized in income as the Company intends to hold these securities and it is not more likely than not that the Company will be required to sell a security before the recovery of its amortized cost.

Other-Than-Temporary Impairment Analysis

The evaluation of OTTI for the Company’s investments considered the factors discussed in Note 1.

Total OTTI recorded on loan-backed and structured securities in 2017 and 2016 is $1,722 and $8,099, respectfully.

No OTTI was recognized in 2017 on loan-backed and structured securities due to the intent to sell or inability to retain the investment for a period of time sufficient to recover the amortized cost basis.

OTTI recognized in 2016 on loan-backed and structured securities due to the intent to sell or inability to retain the investment for a period of time sufficient to recover the amortized cost basis is as follows:

Amortized cost basis prior to OTTI	$3,888
Less: OTTI recognized	908

Fair value and amortized cost after OTTI	$2,980

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

OTTI was recognized on the following loan-backed and structured securities in 2017 due to the present value of the cash flows expected to be collected being less than the amortized cost basis:

Security	Date of Impairment	Amortized Cost Prior to OTTI	OTTI Recognized in 2017 Earnings	Fair Value at Time OTTI	Amortized Cost (After OTTI)
885220-DS-9	6/30/2017	$882	$209	$579	$673
05533X-AC-6	9/30/2017	2,260	30	2,184	2,229
12592T-AQ-8	9/30/2017	19,122	165	18,944	18,956
23306N-AQ-5	9/30/2017	7,131	2	6,875	7,129
23332U-FW-9	9/30/2017	3,735	17	3,718	3,718
36185M-DQ-2	9/30/2017	10,737	87	10,639	10,650
36190D-AD-7	9/30/2017	3,698	43	3,604	3,655
46629C-AA-5	9/30/2017	715	65	572	650
61748H-RS-2	9/30/2017	765	34	730	731
61748H-UF-6	9/30/2017	3,592	61	3,102	3,531
61748H-YQ-8	9/30/2017	3,385	29	3,201	3,355
61762B-CS-2	9/30/2017	2,827	35	2,676	2,792
61762L-AF-0	9/30/2017	7,957	86	7,871	7,871
66704J-AC-2	9/30/2017	6,554	46	5,774	6,508
74927B-AB-6	9/30/2017	5,117	27	5,070	5,090
86359L-HX-0	9/30/2017	7,468	58	7,409	7,410
94980X-AS-3	9/30/2017	2,269	32	2,147	2,237
02146S-AD-1	12/31/2017	8,484	355	8,159	8,129
45255R-AC-1	12/31/2017	2,735	34	2,823	2,701
46629C-AA-5	12/31/2017	628	25	534	603
61762B-CS-2	12/31/2017	2,823	45	2,775	2,777
61763D-AN-0	12/31/2017	1,482	39	1,437	1,443
94980X-AS-3	12/31/2017	2,180	41	2,131	2,140
38375U-ZG-8	12/31/2017	2,484	29	2,431	2,455
38375B-KB-7	12/31/2017	3,160	89	3,026	3,071
38375U-TN-0	12/31/2017	3,755	39	3,643	3,716

			$1,722

OTTI was recognized on the following loan-backed and structured securities in 2016 due to the present value of the cash flows expected to be collected being less than the amortized cost basis:

Security	Date of Impairment	Amortized Cost Prior to OTTI	OTTI Recognized in 2016 Earnings	Fair Value at Time OTTI	Amortized Cost (After OTTI)
00212F-BL-3	3/31/2016	$13,114	$272	$11,677	$12,842
05536K-AL-1	3/31/2016	15,149	122	12,759	15,027
05540X-AU-7	3/31/2016	11,010	161	9,930	10,849
74930V-AB-7	3/31/2016	8,682	165	7,675	8,517
16678Y-AA-0	3/31/2016	18,014	300	15,596	17,714
12645V-AC-1	3/31/2016	17,449	262	15,345	17,187
61748H-UF-6	3/31/2016	4,799	334	3,934	4,465
BAN02L-16-9	3/31/2016	60,273	5,575	54,850	54,698

			$7,191

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Purchased Credit Impaired (PCI) Securities

The Company has purchased certain structured securities, primarily non-agency MBS, that had experienced deterioration in credit quality since their issuance. Management determined, based on its expectations as to the timing and amount of cash flows expected to be received, that it was probable at acquisition that the Company would not collect all contractually required payments, including both principal and interest and considering the effects of prepayments, for these PCI securities. The timing and amount of the undiscounted future cash flows expected to be received on each PCI security was determined based on management’s best estimate using key assumptions, such as interest rates, default rates, and prepayment speeds.

The difference between the undiscounted expected future cash flows of the PCI securities and the recorded investment in the securities represents the accretable yield, which is to be accreted into investment income, net of related expenses over their remaining lives on a level-yield basis. Additionally, the difference between the contractually required payments on the PCI securities and the undiscounted expected future cash flows represents the non-accretable difference. Over time, based on actual payments received and changes in estimates of undiscounted expected future cash flows, the accretable yield and the non-accretable difference can change, as discussed below.

On a quarterly basis, the undiscounted expected future cash flows associated with PCI securities are re-evaluated based on updates to key assumptions. Changes to undiscounted expected future cash flows due solely to the changes in the contractual benchmark interest rates on variable rate PCI securities will change the accretable yield prospectively. Declines in undiscounted expected future cash flows due to further credit deterioration as well as changes in the expected timing of the cash flows can result in the recognition of an OTTI charge. Significant increases in undiscounted expected future cash flow changes are recognized prospectively as an adjustment to the accretable yield.

The following table presents the Company’s PCI securities, which are included in bonds on the accompanying balance sheets:

	2017	2016
Contractually required payments receivable	$6,253,165	$5,840,222
Cash flows expected	5,318,616	5,220,599

Non-accretable difference	934,549	619,623

Cash flows expected	5,318,616	5,220,599
Recorded investment in acquired securities	3,994,127	3,870,849

Accretable difference	$1,324,489	$1,349,750

Amortized cost	$3,994,127	$3,870,849
Fair value	4,317,525	3,935,833

The following table presents activity for the accretable yield on PCI securities:

	2017	2016
Balance at beginning of year	$1,349,750	$1,047,037
Newly purchased PCI securities, net of sales	189,832	428,658
Accretion	(248,696)	(198,176)
Net reclassification from non-accretable difference	33,603	72,231

Balance, end of year	$1,324,489	$1,349,750

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

5* Securities

The following table displays the carrying value and associated fair values for 5* securities, by investment type. 5* securities are unrated by the NAIC, but are current on principal and interest payments.

	2017			2016
	Number of 5* Securities	Book Adjusted Carrying Value	Fair Value	Number of 5* Securities	Book Adjusted Carrying Value	Fair Value
Commercial mortgage-backed securities	4	$1,590	$1,926	—	$—	$—
Mortgage-backed securities	2	4,421	4,492	6	52,926	53,516
Corporate securities	1	11,037	11,037	—	—	—

Total	7	$17,048	$17,455	6	$52,926	$53,516

Sub-Prime and Alt-A Mortgage Related Risk Exposure

The Company has exposure to the sub-prime and Alternative A-paper (Alt-A) mortgage credit market through certain MBS. These securities consist of diversified investments with both fixed and variable rate collateral, are focused on senior positions within the structure, have borrowers which have demonstrated attachment and ability to pay despite financial stress, and the vast majority are rated 1 or 2 by the NAIC. At December 31, 2017 and 2016, the Company held MBS with sub-prime or Alt-A exposure with a carrying value of $3,389,850 and $3,506,153, a cost of $3,308,233 and $3,410,261, and a fair value of $3,659,903 and $3,590,594, respectively. There were $693 and $394 of other-than-temporary impairments recognized on these securities during 2017 and 2016, respectively.

The Company generally defines sub-prime residential whole mortgage loans as borrowers with impaired credit history and lower FICO scores. The price paid for the sub-prime residential whole mortgage loans factored in the consideration of the borrower’s ability to repay along with the overall credit profile of the loan. The Company continues to monitor the performance of the sub-prime residential whole mortgage loans along with performance expectations. As of December 31, 2017 and 2016, the Company held $127,217 and $73,979 in sub-prime residential whole mortgage loans, respectively.

Mortgage Loans, Including Mezzanine Real Estate Loans

The Company’s investments in mortgage loans on real estate consist primarily of commercial mortgage loans (CMLs) made on a full recourse basis. Mezzanine CMLs comprise 21% and 14% of the total mortgage loans for the years ending December 31, 2017 and 2016, respectively. During 2017, the Company issued CMLs with interest rates ranging from 4% to 10%. The Company invests in both fixed rated and variable rate loans and manages its credit risk associated with these loans by diversifying its mortgage portfolio by property type and geographic location. Of the CMLs issued during 2017, the maximum percentage of any one loan to value ratio at the time of the loan was 70%.

During 2017, the Company issued residential mortgage loans (RMLs) with interest rates ranging from 1% to 13%. Of the RMLs issued during 2017, the maximum percentage of any one loan to the value of security at the time of the loan was 980%.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

The portfolio credit risk for mortgage loans was concentrated in the following geographic regions:

	December 31, 2017		December 31, 2016
	Mortgage Loan Carrying Value	Percent of Total	Mortgage Loan Carrying Value	Percent of Total
North Central	$868,347	18.0%	$803,911	18.3%
South Central	612,661	12.7	648,013	14.8
South Atlantic	739,829	15.4	1,000,845	22.8
Pacific	778,684	16.2	619,460	14.1
Mountain	426,492	8.8	489,545	11.2
Atlantic	660,489	13.7	411,796	9.5
New England	118,210	2.5	143,774	3.3

Total commercial loans	4,204,712	87.3	4,117,344	94.0

Total residential loans	611,595	12.7	262,360	6.0

Total mortgage loans	$4,816,307	100.0%	$4,379,704	100.0%

The Company’s RML portfolio includes first lien RMLs, collateralized by properties located in the United States. At December 31, 2017, California, Florida and New York represented 36.9%, 14.0%, and 6.2%, respectively, of the portfolio. The remaining 42.9% represented all other states, with each individual state comprising less than 5% of the RML portfolio. At December 31, 2016, California, Florida, Texas, and New York represented 42.6%, 7.3%, 5.9%, and 5.3%, respectively, of the portfolio, and the remaining 38.9% represented all other states, with each individual state comprising less than 5% of the residential mortgage portfolio.

At December 31, 2017, all CMLs were in good standing with the exception of three restructured loans with a carrying value of $10,264 and no loans with foreclosure in process. At December 31, 2016, all CMLs were in good standing with the exception of three restructured loans with a carrying value of $10,476 and five loans with a foreclosure in process with a carrying value of $19,435. At December 31, 2017, all RMLs were in good standing with the exception of seven loans with foreclosures in process with a carrying value of $2,730. At December 31, 2016, all RMLs were in good standing.

There is no accrued interest reported for CMLs with overdue interest over 90 days. At December 31, 2017, there were no CMLs with overdue interest over 90 days. At December 31, 2016, there were six CMLs with a carrying value of $21,527 with overdue interest over 90 days.

There is no accrued interest reported for RMLs with overdue interest over 90 days. At December 31, 2017, there were ninety-one RMLs with a carrying value of $19,300 with overdue interest over 90 days. At December 31, 2016, there were no RMLs with overdue interest over 90 days.

During 2017 and 2016, the Company did not reduce the interest rates of or restructure any outstanding mortgage loans.

Impaired CMLs totaled $0 and $1,170 at December 31, 2017 and 2016, respectively. Related allowance for credit losses was $1,080 at both December 31, 2017 and 2016. The average recorded investment in impaired CMLs was $585 and $1,606 for the years ended December 31, 2017 and 2016, respectively. There was no interest income recognized during the period these loans were impaired in 2017, 2016 and 2015.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

At December 31, 2017 and 2016, there were no taxes, assessments or amounts which had been advanced but not repaid and not included in the mortgage loan. The Company accrues interest income on impaired loans to the extent deemed collectible (delinquent less than 90 days) and the loan continues to perform under its original or restructured contractual terms. Interest income on nonperforming loans is generally recognized on a cash basis.

Real Estate

During 2017, the Company recognized impairments of $4,834 on AREI (Interpark), LLC and $657 on AREI (CBP), LLC and during 2016, the Company recognized impairments of $588 on AREI (Boyette), LLC and $225 on AREI (Watson), LLC in accordance with SSAP No. 90, Impairment or Disposal of Real Estate Investments. Fair value was determined by a third party. These impairments have been included within net realized capital losses in the statements of operations.

During 2017, the Company acquired AREI (Interpark), LLC, AREI (Norwood-TX), LLC , AREI (US Forest-WY), LLC and AAIA RML 3526 Massey Ford, LLC and classified these assets as real estate held for sale in accordance with SSAP No. 40R, Real Estate Investments. In conjunction with the planned sales, the assets are held at the lower of cost or market value and are not depreciated in accordance with SSAP No. 90.

During 2017, the Company sold its AREI (CBP), LLC, AREI (Norwood-TX), LLC, AREI (US Forest-WY), LLC and AREI (Boyette), LLC real estate classified as held for sale. During 2016, the Company sold its AREI (Watson), LLC real estate classified as held for sale. During 2015, the Company sold its Topeka, Kansas real estate classified as held for sale as a result of the closure of the Topeka, Kansas location. Gains of $569, $35 and $210 were recognized as a result of the sales during 2017, 2016 and 2015, respectively, and have been included within net realized capital losses in the statements of operations.

As noted in Note 1, during 2015 the Company reclassified four real estate LLCs as held for sale real estate. In conjunction with the planned sales, the assets are held at held at the lower of cost or market value and depreciation has ceased in accordance with SSAP No. 90. In 2015, subsequent to the reclassification to held for sale, the Company sold one of the real estate LLCs. A loss of $572 was recognized as a result of the sale and has been included within net realized capital losses on the statements of operations.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Investment Income

Major categories of investment income are summarized as follows:

	Year Ended December 31,
	2017	2016	2015
Bonds	$1,916,589	$1,792,303	$1,711,533
Preferred stocks	4,525	2,981	3,127
Common stocks	989	1,352	1,672
Mortgage loans	284,234	269,290	244,350
Real estate	1,263	1,113	1,058
Derivatives	776,709	(123,672)	484,681
Policy loans	9,365	9,029	13,978
Cash equivalents and short-term investments	16,451	8,346	1,348
Other invested assets	98,621	82,567	101,320
Other, net	1,591	923	6,756

Total gross investment income	3,110,337	2,044,232	2,569,823
Less: Investment expenses	158,117	133,619	129,217

Net investment income	$2,952,220	$1,910,613	$2,440,606

Due and accrued income on amounts over 90 days past due is excluded from investment income. Due to uncertainty regarding collection, there was $105, $418 and $1,830 of due and accrued income excluded from investment income as of December 31, 2017, 2016 and 2015, respectively.

Proceeds from sales of bonds and related gross realized gains and losses were as follows:

	Year Ended December 31,
	2017	2016	2015
Proceeds	$3,184,900	$2,495,467	$5,452,013

Gross realized gains	$86,007	$120,643	$243,037
Gross realized losses	(25,007)	(68,201)	(59,426)

Net realized gains on bonds	$61,000	$52,442	$183,611

Gross realized losses on bonds for the years ended December 31, 2017, 2016 and 2015 include $4,659, $13,705 and $24,475, respectively, of losses recognized on other-than-temporary impairments in values of investments.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Realized capital gains and losses are reported net of amounts transferred to the IMR and federal income taxes as follows:

	Year Ended December 31,
	2017	2016	2015
Bonds	$61,000	$50,374	$185,125
Stocks	(198)	—	550
Mortgage loans	102	(848)	(64)
Real estate	(4,481)	(778)	(362)
Derivatives	749	17,411	6,886
Other invested assets	(211)	(17,682)	(12,616)
Foreign exchange on cash	(6,160)	2,069	(1,514)
Other	(1,157)	647	319

Total net realized gains on investments	49,644	51,193	178,324
Less amount transferred to IMR (net of related taxes of $20,767 in 2017, $16,549 in 2016, and $70,143 in 2015)	38,567	30,734	130,266
Federal income tax expense	71,780	70,932	125,621

Net realized capital losses, net of tax and transfers to interest maintenance reserve	$(60,703)	$(50,473)	$(77,563)

The proceeds received and amortized cost were used as the basis for determining the realized gain or loss on sale.

The change in net unrealized capital gains and losses on investments recorded in surplus is as follows:

	Year Ended December 31,
	2017	2016	2015
Bonds	$(165)	$1,794	$(3,269)
Stocks	37,458	28,785	40,171
Derivatives	(2,436)	8,668	19,825
Mortgage loans	(19)	(1,080)	—
Other invested assets	54,042	57,597	(12,482)
Foreign exchange	13,927	(19,794)	(6,949)

Total change in net unrealized capital gains	102,807	75,970	37,296
Deferred capital gains tax	(2,311)	16,914	(10,926)

Change in net unrealized capital gains, net of deferred capital gains tax	$105,118	$59,056	$48,222

The Company has no investments in joint venture, partnerships or limited liability companies that exceed 10% of its admitted assets. During 2017 and 2016, there were impairments of $4,129 and $19,616 on partnerships and limited liability companies, respectively. The impairments were based on an assessment that future cash flows of affected limited partnerships would be less than the cost basis of the limited partnership. Fair value is determined utilizing statements received from the partnerships and limited liability companies.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Pledged and Restricted Assets

Assets pledged to others as collateral or otherwise restricted by the Company are as follows:

	December 31, 2017
		General Account
		Supporting	Percentage	Percentage
	Total General	Separate Account	of Total	of Admitted
	Account	Activity	Assets	Assets
On deposit with states	$6,730	$—	—%	—%
FHLB capital stock	31,904	—	0.1	0.1
Pledged collateral to FHLB (including assets backing funding agreements)	16,504	887,276	1.6	1.6
Pledged as collateral for derivatives	81,823	—	0.1	0.1
Reinsurance trust	72,083	—	0.1	0.1
Commercial mortgages	8,465	—	—	—
Derivative collateral	2,227,195	—	4.1	4.1
Mortgage loan participations	10,503	—	—	—

	December 31, 2016
		General Account
		Supporting	Percentage	Percentage
	Total General	Separate Account	of Total	of Admitted
	Account	Activity	Assets	Assets
On deposit with states	$6,614	$—	—%	—%
FHLB capital stock	35,624	—	0.1	0.1
Pledged collateral to FHLB (including assets backing funding agreements)	63,644	921,152	2.1	2.1
Pledged as collateral for derivatives	36,168	—	0.1	0.1
Reinsurance trust	72,454	—	0.1	0.1
Commercial mortgages	10,231	—	—	—
Derivative collateral	1,319,432	—	2.7	2.8
Mortgage loan participations	10,670	—	—	—

5. Derivatives

The Company utilizes derivative instruments which may include the following:

Options: The Company has issued fixed indexed products. These contracts credit interest based on certain indices, primarily the S&P. OTC option contracts, call options and call spreads are purchased to hedge the growth in interest credited to the customer as a direct result of increases in the related indices. Upon exercise, the Company will receive the fair value of the call option. The parties with whom the Company enters into OTC option contracts are highly rated financial institutions where contracts are supported by collateral, which minimizes the credit risk associated with such contracts.

Variance Swaps: The Company offers fixed indexed products. These contracts credit interest based on certain indices, primarily the S&P. The Company uses variance swaps to hedge the market risks from changes in volatility for these products. Under variance swaps, the Company and the counterparty agree to exchange

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

amounts calculated based on a fixed rate (implied volatility at inception of transaction) and realized volatility over the life of the transaction (similar to an interest rate swap). Generally, no cash is exchanged at the outset of the contract and neither party makes principal payments. The parties with whom the Company enters into OTC variance swaps contracts are highly rated financial institutions which minimizes the credit risk associated with such contracts.

Interest Rate Swaps: The Company uses interest rate swaps to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and liabilities. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Generally, no cash is exchanged at the outset of the contract and neither party makes principal payments.

Futures: Under exchange-traded futures contracts, the Company agrees to purchase a specified number of contracts with other parties and to post variation margin on a daily basis in an amount equal to the difference in the daily fair values of those contracts. Futures contracts are purchased to hedge the growth in interest credited to the customer as a direct result of increases in the related indices. The clearing broker with whom the Company enters into exchange-traded futures are regulated futures commission merchants who are members of a trading exchange.

Currency Swaps: Foreign currency swaps are used by the Company to reduce the risk from fluctuations in foreign currency exchange rates associated with its assets denominated in foreign currencies. With a foreign currency swap transaction, the Company agrees with another party to exchange, at specified intervals, the difference between one currency and another at a forward exchange rate calculated by reference to an agreed upon principal amount. The principal amount of each currency is exchanged at the termination of the currency swap by each party.

The currency swaps that the Company has not applied hedge accounting on are recorded at fair value each reporting period with changes in fair value recorded as unrealized gains or losses and included in surplus in accordance with SSAP No. 86, Derivatives. Cash which is exchanged as the difference between fixed and floating interest rates is recognized in the statements of operations through investment income. If the contract is terminated prior to maturity, a realized gain or loss is reported in the statements of operations for the amount of cash exchanged in order to close the contract.

The Company has currency swaps and interest rate swaps in qualifying hedge relationships at December 31, 2017 and 2016. Currency swaps are accounted for as cash flow hedges. Interest rate swaps are accounted for as fair value hedges.

Forwards: The Company uses foreign exchange forward contracts to hedge certain invested assets against movement in foreign currency. The price is agreed upon at the time of the contract and payment for such a contract is made at a specified future date. Foreign exchange forward contracts are utilized in non-qualifying hedging relationships.

Credit Default Swaps: Credit default swaps are used to synthetically create the characteristics of a bond, or hedge credit risk, referred to as a replication synthetic asset transaction (RSAT). An RSAT is created by coupling a bond with a credit default swap to create a synthetic instrument that is cheaper than its cost in the cash market or one which has better default characteristics. These transactions provide the Company with a periodic premium to compensate it for accepting credit risk and are used to enhance investment income and improve the default

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

characteristics of the portfolio. The exposure amount of such agreement, which is usually the notional amount, is equal to the maximum proceeds that must be paid by a counterparty for a defaulted security. Should a credit event occur on a reference entity, a counterparty would be required to pay the notional amount in exchange for receipt of an obligation of the reference entity. Generally, there is no cash requirement at the initiation of the credit default swap contract.

Credit default swaps used in replication transactions are carried at amortized cost. The premiums received are accrued and recognized in the summary of operations through investment income over the life of the agreements. A capital loss would be recorded on the date of default, through the summary of operations, to reflect the difference between the notional amount paid and the fair value of the bonds received.

Total Return Swaps: The Company purchases total rate of return swaps to gain exposure and benefit from a reference asset without actually having to own it. Total rate of return swaps are contracts in which one party makes payments based on a set rate, either fixed or variable, while the other party makes payments based on the return of the underlying asset, which includes both the income it generates and any capital gains.

During 2017 and 2016, the Company did not recognize gains or losses resulting from any derivative instruments which previously qualified for hedge accounting that no longer qualify for hedge accounting (or which were ineffective for a portion of the year).

At December 31, 2017 and 2016, the Company’s outstanding derivative instruments, shown in notional or contract amounts and fair value, are summarized as follows:

	Contract or
	Notional Amount		Fair Value
	2017	2016	2017	2016
Derivative assets:
Options	$28,627,131	$24,768,713	$2,414,214	$1,273,558
Variance swaps	50	100	146	47
Interest rate swaps	121,600	169,700	(501)	(1,639)
Futures	3,335	5	5,582	8,259
Currency swaps	37,271	308,594	2,663	12,246
Forwards	99,252	152,451	65	3,202
Total return swaps	113,690	41,008	4,682	2,147
Derivative liabilities:
Options	883,215	6,450	18,600	76
Interest rate swaps	403,202	456,802	14,885	15,290
Futures	59	—	205	11
Currency swaps	881,713	2,073	94,620	419
Forwards	67,769	3,496	1,008	24
Credit default swaps	10,000	10,000	4,789	7,180

6. Fair Value

Included in the financial statements are certain financial instruments carried at fair value. Other financial instruments are periodically measured at fair value, such as certain bonds and preferred stock carried at the lower of cost or fair value.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

The fair value of an asset and a liability is the amount at which that asset could be bought or sold and the liability could be transferred in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

The carrying values and fair values of the Company’s financial instruments are as follows:

	December 31, 2017		December 31, 2016
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Assets
Bonds	$38,988,956	$41,185,125	$36,646,160	$37,773,119
Preferred stocks	99,056	105,196	59,708	61,543
Common stocks—affiliated entities	369,763	369,763	330,973	330,973
Common stocks—unaffiliated	32,281	32,281	35,624	35,624
Mortgage loans	4,816,307	4,910,714	4,379,704	4,461,523
Policy loans	210,007	210,007	232,861	232,861
Cash, cash equivalents and short-term investments	3,176,100	3,176,079	1,727,917	1,727,914
Derivatives:
Options	522,554	2,414,214	472,100	1,273,558
Variance swaps	146	146	47	47
Interest rate swaps	3,031	(501)	2,919	(1,639)
Futures	5,582	5,582	8,259	8,259
Currency swaps	2,814	2,663	25,019	12,246
Forwards	65	65	3,202	3,202
Total return swaps	4,682	4,682	2,147	2,147
Derivative collateral asset	81,823	81,823	36,168	36,168
Other invested assets	1,759,688	1,774,123	1,413,464	1,409,222
Separate account assets—variable products	35,443	35,443	35,644	35,644
Separate account assets—group annuity	2,268,883	2,285,157	—	—
Liabilities
Policy and contract liabilities	43,676,857	43,388,435	40,083,520	38,615,256
Derivatives:
Options	7,825	18,600	15	76
Interest rate swaps	1,333	14,885	2,419	15,290
Futures	205	205	11	11
Currency swaps	57,439	94,620	25	419
Forwards	1,008	1,008	24	24
Credit default swaps	—	4,789	—	7,180
Derivative collateral liability	2,227,195	2,227,195	1,319,432	1,319,432
Collateralized borrowings	10,503	8,187	10,582	10,795
Separate account liabilities—variable products	35,443	35,443	35,643	35,643
Separate account liabilities—funding agreements	537,600	544,110	599,200	614,785
Separate account liabilities—group annuity	2,226,822	2,252,325	—	—

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Determination of Fair Value

The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments in the accompanying financial statements and notes thereto:

Bonds, preferred stocks, cash equivalents, short-term investments (bonds), and unaffiliated common stocks: Fair values of these investments are based on quoted market prices or commercially available pricing vendors, when available. If neither a quoted market price nor vendor price is available, the Company obtains broker quotes or utilizes an internally-developed model to estimate fair value.

In the case of privately placed corporate bonds, fair values are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments.

The fair values for unaffiliated common stock are derived based on the process described above, except for Federal Home Loan Bank common stock, which is valued at par due to the nature of this privately issued stock.

Common stocks—affiliated entities: The amount presented for the estimate of fair value of the Company’s investments in common stock of insurance subsidiaries is the underlying capital and surplus reflected of those respective entities financial statements, plus unamortized goodwill less any surplus notes not held by the Company.

Mortgage loans: The estimated net cash flows to maturity were discounted to derive an estimated fair value using a discount rate based on the loan’s remaining weighted average life and credit quality. Loans which have been restructured are valued primarily at the discounted estimated net cash flows to maturity. Loans that are in foreclosure or are significantly delinquent were valued at the underlying collateral value.

Policy loans, cash and short-term investments (money market): The carrying amounts reported in the accompanying balance sheets for these instruments approximate fair value.

Derivative instruments: Fair values for derivative instruments included in both derivative assets and derivative liabilities are principally valued using an income approach with valuations principally provided by third party brokers. Counterparty credit risk is considered and incorporated in the Company’s valuation process through counterparty credit rating requirements and monitoring of overall exposure.

Derivative collateral asset and liability: The carrying amounts reported in the accompanying balance sheets approximate fair value, as the collateral is held in cash.

Other invested assets: Partnership interests are valued based on the most recent net asset value (NAV) obtained from fund managers, adjusted for contribution and distribution activity to roll forward the NAV to the balance sheet date. For fixed and variable rate investments, the carrying amounts reported in the accompanying balance sheets approximate fair value. Surplus notes are valued consistent with bonds, as discussed above. Certain assets included within other invested assets are valued based on cost.

Separate account assets and liabilities—variable products: Assets and liabilities held in separate accounts are reported at the quoted fair values of the underlying investments in the separate accounts. The underlying investments generally include mutual funds, short-term investments and cash, the valuations of which are based upon a quoted market price or commercially available pricing vendors.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Separate account assets and liabilities—group annuity: Fair values of the underlying separate account assets and liabilities supporting pension risk transfer business follow the same fair value assumptions and methods utilized in the general account.

Policy and contract liabilities: Fair values of the Company’s liabilities under contracts not involving significant mortality or morbidity risks (principally, annuities and supplementary contracts) are stated at the cost the Company would incur to extinguish the liability (i.e., the cash surrender value).

Collateralized borrowings: Fair values for collateralized borrowings are estimated by using discounted cash flow analysis and rates being offered for similar collateral to borrowers with similar credit ratings. The discounted cash flow model uses unobservable inputs, including estimates of discount rates and prepayments.

Separate account liabilities—funding agreements: Fair values of separate account liabilities for funding agreements are calculated by discounting future cash flows using the rates prescribed by the FHLB on the valuation date.

Valuation Hierarchy

The Company’s financial assets and liabilities carried at fair value have been classified, for disclosure purposes, based on a hierarchy defined by SSAP No. 100, Fair Value. The hierarchy gives the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest ranking to fair values determined using methodologies and models with significant unobservable inputs (Level 3). An asset’s or a liability’s classification is based on the lowest level input that is significant to its measurement. For example, a Level 3 fair value measurement may include inputs that are both observable (Levels 1 and 2) and unobservable (Level 3). The levels of the fair value hierarchy are as follows:

Level 1—Values are unadjusted quoted prices for identical assets and liabilities in active markets accessible at the measurement date.

Level 2—Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices from those willing to trade in markets that are not active, or other inputs that are observable or can be corroborated by market data for the term of the instrument. Such inputs include market interest rates and volatilities, spreads and yield curves.

Level 3—Certain inputs are unobservable (supported by little or no market activity) and significant to the fair value measurement. Unobservable inputs reflect the Company’s best estimate of what hypothetical market participants would use to determine a transaction price for the asset or liability at the reporting date.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Fair Value Measurements

The following tables provide information about the Company’s financial assets and liabilities which are measured and reported at fair value in the balance sheets:

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Assets at fair value
Bonds	$—	$465	$—	$465
Common stocks—unaffiliated	—	31,904	377	32,281
Derivative assets:
Variance swaps	—	146	—	146
Interest rate swaps	39	73	—	112
Futures	5,582	—	—	5,582
Currency swaps	—	2,362	—	2,362
Forwards	—	65	—	65
Total return swaps	—	4,682	—	4,682
Separate account assets-variable products	—	35,443	—	35,443

Total assets at fair value	$5,621	$75,140	$377	$81,138

Liabilities at fair value
Derivative liabilities:
Interest rate swaps	$—	$100	$—	$100
Futures	205	—	—	205
Forwards	—	1,008	—	1,008
Separate account liabilities-variable products	—	35,443	—	35,443

Total liabilities at fair value	$205	$36,551	$—	$36,756

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Assets at fair value
Bonds	$—	$1,025	$461	$1,486
Common stocks-unaffiliated	—	35,624	—	35,624
Derivative assets:
Variance swaps	—	47	—	47
Interest rate swaps	—	229	—	229
Futures	8,259	—	—	8,259
Currency swaps	—	5,059	—	5,059
Forwards	—	3,202	—	3,202
Total return swaps	—	2,147	—	2,147
Separate account assets-variable products	—	35,644	—	35,644

Total assets at fair value	$8,259	$82,977	$461	$91,697

Liabilities at fair value
Derivative liabilities:
Interest rate swaps	$—	$313	$—	$313
Futures	11	—	—	11
Forwards	—	24	—	24
Separate account liabilities-variable products	—	35,643	—	35,643

Total liabilities at fair value	$11	$35,980	$—	$35,991

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

The methodologies and inputs utilized in estimating the fair values of assets and liabilities measured and reported at fair value are reliant on the assumptions used. Fair value estimates are based on quoted market prices and commercially available vendor prices, when available. When those prices are not available, fair value is generally estimated using discounted cash flow analyses, incorporating current market inputs for similar financial instruments with comparable terms and credit quality. In instances where there is little or no market activity for the same or similar instruments, the Company estimates the fair value using methods, models and assumptions that management believes market participants would use to determine a current transaction price. These valuation techniques involve some level of management estimation and judgment which may become significant with increasingly complex instruments or pricing models. Where appropriate, adjustments are included to reflect risk inherent in a particular methodology, model or input employed. For further discussion regarding which financial instruments are included at each applicable level, please refer to the “Fair Value of All Financial Instruments” section below.

Level 3 Reconciliation

The following table summarizes the changes in assets and liabilities classified as Level 3:

	Year Ended December 31, 2017
	Beginning Balance at January 1, 2017	Transfers into Level 3	Transfers out of Level 3	Total Gains (Losses) Included in Net Income	Total Gains (Losses) Included in Surplus	Purchases	Sales	Total Ending Balance at December 31, 2017
Assets
Bonds:
Corporate	$461	$—	$(483)	$(35)	$57	$—	$—	$—
Common stocks -unaffiliated	—			(198)	163	412		377

Total assets	$461	$—	$(483)	$(233)	$220	$412	$—	$377

	Year Ended December 31, 2016
	Beginning Balance at January 1, 2016	Transfers into Level 3	Transfers out of Level 3	Total Gains (Losses) Included in Net Income	Total Gains (Losses) Included in Surplus	Purchases	Sales	Total Ending Balance at December 31, 2016
Assets
Bonds:
Corporate	$492	$—	$(541)	$22	$19	$469	$—	$461

Total assets	$492	$—	$(541)	$22	$19	$469	$—	$461

Transfers

Transfers between fair value hierarchy levels are recognized at the end of the period in which the transfer occurs. For all financial assets and liabilities which are measured and reported at fair value in the balance sheets, there were no transfers between Level 1 and Level 2 of the fair value hierarchy during 2017 or 2016. Transfers out of Level 3 are due to improvements from NAIC Class 6 securities and the value is no longer carried at the lower of cost or fair value as of December 31, 2017 or 2016.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Fair Value of All Financial Instruments

The aggregate fair value of the Company’s financial instruments and the level within the fair value hierarchy are presented in the following tables and with the related admitted values. Pursuant to SSAP No. 100, insurance contracts (other than deposit-type contracts) and affiliated common stocks have been excluded.

	December 31, 2017
Type of Financial Instrument	Aggregate Fair Value	Admitted Value	NAV[1]	Level 1	Level 2	Level 3	Not Practicable (Carrying Value)
Assets
Bonds	$41,185,125	$38,988,956	$—	$5,507	$39,322,798	$1,856,820	$—
Preferred stock	105,196	99,056	—	—	105,196	—	—
Common stocks—unaffiliated	32,281	32,281	—	—	31,904	377	—
Mortgage loans	4,910,714	4,816,307	—	—	—	4,910,714	—
Policy loans	210,007	210,007	—	—	210,007	—	—
Cash, cash equivalents and short-term investments	3,176,079	3,176,100	—	3,105,142	70,937	—	—
Derivative assets:
Options	2,414,214	522,554	—	—	2,414,214	—	—
Variance swaps	146	146	—	—	146	—	—
Interest rate swaps	(501)	3,031	—	39	(540)	—	—
Futures	5,582	5,582	—	5,582	—	—	—
Currency swaps	2,663	2,814	—	—	2,663	—	—
Forwards	65	65	—	—	65	—	—
Total return swaps	4,682	4,682	—	—	4,682	—	—
Derivative collateral asset	81,823	81,823	—	81,823	—	—	—
Other invested assets	1,774,123	1,759,688	1,310,661	—	293,501	169,961	—
Separate account assets -variable products	35,443	35,443	—	—	35,443	—	—
Separate account assets -group annuity	2,285,157	2,268,883	—	361,616	1,748,658	174,883	—

Total assets	$56,222,799	$52,007,418	$1,310,661	$3,559,709	$44,239,674	$7,112,755	$—

Liabilities
Deposit-type contracts	$549,707	$521,822	$—	$—	$10,106	$539,601	$—
Derivative liabilities:
Options	18,600	7,825	—	—	18,600	—	—
Interest rate swaps	14,885	1,333	—	13,903	982	—	—
Futures	205	205	—	205	—	—	—
Currency swaps	94,620	57,439	—	—	94,620	—	—
Forwards	1,008	1,008	—	—	1,008	—	—
Credit default swaps	4,789	—	—	—	—	4,789	—
Derivative collateral liability	2,227,195	2,227,195	—	2,227,195	—	—	—
Collateralized borrowings	8,187	10,503	—	—	—	8,187	—
Separate account liabilities -funding agreements	544,110	537,600	—	—	544,110	—	—
Separate account liabilities -group annuity deposit-type contracts	287	264	—	—	—	287	—

Total liabilities	$3,463,593	$3,365,194	$—	$2,241,303	$669,426	$552,864	$—

[1]	Investments measured at NAV as a practical expedient in determining fair value have not been classified in the fair value hierarchy.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

	December 31, 2016
Type of Financial Instrument	Aggregate Fair Value	Admitted Values	NAV[1]	Level 1	Level 2	Level 3	Not Practicable (Carrying Value)
Assets
Bonds	$37,773,119	$36,646,160	$—	$9,081	$36,378,101	$1,385,937	$—
Preferred stock	61,543	59,708	—	—	61,543	—	—
Common stocks—unaffiliated	35,624	35,624	—	—	35,624	—	—
Mortgage loans	4,461,523	4,379,704	—	—	—	4,461,523	—
Policy loans	232,861	232,861	—	—	232,861	—	—
Cash, cash equivalents and short-term investments	1,727,914	1,727,917	—	1,643,415	84,499	—	—
Derivative assets:
Options	1,273,558	472,100	—	—	1,273,558	—	—
Variance swaps	47	47	—	—	47	—	—
Interest rate swaps	(1,639)	2,919	—	—	(1,639)	—	—
Futures	8,259	8,259	—	8,259	—	—	—
Currency swaps	12,246	25,019	—	—	12,246	—	—
Forwards	3,202	3,202	—	—	3,202	—	—
Total return swaps	2,147	2,147	—	—	2,147	—	—
Derivative collateral asset	36,168	36,168		36,168	—	—	—
Other invested assets	1,409,222	1,413,464	1,200,290	—	135,722	73,210	—
Separate account assets—variable products	35,644	35,644	—	—	35,644	—	—

Total assets	$47,071,438	$45,080,943	$1,200,290	$1,696,923	$38,253,555	$5,920,670	$—

Liabilities
Deposit-type contracts	$644,616	$620,596	$—	$—	$41,886	$602,730	$—
Derivative liabilities:
Options	76	15	—	—	76	—	—
Interest rate swaps	15,290	2,419	—	—	15,290	—	—
Futures	11	11	—	11	—	—	—
Currency swaps	419	25	—	—	419	—	—
Forwards	24	24	—	—	24	—	—
Credit default swaps	7,180	—	—	—	—	7,180
Derivative collateral liability	1,319,432	1,319,432	—	1,319,432	—	—	—
Collateralized borrowings	10,795	10,582	—	—	—	10,795	—
Separate account liabilities—funding agreements	614,785	599,200	—	—	614,785	—	—

Total liabilities	$2,612,628	$2,552,304	$—	$1,319,443	$672,480	$620,705	$—

[1]	Investments measured at NAV as a practical expedient in determining fair value have not been classified in the fair value hierarchy.

Bonds, preferred stocks, unaffiliated common stocks, cash equivalents, short-term investments, and other invested assets (surplus notes): Bonds classified as Level 1 use quoted prices on an active exchange. Bonds, preferred stocks, cash equivalents, short-term investments, and surplus notes (included in other invested assets) classified as Level 2 are valued by commercially available vendors using observable inputs or inputs which can be corroborated by market data. Unaffiliated common stocks classified as Level 2 includes FHLB stock, which is carried at fair value and presumed to be at par value because it can only be redeemed by the bank. Bonds and unaffiliated common stock classified as Level 3 are valued using broker quotes or internal models containing significant unobservable inputs.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Mortgage loans: Mortgage loans classified as Level 3 are primarily valued based on estimated net cash flows to maturity, discounted at a rate based on the loan’s remaining weighted average life and credit quality, which contains significant unobservable inputs.

Policy loans: The fair value of policy loans classified as Level 2 is equal to the carrying value of the loans, which are collateralized by the cash surrender value of the associated insurance contract.

Cash, short-term investments, and derivative collateral asset and liability: The fair value of cash, short-term investments (excluding those short-term investments classified as Level 2 described above), and derivative collateral (which is held entirely in cash) classified as Level 1 are valued using quoted market prices and carrying value equals fair value.

Derivative assets and derivative liabilities: Derivatives classified as Level 1 are valued using quoted market prices on active exchanges. Derivatives classified as Level 2 are valued based on broker quotes corroborated through internal modeling using market observable data. Derivatives classified as Level 3 are valued utilizing non-corroborated broker quotes or internal modeling containing significant unobservable inputs.

Other invested assets (excluding surplus notes): For fixed and variable rate investments included in other invested assets classified as Level 3, fair value approximates the carrying value in the accompanying balance sheets. Certain assets included within other invested assets classified as Level 3 are valued based on cost. Joint venture and partnership interests included within other invested assets are not classified in the fair value hierarchy and are measured at NAV, which is the practical expedient in determining fair value. NAV is adjusted for contribution and distribution activity to roll forward the NAV to the balance sheet date.

Separate account assets—variable products: Separate account assets classified as Level 2 are valued based on the fair value of the underlying funds.

Separate account assets—group annuity: Separate account assets classified as Level 1, 2 and 3 are valued using the same fair value assumptions and methods utilized in the general account.

Deposit-type contracts: Deposit-type contracts classified as Level 3 include SPIA and supplemental contracts. Fair value of SPIA and supplemental contracts are calculated by discounting best estimate cash flows based on mortality and market interest rate assumptions. Fair value of the guaranteed investment contracts/funding agreements are calculated by discounting future cash flows using market rates on the valuation date, and are classified as Level 2.

Collateralized borrowings: Collateralized borrowings classified as Level 3 are estimated by using discounted cash flow analysis and rates being offered for similar collateral to borrowers with similar credit ratings. The discounted cash flow model uses unobservable inputs, including estimates of discount rates and prepayments.

Separate account liabilities—funding agreements: Fair value of the funding agreements are calculated by discounting future cash flows using market rates on the valuation date, and are classified as Level 2.

7. Reinsurance

Reinsurance allows life insurance companies to share risk on a case-by-case or aggregated basis with other insurance and reinsurance companies. The Company, including affiliates, generally reinsures the majority of

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

inforce and all future annuity business on a quota share modified coinsurance basis ultimately to Athene Life Re Ltd. (ALRe), an affiliated reinsurer domiciled in Bermuda. Under modified coinsurance, all assets and liabilities are retained by the ceding company, and the reinsurer is required to indemnify the ceding company on the reinsurer’s share of the assets and liabilities. In addition, any life insurance blocks previously written by the Company are generally sold or completely reinsured to another life insurance company.

The Company’s ceded reinsurance arrangements reduced certain items in the accompanying financial statements for the years ended December 31, 2017, 2016 and 2015, by the following amounts:

	2017	2016	2015
Premiums	$6,365,961	$4,352,200	$2,420,795
Policy and contract liabilities	5,281,015	6,511,167	6,911,434

Insurance inforce ceded to nonaffiliated companies under risk sharing arrangements at December 31, 2017 and 2016, totaled $19,938,827 and $31,479,425, respectively. The Company enters into trust agreements with reinsurers as security in support of the reserves ceded to these reinsurers.

The Company received reinsurance recoveries in the amount of $1,103,063 and $1,221,622 during 2017 and 2016, respectively.

Gains on cession of inforce blocks of business are to be accounted for in accordance with Appendix A-791 of the NAIC Accounting Practices and Procedures Manual which requires that any increase in surplus (net of federal income tax) resulting from reinsurance agreements entered into or amended which involve the reinsurance of business issued prior to the effective date of the agreements shall be deferred and identified separately as a surplus item by the ceding company. Subsequent recognition of the surplus increase as income shall be reflected on a net of tax basis as earnings emerge from the business reinsured. Based on the emergence of earnings of previous reinsurance of inforce blocks of business in 2017, 2016 and 2015, $91,664, $56,449 and $541,415, respectively, was amortized into income.

The Company is liable for the portion of the policies reinsured under each of its existing reinsurance agreements in the event the assuming companies are unable to pay their portion of any reinsured claim. Management believes that any liability from this contingency is unlikely. The Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk. The Company is not aware of any issues surrounding the financial condition of its reinsurers.

Annuity Reinsurance

The Company entered into a reinsurance agreement on April 1, 2017 with ALRe. The agreement cedes 80% of the pension risk transfer business issued on or after the effective date of the treaty. The agreement is on a modified coinsurance basis, under which the Company retains the reserves and supporting assets relating to this business. These reserves and assets are held in one or more separate accounts and the reinsurance is recorded in the corresponding separate account. Modified coinsurance reserves at December 31, 2017 were $1,781,457.

The Company entered into a coinsurance agreement on October 1, 2016 with Hannover Life Reassurance Company of America. The agreement cedes 80% of the guaranteed lifetime withdrawal benefit rider on 2016 and 2017 sales of certain fixed indexed annuity products, with an option to extend reinsurance to 2018 sales. The Company has recognized a reserve credit of $200,364 and $90,869 for this agreement as of December 31, 2017

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

and 2016, respectively. In addition, the Company maintains an other reinsurance liability equal to $10,975 and $1,350 as of December 31, 2017 and 2016, respectively, which is recorded with other liabilities on the balance sheet.

The Company entered into a modified coinsurance reinsurance agreement on October 1, 2013 with ALRe. The agreement ceded 80% of all fixed spread annuity and fixed spread life insurance business inforce as of the effective date. Modified coinsurance reserves at December 31, 2017 and 2016 were $810,160 and $885,551, respectively.

The Company entered into a modified coinsurance reinsurance agreement on October 1, 2013 with ALRe. The agreement ceded 100% of all inforce and future funding agreements in both the general and the separate accounts and 80% of all inforce and future annuity business which is not covered by the fixed spread treaty. Modified coinsurance reserves at December 31, 2017 and 2016 were $34,110,557 and $31,162,238, respectively.

The Company entered into a reinsurance agreement on August 30, 2013 with STAR, an affiliated reinsurer. The agreement ceded, through coinsurance, all annuity contracts issued by the Company (and its predecessor by merger, Aviva Life Insurance Company) to Aviva London Assignment Corporation, a former affiliated entity. The Company has taken a reserve credit of $1,144,344 and $1,160,501 for this agreement as of December 31, 2017 and 2016, respectively.

Refer to Note 17 for disclosure of events subsequent to December 31, 2017 which impacted the Company’s annuity reinsurance.

Life Reinsurance

The Company entered into a reinsurance agreement on December 15, 2011 with Athene Re IV (formerly Aviva Re USA IV, Inc.), an affiliated reinsurer. The agreement ceded, through funds withheld coinsurance, all policy liabilities of the regulatory closed block of the former AmerUs Life Insurance Company, a predecessor of the Company (the Closed Block). The Closed Block consists of participating whole life insurance, term life insurance, and dividend-paying universal life insurance. The Closed Block was formed on June 30, 1996 for the protection of dividend interests on dividend-paying policies. The formation of the Closed Block coincided with AmerUs Life’s reorganization into a mutual holding company whereby AmerUs Life became a stock life insurance company, initially owned by American Mutual Holding Company. The Company has taken a reserve credit of $1,559,469 and $1,577,884 for this agreement as of December 31, 2017 and 2016, respectively. Funds held under reinsurance with unauthorized reinsurers for this agreement was $1,449,286 and $1,492,046 as of December 31, 2017 and 2016, respectively.

The Company entered into an assumption reinsurance agreement on October 1, 2013 with Accordia Life and Annuity Company (Accordia). The agreement ceded, through coinsurance, all open block life insurance contracts issued by the Company, with the exception of Enhanced Guarantee universal life insurance products. The Company has taken a reserve credit of $1,512,355 and $2,783,648 for this agreement as of December 31, 2017 and 2016, respectively. The AmerUs Life Insurance Company regulatory closed block has been ceded to Accordia (net of existing reinsurance) under this reinsurance agreement. As of December 31, 2017 and 2016, the aforementioned reinsurance between the Company and Athene Re IV remains in place, resulting in no amounts ceded to Accordia.

The Company entered into a reinsurance agreement on October 1, 2013 with Accordia. The agreement ceded, through coinsurance, all policy liabilities of the former Indianapolis Life Insurance Company regulatory closed

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

block. The Company has taken a reserve credit of $721,921 and $746,569 for this agreement as of December 31, 2017 and 2016, respectively.

During 2017 and 2016, the Company novated approximately 46,728 and 44,784 life policies, respectively, with statutory policy reserves of $1,345,730 and $523,196, respectively, to Accordia. These policies were previously 100% ceded to Accordia through the open block assumption reinsurance agreement discussed above, and therefore the novation had no impact on the Company’s income or capital and surplus position.

The Company cedes policies to Accordia and Athene Re IV, included in treaties noted above, that fall under the NAIC Term Life and Universal Life with Secondary Guarantees (XXX/AXXX) Credit for Reinsurance Model Regulation. The primary securities backing the reinsurance contracts related to these policies are greater than or equal to required levels as set forth by Appendix A-785 of the NAIC Accounting Practices and Procedures Manual.

8. Life, Annuity and Deposit Fund Actuarial Reserves

Withdrawal characteristics of policy and contract liabilities (excluding life, accident and health, and policy and contract claims) are as follows:

	December 31, 2017
	General Account	Separate Accounts with Guarantees	Separate Account Non- Guaranteed	Total	Percentage of Total
Subject to discretionary withdrawal:
With market value adjustment	$32,035,856	$—	$—	$32,035,856	67.0%
At book value, less surrender charge of 5% or more	3,932,216	—	—	3,932,216	8.1
At fair value	—	—	35,443	35,443	0.1

Total with market value adjustment or at fair value	35,968,072	—	35,443	36,003,515	75.2
At book value without adjustment (minimal or no charge or adjustment)	5,727,120	—	—	5,727,120	12.0
Not subject to discretionary withdrawal	3,346,160	2,764,422	—	6,110,582	12.8

Total (gross: direct + assumed)	45,041,352	2,764,422	35,443	47,841,217	100.0%

Less: Reinsurance ceded	(1,364,496)	—	—	(1,364,496)

Total (net)	$43,676,856	$2,764,422	$35,443	$46,476,721

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

	December 31, 2016
	General Account	Separate Account with Guarantees	Separate Account Non- Guaranteed	Total	Percentage of Total
Subject to discretionary withdrawal:
With market value adjustment	$29,600,200	$—	$—	$29,600,200	70.5%
At book value, less surrender charge of 5% or more	3,441,913	—	—	3,441,913	8.2
At fair value	—	—	35,643	35,643	0.1

Total with market value adjustment or at fair value	33,042,113	—	35,643	33,077,756	78.8
At book value without adjustment (minimal or no charge or adjustment)	4,814,767	—	—	4,814,767	11.5
Not subject to discretionary withdrawal	3,498,233	599,200	—	4,097,433	9.7

Total (gross: direct + assumed)	41,355,113	599,200	35,643	41,989,956	100.0%

Less: Reinsurance ceded	(1,271,593)	—	—	(1,271,593)

Total (net)	$40,083,520	$599,200	$35,643	$40,718,363

A reconciliation of total annuity and deposit fund actuarial reserves is as follows:

	2017	2016
General Account:
Annuity reserves	$42,876,790	$39,182,080
Supplementary contracts with life contingencies	278,245	280,844
Deposit-type contracts (excluding funding agreements)	511,822	579,196
Funding agreements	10,000	41,400
Separate Accounts:
Annuity reserves	2,262,000	35,643
Deposit-type contracts (excluding funding agreements)	264	—
Funding agreements	537,600	599,200

Total annuity and deposit fund actuarial reserves	$46,476,721	$40,718,363

As of December 31, 2017 and 2016, the Company had insurance inforce of $1,132,788 and $2,695,974, respectively, for which the gross premiums were less than the net premiums according to the standard of valuation set by the State of Iowa. Reserves to cover this shortfall in premium were $23,687 and $59,397 at December 31, 2017 and 2016, respectively.

9. Borrowed Money and Funding Agreements

AUSA is the holder of a five-year, Unsecured Revolving Promissory Note dated May 1, 2016 (the Promissory Note) with a maximum principal amount not to exceed $200,000, among AUSA and certain of its subsidiaries,

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

including the Company. The Promissory Note was approved by the Iowa Department. Interest accrues on the principal balance from time to time outstanding at a rate per annum equal to 1 month London Interbank Offered Rate + 162.5 basis points and is paid in arrears quarterly on the last day of each March, June, September and December, and on any day any portion of the principal balance is repaid or prepaid. No amount has been drawn under the Promissory Note by the Company as of December 31, 2017 or 2016. As such, no interest has been paid by the Company during the years ended December 31, 2017 or 2016.

Through its membership in the FHLB of Des Moines, the Company is eligible to borrow under variable rate short-term federal fund arrangements to provide additional liquidity. Total available borrowings are determined by the amount of collateral pledged, but cannot exceed 20% to 40% of the Company’s total assets dependent upon the internal credit rating. The Company did not participate in short-term federal funds borrowing and thus did not incur interest expense during either 2017, 2016 or 2015.

The Company has issued funding agreements to the FHLB in exchange for cash advances in both the general account and the separate account. Funding agreements held in the general account have a principal balance of $10,000 and $41,400 at December 31, 2017 and 2016, respectively. Funding agreements held in the separate account have a principal balance of $537,600 and $599,200 at December 31, 2017 and 2016, respectively.

As part of these agreements, the Company holds $10,000 in FHLB Class B Membership Stock and $21,904 in FHLB Activity Stock in the general account. The Class B Membership Stock is not eligible for redemption.

The reserve established by the Company for funding agreements in the general account was $10,000 and $41,400 at December 31, 2017 and 2016, respectively, and in the separate account was $537,600 and $599,200 at December 31, 2017 and 2016, respectively. These are included in reserves for deposit-type contracts and separate account liabilities on the balance sheets. The Company uses these funds in an investment spread strategy.    As such, the Company applies SSAP No. 52, Deposit Type Contracts, accounting treatment to these funds, consistent with its other deposit-type contracts. It is not part of the Company’s strategy to utilize these funds for operations, and any funds obtained for use in general operations would be accounted for consistent with SSAP No. 15, Debt and Holding Company Obligations, as borrowed money.

The agreements in the general account are collateralized by assets with a book adjusted carrying value of $16,504 and $63,644 at December 31, 2017 and 2016, respectively. The agreements in the separate account are collateralized by general account assets with a book adjusted carrying value of $887,276 and $921,152 at December 31, 2017 and 2016, respectively.

During 2017, the Company issued no new funding agreements to the FHLB through the general account and issued two new funding agreements totaling $306,400 to the FHLB through the separate account. The funding agreements have maturities on March 12, 2018 and April 4, 2022 with interest due quarterly. During 2016, the Company issued no new funding agreements through either the general account or the separate account.

There were $31,400 and $29,500 of funding agreements in the general account that matured or were retired during 2017 and 2016, respectively. There were $368,000 and $356,500 of funding agreements in the separate account that matured or were retired during 2017 and 2016, respectively.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

The following table presents details of the funding agreement contracts issued by the Company as of December 31, 2017:

Funding Agreement Contract Number	Face Amount	Credited Interest Rate	Issue Date	Maturity Date
General Account:
702	$10,000	4.90%	October 7, 2008	May 1, 2018
Separate Account:
465	25,000	5.27	October 11, 2007	January 10, 2018
468	25,000	4.43	January 14, 2008	January 16, 2018
467	50,000	4.43	January 14, 2008	January 16, 2018
473	25,000	4.23	January 18, 2008	January 18, 2018
483	25,000	4.42	May 8, 2008	February 21, 2018
484	25,000	4.42	May 8, 2008	February 21, 2018
900	30,000	4.90	October 7, 2008	May 1, 2018
442	26,200	5.57	August 8, 2006	June 15, 2026
1701	56,400	3m MOVR	March 10, 2017	March 12, 2018
1702	250,000	3m MOVR	April 3, 2017	April 4, 2022

The Company incurred interest expense of $549, $814 and $765 on the funding agreements in the general account and $18,369, $26,514 and $37,127 on the funding agreements in the separate account during the years ended December 31, 2017, 2016 and 2015, respectively.

The scheduled maturities of the funding agreements in the general and separate accounts are as follows:

	General Account	Separate Account
2018	$10,000	$261,400
2019	—	—
2020	—	—
2021	—	—
2022	—	250,000
Thereafter	—	26,200

As discussed in Note 7, the Company’s funding agreements are ceded to ALRe under a modified coinsurance reinsurance agreement.

See Note 14 for additional information regarding the Company’s separate account arrangements.

10. Federal Income Taxes

The Company files as a member of a consolidated federal income tax return. The Company has a written tax sharing agreement (Tax Allocation Agreement) with certain of its affiliated companies that sets forth the manner in which the total combined federal income tax is allocated to each entity that is a party to the consolidation. Allocation of tax benefits is based on separate returns. Losses are paid at the time used in the consolidated return.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Current income taxes incurred consist of the following major components:

	Year Ended December 31,
	2017	2016	2015
Federal income tax benefit on operations	$(73,122)	$(110,462)	$(186,915)
Federal income tax expense on net realized capital gains	71,780	70,932	125,621
Federal income tax benefit on operations—prior period adjustments	(2,794)	(2,395)	—

Total current federal income tax benefit	$(4,136)	$(41,925)	$(61,294)

The Company determines admitted DTAs under paragraph 11 of SSAP No. 101, which allows a DTA to be admitted where existing deductible temporary differences are expected to be realized within three years of the balance sheet date. DTAs are limited to:

1.

For the year ending December 31, 2016, the amount of federal income taxes paid in prior years that can be recovered through loss carrybacks, not to exceed three years, including any amounts established in accordance with the provision of SSAP No. 5R, Liabilities, Contingencies and Impairments of Assets. As a result of the Act, for years beginning December 31, 2017, no amount of federal income tax paid in prior years can be recovered through carrybacks,

2.

If risk based capital thresholds described in paragraph 11.b. of SSAP No. 101 are exceeded, paragraph 11.b.i. allows a reporting entity to admit DTAs that are expected to be realized within three years of the balance sheet date, subject to a 15% limitation of adjusted capital and surplus described in paragraph 11.b.ii. Since the Company’s Risk Based Capital Authorized Control Level without regard to admitted DTAs is greater than 300%, the applicable period is three years and the applicable percentage is 15% as of December 31, 2017, plus

3.	Any remaining DTAs can be offset against existing DTLs after due consideration of character and reversal patterns of temporary differences.

Adjusted gross DTAs exceeding the above limitations are nonadmitted.

Pursuant to SSAP No. 101, paragraph 7.e., gross DTAs are reduced by a statutory valuation allowance adjustment if it is more likely than not that some portion or all of the gross DTAs will not be realized. As of December 31, 2017 and 2016, the Company has not established a valuation allowance against DTAs.

The admitted DTAs are summarized as follows:

	December 31,
	2017		2016
	Limitation	Admitted	Limitation	Admitted
Admitted pursuant to 11.a.—loss carrybacks		$—		$—
Realization per 11.b.i.—applicable period limitation	$123,464		$98,650
Realization per 11.b.ii.—applicable percentage limitation	174,631		164,470
Admitted pursuant to lesser of 11.b.i. or 11.b.ii—realization test		123,464		98,650
Admitted pursuant to 11.c.—DTL offset		275,514		51,109

Total admitted adjusted gross DTA		$398,978		$149,759

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

The Authorized Control Level Risk-Based Capital (excluding DTAs) percentage used for determining the above applicable period limitation and applicable percentage limitation was 989% and 963% for the years ending December 31, 2017 and 2016, respectively.

The following summarizes the impact of tax planning strategies on DTAs:

	2017		2016		Change
	Ordinary	Capital	Ordinary	Capital	Ordinary	Capital
Impact of Tax Planning Strategies
1) Adjusted Gross DTAs	$398,978	$—	$149,759	$—	$249,219	$—
2) Adjusted gross DTAs (% of total adjusted gross DTAs)	—%	—%	3.6%	—%	(3.6)%	—%
3) Net admitted adjusted DTAs	$398,978	$—	$149,759	$—	$249,219	$—
4) Net admitted adjusted gross DTAs (% of total net admitted gross DTAs)	—%	—%	3.6%	—%	(3.6)%	—%

The Company’s tax planning strategy did not include the use of reinsurance.

The tax effects of temporary differences that give rise to DTAs and DTLs are as follows:

	December 31, 2017			December 31, 2016			Change
	Ordinary	Capital	Total	Ordinary	Capital	Total	Ordinary	Capital	Total
DTAs
Policyholder reserves	$286,096	$—	$286,096	$14,119	$—	$14,119	$271,977	$—	$271,977
Investments	1,469	—	1,469	6,003	—	6,003	(4,534)	—	(4,534)
Deferred acquisition costs	50,048	—	50,048	58,823	—	58,823	(8,775)	—	(8,775)
Fixed assets	4	—	4	2	—	2	2	—	2
Compensation and benefits accrual	9,166	—	9,166	15,518	—	15,518	(6,352)	—	(6,352)
Receivable nonadmitted	1,209	—	1,209	2,025	—	2,025	(816)	—	(816)
Operating loss deduction carryforward	42,328	—	42,328	34,071	—	34,071	8,257	—	8,257
Tax credit carryforward	6,795	—	6,795	16,587	—	16,587	(9,792)	—	(9,792)
Other assets admitted	1,863	—	1,863	2,611	—	2,611	(748)	—	(748)

Total gross DTAs	398,978	—	398,978	149,759	—	149,759	249,219	—	249,219
Nonadmitted DTAs	—	—	—	—	—	—	—	—	—

Admitted DTAs	398,978	—	398,978	149,759	—	149,759	249,219	—	249,219

DTLs
Investments	(119,320)	(13,855)	(133,175)	(104,593)	(24,920)	(129,513)	(14,727)	11,065	(3,662)
Deferred and uncollected premiums	(1,861)	—	(1,861)	(3,147)	—	(3,147)	1,286	—	1,286
Policyholder reserves	(280,632)	—	(280,632)	—	—	—	(280,632)	—	(280,632)
Other liabilities	(196)	—	(196)	(229)	—	(229)	33	—	33

Total DTLs	(402,009)	(13,855)	(415,864)	(107,969)	(24,920)	(132,889)	(294,040)	11,065	(282,975)

Net admitted (DTL)/DTA	$(3,031)	$(13,855)	$(16,886)	$41,790	$(24,920)	$16,870	$(44,821)	$11,065	$(33,756)

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Due to a change in the statutory tax rate, DTAs and DTLs decreased by $261,456 and $277,243, respectively, resulting in a net decrease in the DTL of $15,787. The decrease has been reported through change in net deferred income tax and change in net unrealized gains and losses within the Statements of Changes in Capital and Surplus as applicable.

The effects of tax legislation are recognized in the period of enactment. The effects of the U.S. tax reform were reflected in the 2017 financial statements as determined or as reasonably estimated provisional amounts based on available information subject to interpretation in accordance with the SEC’s Staff Accounting Bulletin No. 118 (SAB 118), as adopted by NAIC SAPWG INT 18-01. SAB 118 provides guidance on accounting for the effects of the U.S. tax reform where the Company’s determinations are incomplete but the Company is able to determine a reasonable estimate. A final determination is required to be made within a measurement period not to extend beyond one year from the enactment date of the U.S. tax reform.

The Act modified the provisions applicable to the determination of the tax basis of policy contract reserves. Broadly, these modifications eliminate the prior law federally prescribed reserve and require determination of reserves, by contract, using the greater of net surrender value or the reserve determined using NAIC reserving standards multiplied by a discount factor. Although the Company has not completed the analysis of contract level reserve calculations, based upon the work completed, the Company has made a reasonable estimate of the transition liability and its impact on the deferred income tax balances. The estimate will be revised in the period that the Company completes the analysis of the impact of the modifications on policy contract reserves.

The change in net deferred income taxes is comprised of the following (this analysis is exclusive of the tax effect of unrealized capital gains and losses as the deferred taxes on unrealized gains and losses are reported separately from the change in net deferred income taxes in the statements of changes in capital and surplus):

	December 31,
	2017	2016	Change
Adjusted gross deferred tax assets	$398,978	$149,759	$249,219
Total gross deferred tax liabilities	(415,864)	(132,889)	(282,975)

Adjusted deferred tax (liabilities) assets in excess of deferred tax assets (liabilities)	$(16,886)	$16,870	(33,756)

Tax effect of unrealized gains and losses			(2,311)

Change in net deferred income taxes			$(36,067)

The Company did not have any nonadmitted deferred tax assets as of December 31, 2017 and 2016.

No DTLs have been recognized with respect to life insurance policies owned by the Company insuring the lives of certain officers and affiliated employees. The Company intends to realize tax-exempt benefits upon the deaths of the insured lives. If, however, the Company surrendered all of the policies prior to the deaths of the insured lives, the Company would incur a DTL of $39,341 on unprovided taxable temporary differences of $187,337 at December 31, 2017.

No unrecognized DTL exists for temporary differences related to investments in foreign subsidiaries or foreign corporate joint ventures that are essentially permanent in duration.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

The provision for federal income tax incurred is different from that which would be obtained by applying the enacted federal income tax rate to income before taxes. The significant items causing these differences are as follows:

	Year Ended December 31, 2017		Year Ended December 31, 2016		Year Ended December 31, 2015
		Effective		Effective		Effective
	Amount	Tax Rate	Amount	Tax Rate	Amount	Tax Rate
Net income from operations	$200,395		$48,257		$477,104
Realized capital (loss) gain on investments	(9,690)		3,910		(22,085)

Total statutory gain	$190,705		$52,167		$455,019

Statutory gain taxed at enacted rate	$66,746	35.0%	$18,258	35.0%	$159,257	35.0%
Permanent differences
Nontaxable income	(8,214)	(4.3)	(6,911)	(13.2)	(6,880)	(1.5)
Nondeductible expenses	684	0.4	541	1.0	363	0.1
Affiliate expenses	4,749	2.5	8,064	15.5	(24,989)	(5.5)
Interest maintenance reserve amortization	(867)	(0.5)	(12,280)	(23.5)	11,716	2.6
Change in nonadmitted assets	531	0.3	1,924	3.7	8,020	1.8
Reinsurance adjustment A-791	(32,081)	(16.8)	(378)	(0.7)	(189,495)	(41.8)
Unrealized gains ceded	(23,179)	(12.2)	(15,558)	(29.8)	11,025	2.4
Specific reserves in surplus	(7)	—	(2,689)	(5.2)	—	—
Prior period adjustments	13,593	7.1	(1,026)	(2.0)	(3,710)	0.8
Impact of tax rate change on cumulative unrealized gains	25,763	13.5	—	—	—	—
Tax rate change	(15,787)	(8.3)	—	—	—	—

Total effective income tax expense (benefit)	$31,931	16.7%	$(10,055)	(19.2)%	$(34,693)	(7.7)%

Current federal income tax benefit	$(1,342)	(0.7)%	$(39,530)	(75.8)%	$(61,294)	(13.5)%
Current federal income tax benefit—prior period adjustments	(2,794)	(1.5)	(2,395)	(4.6)	—	0.0
Change in net deferred income tax	36,067	18.9	31,870	61.2	26,601	5.8

Total effective income tax expense (benefit)	$31,931	16.7%	$(10,055)	(19.2)%	$(34,693)	(7.7)%

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

The Company has the following carryforwards at December 31, 2017:

Year Originated	Amount	Expiring
Operations Loss Deductions
2017	$84,616	2032
2016	116,927	2031
2013 2nd short period	16	2033

General Business Credits
2016	$8	2036
2015	6	2035
2014	2	2034
2013 2nd short period	1	2033

Foreign Tax Credit
2016	$64	2026
2015	96	2025
2014	273	2024

AMT Credit Carryforward
2015	$6,345	None

Charitable Contributions
2016	$7	2021
2015	5	2020
2014	15	2019
2013 2nd short period	2	2018

The Company has no income tax incurred in the current or prior years that will be available for recovery in the event of future losses.

The Company entered into a supplemental tax sharing agreement with Athene Re IV, whereby the Company is obligated to perform all of Athene Re IV’s tax sharing obligations and is entitled to accept all of Athene Re IV’s tax sharing benefits. Accordingly, any current taxes payable or receivable by Athene Re IV are reflected by the Company. During 2017, 2016 and 2015, under the provisions of this agreement, $519 and $4,295 of tax expense was transferred from and $3,156 of tax benefit was transferred to the Company, respectively.

In accordance with SSAP No. 101, the Company follows SSAP No. 5R to utilize a “more likely than not (likelihood of more than fifty percent)” approach to compute its liability for tax contingencies. No liability for tax contingencies has been recorded as the Company does not have any material items requiring establishment of a loss contingency reserve or disclosure under SSAP No. 5R. Interest and penalties associated with recognized tax contingencies would be recognized within the income tax expense line in the statements of operations. Accrued interest and penalties would be included in the related tax liability line in the balance sheets.

Federal income tax of $18,612, $92,026 and $86,843 is due from the Company’s parent at December 31, 2017, 2016 and 2015, respectively, pursuant to the Tax Allocation Agreement.

There were no deposits reported as admitted assets under Section 6603 of the Internal Revenue Code as of December 31, 2017 or 2016.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

The Company is consolidated with the following entities for income tax filing purposes:

Athene Annuity & Life Assurance Company

Athene Annuity & Life Assurance Company of New York

Athene Life Insurance Company of New York

Structured Annuity Reinsurance Company

Athene Re USA IV, Inc.

The Company files tax returns in U.S. federal and various state jurisdictions. The Company was under continuous audit by the IRS as a member of the AUSA consolidated tax group, and is audited periodically by state taxing authorities. The IRS has completed audits of the AUSA consolidated group through the tax period ended December 31, 2012. The Company protested certain unfavorable adjustments related to tax years 2008 through 2012. The Company does not believe any tax payments resulting from these examinations would materially impact the Company’s effective tax rate or net income. Additionally, pursuant to the Company’s tax allocation agreement, the burden of any additional tax would be borne by AUSA. The IRS is currently examining the AUSA consolidated group for the Company’s tax period ending October 2, 2013. Pursuant to the Company’s tax allocation agreement, AUSA would be liable for the payment of any liabilities incurred as a result of this audit. The Company is a member of the AADE consolidated group for all tax periods beginning after October 2, 2013. The IRS is currently examining the AADE consolidated group for the period ending December 31, 2015. The Company is no longer subject to state tax examinations by tax authorities for years before 2014. The Company is currently under exam by Pennsylvania taxing authority for the period ending December 31, 2014. The Company does not believe any tax payments resulting from this examination would materially impact the Company’s effective tax rate or net income.

State Transferable and Non-transferable Tax Credits

Carrying value of transferable and non-transferable state tax credits gross of any related tax liabilities and total unused transferable and non-transferable state tax credits by state and in total are as follows:

Description of State Transferable and Non-transferable Tax Credits	State	Carrying Value	Unused Amount
Enhanced Capital Alabama Fund II, Series 2008	AL	$60	$219
Enhanced Capital Connecticut Fund I, LLC	CT	604	282
Guaranty Fund Assessment Credits	Various	43	43

Total		$707	$544

The Company estimated the utilization of the remaining transferable and non-transferable state tax credits by projecting future premium taking into account policy growth and rate changes, projecting future tax liability based on projected premium, tax rates and tax credits, and comparing projected future tax liability to the availability of remaining transferable and non-transferable state tax credits.

The Company has no impairment losses and expects to fully realize all available state tax credits.

State tax credits admitted and nonadmitted are as follows:

	Total Admitted	Total Nonadmitted
Transferable	$664	$—
Non-transferable	43	—

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

11. Premiums Due and Deferred

Deferred and uncollected life insurance and accident and health premiums are summarized as follows:

	December 31, 2017			December 31, 2016
	Gross	Loading	Net	Gross	Loading	Net
Ordinary new business	$—	$—	$—	$—	$—	$—
Ordinary renewal	7,547	(1,315)	8,862	8,165	(821)	8,986
Accident and health	2	—	2	5	—	5

Total	$7,549	$(1,315)	$8,864	$8,170	$(821)	$8,991

12. Employee Benefit Plans

Defined Benefit Pension and Post-Retirement Plans

The Company previously participated in a qualified, noncontributory defined benefit pension plan that was merged with a plan sponsored by AUSA in 2008. The plan provided for benefits based upon years of service and the participant’s compensation. Plan benefits under the predecessor plans were frozen effective at various dates through December 31, 2007. The Company has no legal obligation for benefits under the plan. AUSA allocates a portion of its pension expense to the Company based on the Company’s relative cash and invested assets. This allocation amounted to $540 of expense and $9 of income in 2016 and 2015, respectively. The plan was terminated via liquidation as of December 31, 2016.

The Company previously had a post-retirement benefit plan that provided eligible participants and their dependents with certain medical and dental insurance benefits. The plan was unfunded and the benefits were generally based on a combination of age and years of service at retirement. In 2006, the Company paid cash and transferred the liability for the post-retirement benefit plan to AUSA based on the statutory carrying value of the liability with no gain or loss recognized. The Company has no legal obligation for benefits under the plan. AUSA allocates a portion of its post-retirement benefit expense to the Company based on the Company’s relative cash and invested assets. The allocated expense amounted to $174, $239 and $290 in 2017, 2016 and 2015, respectively.

Defined Contribution Plan

The Company is allocated a portion of the costs related to a qualified defined contribution savings and retirement plan sponsored by AUSA. The plan is a qualified 401(k) plan covering officers and employees. The plan provides non-discretionary company matching contributions. Expenses allocated to the Company for AUSA’s contributions amounted to $3,873, $3,337, and $3,121 for 2017, 2016 and 2015, respectively.

Other Benefit Plans

The Company has nonqualified benefit, deferred compensation and bonus plans covering certain agents, directors and officers in addition to the defined benefit plans previously described. Accumulated benefits of these plans are primarily unfunded and are included in agent deferred compensation liabilities as of December 31, 2017, 2016 and 2015, amounting to $43,647, $44,338 and $40,721, respectively. The Company recognized total expenses during 2017, 2016 and 2015 for these plans of $883, $4,917 and $3,723, respectively. These plans were frozen as of December 31, 2016.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

13. Related-Party Transactions

The Company cedes a quota share of its annuity and funding agreement business to ALRe and 100% of the Closed Block liabilities to Athene Re IV. The Company cedes to STAR a 100% quota share of its benefits payable for all structured annuity contracts issued by the Company to Aviva London Assignment Corporation (an affiliated company prior to October 2, 2013). Refer to Note 7 for details on these reinsurance agreements.

The Company is party to an investment management agreement with Athene Asset Management, L.P. (AAM), under which AAM agrees to provide asset management services in exchange for management fees. AAM is a subsidiary of AGM. Pursuant to the agreement, the Company pays AAM 30 basis points per annum on the Company’s managed assets. The Company incurred expenses of $139,048, $124,354 and $123,032 in 2017, 2016 and 2015, respectively, under the agreement with AAM.

The Company is party to Shared Services and Cost Sharing Agreements with Athene Employee Services LLC (AES), AAM, AHL, AUSA, AADE and certain other affiliated companies pursuant to which each party thereto agreed to provide certain financial, legal and other services to the other parties. Under these agreements, the Company incurred expense of $222,953 and $208,402 during 2017 and 2016, respectively, and reduced expenses due to reimbursements of $41,299 during 2015.

Some employees of AES participate in one or more Share Award Agreements (the Agreements) sponsored by AHL for which the Company has no legal obligation. Salary expense of AES is partially allocated to the Company through the Shared Services Agreement. Under SSAP No. 104R, Share-Based Payments, the stock compensation expense associated with the Agreements that would have been allocated to the Company is required to be recorded as a capital contribution to the reporting entity. The Company has allocated the stock compensation expense associated with the Agreements based on the same methodology as the Shared Services Agreement. In accordance with SSAP No. 104R, the Company incurred expense and recorded a capital contribution under the Agreements totaling $17,646, $13,772 and $8,760 in 2017, 2016 and 2015, respectively, which includes amounts contributed by the Company to downstream insurance subsidiaries.

All intercompany balances shown as payable to or receivable from parent, subsidiaries and affiliates are settled within 45 days of their incurrence under the terms of the intercompany expense sharing agreements. These payables and receivables are presented on a net basis within the accompanying balance sheets when right of offset exists with a particular counterparty.

During 2017 and 2016, the Company contributed $204,346 and $172,365, respectively, to affiliated partnership investments and received distributions of $141,414 and $200,973, respectively, from affiliated partnership investments in the normal course of business.

During 2017 and 2016, the Company transferred $410,514 and $192,472, respectively, of bonds to ALRe in association with reinsurance settlements. These investments were included within bonds on the accompanying balance sheets. All transactions were based on the fair value of the assets at the transaction date.

During 2017 and 2016, the Company contributed capital in the form of cash of $100 and $150, respectively, to Athene Securities, LLC.

As of December 31, 2017 and 2016, the Company holds $822,979 and $729,695, respectively, of other invested assets representing holdings of affiliated partnership investments. The Company also had $153,497 and $163,944 of affiliated bond holdings and $108,505 and $111,745 of affiliated mortgage loans on real estate as of December 31, 2017 and 2016, respectively.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

There were no other related party transactions considered necessary for disclosure in 2017 or 2016 aside from the Promissory Note discussed in Note 9.

14. Separate Accounts

The Company maintains three separate account arrangements:

Separate Account – Funding Agreements: This separate account contains funding agreements issued to the FHLB. These funding agreements are secured by assets in the Company’s general account, which are not subject to claims that arise out of any other business of the Company. The funding agreements may not be accelerated by the holder unless there is a default under the agreement, but the Company may, in the case of the funding agreements issued to the FHLB, retire the funding agreement policies at any time. The liabilities of this separate account are carried at amortized cost.

ALAC Separate Account I: This separate account consists of individual variable annuities of a non-guaranteed return nature. Net investment experience is credited directly to the policyholder and can be positive or negative, as determined by the performance or fair value of the investments held. The separate account assets are legally insulated and are not subject to claims which may arise from any other business of the Company. These variable annuities generally provide an incidental death benefit of the greater of account value or premium paid. The assets and liabilities of these accounts are carried at fair value. No new variable annuity policies related to the ALAC Separate Account I are being issued.

As of December 31, 2017 and 2016, the Company’s ALAC Separate Account I statement included legally insulated assets of $35,443 and $35,644, respectively.

Group Annuity Commingled Separate Account: During 2017, the Company formed this separate account which supports annuities payable under group fixed annuity contracts issued to various employers, or trusts established by such employers, in respect of those employers’ pension plans. The group fixed annuity contracts obligate the Company’s general account to make annuity payments if the separate account is not able to do so. The separate account assets are legally insulated are not subject to claims which may arise from any other business of the Company. The assets and liabilities of this separate account are carried at amortized cost.

The Company’s Group Annuity Commingled Separate Account liabilities are guaranteed by the general account. No amount was held as a reserve for shortfall of separate account assets as of December 31, 2017. To compensate the general account for the risk taken, the separate account has paid risk charges of $1,906 as of December 31, 2017. The Company’s general account has not paid towards separate account guarantees as of December 31, 2017.

As of December 31, 2017, the Company’s Group Annuity Commingled Separate Account statement included legally insulated assets of $2,309,223.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Information regarding the separate accounts of the Company at December 31, 2017, 2016 and 2015 is as follows:

		Nonindexed	Nonindexed	Non-
		Guaranteed	Guaranteed	Guaranteed
		Less Than/	More	Separate
	Indexed	Equal to 4%	Than 4%	Accounts	Total
Premiums, considerations or deposits for year ended December 31, 2017	$306,400	$450,195	$—	$75	$756,670

Reserves at December 31, 2017
For accounts with assets at
Fair value	—	—	—	35,443	35,443
Amortized cost	306,400	2,226,822	231,200	—	2,764,422

Total reserves	306,400	2,226,822	231,200	35,443	2,799,865

By withdrawal characteristics
Subject to discretionary withdrawal At fair value	—	—	—	35,443	35,443
Not subject to discretionary withdrawal	306,400	2,226,822	231,200	—	2,764,422

Total reserves	$306,400	$2,226,822	$231,200	$35,443	2,799,865

Interest maintenance reserve					2,138
Other transfers to general account due or accrued					(671,374)
Other amounts payable on reinsurance					19,361
Other					50,485

Total separate account liabilities					$2,200,475

Net transfers to or (from) separate accounts	$—	$443,345	$—	$(6,337)	$437,008

		Nonindexed	Nonindexed	Non-
		Guaranteed	Guaranteed	Guaranteed
		Less Than/	More	Separate
	Indexed	Equal to 4%	Than 4%	Accounts	Total
Premiums, considerations or deposits for year ended December 31, 2016	$—	$—	$—	$122	$122

Reserves at December 31, 2016
For accounts with assets at
Fair value	—	—	—	35,643	35,643
Amortized cost	218,000	—	381,200	—	599,200

Total reserves	218,000	—	381,200	35,643	634,843

By withdrawal characteristics
Subject to discretionary withdrawal At fair value	—	—	—	35,643	35,643
Not subject to discretionary withdrawal	218,000	—	381,200	—	599,200

Total reserves	$218,000	$—	$381,200	$35,643	634,843

Interest maintenance reserve					3,437
Other transfers to general account due or accrued					(738,264)
Other amounts payable on reinsurance					—
Other					279

Total separate account liabilities					$(99,705)

Net transfers to or (from) separate accounts	$—	$—	$—	$(4,061)	$(4,061)

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

		Nonindexed	Nonindexed	Non-
		Guaranteed	Guaranteed	Guaranteed
		Less Than/	More	Separate
	Indexed	Equal to 4%	Than 4%	Accounts	Total
Premiums, considerations or deposits for year ended December 31, 2015	$—	$—	$—	$279	$279

Reserves at December 31, 2015
For accounts with assets at
Fair value	—	—	—	37,754	37,754
Amortized cost	290,100	25,000	640,600	—	955,700

Total reserves	290,100	25,000	640,600	37,754	993,454

By withdrawal characteristics
Subject to discretionary withdrawal At fair value	—	—	—	37,754	37,754
Not subject to discretionary withdrawal	290,100	25,000	640,600	—	955,700

Total reserves	$290,100	$25,000	$640,600	$37,754	993,454

Interest maintenance reserve					5,911
Other transfers to general account due or accrued					(1,088,816)
Other amounts payable on reinsurance					—
Other					144

Total separate account liabilities					$(89,307)

Net transfers to or (from) separate accounts	$—	$—	$—	$(7,330)	$(7,330)

A reconciliation of combined net transfers to or (from) separate accounts is as follows:

	2017	2016	2015
Transfers to separate accounts	$449,932	$122	$279
Transfers from separate accounts	(12,924)	(4,183)	(7,609)

Net transfers to or (from) separate accounts	437,008	(4,061)	(7,330)
Premium market adjustment	(1,315)	—	—

Transfer from separate account, net, as reported in the Statements of Operations	$435,693	$(4,061)	$(7,330)

15. Commitments and Contingencies

The Company has unfunded commitments in certain investments totaling $858,432 and $515,492 at December 31, 2017 and 2016, respectively.

On June 12, 2015, a putative class action complaint was filed in the United States District Court for the Northern District of California, captioned Rachel Silva and Don Hudson, on behalf of Themselves and All Others Similarly Situated v. Aviva PLC, Athene Annuity and Life Company f/k/a Aviva Life and Annuity Company, Athene USA Corporation f/k/a Aviva USA Corporation, AHL, AAM, AGM. The complaint, which was

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

analogous to complaints recently filed against other large insurance companies, primarily alleged that captive reinsurance and other transactions had the effect of misrepresenting the financial condition of the Company. The suit asserted claims of violation of the Racketeer Influenced and Corrupt Organizations Act and sought compensatory damages, trebled, in an amount to be determined. Defendants’ motion to transfer the case to the United States District Court for the Southern District of Iowa was granted on March 29, 2016. On May 24, 2016, plaintiff filed an amended complaint removing plaintiff Silva and defendant Aviva plc from the litigation. Defendants filed a motion to dismiss the amended complaint on November 14, 2016, the Court stayed consideration of the motion to dismiss pending a ruling from the Eighth Circuit in Ludwick v. Harbinger Grp., Inc., a case involving similar claims against another insurance company. No. 16-1561 (8th Cir.). On April 13, 2017, the Eighth Circuit affirmed the district court’s dismissal of that lawsuit. On May 11, 2017, the United States District Court for the Southern District of Iowa dismissed the putative class action complaint filed against the Company. Plaintiff did not appeal the district court’s decision and this matter is concluded.

On July 27, 2015, John Griffiths, on behalf of himself and others similarly situated, filed a putative class action complaint in the United States District Court for the District of Massachusetts. An amended complaint was filed on December 18, 2015. The complaint asserts claims against AHL, the Company and Athene London Assignment Corporation (Athene London), in addition to an Aviva defendant. AHL is a named defendant due to its purchase of Aviva USA, and the Company and Athene London are named as successors to Aviva Life Insurance Company and Aviva London Assignment Corporation, respectively. The complaint alleges a putative class of all persons who are the beneficial owners of assets which were used to purchase structured settlement annuities that Aviva Life Insurance Company, Aviva London Assignment Corporation, and Aviva International Insurance Limited (collectively, the Aviva Entities) or their predecessors, as applicable, delivered to purchasers on or after April 1, 2003 that were backed by a capital maintenance agreement issued by Aviva International Insurance Limited or its predecessor (the CMA). The complaint alleges that the Aviva Entities sold structured settlement annuities to the public on the basis that such products were backed by the CMA, which was alleged to be a source of great financial strength. The complaint further alleges that the Aviva Entities used the CMA to enhance the sales volume and raise the price of the annuities. The complaint claims that, as a result of Aviva USA’s sale to AHL, the CMA terminated. According to the complaint, no notice of this termination was provided to the owners of the structured settlement annuities. The complaint alleges that the termination of the CMA gave rise to claims for breach of contract, breach of fiduciary duty, promissory estoppel, and unjust enrichment. AHL and plaintiff agreed to a term sheet settlement on a class wide basis in late 2017. Terms of the settlement, which is subject to court approval, include: (1) AHL entering into a capital maintenance agreement with Athene London requiring AHL to provide capital to Athene London upon a missed structured settlement payment that is not timely cured and (2) AHL paying a monetary amount that is immaterial to AHL.

The Company’s indirect subsidiary, ALICNY, has experienced increased service and administration complaints related to the conversion and administration of the block of life insurance business reinsured to First Allmerica Financial Life Insurance Company (FAFLIC) or otherwise administered by FAFLIC on behalf of ALICNY. On April 5, 2017, ALICNY received notification from the New York Department of Financial Services (NYDFS) that it planned to undertake a market conduct examination of ALICNY for the period of January 1, 2012 through March 31, 2017, relating to the treatment of policyholders subject to the conversion of the block of life insurance to FAFLIC. On November 15, 2017, ALICNY received notification from the NYDFS that its examination had resulted in the identification of a significant number of asserted violations of New York insurance law associated with the life block, with a significant number of such violations not subject to dispute by FAFLIC or ALICNY. On January 30, 2018, ALICNY received a draft report of the Market Conduct Examination from the NYDFS that identified in more detail the violations asserted in the November 15, 2017 letter as well as certain other lesser violations. ALICNY is nearing a resolution of the New York Department market conduct examination, but there

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

are no assurances that a definitive agreement will be finalized and executed by the parties. ALICNY currently expects the resolution will not have a material impact on its capital and surplus. To the extent ALICNY is unable to reach an agreement with the New York Department, it is possible that ALICNY may incur fines or penalties which could have a material adverse effect on the Company’s capital and surplus through its carrying value of subsidiaries. In addition to the foregoing, ALICNY has received inquiries, and expects to continue to receive inquiries, from other regulatory authorities regarding the conversion matter. It is possible that other jurisdictions may pursue similar formal examinations, inquiries or enforcement proceedings and that any examinations, inquires or and/or enforcement proceedings may result in fines, administrative penalties and payments to policyholders. Other than described above, the Company is not currently able to estimate the amount of any such fines, penalties or payments arising from these matters with reasonable certainty, but it is possible that such amounts may be material and may impact the Company’s capital and surplus through its carrying value of subsidiaries.

In 2000 and 2001, two insurance companies which were subsequently merged into the Company purchased from American General Life Insurance Company (American General) broad based variable corporate-owned life insurance (COLI) policies that, as of December 31, 2017, had an asset value of $349,472. In January 2012, the COLI policy administrator delivered to the Company a supplement to the existing COLI policies and advised that American General and ZC Resource Investment Trust (ZC Trust) had unilaterally implemented changes set forth in the supplement that if effective, would: (1) potentially negatively impact the crediting rate for the policies and (2) change the exit and surrender protocols set forth in the policies. In March 2013, the Company filed suit against American General, ZC Trust, and ZC Resource LLC in Chancery Court in Delaware, seeking, among other relief, a declaration that the changes set forth in the supplement were ineffectual and in breach of the parties’ agreement. The parties filed cross motions for judgment as a matter of law, and the court granted defendants’ motion and dismissed without prejudice on ripeness grounds. The issue that negatively impacts the crediting rate for one of the COLI policies has been triggered and the Company refiled its complaint against American General, ZC Trust, and ZC Resource LLC in Chancery Court in Delaware on April 3, 2018. If the supplement is ultimately deemed to be effective, the purported changes to the policies could impair the Company’s ability to access the value of guarantees associated with the policies. The value of the guarantees included within the asset value reflected above is $163,937 as of December 31, 2017.

On April 6, 2016, the U.S. Department of Labor (DOL) issued the fiduciary rule which imposes upon third parties who sell annuities within Employee Retirement Income Security Act of 1974 (as amended, ERISA) plans or to individual retirement account (IRA) holders a fiduciary duty to retirement investors. The DOL delayed the applicability date of the fiduciary rule to June 9, 2017 and the full compliance date to July 1, 2019. On March 15, 2018, the U.S. Court of Appeals for the Fifth Circuit issued an opinion vacating, in their entirety, the DOL fiduciary rule and its associated package of new and amended prohibited transaction exemptions. The Fifth Circuit ruling, which is scheduled to take effect on May 7, 2018 absent any petition for rehearing or motion to stay by the DOL, will end the rule. The Company will continue to abide by the fiduciary rule until the Fifth Circuit’s ruling becomes effective.

In addition to the cases previously discussed, the Company is routinely involved in litigation and other proceedings, reinsurance claims and regulatory proceedings arising in the ordinary course of its business. At present, no contingencies related to pending litigation and regulatory matters are considered material in relation to the financial position of the Company.

Estimates of possible losses or ranges of losses for particular matters cannot, in the ordinary course, be made with a reasonable degree of certainty. It is possible that the Company’s results of operations or cash flow in a particular quarterly or annual period could be materially adversely affected by an ultimate unfavorable resolution of pending litigation and regulatory matters.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

16. Capital and Surplus

The Company is subject to limitations, imposed by the State of Iowa, on the payment of dividends to its stockholder. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the greater of (1) ten percent of the Company’s paid-in and unassigned surplus as of the preceding December 31, or (2) the Company’s net gain from operations before net realized capital gains on investments for the preceding year. This limitation equates to $226,229, $0 and $0 as of December 31, 2017, 2016 and 2015, respectively. However, the Company has agreed with the Iowa Insurance Commissioner that it will not pay a dividend prior to August 2018 without the approval of the Commissioner, pursuant to the Iowa Insurance Commissioner’s order approving AHL’s acquisition of the Company. The Company did not declare or pay dividends during the years ended 2017, 2016 and 2015.

In connection with the acquisition of AUSA during 2013, AHL entered into a Net Worth Maintenance Agreement to provide capital support to the Company such that AHL is obligated to maintain the Company’s capital and surplus in an amount sufficient to maintain the Company’s Total Adjusted Capital to be at least 200% of Company Action Level Risk Based Capital (RBC). The agreement also provides that the Company will not pay any dividends if such dividends would cause the Company Action Level RBC ratio to fall below 200%.

Life insurance companies are subject to certain RBC requirements as specified by the NAIC. Under those requirements, the amount is to be determined based on the various risk factors related to the Company. At December 31, 2017 and 2016, the Company exceeds all control levels of the RBC requirements.

During 2017 and 2016, the Company received non-cash capital contributions of $17,646 and $13,772, respectively, from its parent relating to stock compensation expense as discussed previously in Note 13.

As discussed in Note 2, during 2017, the Company recorded a surplus reset under SSAP No. 72 in the amount of $1,502,316, resulting in a reclassification between unassigned surplus and paid-in surplus.

17. Subsequent Events

The Company has evaluated subsequent events through May 1, 2018, the date that these financial statements were available to be issued. Based on this evaluation, no events have occurred subsequent to December 31, 2017 that require disclosure or adjustment to the financial statements at that date or for the period then ended other than those discussed below.

During 2018, ALRe formed a subsidiary Bermuda reinsurer, Athene Annuity Re Ltd. (AARe) which has been licensed with the Bermuda Monetary Authority. During 2018, pursuant to a Contribution Agreement, AHL contributed AUSA and its subsidiaries to AHL’s wholly owned subsidiary ALRe.

Effective January 1, 2018, the Company entered into a coinsurance agreement with AADE to cede 50% of all retail annuity business issued by the Company on or after January 1, 2018. This treaty is applied prior to any further cession of this business under other treaties.

Effective January 1, 2018, the Company recaptured a modified coinsurance reinsurance agreement originally entered into with ALRe on April 1, 2017. This agreement ceded 80% of the pension risk transfer business issued on or after April 1, 2017. The Company subsequently entered into a modified coinsurance agreement with AARe effective January 1, 2018 to cede the same 80% quota share of the pension risk transfer business. The modified coinsurance reserves that were recaptured from ALRe and ceded to AARe were $1,781,457 as of January 1, 2018.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

Effective January 1, 2018, the Company recaptured a modified coinsurance reinsurance agreement originally entered into with ALRe on October 1, 2013. The agreement ceded 80% of all fixed spread annuity and fixed spread life insurance business inforce as of October 1, 2013. The Company subsequently entered into a modified coinsurance agreement with AARe effective January 1, 2018 to cede the same 80% quota share of this business. The modified coinsurance reserves that were recaptured from ALRe and ceded to AARe were $810,160 as of January 1, 2018.

Effective January 1, 2018, the Company partially recaptured a modified coinsurance reinsurance agreement originally entered into with ALRe on October 1, 2013. The agreement ceded 100% of all inforce and future funding agreements in both the general and the separate accounts and 80% of all inforce (as of October 1, 2013) and future annuity business which is not covered by the fixed spread treaty. The annuity business was recaptured, and the funding agreements remain ceded to ALRe. The Company subsequently entered into a modified coinsurance agreement with AARe effective January 1, 2018 to cede the same 80% quota share of the inforce and future annuity business, after the impacts of all other reinsurance agreements are applied. The modified coinsurance reserves that were recaptured from ALRe and ceded to AARe were $34,100,557 as of January 1, 2018.

During April 2018, the Company borrowed $183,000 from the FHLB through their variable rate short-term federal funds program. The borrowing matures on August 24, 2018 and carries an interest rate of 2.16%, with interest due at maturity. Additionally, the FHLB requires the borrower purchase member stock and post sufficient collateral to secure the borrowing. To satisfy these requirements, the Company purchased an additional $7,320 of FHLB stock; however, the Company was not required to post additional collateral.

Athene Annuity and Life Company

Notes to Financial Statements – Statutory-Basis

December 31, 2017, 2016 and 2015

(Dollars in thousands)

18. Reconciliation to the Statutory Annual Statement

The following is a reconciliation of amounts previously reported to state regulatory authorities in the 2017, 2016 and 2015 Annual Statements to those reported in the accompanying financial statements:

	December 31,
	2017	2016	2015
Admitted assets as reported in the Company’s Annual Statement	$54,933,284	$47,984,664	$44,053,155
Overstatement of Common stocks—affiliated entities	—	(17,830)	(11,400)
Overstatement of Reinsurance receivable	—	—	(22,693)
Understatement of Net deferred income tax asset	—	—	8,619
Overstatement of Net deferred income tax asset	—	—	(15,240)

Admitted assets as reported in the accompanying financial statements	$54,933,284	$47,966,834	$44,012,441

Liabilities as reported in the Company’s Annual Statement	$53,769,075	$46,871,325	$42,944,223
Understatement of Reinsurance payable	—	—	1,933

Liabilities as reported in the accompanying financial statements	$53,769,075	$46,871,325	$42,946,156

Capital and surplus as reported in the Company’s Annual Statement	$1,164,209	$1,113,339	$1,108,932
Understatement of Unassigned deficit	—	(17,830)	(42,647)

Capital and surplus as reported in the accompanying financial statements	$1,164,209	$1,095,509	$1,066,285

Net income as reported in the Company’s Annual Statement	$239,331	$99,627	$596,766
Overstatement of Commissions and expense allowances on reinsurance ceded	(26,517)	—	(10,310)
Understatement of Federal income tax benefit	—	8,619	—

Net income as reported in the accompanying financial statements	$212,814	$108,246	$586,456

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows (except for the Securities and Exchange Commission Filing Fee, all amounts shown are estimates):

Securities and Exchange Commission Registration Fees	$	[124.50	]
Printing and engraving	$	[3,500.00	]
Accounting fees and expenses	$	[250,000.00	]
Legal fees and expenses	$	[250,000.00	]

Total Expenses (approximate)	$	[503,624.50	]

Item 14.	Indemnification

Section 490.202 of the Iowa Business Corporation Act (the “IBCA” or the “Act”), provides that a corporation’s articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or failure to take action, as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled, (2) an intentional infliction of harm on the Company or the shareholders, (3) a violation of Section 490.833 of the IBCA or (4) an intentional violation of criminal law.

Further, Section 490.851 of the IBCA provides that a corporation may indemnify its directors who may be party to a proceeding against liability incurred in the proceeding by reason of such person serving in the capacity of director, if such person has acted in good faith and in a manner reasonably believed by the individual to be in the best interests of the corporation, if the director was acting in an official capacity, and in all other cases that the individual’s conduct was at least not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual’s conduct was unlawful or the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. The indemnity provisions under Section 490.851 do not apply (i) in the case of actions brought by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth above or (ii) in connection with any proceedings with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director’s official capacity.

In addition, Section 490.852 of the IBCA provides mandatory indemnification of reasonable expenses incurred by a director who is wholly successful in defending any action in which the director was a party because the director is or was a director of the corporation. A director who is a party to a proceeding because the person is a director may also apply for court-ordered indemnification and advance of expenses under Section 490.854 of the IBCA. Article XI.1 of the Bylaws of the Company provides for indemnification of Company directors, officers, employees, and agents against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement or other disposition actually and reasonably incurred.

Section 490.853 of the IBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because such person is a director if the director delivers the following to the corporation: (1) a written affirmation that the director has met the standard of conduct described above or that the proceeding involved conduct for which liability has been eliminated under the corporation’s articles of incorporation and (2) the director’s written undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification under Section 490.852 of the IBCA and it is ultimately determined that the director has not met the standard of conduct described above. Article XI.4 of the Bylaws of the Company provides for advancement of expenses actually incurred in advance of the final disposition of a proceeding within twenty calendar days after the receipt of the Company of a statement from the indemnified party requesting such advance and reasonably evidencing the expenses incurred.

Under Section 490.856 of the IBCA, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because such person is an officer, to the same extent as a director. In addition, if the person is an officer but not a director, further indemnification may be provided by the corporation’s articles of incorporation or bylaws, a resolution of the board of directors or by contract, except liability for (1) a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding and (2) conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the corporation or the shareholders or an intentional violation of criminal law. Such indemnification is also available to an officer who is also a director if the basis on which the officer is made a party to a proceeding is an act taken or a failure to take action solely as an officer. Article XI of the Bylaws of the Company apply equally to directors and officers of the Company as well as to employees and agents of the Company.

As permitted by the Iowa state law:

Article X of the Amended and Restated Articles of Incorporation of Athene Annuity and Life Company provides that

“A director of the Company shall not be personally liable to the Company or its shareholder for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitles; (2) an intentional infliction of harm on the Company or the shareholders; (3) a violation of Section 833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. If the Iowa Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the fullest extend permitted by law. Any repeal or modification of this Article by the shareholders of the Company shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the Company with respect to any state of facts existing at or prior to the time of such repeal or modification.”

The Amended and Restated Bylaws of Athene Annuity and Life Company (effective March 3, 2014) provide:

In Article XI.1 that “To the fullest extent permitted by applicable law as then in effect, the Corporation (a) shall indemnify any person (the Indemnitee”) who is or was involved in any manner (including without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or complication investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a Proceeding)by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer employee, agent, trustee, plan administrator or plan fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including without limitation, any employee benefit plan), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement or other disposition actually and reasonably incurred by the Indemnitee in connection with such Proceeding, and (b) shall indemnify each Indemnitee against all expenses (including attorneys’ fees actually and reasonably incurred by the Indemnitee in seeking to enforce its rights under this Article XI (by means of legal action or otherwise). Absent a court order to indemnify, the Corporation’s obligation for indemnification stated above is contingent upon satisfaction by the Indemnitee of the applicable indemnification standards required by the Act;” and

In Article XI.4 “In furtherance and not in limitation of the foregoing provisions, all expenses (including attorneys’ fees) actually incurred by or on behalf of an Indemnitee in advance of the final disposition of a Proceeding shall be advanced to the Indemnitee by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee. The Corporation’s obligation to pay expenses pursuant to this Section shall be contingent upon the Indemnitee providing any undertaking required by the Act.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities.

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

1	Underwriting Agreement will be filed by subsequent pre-effective amendment.
2	Not applicable.
3.1	Amended and Restated Articles of Incorporation of Athene Annuity and Life Company.*
3.2	Amended and Restated By-laws of Athene Annuity and Life Company (effective March 3, 2014).*
4.1	Form of Contract of Single Purchase Payment Index-Linked Deferred Annuity Contract.*
4.2	Form of Application for Athene Amplify® Single Purchase Payment Index-Linked Deferred Annuity Contract.*
5	Not applicable.
6	Not applicable.
7	Not applicable.
8	Not applicable.
9	Not applicable.
10.1.1	Shared Services and Cost Sharing Agreement to be filed by subsequent pre-effective amendment
11	Not applicable.
12	Not applicable.
13	Not applicable.
14	Not applicable.
15	Not applicable.
16	Not applicable.
17	Not applicable.
18	Not applicable.

19	Not applicable.
20	Not applicable.
21.1	Subsidiaries of Registrant (filed herewith).
22	Not applicable.
23.1	Consent of Eversheds Sutherland (US) LLP will be filed by subsequent pre-effective amendment.
23.2	Consent of PriceWaterhouseCoopers LLP regarding Athene Annuity & Life Company financial statements (filed herewith).
24	Powers of Attorney for Directors.*
25	Not applicable.
26	Not applicable.

*	Previously filed.

(b)	Financial Statement Schedules are included in Part I of this registration statement.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from low or high end estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing materials or information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser..

(6) In so far as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on the 10th day of October, 2018.

Athene Annuity and Life Company (Registrant)

By:	/s/ Grant Kvalheim

Grant Kvalheim President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ * James R. Belardi*	Chief Executive Officer and Director	October 10, 2018

/s/ Grant Kvalheim Grant Kvalheim	President and Director	October 10, 2018

/s/ Erin C. Kuhl Erin C. Kuhl	Vice President, Controller and Treasurer	October 10, 2018

/s/ * Martin P. Klein*	Director	October 10, 2018

/s/ Christopher R. Welp Christopher R. Welp	Executive Vice President, Insurance Operations and Director	October 10, 2018

/s/ * Frank Sabatini*	Director	October 10, 2018

/s/ * Hope Taitz*	Director	October 10, 2018

/s/ * Larry Ruisi*	Director	October 10, 2018

/s/ Blaine Doerrfeld Blaine Doerrfeld	*Attorney-in-Fact pursuant to Power of Attorney	October 10, 2018